     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998.

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         ATC COMMUNICATIONS GROUP, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                             7389                         75-2050538
  (State or other jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
  incorporation or organization)      Classification Code Number)        Identification Number)

                        5950 BERKSHIRE LANE; SUITE 1650
                              DALLAS, TEXAS 75225
                                 (214) 361-9870
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL G. SANTRY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        5950 BERKSHIRE LANE; SUITE 1650
                              DALLAS, TEXAS 75225
                                 (214)361-9870

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         Kenneth G. Hawari                    Robert A. Miller, Jr.
       Hughes & Luce, L.L.P.          Paul, Hastings, Janofsky & Walker LLP
   1717 Main Street; Suite 2800        555 South Flower Street; 23rd Floor
        Dallas, Texas 75201               Los Angeles, California 90071
          (214) 939-5500                          (213) 683-6000

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value per share          33,500,000 (1)        $9.90 (2)        $30,573,000 (2)        $9,020 (3)

(1) This Registration Statement covers the number of shares of the Registrant's common stock, $.01 par value per share (the "ATC Common Stock"), issuable upon consummation of the Merger (as defined herein), as well as the Additional Shares (as defined herein) and shares issuable upon the exercise of certain outstanding warrants. Neither the average price nor the number of shares of ATC Common Stock to be issued in the Merger will affect the determination of the Proposed Maximum Aggregate Offering Price pursuant to Rule 457(f)(2).

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the book value of the securities to be received by the Registrant in the Merger pursuant to Rule 457(f)(2).

(3) $6,115 of the Registration Fee was previously paid by the Registrant in connection with the filing of its Preliminary Joint Proxy Statement / Prospectus on Schedule 14A on May 8, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         ATC COMMUNICATIONS GROUP, INC.
                        5950 BERKSHIRE LANE, SUITE 1650
                              DALLAS, TEXAS 75225

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, JUNE 30, 1998

                            ------------------------

To the Stockholders of ATC Communications Group, Inc.:

    The Annual Meeting of Stockholders (together with any adjournments, the "ATC ANNUAL MEETING") of ATC Communications Group, Inc. ("ATC") will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, on Tuesday, June 30, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal to approve and adopt the merger (the "MERGER") of ATC Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of ATC ("SUB"), with and into IQI, Inc., a New York corporation ("IQI"), pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger dated as of April 7, 1998 (the "MERGER AGREEMENT") by and among ATC, Sub and IQI, which will result in IQI becoming a wholly-owned subsidiary of ATC. As a result of the Merger, stockholders of IQI will have the right to receive 9.7513 shares of ATC common stock, $.01 par value per share ("ATC COMMON STOCK"), for each share of IQI common stock, $.001 par value per share, issued and outstanding at the Effective Time;

    2. To approve an amendment to the ATC Amended and Restated Certificate of Incorporation (the "ATC CHARTER") to increase the number of authorized shares of ATC Common Stock from 27,500,000 to 100,000,000;

    3. To approve an amendment to the ATC Charter changing the name of the company from ATC Communications Group, Inc. to "AEGIS COMMUNICATIONS GROUP, INC.," which amendment will become effective only upon consummation of the Merger;

    4. To approve an amendment to the ATC Charter classifying the board of directors into three classes of four directors each, which amendment will become effective only upon consummation of the Merger;

    5. To elect a board of directors to serve until each of their respective successors shall have been duly elected and qualified;

    6.  To approve the ATC 1998 Stock Option Plan;

    7. To ratify the selection of Price Waterhouse, LLP to serve as ATC's independent auditors for the 1998 fiscal year; and

    8. To transact such other business as may properly come before the ATC Annual Meeting.

    The terms of the Merger Agreement and the Merger and the ATC Common Stock to be issued to stockholders of IQI in connection with the Merger are described in detail in the accompanying Joint Proxy Statement/Prospectus.

    The Board of Directors of ATC has fixed the close of business on May 28, 1998 as the record date (the "ATC RECORD DATE") for the determination of stockholders of ATC entitled to notice of, and to vote at, the ATC Annual Meeting. Only stockholders of record at the close of business on the ATC Record Date are entitled to notice of, and to vote at, the ATC Annual Meeting. A holder of shares of ATC Common Stock is entitled to one vote, in person or by proxy, for each share of ATC Common Stock on all matters properly brought before the ATC Annual Meeting.

    ALL HOLDERS OF ATC COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ATC ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                                  /s/ Jerry L. Sims, Jr.

                                          --------------------------------------
                                                   Jerry L. Sims, Jr.,
                                                        SECRETARY

June 1, 1998

                                   IQI, INC.
                       1645 NORTH VINE STREET, 7TH FLOOR
                         LOS ANGELES, CALIFORNIA 90028

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1998

                            ------------------------

To the Stockholders of IQI, Inc.:

    Notice is hereby given that a Special Meeting of stockholders (together with any adjournments, the "IQI SPECIAL MEETING") of IQI, Inc. ("IQI") will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, on June 30, 1998, at 10:30 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal to approve and adopt the merger (the "MERGER") of ATC Merger Sub, Inc. ("SUB"), a New York corporation and wholly-owned subsidiary of ATC Communications Group, Inc., a Delaware corporation ("ATC"), with and into IQI, pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger dated as of April 7, 1998 (the "MERGER AGREEMENT") by and among IQI, ATC and Sub, which will result in IQI becoming a wholly-owned subsidiary of ATC. As a result of the Merger, stockholders of IQI will have the right to receive
       9.7513 shares of ATC common stock, $.01 par value per share ("ATC COMMON STOCK"), for each share of IQI common stock, $.001 par value per share, issued and outstanding at the Effective Time of the Merger; and

    2. To transact such other business as may properly come before the IQI Special Meeting.

    The terms of the Merger Agreement and the Merger and the ATC Common Stock to be issued to stockholders of IQI in connection with the Merger are described in detail in the accompanying Joint Proxy Statement/Prospectus.

    THE APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER BY THE SHAREHOLDERS OF IQI SHALL CONSTITUTE APPROVAL OF THE ESCROW AGREEMENT BY AND AMONG ATC, THE REPRESENTATIVE (AS DEFINED THEREIN) AND THE ESCROW AGENT (AS DEFINED THEREIN), AND ALL OF THE ARRANGEMENTS RELATING THERETO, INCLUDING WITHOUT LIMITATION THE PLACEMENT OF THE ESCROW SHARES (AS DEFINED IN THE MERGER AGREEMENT) IN ESCROW AND THE APPOINTMENT OF THE REPRESENTATIVE.

    The Board of Directors of IQI has fixed the close of business on May 15, 1998 as the record date (the "RECORD DATE") for the determination of stockholders of IQI entitled to notice of, and to vote at, the IQI Special Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the IQI Special Meeting. A holder of shares of IQI Common Stock is entitled to one vote, in person or by proxy, for each share of IQI Common Stock on all matters properly brought before the IQI Special Meeting.

    ALL HOLDERS OF IQI COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE IQI SPECIAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE, AND RETURN PROMPTLY THE PROXY ENCLOSED WITH THIS NOTICE.

    You are cordially invited and encouraged to attend the meeting in person.

                                          By Order of the Board of Directors

                                                    /s/ Eric A. Croson

                                          --------------------------------------
                                                     Eric A. Croson,
                                                        SECRETARY

June 1, 1998

                        JOINT PROXY STATEMENT/PROSPECTUS

    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors (the "ATC BOARD") of ATC Communications Group, Inc. ("ATC") for use at the ATC Annual Meeting of Stockholders (together with any adjournments, the "ATC ANNUAL MEETING"), to be held on Tuesday, June 30, 1998, at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, at 10:00 a.m., local time, or any adjournments or postponements thereof. At the ATC Annual Meeting, ATC stockholders will consider and vote upon the following proposals:
(1) to approve the proposed merger (the "MERGER") of ATC Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of ATC ("SUB"), with and into IQI, Inc., a New York corporation ("IQI"), pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated April 7, 1998, by and among ATC, Sub and IQI; (2) to approve an amendment to the ATC Charter to increase the number of authorized shares of ATC Common Stock from 27,500,000 to 100,000,000; (3) to approve an amendment to the ATC Charter changing the name of ATC to "AEGIS COMMUNICATIONS GROUP, INC.", which amendment shall become effective only upon consummation of the Merger; (4) to approve an amendment to the ATC Charter classifying the ATC Board into three classes of four directors each, which amendment shall become effective only upon consummation of the Merger; (5) to elect a board of directors to serve until each of their respective successors shall have been duly elected and qualified;
(6) to approve the ATC 1998 Stock Option Plan (the "1998 PLAN"); (7) to ratify the selection of Price Waterhouse LLP to serve as ATC's independent auditors for the 1998 fiscal year; and (8) to transact such other business as may properly come before the ATC Annual Meeting. See "The ATC Annual Meeting."

    This Joint Proxy Statement/Prospectus is also furnished in connection with the solicitation of proxies by the Board of Directors (the "IQI BOARD") of IQI for use at a Special Meeting of Stockholders of IQI (together with any adjournments, the "IQI SPECIAL MEETING") to be held on Tuesday, June 30, 1998 at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, at 10:30 a.m., local time, or any adjournments or postponements thereof. At the IQI Special Meeting, holders of IQI Common Stock will consider and vote upon the following proposals: (1) to approve the Merger; and (2) to transact such other business as may properly come before the IQI Special Meeting. See "The IQI Special Meeting."

    As a result of the Merger, IQI will become a wholly-owned subsidiary of ATC, and each outstanding share of IQI Common Stock will be converted into the right to receive 9.7513 shares (the "EXCHANGE RATIO") of ATC Common Stock. On May 27, 1998, the closing sale price of ATC Common Stock on The NASDAQ Stock Market, National Market System ("NASDAQ") was $2 1/8 per share. IQI Common Stock is not registered with the Securities and Exchange Commission (the "COMMISSION") nor is it listed with any exchange. Subject to stockholder approvals, the closing of the Merger will occur promptly after the satisfaction of the conditions precedent contained in the Merger Agreement, but in no event later than July 31, 1998, unless otherwise agreed by ATC and IQI. See "The Merger Agreement."

    In connection with the proposed Merger, one of IQI's major stockholders, Thayer Equity Investors III, L.P. ("THAYER"), issued a commitment letter to ATC (the "THAYER COMMITMENT LETTER") pursuant to which Thayer has provided ATC with a guaranty of $2.0 million in additional indebtedness incurred under ATC's Credit Agreement with Bank One Texas, N.A. In consideration of such commitment, ATC issued Thayer for the purchase price of $110,000 warrants to purchase up to
1.1 million shares of ATC Common Stock at an exercise price per share of $1.96 (110% of the average of the high and low prices of ATC Common Stock on April 7, 1998, the day before the announcement of the proposed Merger). ATC may redeem, or Thayer may put, the warrants for $110,000 if the Merger is not consummated for any reason. In addition, ATC granted Thayer a warrant at an exercise price of $2.00 per share that entitles Thayer to acquire a number of shares of ATC Common Stock equal to the amount drawn on the guaranty divided by $2.00. Alternatively, Thayer may make an election to convert the amount of any funded indebtedness into ATC Common Stock at a conversion rate of $2.00 per share. See "Other Transactions Related to the Merger--Thayer Commitment Letter."

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of ATC that is part of the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of ATC filed with the Commission with respect to the issuance of up to approximately 33,500,000 shares of ATC Common Stock to be issued or issuable pursuant to the Merger. All information contained herein with respect to ATC has been furnished by ATC, and all information contained herein with respect to IQI has been furnished by IQI.

    SEE "RISK FACTORS" BEGINNING ON PAGE 35 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF ATC WITH RESPECT TO THE MERGER AND BY THE STOCKHOLDERS OF IQI WITH RESPECT TO THE MERGER AND AN INVESTMENT IN ATC UPON CONSUMMATION OF THE MERGER.

    This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of ATC and IQI on or about June 1, 1998. NEITHER THIS TRANSACTION NOR THE SECURITIES OF ATC TO BE ISSUED IN CONNECTION
   WITH THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
            PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       The date of this Joint Proxy Statement/Prospectus is June 1, 1998.

                             AVAILABLE INFORMATION

    ATC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by ATC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site where reports, proxy statements, and other information filed by publicly traded companies, including ATC, may be retrieved, and the address of such site is HTTP://WWW.SEC.GOV. ATC Common Stock is included for quotation on NASDAQ, and reports, proxy statements and other information can also be inspected at the offices of The NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. IQI's Common Stock is currently not registered with the Commission nor is it included on NASDAQ or listed on any exchange.

    ATC has filed the Registration Statement with the Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the shares of ATC Common Stock to be issued or issuable as a result of the Merger. This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit hereto or as otherwise filed with the Commission. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ATC OR IQI AT ANY TIME SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                            ------------------------

    The term "ATC" as used herein includes all subsidiaries and predecessors of ATC, except as the context may otherwise require. The term "IQI" as used herein includes all subsidiaries and predecessors of IQI, except as the context may otherwise require.

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------

AVAILABLE INFORMATION...........................................................................................          2

QUESTIONS AND ANSWERS ABOUT THE ATC/IQI MERGER..................................................................          7

SUMMARY.........................................................................................................          9
  The Companies.................................................................................................          9
  ATC Annual Meeting............................................................................................         10
  IQI Special Meeting...........................................................................................         11
  The Merger....................................................................................................         11
  Other Transactions Related to the Merger......................................................................         19
  Reasons for the Merger........................................................................................         22
  Recommendation of the ATC Board...............................................................................         23
  Recommendation of the IQI Board...............................................................................         24
  Market Price Data.............................................................................................         25
  Dividend Policy...............................................................................................         25
  Summary ATC Historical Consolidated Financial Data............................................................         27
  Summary IQI Historical Consolidated Financial Data............................................................         29
  Summary Unaudited Pro Forma Combined Financial Data...........................................................         31
  Comparative Per Share Data of ATC and IQI.....................................................................         33
  Other Proposals to be Presented at the ATC Annual Meeting.....................................................         34

RISK FACTORS....................................................................................................         35
  Implementation of Business Strategy...........................................................................         35
  New Management................................................................................................         35
  Increased Leverage; Future Capital Requirements...............................................................         36
  Factors Affecting Ability to Manage and Sustain Growth........................................................         36
  Control by Principal Shareholder..............................................................................         36
  Exchange Ratio................................................................................................         36
  Possible Volatility of Stock Price............................................................................         37
  Shares Available for Future Sale..............................................................................         37
  Potential Fluctuation in Quarterly Operating Results..........................................................         37
  Dependence on Key Personnel...................................................................................         38
  Reliance on Major Clients.....................................................................................         38
  Risks Associated with ATC's and IQI's Contracts...............................................................         38
  Dependence on Outsourcing Trend and Industries Served.........................................................         38
  Government Regulation.........................................................................................         39
  Dependence on Labor Force.....................................................................................         39
  Competition...................................................................................................         40
  Reliance on Technology; Computer Systems......................................................................         40
  Telephone Service Dependence..................................................................................         40
  Risk of Business Interruption.................................................................................         40
  Year 2000 Compliance..........................................................................................         41
  Other Uncertainties...........................................................................................         41

THE ATC ANNUAL MEETING..........................................................................................         42
  Place, Date and Time..........................................................................................         42
  Matters to be Considered......................................................................................         42
  Record Date and Voting........................................................................................         48
  Vote Required.................................................................................................         48
  Proxy Solicitation, Revocation and Expenses...................................................................         48
  Dissenters' Appraisal Rights..................................................................................         49

                                                                                                                    PAGE
                                                                                                                  ---------
THE IQI SPECIAL MEETING.........................................................................................         49
  Place, Date and Time..........................................................................................         49
  Matters to be Considered......................................................................................         49
  Record Date and Voting........................................................................................         49
  Vote Required.................................................................................................         50
  Proxy Solicitation, Revocation and Expenses...................................................................         50
  Dissenters' Appraisal Rights..................................................................................         50

THE PROPOSED MERGER.............................................................................................         51
  Description of the Merger.....................................................................................         51
  Background of the Merger......................................................................................         52
  ATC's Reasons for the Merger..................................................................................         54
  ATC Board Recommendation of the Merger........................................................................         54
  Opinion of Financial Advisor to ATC...........................................................................         55
  IQI's Reasons for the Merger..................................................................................         61
  IQI Board Recommendation of the Merger........................................................................         61
  Interests of Certain Persons in the Merger....................................................................         61
  Governmental and Regulatory Approvals.........................................................................         62
  Accounting Treatment..........................................................................................         62
  Dissenters' Appraisal Rights..................................................................................         63
  Certain Federal Income Tax Consequences.......................................................................         63

OTHER TRANSACTIONS RELATED TO THE MERGER........................................................................         65
  New Senior Loan...............................................................................................         65
  Thayer Commitment Letter......................................................................................         65
  Proxy Agreements with Certain Stockholders of IQI.............................................................         65
  Stockholders' Agreement.......................................................................................         66
  Registration Rights Agreement.................................................................................         66

THE MERGER AGREEMENT............................................................................................         67
  Terms of the Merger...........................................................................................         67
  Exchange Ratio................................................................................................         67
  Fractional Shares.............................................................................................         68
  Effective Time of the Merger..................................................................................         68
  Effect on IQI Stock Options and IQI Warrants..................................................................         68
  Surrender of IQI Common Stock Certificates....................................................................         69
  Representations and Warranties................................................................................         69
  Conduct of ATC Business and IQI Business Pending the Merger...................................................         70
  Conditions to Consummation of the Merger......................................................................         71
  Amendment to ATC Bylaws.......................................................................................         73
  Regulatory Approvals Required.................................................................................         73
  Indemnification...............................................................................................         74
  Shareholders' Representative..................................................................................         75
  Escrow Shares.................................................................................................         75
  Additional Shares.............................................................................................         75
  Waiver and Amendment..........................................................................................         76
  Termination; Termination Fee..................................................................................         76
  Limitation on Negotiations....................................................................................         77
  Expenses......................................................................................................         77
  Resale of ATC Common Stock....................................................................................         77

MANAGEMENT AND OPERATIONS AFTER THE MERGER......................................................................         78

                                                                                                                    PAGE
                                                                                                                  ---------
SELECTED FINANCIAL INFORMATION..................................................................................         80
  Selected ATC Historical Financial Information.................................................................         80
  ATC Management's Discussion and Analysis of Financial Condition and Results of Operations.....................         81
  Selected IQI Historical Financial Information.................................................................         86
  IQI Management's Discussion and Analysis of Financial Condition and Results of Operations.....................         87
  Unaudited Pro Forma Financial Data............................................................................         94

INFORMATION CONCERNING ATC......................................................................................        102
  Overview......................................................................................................        102
  Services and Strategy.........................................................................................        102
  Operations....................................................................................................        102
  Industry and Competition......................................................................................        103
  Marketing of Services.........................................................................................        103
  Governmental Regulations......................................................................................        104
  Revenues and Seasonal Nature of Business......................................................................        104
  Personnel and Training........................................................................................        105
  Quality Assurance.............................................................................................        105
  Employees.....................................................................................................        105
  Historical Developments.......................................................................................        105
  Facilities....................................................................................................        106
  Legal Proceedings.............................................................................................        106

ATC MANAGEMENT..................................................................................................        107
  Directors and Executive Officers of ATC.......................................................................        107
  Nominees for Election as Director.............................................................................        108
  Committees and Meetings of the ATC Board......................................................................        108
  Section 16(a) Beneficial Ownership Reporting Compliance.......................................................        109
  Security Ownership of Certain Beneficial Owners and Management of ATC.........................................        110
  Executive Compensation and Other Information..................................................................        111
  Compensation of Directors.....................................................................................        114
  Employment Contracts and Termination of Employment Contracts..................................................        114
  Compensation and Stock Option Committee Interlocks and Insider Participation in Compensation Decisions........        114
  Compensation Committee Report on Executive Compensation.......................................................        115
  Performance Graph.............................................................................................        116
  Certain Relationships and Related Transactions................................................................        116

INFORMATION CONCERNING IQI......................................................................................        117
  Overview......................................................................................................        117
  Services and Strategy.........................................................................................        117
  Operations....................................................................................................        118
  Industry and Competition......................................................................................        119
  Marketing of Services.........................................................................................        120
  Government Regulations........................................................................................        121
  Revenues and Seasonal Nature of Business......................................................................        122
  Technology Resources..........................................................................................        122
  Personnel and Training........................................................................................        122
  Quality Assurance.............................................................................................        123
  Employees.....................................................................................................        123
  Facilities....................................................................................................        124
  Legal Proceedings.............................................................................................        125

                                                                                                                    PAGE
                                                                                                                  ---------
IQI MANAGEMENT..................................................................................................        126
  Directors and Executive Officers of IQI.......................................................................        126
  Security Ownership of Certain Beneficial Owners and Management of IQI.........................................        128

COMPARATIVE RIGHTS OF STOCKHOLDERS OF ATC AND IQI...............................................................        129
  Authorized Capital............................................................................................        129
  Directors.....................................................................................................        130
  Removal of Directors..........................................................................................        130
  Filling Vacancies on the Board of Directors...................................................................        130
  Amendment to Charter or Certificate of Incorporation..........................................................        131
  Amendment of Bylaws...........................................................................................        131
  Stockholder Meetings and Provisions for Notices; Proxies......................................................        131
  Voting by Stockholders........................................................................................        131
  Stockholder Action Without a Meeting..........................................................................        132
  Business Combinations.........................................................................................        132
  Indemnification and Limitation of Liability...................................................................        132
  Dissenters' or Appraisal Rights...............................................................................        133
  Dissolution...................................................................................................        133
  Dividends.....................................................................................................        134
  Right to Examine Stockholder List.............................................................................        134
  Interested Director Transactions..............................................................................        134
  Preemptive Rights.............................................................................................        135

AFFILIATES' RESTRICTION ON SALE OF ATC COMMON STOCK.............................................................        135

LEGAL MATTERS...................................................................................................        135

EXPERTS.........................................................................................................        135

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................................................        136

FINANCIAL STATEMENTS............................................................................................        F-1
  Consolidated Financial Statements of ATC......................................................................        F-3
  Consolidated Financial Statements of IQI......................................................................       F-30
  Financial Statements of InterServ Services Corporation........................................................       F-58
  Consolidated Financial Statements of Lexi International, Inc..................................................       F-83

APPENDICES
  Appendix A--Agreement and Plan of Merger......................................................................        A-1
  Appendix B--Fairness Opinion of CIBC Oppenheimer Corp.........................................................        B-1
  Appendix C--New York Appraisal Rights and Procedures..........................................................        C-1
  Appendix D--ATC 1998 Stock Option Plan........................................................................        D-1

                 QUESTIONS AND ANSWERS ABOUT THE ATC/IQI MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The Merger combines the customer service (inbound teleservices) and information technology strengths of ATC with the customer acquisition (outbound telemarketing), database management and custom marketing research strengths of IQI. Management of ATC and IQI believe that the combined company will be able to offer complete, integrated marketing services to leading corporations. On a pro forma basis as of March 31, 1998, the combined company would have had over 8,500 employees (approximately 7,000 of which are teleservices representatives ("TSRs")), over 5,600 teleservices workstations, 26 call centers (seven of which are managed centers), and 10 marketing research facilities. As such, the combined company will have the critical mass to compete more effectively for complex, large-scale outsourcing contracts.

Q:  WHAT DO ATC AND IQI STOCKHOLDERS NEED TO DO NOW?

A: You should mail your signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the ATC Annual Meeting and IQI Special Meeting, as the case may be. The ATC Annual Meeting and IQI Special Meeting will both take place on June 30, 1998. The Boards of Directors of both ATC and IQI have recommended voting in favor of the proposed merger.

Q: IF MY ATC SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER HAVING MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the ATC Annual Meeting or IQI Special Meeting, as the case may be. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to the addressee named in the enclosed proxy card prior to the ATC Annual Meeting or IQI Special Meeting, as the case may be. Third, you can attend the stockholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: WILL MY ATC SHARES CONTINUE TO BE PUBLICLY TRADED ON THE NASDAQ NATIONAL MARKET SYSTEM?

A: Yes. ATC Shares will continue to be traded on the NASDAQ National Market System under the symbol "ATCT", until the closing of the Merger, at which time, ATC will change its corporate name to Aegis Communications Group, Inc. and begin trading on NASDAQ under the symbol "AGIS".

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: ATC stockholders will retain their current number of ATC shares and will retain the same rights as before. IQI shareholders will receive 9.7513 shares of ATC common stock for each share of IQI common stock. We will not issue fractional shares. IQI stockholders who would otherwise be entitled to receive a fractional share instead will receive one full share of ATC common stock.

Example:

    - IF YOU CURRENTLY OWN 1,000 SHARES OF ATC COMMON STOCK, THEN AFTER THE MERGER YOU WILL OWN 1,000 SHARES OF NEW ATC COMMON STOCK.

    - IF YOU CURRENTLY OWN 1,000 SHARES OF IQI COMMON STOCK, THEN AFTER THE MERGER YOU WILL BE ENTITLED TO RECEIVE 9,752 SHARES OF NEW ATC STOCK.

Q:  UPON COMPLETION OF THE MERGER, HOW MUCH OF ATC WILL IQI STOCKHOLDERS OWN?

A: IQI stockholders will own an aggregate of approximately 57.5% of the common stock and common stock equivalents of ATC.

Q:  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. In addition to stockholder approvals by each of ATC's and IQI's stockholders, we must also obtain regulatory approvals. We expect to complete the Merger by June 30, 1998.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of shares resulting from the Merger will be tax-free for federal income tax purposes, except for IQI stockholders, if any, who elect to exercise dissenters' appraisal rights. We suggest that you review the tax consequences to stockholders in greater detail beginning on page 63 and consult with your tax advisor.

Q: WHAT OTHER MATTERS SHOULD I BE AWARE OF THAT WILL REQUIRE MY VOTE AT THE STOCKHOLDERS' MEETINGS?

A: In addition to voting for the proposed Merger, ATC stockholders will be asked at the ATC Annual Meeting to approve or ratify the following matters: the increase in the number of authorized shares of ATC Common Stock, changing the name of the company, an amendment to the ATC Charter classifying the board of directors, election of the proposed board of directors, the ATC 1998 Stock Option Plan, and the selection of Price Waterhouse LLP to serve as ATC's independent auditors for the 1998 fiscal year. Please see the section titled "The ATC Annual Meeting" beginning on page 42 for more detail.

Q: DO MY KENNETH RESOURCES, INC. OR NRP, INC. STOCK CERTIFICATES REPRESENT VALID OWNERSHIP IN ATC?

A: Yes. Kenneth Resources, Inc. and NRP, Inc. stock certificates do represent valid ownership in ATC.

Q:  WHAT DO I NEED TO DO WITH MY ATC STOCK CERTIFICATES?

A: Nothing. ATC, Kenneth Resources, Inc. and NRP, Inc. stock certificates will continue to represent valid ownership of an equal number of shares of ATC common stock following consummation of the Merger.

Q:  WHAT DO I NEED TO DO WITH MY IQI STOCK CERTIFICATES?

A: Promptly after the Merger, you will receive a letter of transmittal from ATC's transfer agent containing written instructions for exchanging your stock certificates. Do not send your certificates to ATC or IQI.

                                    SUMMARY

    THE FOLLOWING SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND THE APPENDICES ATTACHED HERETO. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO ATC AND ITS AFFILIATES HAS BEEN SUPPLIED BY ATC, AND THE INFORMATION WITH RESPECT TO IQI AND ITS AFFILIATES HAS BEEN SUPPLIED BY IQI. CERTAIN CAPITALIZED TERMS WHICH ARE USED BUT NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    SEE "THE PROPOSED MERGER-- ATC'S REASONS FOR THE MERGER," "THE PROPOSED MERGER--IQI'S REASONS FOR THE MERGER" AND "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE REVIEWED CAREFULLY IN CONSIDERING THE MERGER.

    THIS JOINT PROXY STATEMENT/PROSPECTUS MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 21E OF THE EXCHANGE ACT AND SECTION 27A OF THE SECURITIES ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS, INCLUDING ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL ITEMS, ANY STATEMENTS OF THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS OR SERVICES, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, AND ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE," OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH ATC AND IQI BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS OR ANY OF THE FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR ASSUMED IN THE FORWARD-LOOKING STATEMENTS. FUTURE FINANCIAL CONDITION AND RESULTS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SET FORTH IN THE SECTION "RISK FACTORS."

                                 THE COMPANIES

ATC.........................................  ATC Communications Group, Inc. is a leading provider of outsourced
                                              telecommunications-based marketing, customer
                                              service and call center management services in
                                              the United States. The principal executive
                                              offices of ATC are located at 5950 Berkshire
                                              Lane, Suite 1650, Dallas, Texas 75225, and its
                                              telephone number is (214) 361-9870. See
                                              "Information Concerning ATC."

Sub.........................................  ATC Merger Sub, Inc. is a newly formed New
                                              York corporation and a wholly-owned subsidiary
                                              of ATC. The principal executive offices of Sub
                                              are located at 5950 Berkshire Lane, Suite
                                              1650, Dallas, Texas 75225, and its telephone
                                              number is (214) 361-9870.

IQI.........................................  IQI, Inc. is a leading provider of marketing services in the United States, offering full
                                              service marketing research, inbound
                                              teleservicing, outbound telemarketing and
                                              database management. The principal executive
                                              offices of IQI are located at 1645 North Vine
                                              Street, 7th Floor, Los Angeles, California

                                              90028, and its telephone number is (213)
                                              848-5500. See "Information Concerning IQI."

                                     ATC ANNUAL MEETING

Time and Location...........................  The ATC Annual Meeting will be held on
                                              Tuesday, June 30, 1998, at the offices of
                                              Paul, Hastings, Janofsky & Walker LLP, 399
                                              Park Avenue, 31st Floor, New York, NY 10022,
                                              at 10:00 a.m., local time, for the purpose of
                                              considering and voting on proposals to (i)
                                              approve the Merger, (ii) amend the ATC Charter
                                              to increase the number of authorized shares of
                                              ATC Common Stock from 27,500,000 to
                                              100,000,000, (iii) amend the ATC Charter to
                                              change the name of ATC to Aegis Communications
                                              Group, Inc., which amendment shall become
                                              effective only upon consummation of the
                                              Merger, (iv) amend the ATC Charter to classify
                                              the ATC Board into three classes of four
                                              directors each, which amendment shall become
                                              effective only upon consummation of the
                                              Merger, (v) elect a board of directors to
                                              serve until each of their respective
                                              successors shall have been duly elected and
                                              qualified, (vi) approve the 1998 Plan, (vii)
                                              ratify the selection of Price Waterhouse LLP
                                              to serve as ATC's independent auditors for the
                                              1998 fiscal year; and (viii) transact such
                                              other business as may properly come before the
                                              ATC Annual Meeting. Only holders of record of
                                              shares of ATC Common Stock at the close of
                                              business on May 28, 1998 will be entitled to
                                              notice of and to vote at the ATC Annual
                                              Meeting. See "The ATC Annual Meeting--Place,
                                              Date and Time"; "The ATC Annual
                                              Meeting--Matters to be Considered"; and "The
                                              ATC Annual Meeting--Record Date and Voting."

Voting......................................  The affirmative vote of the holders of shares of ATC Common Stock, having a plurality of the
                                              voting power of ATC, in person or by proxy, is
                                              required to elect directors. The affirmative
                                              vote of the holders of shares of ATC Common
                                              Stock, having a majority of the voting power
                                              of the total issued and outstanding shares of
                                              ATC Common Stock (regardless of the number of
                                              shares actually voting at the Annual Meeting)
                                              in person or by proxy, is required to approve
                                              the proposed amendments to the ATC Charter.
                                              The affirmative vote of the holders of shares
                                              of the ATC Common Stock, having a majority of
                                              the voting power of the shares actually voted
                                              at the ATC Annual Meeting, either in person or
                                              by proxy, is required to approve the Merger,
                                              adopt the 1998 Plan and ratify the selection
                                              of ATC's independent

                                              auditors. See "The ATC Annual Meeting--Vote
                                              Required."

                                    IQI SPECIAL MEETING

Time and Location...........................  The IQI Special Meeting will be held on
                                              Tuesday, June 30, 1998, at the offices of
                                              Paul, Hastings, Janofsky & Walker, LLP, 399
                                              Park Avenue, 31st Floor, New York, NY 10022 at
                                              10:30 a.m., local time, for the purpose of
                                              considering and voting on a proposal to
                                              approve the Merger and to transact such other
                                              business as may properly come before the IQI
                                              Special Meeting. Only holders of record of
                                              shares of IQI Common Stock at the close of
                                              business on May 15, 1998, will be entitled to
                                              notice of and to vote at the IQI Special
                                              Meeting. See "The IQI Special Meeting--Place,
                                              Date and Time"; "The IQI Special
                                              Meeting--Matters to be Considered"; and "The
                                              IQI Special Meeting--Record Date and Voting."

Voting......................................  The affirmative vote of two-thirds of the total issued and outstanding shares of IQI
                                              Common Stock (regardless of the number of
                                              shares actually voting at the IQI Special
                                              Meeting) is required to approve the Merger.
                                              THAYER, ITC SERVICE COMPANY, THE EDWARD BLANK
                                              1995 GRANTOR RETAINED ANNUITY TRUST AND EDWARD
                                              BLANK, IQI STOCKHOLDERS WHO IN THE AGGREGATE
                                              OWN APPROXIMATELY 85% OF THE VOTING CAPITAL
                                              STOCK OF IQI, HAVE EXECUTED AN IRREVOCABLE
                                              PROXY AGREEMENT PURSUANT TO WHICH A DESIGNEE
                                              OF ATC HAS BEEN AUTHORIZED TO VOTE SUCH SHARES
                                              IN FAVOR OF THE MERGER, WHICH VOTE IS
                                              SUFFICIENT UNDER THE NEW YORK BUSINESS
                                              CORPORATION LAW (THE "NYBCL") AND THE IQI
                                              BYLAWS TO APPROVE THE MERGER. See "The IQI
                                              Special Meeting--Vote Required" and "Other
                                              Transactions Related to the Merger--Proxy
                                              Agreement with Certain Stockholders of IQI."

                                         THE MERGER

General Terms...............................  On April 7, 1998, IQI, ATC, and Sub entered into the Merger Agreement, in which the
                                              parties set forth the terms and conditions of
                                              the merger of Sub with and into IQI. A copy of
                                              the Merger Agreement is included in this Joint
                                              Proxy Statement/Prospectus as Appendix A. See
                                              "The Merger Agreement."

                                              By virtue of the Merger, each share of IQI
                                              Common Stock issued and outstanding
                                              immediately prior to the Effective Time of the
                                              Merger will automatically be converted into
                                              the right to receive 9.7513 shares of ATC
                                              Common Stock (the "EXCHANGE RATIO"). See

                                              "The Proposed Merger--Description of the
                                              Merger" and "The Merger Agreement--Exchange
                                              Ratio."

Fractional Shares...........................  No fractional shares of ATC Common Stock will be issued in connection with the Merger. In
                                              lieu of any fractional shares of ATC Common
                                              Stock that would otherwise be issued, each IQI
                                              stockholder will receive one full share of ATC
                                              Common Stock. See "The Merger
                                              Agreement--Fractional Shares."

Treatment of IQI Options and IQI Warrants...  At the Effective Time, ATC will assume each unexercised option to purchase IQI Common
                                              Stock that is outstanding under the IQI 1996
                                              Incentive Stock Option Plan and substitute
                                              options to purchase shares of ATC Common Stock
                                              for the shares of IQI Common Stock purchasable
                                              under each assumed option at the Exchange
                                              Ratio (the "EXCHANGED OPTION SHARES"). The
                                              exercise price for each assumed option will be
                                              equal to the existing exercise price set forth
                                              in the option divided by the Exchange Ratio.
                                              ATC has agreed to file a registration
                                              statement on Form S-8 with respect to the
                                              Exchanged Option Shares. See "The Merger
                                              Agreement--Effect on IQI Stock Options and IQI
                                              Warrants."

                                              At the Effective Time, ATC will assume each
                                              unexercised warrant to purchase IQI Common
                                              Stock that is outstanding and substitute
                                              warrants to purchase shares of ATC Common
                                              Stock for the shares of IQI Common Stock
                                              purchasable under each assumed warrant at the
                                              Exchange Ratio. The exercise price for each
                                              assumed warrant will be equal to the existing
                                              exercise price set forth in the warrant
                                              divided by the Exchange Ratio. The shares of
                                              ATC Common Stock issuable upon exercise of
                                              such warrants are being registered pursuant to
                                              the Registration Statement. See "The Merger
                                              Agreement--Effect on IQI Stock Options and IQI
                                              Warrants."

Issuance and Exchange of Share                At the Effective Time, each holder of a
  Certificates..............................  certificate that represented IQI Common Stock prior to consummation of the Merger will be
                                              entitled, upon surrender of the certificate,
                                              to receive a certificate or certificates
                                              representing the number of whole shares of ATC
                                              Common Stock to which such holder is entitled
                                              pursuant to the Merger Agreement. Certificates
                                              representing shares of ATC Common Stock will
                                              not be delivered until an IQI stockholder's
                                              certificate evidencing IQI Common Stock has
                                              been surrendered by the stockholder or his or
                                              her nominee. Promptly after the Effective
                                              Time, IQI stockholders will be furnished
                                              separately a letter of

                                              transmittal to facilitate the delivery of IQI
                                              Common Stock certificates to ATC and the
                                              delivery of certificates of ATC Common Stock
                                              to such stockholders. PLEASE DO NOT DELIVER
                                              YOUR STOCK CERTIFICATES EVIDENCING IQI COMMON
                                              STOCK TO ATC UNTIL YOU RECEIVE THE LETTER OF
                                              TRANSMITTAL AND INSTRUCTIONS FROM ATC'S
                                              TRANSFER AGENT. See "The Merger
                                              Agreement--Surrender of IQI Common Stock
                                              Certificates."

Comparison of Rights of Stockholders of IQI
  and ATC...................................  The rights of IQI's stockholders are currently governed by New York law and by IQI's
                                              Certificate of Incorporation, as amended (the
                                              "IQI CHARTER"), and IQI's bylaws, as amended
                                              (the "IQI BYLAWS"). Upon the effectiveness of
                                              the Merger, IQI's stockholders will become
                                              stockholders of ATC, a Delaware corporation,
                                              and their rights as ATC stockholders will be
                                              governed by Delaware law and by the ATC
                                              Charter and the ATC bylaws, as amended (the
                                              "ATC BYLAWS"). See "Comparative Rights of
                                              Stockholders of ATC and IQI."

Conditions to Merger........................  The obligations of IQI and ATC to consummate the Merger are subject to the satisfaction of
                                              certain customary and other conditions set
                                              forth in the Merger Agreement, including,
                                              among other things, (i) the Registration
                                              Statement shall have become effective, (ii)
                                              the Merger has been approved by the requisite
                                              vote of the stockholders of ATC and IQI, (iii)
                                              the number of Dissenters' Shares shall not
                                              exceed 5% of the aggregate number of issued
                                              and outstanding shares of IQI Common Stock at
                                              the Effective Time, (iv) ATC shall have
                                              received all material permits and other
                                              authorizations, if any, required under
                                              applicable securities laws for the issuance of
                                              ATC Common Stock in the Merger, (v) Thayer,
                                              Edward Blank, The Edward Blank 1995 Grantor
                                              Retained Annuity Trust, ITC Service Company,
                                              Codinvest Limited, Michael G. Santry and
                                              Darryl D. Pounds shall have entered into a
                                              stockholders' agreement, (vi) up to $2.0
                                              million in financial accommodations
                                              contemplated by the Thayer Commitment Letter
                                              shall have been rendered, (vii) the 1998 Plan
                                              shall have been adopted by the stockholders of
                                              ATC with the number of shares of ATC Common
                                              Stock available thereunder sufficient to
                                              provide for the issuance of the Exchanged
                                              Option Shares, (viii) the shares of ATC Common
                                              Stock to be issued to IQI stockholders in the
                                              Merger shall have been authorized for listing
                                              on

                                              NASDAQ, (ix) Michael G. Santry shall have made
                                              a payment of not less than one-half of the
                                              principal, together with all accrued and
                                              unpaid interest, under the terms of that
                                              certain promissory note dated September 16,
                                              1997, as amended, made by Michael G. Santry in
                                              favor of ATC, and (x) the fairness opinion of
                                              CIBC Oppenheimer Corp. to the ATC Board that
                                              the Exchange Ratio is fair to the holders of
                                              shares of ATC Common Stock from a financial
                                              point of view shall not have been withdrawn
                                              prior to the Closing of the Merger. ATC and
                                              IQI filed notification and report forms under
                                              the Hart-Scott-Rodino Antitrust Improvement
                                              Act of 1976 ("HSR Act") on May 20, 1998 and
                                              have requested early termination of the
                                              waiting period under the HSR Act.

Amendment to ATC Bylaws.....................  Pursuant to the Merger Agreement, ATC has
                                              agreed to amend its bylaws, effective upon the
                                              Closing, to require approval of seven of
                                              twelve directors before ATC may take certain
                                              actions, including (i) selling a material
                                              portion of its assets, (ii) dissolving ATC,
                                              (iii) merging or consolidating with another
                                              entity, (iv) purchasing assets in excess of
                                              $1.0 million or more, except as approved in
                                              the annual operating plan and capital
                                              expenditure budget, (v) creating, issuing or
                                              selling any capital stock ranking in any
                                              manner superior to ATC Common Stock, (vi)
                                              creating, issuing or selling any debt
                                              security, (vii) amending the ATC Charter or
                                              ATC Bylaws, (viii) entering into any
                                              transaction with an Affiliate of ATC with a
                                              value in excess of $50,000, (ix) issuing,
                                              selling or exchanging any equity security of
                                              any subsidiary, (x) removing or electing a
                                              Chief Executive Officer, President or Chief
                                              Financial Officer or approving compensation
                                              increases for such executive officers, and
                                              (xi) approving an annual operating plan and
                                              capital expenditure budget. See "The Merger
                                              Agreement--Amendment to ATC Bylaws."


Indemnification.............................  Pursuant to the Merger Agreement, the
                                              stockholders of IQI have agreed to defend,
                                              indemnify and hold ATC harmless from and
                                              against any and all damages arising out of or
                                              resulting from (i) any inaccuracy in or breach
                                              of any representation, warranty, covenant or
                                              agreement made by IQI in the Merger Agreement
                                              or (ii) the failure of IQI to perform or
                                              observe fully any covenant, agreement or
                                              provision to be performed or observed by IQI
                                              pursuant to the Merger Agreement. The IQI
                                              stockholders' liability for these
                                              indemnification obligations shall be allocated
                                              among them pro rata in accordance with their

                                       14

                                              IQI holdings, and any claims will be satisfied
                                              by delivery of Escrow Shares. See "The Merger
                                              Agreement--Indemnification."

                                              Pursuant to the Merger Agreement, ATC has
                                              agreed to defend, indemnify and hold the IQI
                                              stockholders harmless from and against any and
                                              all damages arising out of or resulting from
                                              (i) any inaccuracy in or breach of any
                                              representation, warranty, covenant or
                                              agreement made by ATC in the Merger Agreement
                                              or (ii) the failure of ATC to perform or
                                              observe fully any covenant, agreement or
                                              provision to be performed or observed by ATC
                                              pursuant to the Merger Agreement. See "The
                                              Merger Agreement-- Indemnification."

                                              The indemnification obligations of the IQI
                                              stockholders and ATC under the Merger
                                              Agreement (i) shall apply only to the extent
                                              that the amount of damages suffered by ATC or
                                              the IQI stockholders, respectively, exceeds an
                                              accumulated total of $500,000 in the
                                              aggregate, at which point the obligations of
                                              the IQI stockholders or ATC, as the case may
                                              be, shall be to indemnify only for the damages
                                              in excess of such accumulated total; (ii)
                                              shall be limited, in the case of the IQI
                                              stockholders, to the Escrow Shares, and the
                                              ATC indemnified parties shall have no recourse
                                              against the IQI stockholders pursuant to the
                                              Merger Agreement beyond recovery of the Escrow
                                              Shares; and (iii) shall be limited, in the
                                              case of ATC, to the Additional Shares, and the
                                              IQI stockholders shall have no recourse
                                              against ATC pursuant to the Merger Agreement
                                              beyond recovery of the Additional Shares. See
                                              "The Merger Agreement-- Indemnification."

Escrow Shares...............................  On the Closing Date, ATC will deliver to the
                                              Escrow Agent a certificate (issued in the name
                                              of the Escrow Agent or its nominee)
                                              representing 1,506,092 shares of ATC Common
                                              Stock (the "ESCROW SHARES") for the purpose of
                                              securing the indemnification obligations of
                                              the IQI stockholders set forth in the Merger
                                              Agreement. The Escrow Shares shall be
                                              apportioned pro rata among the IQI
                                              stockholders. The Escrow Shares shall be held
                                              by the Escrow Agent pursuant to the terms of
                                              the Escrow Agreement. The Escrow Shares shall
                                              be held as a trust fund and shall not be
                                              subject to any lien, attachment, trustee
                                              process or other judicial process of any
                                              creditor of any party to the Merger Agreement,
                                              and shall be held and disbursed solely for the
                                              purposes, and in accordance

                                              with the terms, of the Escrow Agreement. In
                                              the event that the IQI stockholders are
                                              required to satisfy a claim for
                                              indemnification by ATC, a number of Escrow
                                              Shares equal to the indemnification amount
                                              divided by $1.78125 shall be deducted from the
                                              trust fund and returned to ATC. See "The
                                              Merger Agreement--Escrow Shares."

Additional Shares...........................  In the event that ATC is required to satisfy a claim for indemnification by the IQI
                                              stockholders, such claim shall be satisfied by
                                              dividing the amount thereof by $1.78125 (the
                                              same valuation per share set forth in the
                                              Escrow Agreement) and issuing to the IQI
                                              stockholders, pro rata in accordance with the
                                              number of shares of IQI Common Stock owned by
                                              each of them, a number of shares of ATC Common
                                              Stock equal to such quotient; provided,
                                              however, that ATC shall not be obligated to
                                              issue an aggregate number of shares of ATC
                                              Common Stock in excess of 1,506,092, a number
                                              equal to the Escrow Shares (the "ADDITIONAL
                                              SHARES"), in satisfaction of all its
                                              indemnification obligations under the Merger
                                              Agreement. See "The Merger Agreement--
                                              Indemnification."

Termination, Waiver and Amendment...........  The Merger Agreement may be terminated at any time prior to the Closing (a) by the mutual
                                              consent of ATC and IQI, (b) by either party if
                                              (i) the requisite ATC or IQI stockholder
                                              approval is not obtained, (ii) there has been
                                              a material misrepresentation, breach of
                                              warranty or breach of covenant in the Merger
                                              Agreement by the other party or any of the
                                              conditions precedent to Closing have not been
                                              met on the Closing Date and the terminating
                                              party is not in material default of its
                                              obligations, or (iii) the Merger is not
                                              consummated by July 31, 1998, (c) by ATC if
                                              the ATC Board, in its good faith exercise of
                                              its business judgment, determines, after
                                              consulting with counsel, that continuing to
                                              recommend to its stockholders the approval of
                                              the Merger would be reasonably likely to be a
                                              breach of its fiduciary duties, (d) by IQI if,
                                              prior to the ATC Annual Meeting, the ATC
                                              Board, in the exercise of its fiduciary duties
                                              under applicable law, withdraws or modifies in
                                              any manner adverse to IQI its approval or
                                              recommendation of the Merger Agreement or the
                                              Merger, approves or recommends any Acquisition
                                              Proposal by any party other than ATC, or
                                              resolves to take any of the foregoing actions
                                              or (e) by IQI if ATC materially breaches its
                                              covenant to not solicit or encourage an
                                              Acquisition Proposal or provide any non-public
                                              information regarding an Acquisition

                                              Proposal to any party other than IQI. See "The
                                              Merger Agreement--Termination; Termination
                                              Fee."

                                              Except as otherwise required by law or the
                                              rules of NASDAQ, the Merger Agreement may be
                                              amended or modified and any condition
                                              specified therein may be waived without
                                              re-submission to the stockholders of ATC and
                                              IQI by the mutual written consent of ATC and
                                              IQI. See "The Merger Agreement--Waiver and
                                              Amendment."

Termination Fees; Expenses..................  Fees and expenses will be borne by the party incurring such fees and expenses, except that
                                              certain fees and expenses will be shared
                                              equally by ATC and IQI, including the filing
                                              fees associated with this Joint Proxy
                                              Statement/Prospectus and filing fees for
                                              notification reports under the HSR Act. If the
                                              Merger Agreement is terminated pursuant to
                                              clauses (c), (d) or (e) as set forth in
                                              "--Termination, Waiver and Amendment," ATC
                                              would be required to pay to IQI upon
                                              termination of the Merger Agreement a fee of
                                              $1,000,000, plus reasonable and documented
                                              expenses incurred by IQI in connection with
                                              the Merger and the Merger Agreement up to but
                                              not exceeding $500,000. See "The Merger
                                              Agreement-- Termination; Termination Fee."

Accounting Treatment........................  The Merger is anticipated to be accounted for under the "reverse purchase" method of
                                              accounting, pursuant to which IQI will be
                                              treated as the acquiring entity for accounting
                                              purposes and the assets and liabilities of ATC
                                              will be recorded at their respective fair
                                              values and added to those of IQI at the
                                              Effective Time. See "The Proposed
                                              Merger--Accounting Treatment."

Tax Consequences of The Merger..............  The Merger will constitute a reorganization for federal income tax purposes within the
                                              meaning of Section 368(a) of the Internal
                                              Revenue Code of 1986, as amended (the "CODE"),
                                              and, accordingly, (i) no gain or loss will be
                                              recognized by ATC, Sub or IQI as a result of
                                              the Merger, (ii) no gain or loss will be
                                              recognized by the stockholders of IQI who
                                              exchange their IQI Common Stock solely for
                                              shares of ATC Common Stock pursuant to the
                                              Merger, (iii) the aggregate basis of the
                                              shares of ATC Common Stock received by
                                              stockholders of IQI in the Merger will be the
                                              same as the aggregate basis of IQI Common
                                              Stock surrendered in exchange therefor, and
                                              (iv) the holding period of the shares of ATC
                                              Common Stock received by the stockholders of
                                              IQI in the Merger will include the period
                                              during which the shares of IQI Common Stock
                                              surrendered in exchange therefor

                                              were held, provided that such shares were held
                                              as a capital asset at the Effective Time. See
                                              "The Proposed Merger--Certain Federal Income
                                              Tax Consequences."

Dissenters' Rights..........................  Under the NYBCL, each stockholder of record of
                                              IQI at the close of business on May 15, 1998
                                              will be entitled to enforce its right to
                                              receive payment of the fair value of its
                                              shares and the other rights and benefits
                                              provided by section 910 of the NYBCL (the
                                              "DISSENTING SHARES") if, in accordance with
                                              section 623 of the NYBCL, the stockholder (i)
                                              has filed with IQI either prior to the IQI
                                              Special Meeting or at such meeting, but before
                                              the vote, written objection to the Merger and
                                              (ii) after receiving written notice of the
                                              authorization of the Merger by the requisite
                                              stockholder vote, has filed with IQI written
                                              notice of its election to dissent and demand
                                              payment of the fair value of its shares. "FAIR
                                              VALUE" for purposes of dissenters' rights will
                                              be determined excluding any element of value
                                              arising from the accomplishment or expectation
                                              of the Merger.

                                              IN ORDER TO EXERCISE RIGHTS AS A DISSENTING
                                              STOCKHOLDER, A STOCKHOLDER OF IQI MUST COMPLY
                                              WITH ALL OF THE PROCEDURAL REQUIREMENTS OF
                                              SECTION 623 OF THE NYBCL. THE REQUIRED
                                              PROCEDURES MUST BE FOLLOWED EXACTLY OR
                                              DISSENTERS' RIGHTS MAY BE LOST.

                                              See "The Proposed Merger--Dissenters'
                                              Appraisal Rights" and Appendix C--New York
                                              Appraisal Rights and Procedures.

Management of ATC Following the Merger......  The principal officers of ATC following the
                                              Merger will be Stephen A. McNeely (the current
                                              President and Chief Executive Officer of IQI),
                                              Chief Executive Officer, and Matthew S. Waller
                                              (the current Chief Financial Officer of ATC),
                                              Chief Financial Officer. The nominees for
                                              directors of ATC following the Merger are:
                                              William G. Moore, Jr. (Class I), Darryl D.
                                              Pounds (Class I), Peter V. Ueberroth (Class
                                              I), Drew Lewis (Class I), Michael G. Santry
                                              (Class II), Matthew S. Waller (Class II),
                                              Frederic V. Malek (Class II), Paul G. Stern
                                              (Class II), David L. Malcolm (Class III),
                                              Daniel H. Chapman (Class III), Stephen A.
                                              McNeely (Class III), and Edward Blank (Class
                                              III). See "Management and Operations after the
                                              Merger."

Interests of Certain Persons in the           A number of directors and executive officers
  Merger....................................  of ATC will receive substantial consideration if the Merger

                                              becomes effective. See "The Proposed Merger--
                                              Interests of Certain Persons in the Merger".

                          OTHER TRANSACTIONS RELATED TO THE MERGER

New Senior Loan.............................  The Bank of Nova Scotia ("SCOTIABANK") and
                                              Credit Suisse First Boston ("CSFB") have
                                              issued a letter to IQI (the "BANK COMMITMENT
                                              LETTER") pursuant to which (i) Scotiabank and
                                              CSFB have committed to roll over and continue
                                              their commitments aggregating $53.0 million
                                              under the existing credit agreement with IQI
                                              and (ii) Scotiabank has committed to provide
                                              IQI an additional $12.0 million in revolving
                                              loans (the "ADDITIONAL LOAN") upon the
                                              effectiveness of the Merger. This will result
                                              in a total facility of approximately $65.0
                                              million. The proceeds of the Additional Loan
                                              will be used upon consummation of the Merger
                                              to refinance the existing bank indebtedness of
                                              Advanced Telemarketing Corporation, a
                                              wholly-owned subsidiary of ATC ("ADVANCED"),
                                              and for the general corporate and working
                                              capital needs of IQI and the other
                                              wholly-owned subsidiaries of ATC. The
                                              obligations of Scotiabank and CSFB under the
                                              Bank Commitment Letter are subject to
                                              customary conditions, plus a requirement that
                                              Thayer shall have funded approximately $8.0
                                              million in subordinated debt, comprised of (a)
                                              the $2.0 million of accommodations to Advanced
                                              contemplated by the Thayer Commitment Letter,
                                              (b) $2.0 million advanced to IQI by Thayer in
                                              April 1998 for working capital to fund growth
                                              in the inbound teleservices area and (c) an
                                              additional $4.0 million to be funded upon
                                              consummation of the Merger. See "Other
                                              Transactions Related to the Merger--New Senior
                                              Loan."

Thayer Commitment Letter....................  In connection with the proposed Merger, Thayer issued the Thayer Commitment Letter pursuant
                                              to which Thayer agreed to provide ATC with a
                                              guaranty of, or other credit enhancement
                                              relating to, up to $2.0 million in additional
                                              indebtedness to be incurred under ATC's Credit
                                              Agreement with Bank One Texas, N.A., or in the
                                              alternative, to provide $2.0 million in
                                              subordinated debt to ATC. In consideration of
                                              such commitment, pursuant to a Securities
                                              Purchase and Registration Rights Agreement,
                                              ATC agreed to issue Thayer for the purchase
                                              price of $110,000 warrants (the "FIRST
                                              WARRANT") to purchase up to 1.1 million shares
                                              of ATC Common Stock at an exercise price per
                                              share of $1.96 (110% of the average of the
                                              high and low

                                              prices of ATC Common Stock on April 7, 1998,
                                              the day before the announcement of the
                                              proposed Merger). ATC may redeem, or Thayer
                                              may put, the First Warrant for $110,000 if the
                                              Merger is not consummated for any reason. In
                                              addition, ATC agreed to grant Thayer a second
                                              warrant ("SECOND WARRANT"), at an exercise
                                              price of $2.00 per share, that would entitle
                                              Thayer to acquire a number of shares of ATC
                                              Common Stock equal to the amount drawn on the
                                              guaranty divided by $2.00 or, if Thayer makes
                                              a subordinated loan to ATC, a number of shares
                                              of ATC Common Stock equal to the funded
                                              indebtedness divided by $2.00. Alternatively,
                                              Thayer may make an election to convert the
                                              amount of any funded indebtedness into ATC
                                              Common Stock at a conversion rate of $2.00 per
                                              share. See "Other Transactions Related to the
                                              Merger--Thayer Commitment Letter."

Proxy Agreement with Certain Stockholders of
  IQI.......................................  Holders of shares of IQI Common Stock, representing in the aggregate approximately
                                              85% of the shares of IQI Common Stock entitled
                                              to vote on the Merger, have executed an
                                              Irrevocable Proxy Agreement pursuant to which
                                              a designee of ATC has been authorized to vote
                                              such shares in favor of the Merger, which vote
                                              is sufficient under the NYBCL and the IQI
                                              Bylaws to approve the Merger. ATC requested
                                              those stockholders of IQI to enter into the
                                              Irrevocable Proxy Agreement to give ATC
                                              additional assurance that the Merger would be
                                              consummated. Such stockholders agreed to
                                              execute the Irrevocable Proxy Agreement as an
                                              inducement to ATC to enter into the Merger
                                              Agreement. See "Other Transactions Related to
                                              the Merger--Proxy Agreement with Certain
                                              Stockholders of IQI."

                                              Pursuant to the Irrevocable Proxy Agreement,
                                              the IQI stockholders party thereto have
                                              granted to ATC a proxy to vote all their
                                              shares of IQI Common Stock in favor of the
                                              Merger and as ATC shall deem proper with
                                              respect to any acquisition proposal relating
                                              to IQI. Accordingly, the Merger and the Merger
                                              Agreement will have been approved without the
                                              vote or consent of any other IQI stockholder.
                                              ATC does not expect to be required to exercise
                                              any of its other rights under the Irrevocable
                                              Proxy Agreement. These other rights include a
                                              proxy to execute and deliver any written
                                              consents in connection with the IQI Special
                                              Meeting or any adjournment thereof; if no such
                                              meeting is held and no action is taken in
                                              connection with the Merger, to call a meeting
                                              of

                                              stockholders to vote on the Merger, any
                                              acquisition proposal relating to IQI or the
                                              replacement of any or all of the members of
                                              the IQI Board (to the extent permitted by the
                                              NYBCL and the IQI Charter); and to waive for
                                              the term of the Irrevocable Proxy Agreement
                                              any appraisal rights. Each IQI stockholder who
                                              executed the Irrevocable Proxy Agreement
                                              agreed not to enter into any voting agreement
                                              with respect to his or its shares of IQI
                                              Common Stock covered by the proxy agreement,
                                              to sell or transfer such IQI Common Stock
                                              (unless the transferee agrees in writing to be
                                              bound by the terms of the proxy agreement) or
                                              to encourage or participate in any discussions
                                              regarding an acquisition proposal relating to
                                              IQI. The Irrevocable Proxy Agreement
                                              terminates on the earlier to occur of (i) the
                                              Effective Time or (ii) the termination of the
                                              Merger Agreement in accordance with its terms.
                                              See "Other Transactions Related to the
                                              Merger--Proxy Agreement with Certain
                                              Stockholders of IQI."

Stockholders' Agreement.....................  Certain stockholders of ATC and IQI will enter into a Stockholders' Agreement (the
                                              "STOCKHOLDERS' AGREEMENT") upon the
                                              consummation of the Merger whereby such
                                              stockholders agree to vote their shares of ATC
                                              Common Stock following the Merger in favor of
                                              the election of certain nominees to the ATC
                                              Board. The voting agreement will have a term
                                              of two years, commencing upon the closing of
                                              the Merger. The IQI parties to the
                                              Stockholders' Agreement will be Thayer, ITC
                                              Service Company, The Edward Blank 1995 Grantor
                                              Retained Annuity Trust and Edward Blank, and
                                              the ATC parties to the Stockholders' Agreement
                                              will be Codinvest Limited, Michael G. Santry
                                              and Darryl D. Pounds. See "Other Transactions
                                              Related to the Merger--Stockholders'
                                              Agreement."

Registration Rights Agreement...............  Pursuant to the Securities Purchase and
                                              Registration Rights Agreement, ATC has granted
                                              Thayer the right to demand one registration on
                                              a form other than Form S-3, and up to three
                                              registrations on Form S-3, of the shares of
                                              ATC Common Stock issuable upon exercise of the
                                              First Warrant. Holders of at least 200,000
                                              shares of ATC Common Stock are required to
                                              request registration. In addition, Thayer has
                                              unlimited "piggyback" registration rights and
                                              may seek to include shares of ATC Common Stock
                                              issuable upon exercise of the First Warrant in
                                              any registration statement filed by ATC for
                                              its own purposes, subject to customary
                                              "cut-back" rights of ATC's underwriter to
                                              reduce the number of shares to

                                              be included in the registration if the number
                                              requested to be included exceeds, in the
                                              underwriter's good faith judgment, the number
                                              that can be sold in the offering. See "Other
                                              Transactions Related to the
                                              Merger--Registration Rights Agreement."

                                   REASONS FOR THE MERGER

ATC's Reasons for Merger....................  In reaching its determination to approve the
                                              Merger Agreement, the ATC Board considered a
                                              variety of factors, although it did not assign
                                              any relative or specific weight to the factors
                                              considered. The factors considered included
                                              the following: (i) the Merger would result in
                                              a larger and more diversified company in the
                                              teleservices marketplace that should enhance
                                              ATC's competitiveness in existing markets and
                                              facilitate more rapid entry into other markets
                                              through IQI's existing operations; (ii) the
                                              businesses of ATC and IQI are compatible and
                                              the Merger should enable ATC to combine its
                                              strengths in inbound teleservices and
                                              information technology with IQI's expertise in
                                              outbound teleservices, its pay-for-performance
                                              pricing model, database analysis capability
                                              and custom marketing research to provide a
                                              more complete, single source solution for its
                                              customers' needs; (iii) the Merger offers
                                              increased sales and marketing opportunities
                                              through the addition of the IQI sales force,
                                              the client base of IQI's custom marketing
                                              research division, Elrick & Lavidge, and the
                                              extensive business contacts and relationships
                                              of IQI's controlling stockholder, Thayer; (iv)
                                              the Merger should create synergies and
                                              economies of scale through the reduction of
                                              operational and management redundancies that
                                              should help ATC improve its cash flow and
                                              operating margins; (v) the Merger should
                                              permit improved access to the capital markets
                                              due to the resulting increased capitalization
                                              and profitability; (vi) the Merger and the
                                              cash investment in ATC by Thayer pursuant to
                                              the Thayer Commitment Letter, which was
                                              conditioned on the execution of the Merger
                                              Agreement, would provide interim financial
                                              support required by ATC for working capital
                                              needs; (vii) the terms and conditions of the
                                              proposed Merger Agreement, generally, are
                                              favorable to the ATC stockholders; and (viii)
                                              CIBC Oppenheimer's opinion that the Exchange
                                              Ratio is fair, from a financial point of view,
                                              to the holders of shares of ATC Common Stock.
                                              See "The Proposed Merger-- ATC's Reasons for
                                              the Merger."

IQI's Reasons for Merger....................  In reaching its determination to approve the
                                              Merger Agreement, the IQI Board considered a
                                              variety of factors, although it did not assign
                                              any relative or specific weight to the factors
                                              considered. The factors considered included
                                              the following: (i) the Merger would result in
                                              a larger and more diversified company in the
                                              teleservices marketplace that should enhance
                                              IQI's competitiveness in existing markets and
                                              facilitate more rapid entry into other markets
                                              through ATC's existing operations; (ii) the
                                              businesses of IQI and ATC are compatible and
                                              the Merger should enable IQI to combine its
                                              expertise in outbound teleservices, its
                                              pay-for-performance pricing model, database
                                              analysis and customer marketing research with
                                              ATC's strengths in inbound teleservices and
                                              information technology to provide a more
                                              complete, single source solution for its
                                              customers' needs; (iii) IQI has reviewed
                                              financial statements and financial projections
                                              for both IQI and ATC, including combined
                                              financial projections on a pro-forma basis,
                                              and has determined that the synergies and
                                              economies of scale through the reduction of
                                              operational and management redundancies
                                              anticipated to be derived from the Merger are
                                              more favorable to IQI and its stockholders
                                              than those that could be derived by IQI
                                              continuing to operate independently; (iv) the
                                              Merger should provide enhanced liquidity to
                                              the current stockholders of IQI as the result
                                              of the proposed conversion and exchange of IQI
                                              Common Stock for ATC Common Stock; (v) the
                                              Merger should permit improved access to the
                                              capital markets due to the resulting increased
                                              capitalization and profitability; and (vi) the
                                              IQI Board reviewed valuations on companies
                                              comparable to ATC and similarly situated and
                                              has performed or caused to be performed
                                              valuations on ATC using a variety of valuation
                                              techniques and concluded that the terms and
                                              conditions of the proposed Merger Agreement,
                                              generally, are favorable to the stockholders
                                              of IQI. See "The Proposed Merger--IQI's
                                              Reasons for the Merger."

                              RECOMMENDATION OF THE ATC BOARD

Approval by the ATC Board...................  The ATC Board has unanimously approved the
                                              Merger Agreement and determined that the
                                              Merger Agreement and the Merger are fair to,
                                              and in the best interests of, ATC and its
                                              stockholders. THE ATC BOARD RECOMMENDS THAT
                                              ATC STOCKHOLDERS VOTE FOR THE MERGER.

                                              For a discussion of factors considered by the
                                              ATC Board in reaching its decision, see "The
                                              Proposed Merger--ATC's Reasons for the Merger"
                                              and "The Proposed Merger--ATC Board
                                              Recommendation of the Merger."

Fairness Opinion............................  Among the factors considered by the ATC Board was the receipt of the opinion of CIBC
                                              Oppenheimer Corp. to the effect that the
                                              Exchange Ratio is fair, from a financial point
                                              of view, to the holders of shares of ATC
                                              Common Stock. See "The Proposed
                                              Merger--Opinion of Financial Advisor to ATC"
                                              and Appendix B--Fairness Opinion of CIBC
                                              Oppenheimer Corp.

                              RECOMMENDATION OF THE IQI BOARD

Approval by the IQI Board...................  The IQI Board has unanimously approved the
                                              Merger Agreement and the Merger and determined
                                              that the Merger is in the best interests of
                                              IQI and its stockholders. THE IQI BOARD
                                              RECOMMENDS THAT IQI STOCKHOLDERS VOTE FOR
                                              APPROVAL OF THE MERGER. For a discussion of
                                              the factors considered by the IQI Board in
                                              reaching its decision, see "The Proposed
                                              Merger-- IQI's Reasons for the Merger" and
                                              "The Proposed Merger--IQI Board Recommendation
                                              of the Merger."

                               MARKET PRICE DATA

    ATC Common Stock has been publicly traded on NASDAQ since 1985 and has been traded under the symbol "ATCT" since 1994. IQI is a privately held corporation. The following table sets forth the range of high and low closing prices for ATC Common Stock for the periods from July 1, 1995 through May 27, 1998, as reported on NASDAQ. The price quotations on NASDAQ reflect inter-dealer prices, without adjustment for retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                   ATC
                                         ------------------------
                                            HIGH          LOW
                                         ----------    ----------
Fiscal Year Ended June 30, 1998
  Fourth Quarter (through May 27,
    1998)............................... $  3 3/16     $  1 19/32
  Third Quarter.........................    2 3/4         1 3/8
  Second Quarter........................    4 1/8         1 9/32
  First Quarter.........................    5 9/16        4
Fiscal Year Ended June 30, 1997
  Fourth Quarter........................ $  6 5/8      $  2 9/16
  Third Quarter.........................   15             5
  Second Quarter........................   26 1/4        11 3/8
  First Quarter.........................   19 3/4        11 1/4
Fiscal Year Ended June 30, 1996
  Fourth Quarter........................ $ 15 3/4      $  8 3/8
  Third Quarter.........................    9 5/8         4 3/4
  Second Quarter........................    6             2 15/16
  First Quarter.........................    3 7/8         2 1/4

    On April 7, 1998, the last trading day prior to the public announcement of the Merger, the closing sale price per share of ATC Common Stock as reported by NASDAQ was $1 7/8. On April 7, 1998, there were 763 holders of record of ATC Common Stock, and there were 21,478,624 shares of ATC Common Stock issued and outstanding.

    IQI is a privately held corporation, and consequently there is no established trading market for IQI Common Stock. On April 7, 1998, there were 50 holders of record of IQI Common Stock, and there were 3,089,006 shares of IQI Common Stock issued and outstanding.

    Following the Merger, ATC Common Stock will continue to be traded on NASDAQ under the symbol "AGIS." Because the market price of ATC Common Stock is subject to fluctuation, the market value of the shares of ATC Common Stock that holders of IQI Common Stock will receive in the Merger may vary from the prices shown above prior to and after the Effective Date. See "Risk Factors--Exchange Ratio" and "Risk Factors--Shares Available for Future Sale."

                                DIVIDEND POLICY

    To date, ATC has not declared a cash dividend on ATC Common Stock. ATC intends to retain earnings for use in the operation and expansion of its business, and therefore does not anticipate declaring a cash dividend in the foreseeable future. Pursuant to ATC's existing $12.0 million credit facility with Bank One Texas, N.A. (the "ATC CREDIT FACILITY"), ATC's operating subsidiary's ability to pay dividends is restricted, thus limiting ATC's ability to pay dividends to its stockholders. Any future determination to pay dividends will be at the discretion of the ATC Board and will be dependent upon then existing conditions, including ATC's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the ATC Board deems relevant. See "Selected Financial

Information" and "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations."

    To date, IQI has not declared a cash dividend on IQI Common Stock. IQI intends to retain earnings for use in the operation and expansion of its business, and therefore does not anticipate declaring a cash dividend in the foreseeable future. Pursuant to IQI's existing bank credit agreement, IQI is restricted from paying dividends to its stockholders. Any future determination to pay dividends will be at the discretion of the IQI Board and will be dependent upon then existing conditions, including IQI's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the IQI Board deems relevant. See "Selected Financial Information--IQI Management's Discussion and Analysis of Financial Condition and Results of Operations."

    If the Merger is consummated, it is anticipated that ATC will continue its policy of not paying any cash dividends on ATC Common Stock. Pursuant to the new senior loan to be entered into pursuant to the Bank Commitment Letter, ATC's operating subsidiaries' ability to pay dividends is restricted, thus limiting ATC's ability to pay dividends to its stockholders. Any future determination to pay dividends will be at the discretion of the ATC Board and will be dependent upon then existing conditions, including ATC's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the ATC Board deems relevant. See "Selected Financial Information" and "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations."

               SUMMARY ATC HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table presents summary historical consolidated financial data of ATC for each of the five fiscal years in the period ended June 30, 1997, which have been derived from the audited consolidated financial statements of ATC. The audited consolidated financial statements of ATC for each of the three years in the period ended June 30, 1997 appear elsewhere in this Joint Proxy Statement/Prospectus. The summary historical consolidated financial data for the nine-month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of ATC which, in the opinion of management, include all material, normal and recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. The unaudited consolidated financial statements of ATC for the nine-month periods ended March 31, 1997 and 1998 appear elsewhere in this Joint Proxy Statement/ Prospectus. The summary historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Selected ATC Historical Consolidated Financial Information," "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                                   NINE MONTHS
                                                                                                                      ENDED
                                                                                                                    MARCH 31,
                                                                                                                   -----------
                                                                             YEAR ENDED JUNE 30,
                                                            -----------------------------------------------------  (UNAUDITED)
                                                              1993       1994       1995       1996       1997        1997
                                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA
Revenues(1)...............................................  $  17,829  $  37,447  $  61,354  $  94,314  $  97,629   $  76,140
Gross profit..............................................      5,513     10,586     18,239     31,150     29,347      23,650
Operating expenses........................................      5,959      8,134     13,246     18,035     22,847      15,602
Depreciation and amortization.............................        492      1,113      2,238      2,937      3,619       2,594
Income (loss) from continuing operations..................       (939)     1,339      2,755     10,177      2,882       5,455
Interest expense..........................................        379        903        946        853        617         396
Interest and other income.................................         80         84         87         94        119          74
Income (loss) from continuing operations before income
  taxes...................................................     (1,238)       520      1,897      9,418      2,384       5,133
Net income (loss) from continuing operations..............       (817 (2)       340     1,445     5,850     1,429       3,384
Net income (loss)(3)......................................      1,182(4)     2,996     1,335     5,850      1,429       3,384
Diluted earnings (loss) from continuing operations per
  share(5)................................................  $   (0.07) $    0.02  $    0.06  $    0.25  $    0.06   $    0.14
Diluted earnings (loss) per share(5)......................  $    0.08  $    0.21  $    0.05  $    0.25  $    0.06   $    0.14
Weighted average number of common and common equivalent
  shares outstanding......................................     13,294     13,685     18,441     21,177     22,150      22,230

OTHER DATA
EBITDA(6).................................................  $    (447) $   2,452  $   4,994  $  13,114  $   6,501   $   8,048
Net cash provided by (used in) operating activities.......     (2,065)      (192)     5,279        732      4,067       2,138
Net cash provided by (used in) investing activities.......       (636)     1,589     (4,456)    (2,521)    (3,248)     (3,155)
Net cash provided by (used in) financing activities.......      2,615      1,878     (3,508)     1,031     (1,909)       (154)
Call center facilities at end of period...................          2          5          6          6          6           6
Teleservices workstations at end of period................        500      1,472      2,946      3,275      3,238       3,238


                                                               1998
                                                            -----------

STATEMENTS OF OPERATIONS DATA
Revenues(1)...............................................   $  64,766
Gross profit..............................................      15,895
Operating expenses........................................      17,817
Depreciation and amortization.............................       3,124
Income (loss) from continuing operations..................      (5,046)
Interest expense..........................................         739
Interest and other income.................................         178
Income (loss) from continuing operations before income
  taxes...................................................      (5,606)
Net income (loss) from continuing operations..............      (3,725)
Net income (loss)(3)......................................      (3,725)
Diluted earnings (loss) from continuing operations per
  share(5)................................................   $   (0.17)
Diluted earnings (loss) per share(5)......................   $   (0.17)
Weighted average number of common and common equivalent
  shares outstanding......................................      21,484
OTHER DATA
EBITDA(6).................................................   $  (1,921)
Net cash provided by (used in) operating activities.......        (894)
Net cash provided by (used in) investing activities.......      (2,780)
Net cash provided by (used in) financing activities.......       3,097
Call center facilities at end of period...................           6
Teleservices workstations at end of period................       3,191

                                                                                                            AS OF JUNE
                                                                                                             30, 1997
                                                                                                            -----------
                                                                                                                (IN
                                                                                                            THOUSANDS)
BALANCE SHEET DATA
Working capital...........................................................................................   $  15,080
Total assets..............................................................................................      41,223
Long-term obligations (less current maturities)...........................................................       4,754
Total liabilities.........................................................................................      12,602
Shareholders' equity......................................................................................      28,621

                                                                                                             AS OF MARCH

                                                                                                             (UNAUDITED)

                                                                                                            -------------

BALANCE SHEET DATA
Working capital...........................................................................................    $   5,283

Total assets..............................................................................................       45,095

Long-term obligations (less current maturities)...........................................................        3,706

Total liabilities.........................................................................................       21,124

Shareholders' equity......................................................................................       23,971


                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------------

(1) Includes revenues generated by ATC's teleservices subsidiary only. ATC sold its non-teleservices subsidiaries in fiscal 1994 and 1995; therefore, sales of discontinued operations are omitted.

(2) Includes an income tax benefit of $421, or $0.03 per diluted share, resulting from a change in the accounting method used to record deferred income taxes.

(3) Includes (i) in fiscal 1993, 1994 and 1995, income (loss) from operations of discontinued business segments of $1,999, or $0.15 per diluted share, $109, or $0.01 per diluted share, and $(109), or $(0.01) per diluted share, respectively, net of applicable taxes, and (ii) in fiscal 1994, the gain on the disposition of the assets of a discontinued business segment of $2,547, or $0.18 per diluted share, net of applicable taxes.

(4) Includes an income tax benefit of $819, or $0.06 per diluted share, resulting from a change in the accounting method used to record deferred income taxes.

(5) Calculated pursuant to Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which was adopted by ATC effective December 31, 1997. All prior periods have been restated pursuant to SFAS 128.

(6) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. While it should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other measures of financial performance and liquidity under generally accepted accounting principles ("GAAP"), EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

               SUMMARY IQI HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary historical consolidated financial data for IQI and subsidiaries (formerly Edward Blank Associates, Inc.) for the year ended December 31, 1997, for the five month period ended December 31, 1996, and for each of the four fiscal years in the period ended July 31, 1996, which have been derived from the audited consolidated financial statements of IQI. The unaudited summary historical consolidated financial data for the three-month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of IQI, which, in the opinion of IQI's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. The audited consolidated financial statements of IQI for each of the two fiscal years in the period ended July 31, 1996, for the five-month period ended December 31, 1996, and for the year ended December 31, 1997 and the unaudited consolidated financial statments for the three-month period ended March 31, 1998, appear elsewhere in this Joint Proxy Statement/Prospectus. The summary historical financial data set forth below should be read in conjunction with, and are qualified by reference to, "Selected IQI Historical Financial Information," "IQI Management's Discussion and Analysis of Financial Condition and Results of Operations", and the financial statements and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/ Prospectus.

                                                                                             FIVE MONTHS
                                                                                            ENDED DECEMBER    YEAR ENDED
                                                         YEAR ENDED JULY 31, (1)                 31,         DECEMBER 31,
                                                ------------------------------------------  --------------  --------------
                                                  1993       1994       1995       1996        1996 (2)        1997 (3)
                                                ---------  ---------  ---------  ---------  --------------  --------------
                                                                  (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices................................  $  20,069  $  31,033  $  56,179  $  57,543    $   26,756      $  115,609
  Marketing research services.................     --         --         --         --            --              18,223
                                                ---------  ---------  ---------  ---------       -------    --------------
Total revenues................................     20,069     31,033     56,179     57,543        26,756         133,832
Gross profit..................................      6,670     11,457     18,207     16,834         6,092          45,642
Operating expenses............................      5,120      7,057     16,444     13,588         8,760          36,312
Depreciation and amortization.................        888        907        856      1,314         1,024           6,093
                                                ---------  ---------  ---------  ---------       -------    --------------
Operating income (loss).......................        662      3,493        907      1,932        (3,692)          3,237
Other income, net.............................        107        142        437        877           648          --
Interest expense, net.........................        236        112         72        190           450           3,626
                                                ---------  ---------  ---------  ---------       -------    --------------
Income (loss) before income taxes.............        533      3,523      1,272      2,619        (3,494)           (389)
Income tax expense (benefit)(1)...............         45        109        314         17         1,794             595
                                                ---------  ---------  ---------  ---------       -------    --------------
Net income (loss)(5)..........................  $     488  $   3,414  $     958  $   2,602    $   (5,288)     $     (984)
                                                ---------  ---------  ---------  ---------       -------    --------------
                                                ---------  ---------  ---------  ---------       -------    --------------

OTHER DATA
EBITDA(4)(5)..................................  $   1,657  $   4,542  $   2,200  $   4,123    $   (2,020)     $    9,330
Net cash provided by (used in) operating
  activities..................................        827      1,098        368      2,915          (139)          2,016
Net cash provided by (used in) investing
  activities..................................        (74)      (237)    (1,846)    (5,858)        1,596         (25,794)
Net cash provided by (used in) financing
  activities..................................       (652)      (209)     2,113      1,651           665          26,805
Call center facilities at end of period.......                                                                        20
Teleservices workstations at end of period....                                                                     2,462
Marketing research workstations at end of
  period......................................                                                                       360


                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                                --------------------

                                                    (UNAUDITED)
                                                  1997       1998
                                                ---------  ---------

STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices................................  $  23,438  $  34,194
  Marketing research services.................     --          8,019
                                                ---------  ---------
Total revenues................................     23,438     42,213
Gross profit..................................      7,733     15,384
Operating expenses............................      6,440     11,991
Depreciation and amortization.................      1,058      2,377
                                                ---------  ---------
Operating income (loss).......................        235      1,016
Other income, net.............................     --         --
Interest expense, net.........................        543      1,216
                                                ---------  ---------
Income (loss) before income taxes.............       (308)      (200)
Income tax expense (benefit)(1)...............        (36)       260
                                                ---------  ---------
Net income (loss)(5)..........................  $    (272) $    (460)
                                                ---------  ---------
                                                ---------  ---------
OTHER DATA
EBITDA(4)(5)..................................  $   1,293  $   3,393
Net cash provided by (used in) operating
  activities..................................     (1,089)     1,115
Net cash provided by (used in) investing
  activities..................................     (1,060)    (2,158)
Net cash provided by (used in) financing
  activities..................................      1,249       (288)
Call center facilities at end of period.......                    20
Teleservices workstations at end of period....                 2,462
Marketing research workstations at end of
  period......................................                   360

                                                                                                                          AS OF
                                                                                                                        MARCH 31,
                                                                                                       AS OF DECEMBER      1998
                                                                                                          31, 1997     (UNAUDITED)
                                                                                                       --------------  ------------
                                                                                                              (IN THOUSANDS)

BALANCE SHEET DATA
Cash and cash equivalents............................................................................    $    5,288     $    3,957
Total assets.........................................................................................       101,736        104,899
Total debt (less current maturities).................................................................        51,257         51,071
Stockholders' equity.................................................................................        30,573         30,113

                                                                                               (FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------------

(1) Through July 31, 1996, IQI had a fiscal year end of July 31. IQI operated as a subchapter S-corporation through November 17, 1996, at which time it became a C-corporation for tax purposes and changed its fiscal year from July 31 to December 31.

(2) Represents operations of IQI for the period from August 1, 1996 to December 31, 1996. Amounts include the acquisition of Lexi International, Inc. ("Lexi") on November 22, 1996.

(3) Includes the acquisition of InterServ Services Corporation ("InterServ") as of July 12, 1997 (the "InterServ Acquisition").

(4) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. While it should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other measures of financial performance and liquidity under GAAP. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure or working capital requirements. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(5) The historical results of operations include certain non-recurring expenses which are summarized in the table below.

                                                                                              FIVE MONTHS
                                                                                            ENDED DECEMBER      YEAR ENDED
                                                           YEAR ENDED JULY 31,                    31,          DECEMBER 31,
                                                ------------------------------------------  ---------------  -----------------
                                                  1993       1994       1995       1996          1996              1997
                                                ---------  ---------  ---------  ---------  ---------------  -----------------
                                                                                (IN THOUSANDS)

Actual officer's salary.......................  $     476  $   1,312  $   7,063  $   2,417     $     116         $      --

Lexi and IQI bonuses and compensation, legal
 and audit fees, and software licensing
 expenses.....................................     --         --         --            810         2,490               443
                                                ---------  ---------  ---------  ---------        ------             -----

Total non-recurring expenses..................  $     476  $   1,312  $   7,063  $   3,227     $   2,606         $     443
                                                ---------  ---------  ---------  ---------        ------             -----
                                                ---------  ---------  ---------  ---------        ------             -----


                                                 THREE MONTHS ENDED

                                                     MARCH 31,
                                                --------------------
                                                  1997       1998
                                                ---------  ---------

Actual officer's salary.......................  $      --  $      --
Lexi and IQI bonuses and compensation, legal
 and audit fees, and software licensing
 expenses.....................................        123         --
                                                ---------  ---------
Total non-recurring expenses..................  $     123  $      --
                                                ---------  ---------
                                                ---------  ---------

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma statement of operations data of New ATC for the year ended December 31, 1997 and the three-month period ended March 31, 1998 give effect to: (i) the Merger, (ii) the transactions described under the heading "Other Transactions Related to the Merger", each as if they had occurred at the beginning of the respective periods. The summary unaudited pro forma statement of operations data for the year ended December 31, 1997 also give effect to the InterServ Acquisition as if it had occurred on January 1, 1997. The "IQI As Adjusted" data reflect the InterServ Acquisition as if it had occurred on January 1, 1997. The unaudited pro forma balance sheet data as of March 31, 1998 give effect to the transactions described in items (i) and (ii) above as if such transactions had occurred on such date. The Merger will be accounted for using the "reverse purchase" method of accounting, pursuant to which IQI will be treated as the acquiring entity for accounting purposes and the assets and liabilities of ATC will be recorded at their respective fair values and added to those of IQI as of the Effective Time.

    This pro forma information may not be indicative of the results that would have occurred had the transactions described above been completed on the dates indicated or New ATC's actual or future results or financial position. The summary pro forma statement of operations, balance sheet and other data should be read in conjunction with the "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" for IQI and ATC and the financial statements and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                         THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31, 1997                    MARCH 31, 1998
                                              ------------------------------------------------------  ------------------------
                                                   IQI         IQI AS        ATC       NEW ATC PRO        IQI          ATC
                                                HISTORICAL    ADJUSTED   HISTORICAL       FORMA       HISTORICAL   HISTORICAL
                                              --------------  ---------  -----------  --------------  -----------  -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices..............................    $  115,609    $ 122,010   $  89,610     $  211,620     $  34,194    $  21,125
  Marketing research services...............        18,223       37,143      --             37,143         8,019       --
                                              --------------  ---------  -----------  --------------  -----------  -----------
Total revenues..............................       133,832      159,153      89,610        248,763        42,213       21,125
Gross profit................................        45,642       54,178      23,900         78,078        15,384        5,391
Operating expenses..........................        36,312       43,486      25,625         69,111        11,991        5,484
Depreciation and amortization...............         6,093        7,533       3,981         12,671         2,377        1,090
                                              --------------  ---------  -----------  --------------  -----------  -----------
Operating income (loss).....................         3,237        3,159      (5,706)        (3,704)        1,016       (1,183)
Interest expense, net.......................         3,626        4,512         640          5,549         1,216          210
                                              --------------  ---------  -----------  --------------  -----------  -----------
Loss before provision for income taxes......          (389)      (1,353)     (6,346)        (9,253)         (200)      (1,393)
Income tax expense (benefit)................           595          780      (2,015)        (1,394)          260         (457)
                                              --------------  ---------  -----------  --------------  -----------  -----------
Net loss....................................    $     (984)   $  (2,133)  $  (4,331)    $   (7,859)    $    (460)   $    (936)
                                              --------------  ---------  -----------  --------------  -----------  -----------
                                              --------------  ---------  -----------  --------------  -----------  -----------
Pro forma loss per share....................    $    (0.04)   $   (0.07)  $   (0.21)    $    (0.16)    $   (0.02)   $   (0.04)
                                              --------------  ---------  -----------  --------------  -----------  -----------
                                              --------------  ---------  -----------  --------------  -----------  -----------
Pro forma weighted average number of shares
  outstanding(1)............................        27,233       29,259      20,905         50,164        29,869       21,478
                                              --------------  ---------  -----------  --------------  -----------  -----------
                                              --------------  ---------  -----------  --------------  -----------  -----------
OTHER DATA
EBITDA(2)...................................    $    9,330    $  10,692   $  (1,725)    $    8,967     $   3,393    $     (93)
Call center facilities at end of period.....            20           20           5             25            20            6
Teleservices workstations at end of period..         2,462        2,462       2,855          5,317         2,462        3,191
Marketing research workstations at end of
  period....................................           360          360      --                360           360       --


                                              NEW ATC PRO
                                                 FORMA
                                              -----------

STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices..............................   $  55,319
  Marketing research services...............       8,019
                                              -----------
Total revenues..............................      63,338
Gross profit................................      20,775
Operating expenses..........................      17,475
Depreciation and amortization...............       3,720
                                              -----------
Operating income (loss).....................        (420)
Interest expense, net.......................       1,525
                                              -----------
Loss before provision for income taxes......      (1,945)
Income tax expense (benefit)................        (237)
                                              -----------
Net loss....................................   $  (1,708)
                                              -----------
                                              -----------
Pro forma loss per share....................   $   (0.03)
                                              -----------
                                              -----------
Pro forma weighted average number of shares
  outstanding(1)............................      51,347
                                              -----------
                                              -----------
OTHER DATA
EBITDA(2)...................................   $   3,300
Call center facilities at end of period.....          26
Teleservices workstations at end of period..       5,653
Marketing research workstations at end of
  period....................................         360

                                                                                                                   NEW ATC AS OF
                                                                                                                   MARCH 31, 1998
                                                                                                                  ----------------
                                                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.................................................................................................     $   21,934
Total assets....................................................................................................        178,529
Long-term obligations (less current maturities).................................................................         61,328
Total liabilities...............................................................................................        100,818
Shareholders' equity............................................................................................         77,711

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

------------------------------

(1) Pro forma net loss per share is based on the weighted average shares outstanding after giving effect to 29,255,372 shares assumed to be issued in connection with the Merger on the basis of a January 1, 1997 transaction date. Upon completion of the Merger in 1998, the actual number of shares to be issued is expected to be 30,121,824 shares based on the number of IQI shares outstanding on April 7, 1998, the date of the Merger Agreement. Had the Merger occurred on March 31, 1998, 29,870,338 shares would have been issued in connection with the Merger. The weighted average number of shares outstanding for IQI on a historical and an "as-adjusted" basis reflect the actual weighted average number of shares outstanding multiplied by the Exchange Ratio of 9.7513, but exclude common equivalent shares from stock options issued and warrants because their effects would be antidilutive.

(2) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. While it should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other measures of financial performance and liquidity under GAAP, EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                   COMPARATIVE PER SHARE DATA OF ATC AND IQI

    Set forth below are the income (loss) from continuing operations and book value per common share data of ATC and IQI on an historical basis, a pro forma basis for ATC, and an equivalent pro forma basis for IQI. No dividends per share data has been presented as no dividends were declared or paid by ATC or IQI during the periods presented.

    The ATC pro forma data was derived by combining historical consolidated financial information of ATC and IQI, giving effect to the Merger under the "reverse purchase" method of accounting for business combinations. The equivalent pro forma data for IQI was calculated by multiplying the New ATC pro forma combined per common share data by the Exchange Ratio of 9.7513.

    The information set forth below should be read in conjunction with the respective audited consolidated financial statements and related notes of ATC and IQI included elsewhere in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                                       THREE
                                                                                                                      MONTHS
                                                   YEAR ENDED                                                       ENDED MARCH
                                                    JUNE 30,               YEAR ENDED DECEMBER 31, 1997              31, 1998
                                                      1997      --------------------------------------------------  -----------
                                                   -----------                                         EQUIVALENT
                                                   HISTORICAL   HISTORICAL    PRO FORMA   HISTORICAL    PRO FORMA   HISTORICAL
                                                       ATC        ATC(1)       NEW ATC        IQI          IQI          ATC
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Book value per share.............................       $1.31    $    1.14       $ 1.51       $ 9.98       $14.74   $     1.10
Basic earnings (loss) per share from continuing
  operations.....................................       $0.07       $(0.21 )     $(0.16 )    $ (0.35 )    $ (1.57 ) $    (0.04)
Diluted earnings (loss) per share from continuing
  operations.....................................       $0.06       $(0.21 )     $(0.16 )     $(0.35 )     $(1.57 ) $    (0.04)
Weighted average shares outstanding, basic.......      18,076       20,905       50,164        2,793          N/A       21,478
Weighted average shares outstanding,
  diluted(2).....................................      22,150       20,905       50,164        2,793          N/A       21,478


                                                                             EQUIVALENT
                                                    PRO FORMA   HISTORICAL    PRO FORMA
                                                     NEW ATC        IQI          IQI
                                                   -----------  -----------  -----------

Book value per share.............................  $     1.50   $     9.83   $    14.63
Basic earnings (loss) per share from continuing
  operations.....................................  $    (0.03 ) $    (0.15 ) $    (0.29 )
Diluted earnings (loss) per share from continuing
  operations.....................................  $    (0.03 ) $    (0.15 ) $    (0.29 )
Weighted average shares outstanding, basic.......      51,347        3,063          N/A
Weighted average shares outstanding,
  diluted(2).....................................      51,347        3,063          N/A

------------------------

(1) Represents the historical results for ATC for the four quarters ended December 31, 1997.

(2) The weighted average shares outstanding presented for the year ended December 31, 1997 and the three months ended March 31, 1998 do not include common stock equivalents because their inclusion would be antidilutive.

           OTHER PROPOSALS TO BE PRESENTED AT THE ATC ANNUAL MEETING

    At the ATC Annual Meeting, stockholders of ATC will also be asked to consider and act upon the following proposals:

Proposal No.    To approve an amendment to the ATC Charter to increase the number of
2.              authorized shares of ATC Common Stock from 27,500,000 to 100,000,000. THE
                ATC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ATC VOTE FOR THE
                INCREASE IN THE NUMBER OF AUTHORIZED SHARES. See "The ATC Annual
                Meeting--Matters to be Considered."

Proposal No.    To approve an amendment to the ATC Charter to change the corporate name of
3.              ATC to Aegis Communications Group, Inc., which amendment will become effective only upon consummation of the Merger. THE ATC BOARD RECOMMENDS
                THAT THE STOCKHOLDERS OF ATC VOTE FOR THE CHANGE OF CORPORATE NAME. See "The
                ATC Annual Meeting--Matters to be Considered."

Proposal No. 4  To approve an amendment to the ATC Charter classifying the ATC Board into three classes of four directors each, which amendment will become effective only upon consummation of the Merger. THE ATC BOARD UNANIMOUSLY RECOMMENDS
                THAT THE STOCKHOLDERS OF ATC VOTE FOR THE PROPOSED AMENDMENT. See "The ATC
                Annual Meeting--Matters to be Considered."

Proposal No.    To elect a board of directors to serve until each of their respective
5.              successors shall have been duly elected and qualified. THE ATC BOARD
                UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ATC VOTE FOR THE NOMINEES
                FOR DIRECTOR DESCRIBED HEREIN. See "The ATC Annual Meeting--Matters to be
                Considered."

Proposal No.    To approve the ATC 1998 Stock Option Plan. THE ATC BOARD UNANIMOUSLY
6.              RECOMMENDS THAT THE STOCKHOLDERS OF ATC VOTE FOR THE ATC 1998 STOCK OPTION
                PLAN. See "The ATC Annual Meeting--Matters to be Considered."

Proposal No. 7  To ratify the selection of Price Waterhouse LLP as ATC's independent auditors for the 1998 fiscal year. THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT
                THE STOCKHOLDERS OF ATC VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS
                ATC'S INDEPENDENT AUDITORS. See "The ATC Annual Meeting--Matters to be
                Considered."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED BY THE ATC STOCKHOLDERS AND THE IQI STOCKHOLDERS BEFORE VOTING ON THE PROPOSALS SET FORTH HEREIN. FOR THE PURPOSES OF THIS JOINT PROXY STATEMENT/PROSPECTUS, THE TERM "NEW ATC" SHALL MEAN AND REFER TO THE COMBINED BUSINESSES OF ATC AND IQI, AFTER GIVING EFFECT TO THE MERGER.

                          RISKS RELATED TO THE MERGER

IMPLEMENTATION OF BUSINESS STRATEGY

    The success of the Merger will depend, to a large extent, upon whether the integration of ATC's and IQI's businesses is accomplished in an efficient and effective manner. As such, ATC and IQI will be subject to the risks normally involved in the development and implementation of a new business strategy, which will involve the integration of each company's operating, administrative, finance, sales and marketing organizations, as well as each company's communication technologies and the coordination of sales efforts and streamlining facilities and backoffice operations. In addition, each company's customers will need to be reassured that their services will continue uninterrupted. Moreover, New ATC will be dependent upon a new management group to effectuate and administer the new business plan successfully. Execution of this strategy will place significant demands on New ATC's financial and management resources, and there can be no assurance that such demands will not adversely affect New ATC's future financial performance or that New ATC will be successful in fully implementing its estimated cost savings or in identifying, acquiring, managing or integrating additional operations. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of New ATC. Implementation of New ATC's strategy could also be affected by a number of factors beyond New ATC's control, such as loss of personnel, the response of competitors and regulatory developments. There can be no assurance that New ATC will be able to implement successfully the strategies that it intends to pursue and achieve profitable operations in the near and long term.

NEW MANAGEMENT

    New ATC's future success depends, to a large extent, on the efforts and abilities of the members of its management team. At the Effective Time, the Chief Executive Officer of New ATC will be Stephen A. McNeely (the current President and Chief Executive Officer of IQI) and the Chief Financial Officer of New ATC will be Matthew S. Waller (the current Chief Financial Officer of ATC). Although each of these individuals has experience with his prior company, each will have to acquaint himself with the specific operations of the other company and the resulting combined operations of New ATC. The need for New ATC's new management team to further acquaint itself with the combined business and operations, particularly when coupled with the risks associated with implementing the business strategy, may have an adverse impact on the profitability of New ATC.

    In addition, the board of directors of New ATC will initially include five nominees of ATC, five nominees of IQI and two nominees mutually agreed upon by ATC and IQI, with Michael G. Santry of ATC and Paul G. Stern of IQI as Co-Chairmen of the board. ATC has agreed to amend its bylaws to require the approval of seven directors for certain transactions (see "The Merger Agreement--Amendment to ATC Bylaws"). Although management of ATC and IQI expect that the board of directors of New ATC will be able to resolve major business issues, there can be no assurance that, given the equal allocation of board seats to each party to the Merger, deadlocks will not occur. Stockholders owning more than a majority of the voting stock of New ATC have entered into a Stockholders' Agreement whereby, for a period of two years from the date of the Merger Agreement, each such stockholder has agreed to vote its shares of New ATC capital stock in favor of the two nominees to the board of directors of New ATC selected by the representative of the other party's stockholder group.

INCREASED LEVERAGE; FUTURE CAPITAL REQUIREMENTS

    Following consummation of the Merger, New ATC will have substantially higher debt than historical ATC. On a pro forma basis as of March 31, 1998, New ATC would have approximately $58.4 million in principal amount of senior debt outstanding and $4.3 million in subordinated indebtedness, which would result in a total debt to total capitalization ratio of approximately 45%. New ATC's tangible net book value on the same pro forma basis would be approximately $1.6 million. Following consummation of the Merger, management expects that New ATC would also have additional subordinated financing provided by Thayer of approximately $4.7 million (an aggregate of approximately $8.0 million). The actual amount of indebtedness of New ATC could vary. The degree to which New ATC will be leveraged could adversely affect New ATC's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. New ATC's future capital requirements and the sufficiency of available funds will depend on numerous factors that are difficult to predict, including results of operations, the timing and cost of acquisitions and efforts to expand existing operations. If funds available through the Bank Commitment Letter and cash flows from operations are insufficient to meet current or planned operating requirements, New ATC will be required to obtain additional funds through equity or debt financings or from other sources. The terms of any equity financings may be dilutive to ATC stockholders and the terms of any debt financings are likely to contain restrictive covenants which limit New ATC's ability to pursue certain courses of action. In addition, the terms of the Bank Commitment Letter will limit ATC's ability to incur debt other than pursuant to the existing facilities. There can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, New ATC may be required to restructure its existing indebtedness or forego strategic decisions or delay, scale back or eliminate certain aspects of its operations, which could have a material adverse effect on New ATC's business, financial condition and results of operations.

FACTORS AFFECTING ABILITY TO MANAGE AND SUSTAIN GROWTH

    New ATC anticipates that its future growth will be driven primarily by industry trends toward outsourcing of telephone-based sales, marketing, and customer service operations and increased penetration by New ATC of new and existing clients and markets. Future growth will also depend on a number of factors, including the effective and timely initiation and development of client relationships, the opening of new call centers and the recruitment, motivation and retention of qualified personnel. Sustaining growth will also require the implementation of enhanced operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that New ATC will be able to manage expanding operations effectively or maintain or accelerate growth.

CONTROL BY PRINCIPAL SHAREHOLDER

    Thayer owns approximately 64% of the outstanding shares of the common stock of IQI. Upon consummation of the Merger, Thayer will beneficially own approximately 37% of the voting stock of ATC. As a result, Thayer will be able to exercise significant control over the outcome of substantially all matters requiring action by ATC's shareholders. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of ATC. Moreover, stockholders owning more than a majority of the voting stock of New ATC (including Thayer) have entered into a Stockholders' Agreement whereby, for a period of two years from the date of the Merger Agreement, each such stockholder has agreed to vote its shares of New ATC capital stock in favor of the two nominees to the board of directors of New ATC selected by the representative of the other party's stockholder group.

EXCHANGE RATIO

    The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio of
9.7513 shares of ATC Common Stock for each share of IQI Common Stock (subject to adjustment for a stock split or a dividend of securities prior to the Effective Time). Accordingly, the Exchange Ratio will not be adjusted in the event of an increase or decrease in the price of either ATC Common Stock or IQI Common Stock. The price of ATC Common Stock at the Effective Time may vary from its price at the date the Exchange Ratio was fixed and/or from its price at the date of the ATC Annual Meeting and the IQI Special Meeting. These latter variations may be the result of changes in the business, operations or prospects of ATC or IQI, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the ATC Annual Meeting or the IQI Special Meeting, there can be no assurance that the price of ATC Common Stock on the date of the ATC Annual Meeting or IQI Special Meeting will be indicative of its price at the Effective Time. The stockholders of IQI and ATC are urged to obtain current market quotations for ATC Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading price of ATC Common Stock has been, and in the future could be, subject to significant fluctuations in response to variations in quarterly operating results of ATC, the depth and liquidity of the market for ATC Common Stock, investor perception of New ATC after the Merger and the industry in which it competes, the gain or loss of significant customer contracts, changes in management or new services by New ATC or competitors, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market price for many companies in similar industries and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of ATC Common Stock. From October 1, 1996 through May 27, 1998, the market price per share of ATC Common Stock as reported on NASDAQ reached a high of $26 1/4 and a low of $1 3/16. Stockholders of IQI and ATC are urged to obtain current market quotations of ATC Common Stock.

SHARES AVAILABLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales by former IQI stockholders, will have on the market price of New ATC Common Stock prevailing from time to time. Sales of substantial amounts of New ATC Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices for New ATC Common Stock. As of the IQI Record Date, Thayer owns approximately 64% of the issued and outstanding shares of IQI Common Stock, and upon consummation of the Merger will own approximately 37% of the issued and outstanding common stock of New ATC. Although Thayer, Edward Blank and other affiliates of New ATC will be restricted from reselling their respective shares of New ATC common stock under Rule 144 and Rule 145 of the Securities Act, certain IQI stockholders have the right to nominate two of the directors to the New ATC board of directors per year for the next two years. Upon a vote of seven directors, the board may elect to register shares of common stock with the Commission for resale to the public.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    New ATC could experience quarterly variations in revenues and operating income as a result of many factors, including the timing of clients' marketing campaigns and customer service programs, the timing of additional selling, general and administrative expenses to acquire and support such new business and changes in ATC's and IQI's revenue mix among its various service offerings. In connection with certain contracts, ATC and IQI could incur costs in periods prior to recognizing revenue under those contracts. In addition, New ATC must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would likely materially and adversely affect New ATC's operating results for that quarter. Historically, revenue growth has tended to minimize significant quarterly fluctuations in ATC's and IQI's business. However, each of ATC's and IQI's business tends to be slower in the first and third quarters due to client marketing programs which are typically slower in the post-holiday and summer months.

DEPENDENCE ON KEY PERSONNEL

    The success of ATC and IQI depends in large part upon the abilities and continued service of its executive officers and other key employees. There can be no assurance that New ATC will be able to retain the services of such officers and employees. The loss of key personnel could have a material adverse effect on New ATC. In order to support its growth, New ATC will be required to effectively recruit, develop and retain additional qualified management personnel.

                           GENERAL AND INDUSTRY RISKS

RELIANCE ON MAJOR CLIENTS

    A significant portion of ATC's and IQI's revenues is derived from relatively few clients. In fiscal 1997, approximately 44% of ATC's revenues originated from AT&T and approximately 19% originated from American Express; in fiscal 1996, approximately 44% of ATC's revenues originated from AT&T, approximately 12% originated from Pacific Bell, approximately 11% originated from American Express and approximately 10% originated from U S West Communications. As a result of the reorganization of its teleservicing efforts, subsequent to June 30, 1997, ATC's largest client negotiated a price reduction in certain of its programs and reduced its service volumes. In fiscal 1997, approximately 43% of IQI's consolidated net revenue originated from one client, AT&T. The general risk of reliance on one or a few major clients includes a number of more specific business risks that may adversely impact the provider's ability to derive revenue from the client, including without limitation: the risk that a client unilaterally decides to curtail or terminate marketing programs; the risk that service or billing disputes may adversely impact the client's desire to utilize the provider's services; the risk that the customer may decide to reduce the number of providers of the subject services or otherwise consolidate its operations; and the risk that financial, competitive or operational pressure on the client may inhibit its ability to purchase services from outside providers or prompt the client to negotiate lower fees for services provided. Moreover, many of ATC's and IQI's clients are concentrated in the telecommunications, financial services, insurance and publishing industries. A significant downturn in any of these industries or a trend in any of these industries not to use, or to reduce their use of, telephone-based sales, marketing or customer management services could have a materially adverse effect on each of ATC's and IQI's business. Although each of ATC and IQI believes its relations with its major clients are good, the loss of one or more of these clients could have a material adverse effect on New ATC.

RISKS ASSOCIATED WITH ATC'S AND IQI'S CONTRACTS

    ATC's and IQI's contracts do not ensure that they will generate a minimum level of revenue, and the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of such program. Although each of ATC and IQI seeks to sign long-term contracts with their clients, the contracts generally enable the client to terminate the contract, or terminate or reduce program call volumes, on relatively short notice. Although many of such contracts require the client to pay a contractually agreed amount in the event of early termination, there can be no assurance that ATC or IQI will be able to collect such amount or that such amount, if received, will sufficiently compensate ATC and IQI for its investment in the canceled program or for the revenues it may lose as a result of early termination.

DEPENDENCE ON OUTSOURCING TREND AND INDUSTRIES SERVED

    ATC's and IQI's growth is dependent in part on continued demand for ATC's and IQI's services prompted by the trend toward outsourcing, as well as continued demand from the industries served by

ATC and IQI. If the interest in outsourcing wanes or there is a significant downturn in the telecommunications, financial services, insurance, publishing or other industries, New ATC could be materially and adversely affected.

GOVERNMENT REGULATION

    Telephone sales practices are regulated at both the Federal and state levels. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 prohibit telemarketing firms from initiating telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time, and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, the FCC rules require telemarketing firms to maintain a list of residential consumers who have stated that they do not want to receive telephone solicitations and to avoid making calls to such consumers.

    The Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 broadly authorized the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued its telemarketing sales rules which became effective December 31, 1995. Generally, these rules prohibit abusive telephone solicitation practices and impose disclosure and record keeping requirements on telemarketers.

    In addition to the rules and regulations promulgated by the FCC and the FTC, from time to time, bills are introduced in Congress, which, if enacted, would regulate the use of credit information. Neither ATC nor IQI can predict whether this legislation will be enacted and what effect, if any, it would have on the telemarketing industry.

    Most states have also enacted or are considering legislation to regulate telephone solicitations. For example, telephone sales in certain states cannot be final unless a written contract is delivered to and signed by the buyer and may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require certain telemarketers to obtain licenses and post bonds. For instance, persons selling insurance products are required to be licensed by various state insurance commissions and participate in regular continuing education programs. The industries served by ATC and IQI are subject to various state government regulation with regard to selling practices and consumer disclosure requirements.

    There can be no assurance that additional Federal or state legislation, or changes in regulatory implementation, would not limit the activities of either ATC or IQI or their respective clients in the future or significantly increase the cost of regulatory compliance.

DEPENDENCE ON LABOR FORCE

    ATC's and IQI's business is very labor intensive and characterized by high personnel turnover. Although by industry standards each of ATC and IQI believes its employees are highly qualified and well-trained, many employees receive modest hourly wages and many are part-time employees. A higher turnover rate among ATC's and IQI's employees would increase New ATC's recruiting and training costs and decrease operating efficiencies and productivity. Some of ATC's and IQI's operations, such as insurance product sales, require specially trained employees. Growth in ATC's and IQI's business will require New ATC to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that New ATC will be able to continue to hire, train and retain a sufficient labor force of qualified employees. A significant portion of ATC's and IQI's costs consists of wages paid to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could materially adversely affect New ATC. To date, neither ATC nor IQI has experienced material difficulty in attracting qualified employees, but each may experience such difficulty in the future.

COMPETITION

    The telecommunications-based marketing, customer service and call center management services industry in which ATC and IQI are engaged is very competitive and highly fragmented. Competitors range in size from very small firms offering special applications or short term projects to large independent firms and the in-house operations of many clients and potential clients. A number of competitors have capabilities and resources equal to, or greater than, ATC's or IQI's. Some of ATC's and IQI's services also compete with direct mail, television, radio and other advertising media. There can be no assurance that, as ATC's and IQI's industry continues to evolve, additional competitors with greater resources than ATC and IQI will not enter the industry (or particular segments of the industry) or that ATC's and IQI's clients will not choose to conduct more of their telephone-based sales, marketing or customer service activities internally.

    The development of new forms of direct sales and marketing techniques, such as interactive home shopping through television, computer networks and other media, could have an adverse effect on the demand for New ATC's services. In addition, the increased use of new telephone-based technologies, such as interactive voice response systems, and increased use of the Internet could reduce the demand for certain of New ATC's offered services. Moreover, the effectiveness of marketing by telephone could also decrease as a result of consumer saturation and increased consumer resistance to this direct marketing tool. Although ATC and IQI attempt to monitor industry trends and respond accordingly, there can be no assurance that New ATC will be able to anticipate and successfully respond to such trends in a timely manner.

RELIANCE ON TECHNOLOGY; COMPUTER SYSTEMS

    Each of ATC and IQI has invested significantly in sophisticated and specialized telecommunications and computer technology and has focused on the application of this technology to provide customized solutions to meet its clients' needs. Each of ATC and IQI anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to maintain its competitiveness. New ATC's future success will also depend in part on its ability to continue to develop information technology solutions which keep pace with evolving industry standards and changing client demands. In addition, each of ATC's and IQI's business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty or operating malfunction, could have a materially adverse effect on New ATC's business.

TELEPHONE SERVICE DEPENDENCE

    Each of ATC's and IQI's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of New ATC's services, or any significant interruption in telephone services, could have a materially adverse impact on New ATC.

RISK OF BUSINESS INTERRUPTION

    ATC's and IQI's operations are dependent upon their respective ability to protect their call centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, technology failure or sabotage, natural disaster and other similar events. In the event New ATC experiences a temporary or permanent interruption at one or more of its call centers, through casualty, operating malfunction or otherwise, New ATC's business could be materially adversely affected and New ATC may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with New ATC. ATC and IQI maintain property and business interruption insurance; however, such insurance may not adequately compensate New ATC for any losses it may incur.

YEAR 2000 COMPLIANCE

    Due to the known risk of computational errors with respect to computer systems utilizing dates after December 31, 1999, each of ATC and IQI is currently in the process of assessing its information technology infrastructure to prepare for any potential Year 2000 impact with its clients and suppliers. Although neither ATC nor IQI has yet estimated the total costs needed for Year 2000 compliance, neither expects that these costs will have a material impact on its results of operations and financial position. Although each of ATC and IQI is committed to making its information technology infrastructure Year 2000 compliant as soon as practical, it is uncertain as to the extent its clients and suppliers may be affected by Year 2000 issues that may cause disruptions in their businesses. In the event that any significant clients or suppliers do not successfully and timely achieve Year 2000 compliance, New ATC's business or operations could be adversely affected.

OTHER UNCERTAINTIES

    Other operating, financial or legal risks or uncertainties are discussed in this Joint Proxy Statement/ Prospectus or in ATC's other filings with the Commission from time to time in specific contexts. New ATC would be subject to general economic risks, the risk of loss of a major customer and other risks and uncertainties.

                             THE ATC ANNUAL MEETING

PLACE, DATE AND TIME

    The ATC Annual Meeting will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, on Tuesday, June 30, 1998, at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED

    At the ATC Annual Meeting, the stockholders of ATC will be asked to consider and vote upon proposals to (i) approve the Merger; (ii) approve an amendment to the ATC Charter to increase the number of authorized shares of ATC Common Stock from 27,500,000 to 100,000,000; (iii) approve an amendment to the ATC Charter changing the name of ATC to "Aegis Communications Group, Inc.", which amendment will only become effective upon consummation of the Merger; (iv) approve an amendment to the ATC Charter classifying the ATC Board into three classes of four directors each, which amendment will only become effective upon consummation of the Merger, (v) elect a board of directors to serve until each of their respective successors shall have been duly elected and qualified; (vi) approve the 1998 Plan; (vii) ratify the selection of Price Waterhouse LLP to serve as ATC's independent auditors for the 1998 fiscal year; and (viii) such other business as may come before the ATC Annual Meeting or any adjournments or postponements thereof.

PROPOSAL ONE--THE MERGER

    At the ATC Annual Meeting, stockholders of ATC will be asked to consider and vote upon a proposal by the ATC Board to approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be accomplished in accordance with the Merger Agreement by the merger of Sub with and into IQI, pursuant to which each outstanding share of IQI Common Stock will be converted into the right to receive shares of ATC Common Stock at the Exchange Ratio. As a result of the Merger, IQI will become a wholly-owned subsidiary of ATC and holders of IQI Common Stock will become stockholders of ATC. See "The Proposed Merger"; "The Merger Agreement"; and Appendix A-- Agreement and Plan of Merger.

    The Merger is being submitted to the stockholders of ATC for approval in accordance with the rules for quotation inclusion on NASDAQ. Among other things, the NASDAQ quotation inclusion rules generally require that ATC's stockholders approve an acquisition transaction or series of related transactions that will result in the issuance of shares of ATC Common Stock if the new shares will have 20% or more of the voting power outstanding before such issuance. Because the issuance of shares of ATC Common Stock pursuant to the Merger Agreement would exceed 20% of the voting power currently outstanding, the proposal is being submitted to ATC stockholders for approval in accordance with NASDAQ rules. See "The Proposed Merger."

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE MERGER.

PROPOSAL TWO--AMENDMENT TO THE ATC CHARTER INCREASING THE NUMBER OF AUTHORIZED
  SHARES OF ATC COMMON STOCK

    At the ATC Annual Meeting, the ATC stockholders will be asked to consider and vote upon a proposal to amend the ATC Charter to increase the number of shares of ATC Common Stock authorized for issuance from 27,500,000 to 100,000,000. This amendment was adopted by the ATC Board on April 7, 1998, subject to stockholder approval.

    ATC's authorized capital stock currently consists of a total of 27,500,000 shares of ATC Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("ATC PREFERRED STOCK"). There are no preemptive rights associated with any of ATC's Common Stock. As of the ATC Record Date, there were outstanding 21,478,624 shares of ATC Common Stock, options to purchase approximately 3,719,000 shares of ATC Common Stock, warrants to purchase up to 2,100,000 shares of ATC Common Stock and rights to convert shares of common stock in ATC's operating subsidiary for 55,384 shares of ATC Common Stock. There are 29,778 shares of ATC Preferred Stock issued and outstanding, which are convertible into 59,556 shares of ATC Common Stock.

    The Merger will require the issuance of approximately 34,247,000 shares (including shares issuable upon the exercise of IQI Stock Options and warrants) of ATC Common Stock. In addition to the shares issued in connection with the Merger, the ATC Board believes that it is in the best interests of ATC to have additional shares of ATC Common Stock available for issuance at its discretion for possible future acquisitions, stock splits, stock dividends, employee benefit plans, equity financing and other corporate purposes.

    The additional shares of ATC Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of ATC Common Stock. Adoption of the proposed amendment and issuance of ATC Common Stock would not affect the rights of the holders of currently outstanding ATC Common Stock, except for effects incidental to increasing the number of shares of ATC Common Stock outstanding, including possible dilution of the equity interests of existing stockholders or reduction of the proportionate voting power of existing stockholders. In addition, the issuance of additional shares could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ATC, thereby delaying, deferring or preventing a change in control of ATC, although this is not the intention of this proposal. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to the ATC Charter with the Secretary of State of Delaware.

    The additional shares of ATC Common Stock may be issued, subject to certain exceptions, by the ATC Board at such times, in such amounts, and upon such terms as the ATC Board may determine without further approval of the stockholders. Stockholders have no preemptive rights to subscribe to additional shares when issued. To accomplish this proposed increase in ATC Common Stock, the first sentence of Article Fourth of the ATC Charter must be amended to be and read as follows:

       "FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, par value $0.01 per share, and (b) 1,000,000 shares of Preferred Stock, par value $.01 per share."

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE ATC CHARTER.

PROPOSAL THREE--AMENDMENT TO THE ATC CHARTER CHANGING THE NAME OF ATC TO "AEGIS
  COMMUNICATIONS GROUP, INC."

    At the ATC Annual Meeting, the ATC stockholders will also be asked to consider and vote upon a proposal to amend the ATC Charter to change the name of ATC to "Aegis Communications Group, Inc." This amendment was adopted by the ATC Board on April 7, 1998, subject to stockholder approval, and will only become effective upon consummation of the Merger.

    To accomplish this change in the name of ATC, Article First of the ATC Charter must be amended to be and read as follows:

       "FIRST. The name of the Corporation is Aegis Communications Group, Inc."

       THE ATC BOARD RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE ATC CHARTER.

PROPOSAL FOUR--AMENDMENT TO THE ATC CHARTER CLASSIFYING THE ATC BOARD INTO THREE
  CLASSES

    On April 7, 1998, the ATC Board approved a proposed amendment to Article Seventh of the ATC Charter, which will divide the ATC Board into three classes of four directors each, with one class having an initial term of one year, one class having an initial term of two years, and one class having an initial term of three years. At each annual meeting of ATC stockholders, commencing with the annual meeting of stockholders to be held in 1999, four directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. This proposed amendment will only become effective upon consummation of the Merger.

    As set forth in the ATC Bylaws, any vacancy occurring in the ATC Board may be filled by the affirmative vote of a majority of the remaining directors. A director so elected to fill a vacancy shall serve for the unexpired term of his predecessor in office. ATC believes that a classified board of directors will help assure the continuity and stability of the ATC Board and ATC's business strategies and policies. The classified board provision could increase the likelihood that, in the event of a takeover of ATC by a third party, incumbent directors will retain their positions. In addition, the classified board provision will help ensure that the ATC Board, if confronted with an unsolicited acquisition proposal from a third party that has acquired a block of the voting stock of ATC, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders. In addition, a classified board could have the effect of making it more difficult for a third party to obtain control of the ATC Board, thereby delaying, deferring or preventing a change in control of ATC, although this is not the intention of this proposal.

    To accomplish this change in the ATC Charter, Article Seventh of the ATC Charter must be amended to be and read as follows:

       "SEVENTH. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock designation, the number of the directors of the Company will not be less than two nor more than twelve and will be fixed from time to time in the manner described in the bylaws of the Company. The directors will be divided into three classes designated as Class I, Class II, and Class
       III. Each Class of directors will stand for election at the 1998 annual stockholders' meeting for the following terms: Class I directors will be elected for a three-year term; Class II directors will be elected for a two-year term; and Class III directors will be elected for a one-year term. At each following annual stockholders' meeting, commencing with the 1999 annual stockholders' meeting, each of the successors to the directors of the Class whose term will expire at such annual meeting will be elected for a term running until the third annual meeting succeeding his or her election and until his or her successor has been duly elected and qualified."

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE ATC CHARTER.

PROPOSAL FIVE--ELECTION OF DIRECTORS

    The ATC Annual Meeting will also include the election of directors. In the event Proposal No. 1 and Proposal No. 4 are approved, the ATC Annual Meeting will also include the election of four Class I directors to serve for an initial three-year term, four Class II directors to serve for an initial two-year term, and four Class III directors to serve for an initial one-year term. Five of the nominees for director have been nominated by the ATC Board, five of the nominees for director have been nominated by the IQI Board, and two of the nominees have been jointly nominated by the ATC Board and the IQI Board, as required by the Merger Agreement. See "ATC Management--Directors and Executive Officers of ATC" and "Management and Operations after the Merger."

    In the event Proposal No. 1 is approved and Proposal No. 4 is not approved, the ATC Annual Meeting will also include the election of twelve directors to serve until the next annual meeting of ATC stockholders and until their successors have been duly elected and qualified. Five of the nominees for director have been nominated by the ATC Board, five of the nominees for director have been nominated by the IQI Board, and two of the nominees have been jointly nominated by the ATC Board and the IQI Board, as required by the Merger Agreement. See "ATC Management--Directors and Executive Officers of ATC" and "Management and Operations after the Merger."

    In the event Proposal No. 1 is not approved, the ATC Annual Meeting will also include the election of seven directors to serve until the next annual meeting of ATC stockholders and until their successors have been duly elected and qualified, all of which have been nominated by the ATC Board. See "ATC Management--Directors and Executive Officers of ATC."

    If Proposal No. 1 and Proposal No. 4 are approved, the ATC Board's nominees for the ATC Board are William G. Moore, Jr. (Class I), Darryl D. Pounds (Class
I), Michael G. Santry (Class II), Matthew S. Waller (Class II), David L. Malcolm (Class III), and Daniel H. Chapman (Class III). The IQI Board's nominees for the ATC Board are Peter V. Ueberroth (Class I), Drew Lewis (Class I), Frederic V. Malek (Class II), Paul G. Stern (Class II), Stephen A. McNeely (Class III), and Edward Blank (Class III), all of whom are current members of the IQI Board. If Proposal No. 1 is approved and Proposal No. 4 is not approved, the nominees for the ATC Board are the twelve individuals listed above. For more information regarding the nominees for directors to the ATC Board, see "ATC Management--Directors and Executive Officers of ATC" and "Management and Operations after the Merger."

    In the event Proposal No. 1 is not approved, the ATC Board's nominees for director are Michael G. Santry, Matthew S. Waller, Patrick V. Stark, Jerry L. Sims, Jr., Darryl D. Pounds, J. Michael Allred and J. Frank Mermoud. All of the foregoing seven nominees are currently members of the ATC Board. For a description of the business experience of each of the seven nominees for director to the ATC Board, see "ATC Management--Directors and Executive Officers of ATC."

    Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the twelve nominees for the ATC Board as described herein. The proxies cannot be voted for more than twelve nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the ATC Board may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL SIX--ADOPT THE ATC 1998 STOCK OPTION PLAN

    At the ATC Annual Meeting, ATC stockholders will be asked to consider and vote upon the 1998 Plan. The terms of the 1998 Plan were adopted by the ATC Board on April 7, 1998, subject to stockholder approval. Certain options granted under the 1998 Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Code ("INCENTIVE STOCK OPTIONS") while certain other options granted under the 1998 Plan will constitute nonqualified options. The 1998 Plan is being submitted for approval by the stockholders of ATC to permit the granting of Incentive Stock Options and to ensure full deductibility by ATC of option exercises by executives under the Code. A summary of the material features of the 1998 Plan follows. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the 1998 Plan, a copy of which is attached as Appendix D and is incorporated herein by reference.

    PURPOSE OF THE 1998 PLAN. The purposes of the 1998 Plan are to (a) provide a sufficient number of shares of ATC Common Stock subject to options that are to be issued by ATC upon the assumption by ATC of the issued and outstanding IQI options and (b) furnish additional equity incentives to directors, consultants, officers and key employees of ATC. The additional equity incentives are designed to increase shareholder value and to advance the interests of ATC by furnishing incentives to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of ATC. Because ATC has successfully used stock options to attract and retain directors, advisory directors, consultants, officers and key employees in the past, the ATC Board determined that it would be in ATC's best interest to adopt a new stock option plan.

    SHARES ISSUABLE THROUGH THE 1998 PLAN. The total number of shares of ATC Common Stock issuable under the 1998 Plan shall be 7,500,000 shares, provided, however, that on January 1 of each year (commencing on January 1, 1999), the aggregate number of shares of ATC Common Stock then issuable upon the exercise of options shall be increased by the same percentage that the total number of issued and outstanding shares of ATC Common Stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). Shares of ATC Common Stock subject to stock options that are canceled, terminated or forfeited will again be available for issuance under the 1998 Plan. The aggregate number of shares of ATC Common Stock with respect to which options may be granted to any single executive officer in any one calendar year shall not exceed 1,500,000.

    The 1998 Plan is submitted to the stockholders for approval in order to comply with the provisions of Section 162(m) of the Code. Section 162(m) limits the tax deduction available to a company with respect to compensation paid to certain of its executive officers unless, among other conditions, the compensation is "performance based" and is paid pursuant to a plan approved by stockholders.

    Each stock option granted under the 1998 Plan will be evidenced by a stock option agreement containing such terms and provisions as are approved by ATC's Compensation Committee and executed on behalf of ATC by an appropriate officer. The per share exercise price of each stock option is determined by the Compensation Committee, but will in no event be less than the fair market value of ATC Common Stock at the time the stock option is granted. Vesting of the stock options will be determined by the Compensation Committee, under terms and conditions set forth in each stock option agreement. However, no Incentive Stock Option shall be exercisable at any time after the expiration of ten (10) years from the date of grant; provided, however, that if a participant with respect to an Incentive Stock Option is a 10% shareholder on the date of grant of such Incentive Stock Option, then such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its date of grant.

    Upon exercise of a stock option under the 1998 Plan, the exercise price for the purchased shares will be immediately payable in cash, by check, or at the Compensation Committee's election, shares of ATC Common Stock that the optionee has owned for at least six months, having a fair market value on the date immediately preceding the exercise date equal to the exercise price. The Compensation Committee may, but is not required to, make financing available to the participant for the purchase of shares of ATC Common Stock pursuant to such stock option on such terms as it shall specify.

    The ATC Board has the discretion at the time of a grant or at any time prior to or upon the occurrence of a change of control or potential change of control, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

    Options granted under the 1998 Plan are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by such optionee.

    TERMINATION OF EMPLOYMENT. If a participant dies or becomes disabled, all vested options may be exercised at any time within one year (or the remaining term of the stock option, if less). If a participant

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
ceases to be an ATC officer or employee for any other reason, he or she must exercise any vested options within three months (or their remaining term, if less).

    ADMINISTRATION OF THE 1998 PLAN. The Compensation Committee of the ATC Board will administer the 1998 Plan. The Compensation Committee is generally empowered to interpret the 1998 Plan, to prescribe, and rescind rules and regulations relating to it, and to determine the terms and provisions of the respective stock option agreements. The ATC Board or the Compensation Committee may amend or discontinue the 1998 Plan at any time subject to certain restrictions set forth in the 1998 Plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted stock option award without the consent of the recipient thereof. Shareholder approval is required if the number of shares issuable under the 1998 Plan is increased or the class of eligible employees is changed.

    FEDERAL INCOME TAX CONSEQUENCES. The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state, local and foreign income tax consequences applicable to transactions involving stock options.

    Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will ATC normally receive any deduction for federal income tax purposes upon the grant of a stock option.

    When a nonqualified stock option granted pursuant to the 1998 Plan is exercised, the employee generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the ATC Common Stock as to which the stock option is exercised and the aggregate fair market value of the ATC Common Stock on the exercise date, and ATC generally will be entitled to a deduction in the year the stock option is exercised equal to the amount the employee is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an optionee who is also an employee of ATC will be subject to tax withholding by ATC. The basis for determining gain or loss upon a subsequent disposition of ATC Common Stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to ATC for the ATC Common Stock increased by an amount included in the optionee's taxable income resulting from the exercise of such stock option. The holding period for determining the rate of tax on gain or loss on such subsequent disposition generally begins on the date on which the optionee acquires the ATC Common Stock.

    An employee generally will not recognize any income upon the exercise of an Incentive Stock Option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an Incentive Stock Option, provided that the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the Incentive Stock Option (the "REQUIRED HOLDING PERIODS"). An employee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the stock option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The remaining gain or loss is generally treated as capital gain or loss, with the tax rate depending on how long the shares are held. ATC will not be entitled to a federal income tax deduction in connection with the exercise of an Incentive Stock Option, except where the employee disposes of the shares of ATC Common Stock received upon exercise before the expiration of the Required Holding Periods.

    THIS SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON THE PARTICIPANTS IN THE 1998 PLAN DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.

    OTHER. The 1998 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is it qualified under Section 401(a) of the Code. The 1998 Plan does not provide any person with the right to create a lien on any funds, securities or other property held under the 1998 Plan.

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1998 PLAN.

    PROPOSAL SEVEN--RATIFICATION OF PRICE WATERHOUSE LLP AS ATC'S INDEPENDENT AUDITORS

    The Audit Committee of the ATC Board has selected Price Waterhouse LLP to serve as ATC's independent auditors for the 1998 fiscal year.

       THE ATC BOARD UNANIMOUSLY RECOMMENDS THAT ATC STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP TO SERVE AS ATC'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

RECORD DATE AND VOTING

    Only holders of record of ATC Common Stock on the ATC Record Date are entitled to notice of, and to vote at, the ATC Annual Meeting. There were issued and outstanding 21,478,624 shares of ATC Common Stock on the ATC Record Date. Each holder of ATC Common Stock will be entitled to one vote, in person or by proxy, for each share of ATC Common Stock standing in his or her name on the books of ATC on the ATC Record Date on any matter submitted to a vote of the ATC stockholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the ATC Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

VOTE REQUIRED

    The affirmative vote of the holders of shares of ATC Common Stock, having a plurality of the voting power of ATC, in person or by proxy, is required to elect directors. The affirmative vote of the holders of shares of ATC Common Stock, having a majority of the voting power of the total issued and outstanding common stock of ATC (regardless of the number of shares actually voting at the ATC Annual Meeting), in person or by proxy, is required to approve the proposed amendments to the ATC Charter. The affirmative vote of the holders of shares of the ATC Common Stock, having a majority of the voting power of the shares actually voted at the ATC Annual Meeting, either in person or by proxy, at the ATC Annual Meeting, is required to approve the Merger, adopt the 1998 Plan and ratify the selection of ATC's independent auditors.

PROXY SOLICITATION, REVOCATION AND EXPENSES

    All proxies that are properly completed, signed and returned prior to the ATC Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by
(i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the ATC Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.

    Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of each of the proposals considered and of each of the nominees for director named herein.

    The expense of preparing, printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies from ATC stockholders will be borne by ATC. It is contemplated that ATC proxies will be solicited through the mail. ATC has retained D.F. King, Inc. to assist in the solicitation of proxies and has agreed to pay D.F. King, Inc. a $5,000 base fee, $3 per shareholder contact, plus out of pocket expenses, for such services.

DISSENTERS' APPRAISAL RIGHTS

    Holders of ATC Common Stock will not have any dissenters' appraisal rights in connection with, or as a result of, the matters to be acted upon at the ATC Annual Meeting. See "The Proposed Merger-- Dissenters' Appraisal Rights."

                            THE IQI SPECIAL MEETING

PLACE, DATE, AND TIME

    The IQI Special Meeting will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, NY 10022, on Tuesday, June 30, 1998, at 10:30 a.m., local time.

MATTERS TO BE CONSIDERED

    The purpose of the IQI Special Meeting is to consider and vote upon a proposal by the IQI Board to approve the Merger on the terms and conditions set forth in the Merger Agreement and such other matters as may properly come before the IQI Special Meeting. The Merger will be accomplished in accordance with the Merger Agreement by a statutory merger of Sub with and into IQI, pursuant to which each outstanding share of IQI Common Stock will be converted into the right to receive 9.7513 shares of ATC Common Stock. As a result of the Merger, IQI will become a wholly-owned subsidiary of ATC and holders of IQI Common Stock will become stockholders of ATC. See "The Proposed Merger" and Appendix A--Agreement and Plan of Merger. Under the NYBCL and the IQI Bylaws, no substantive business other than that referred to in the accompanying Notice of Special Meeting of Stockholders may be transacted at the IQI Special Meeting.

       THE IQI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT IQI STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

RECORD DATE AND VOTING

    The IQI Board has fixed the close of business on May 15, 1998, the IQI Record Date, as the record date for the determination of stockholders entitled to notice of and to vote at the IQI Special Meeting. On the IQI Record Date there were 3,098,433 shares of IQI Common Stock outstanding held by 52 stockholders of record.

    The presence in person or by proxy of holders of IQI Common Stock entitled to cast a majority of all the votes entitled to be cast at the IQI Special Meeting will constitute a quorum for the transaction of business. In the event that a quorum is not present at the IQI Special Meeting or that the shares of IQI Common Stock voting for the proposal to approve the Merger are not sufficient to approve the Merger, it is anticipated that the IQI Special Meeting will be adjourned to solicit additional proxies, unless the shares of IQI Common Stock voted against the proposal to approve the Merger are sufficient to defeat the proposal. In the event the IQI Special Meeting is adjourned to solicit additional proxies, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the IQI Special Meeting, except for proxies that have effectively been revoked or withdrawn.

VOTE REQUIRED

    The affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of IQI Common Stock is required to approve the Merger.

    THAYER, ITC SERVICE COMPANY, THE EDWARD BLANK 1995 GRANTOR RETAINED ANNUITY TRUST AND EDWARD BLANK, IQI STOCKHOLDERS WHO IN THE AGGREGATE OWN APPROXIMATELY 85% OF THE VOTING CAPITAL STOCK OF IQI, HAVE EXECUTED AN IRREVOCABLE PROXY AGREEMENT PURSUANT TO WHICH A DESIGNEE OF ATC HAS BEEN GRANTED AUTHORITY TO VOTE THEIR RESPECTIVE SHARES IN FAVOR OF THE MERGER, WHICH VOTE IS SUFFICIENT UNDER THE NYBCL AND THE IQI BYLAWS TO APPROVE THE MERGER.

PROXY SOLICITATION, REVOCATION AND EXPENSES

    All proxies that are properly completed, signed and returned prior to the IQI Special Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by
(i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the IQI Special Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy statement dated subsequent to the date thereof to the addressee named in the enclosed proxy.

    Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the Merger.

    The expense of preparing and printing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies from IQI stockholders will be borne by ATC. The expense of mailing such materials to IQI stockholders will be borne by IQI. It is contemplated that IQI proxies will be solicited through the mail.

DISSENTERS' APPRAISAL RIGHTS

    Under the NYBCL, stockholders of record of IQI at the close of business on May 15, 1998 will be entitled to enforce their right to receive payment of the fair value of their shares and the other rights and benefits provided by section 910 of the NYBCL if, in accordance with section 623 of the NYBCL, the stockholder (i) has filed with IQI either prior to the special meeting of stockholders to be held on June 30, 1998 or at such meeting, but before the vote, written objection to the Merger and (ii) after receiving written notice of the authorization of the Merger by the requisite stockholders, has filed with IQI written notice of his election to dissent and demand payment of the fair value of his shares. "FAIR VALUE" for purposes of dissenters' rights will be determined excluding any element of value arising from the accomplishment or expectation of the Merger.

    IN ORDER TO EXERCISE RIGHTS AS A DISSENTING STOCKHOLDER, A STOCKHOLDER OF IQI MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OF THE NYBCL. THE REQUIRED PROCEDURES MUST BE FOLLOWED EXACTLY OR DISSENTERS' RIGHTS MAY BE LOST.

    See "The Proposed Merger--Dissenters' Appraisal Rights"; "The Merger Agreement--Conditions to Consummation of the Merger" and Appendix C--New York Appraisal Rights and Procedures.

                              THE PROPOSED MERGER

    A copy of the Merger Agreement is attached as Appendix A and incorporated herein by reference. The Merger Agreement contains certain representations and covenants of ATC, Sub and IQI, certain conditions to the consummation of the Merger, and other terms and provisions respecting the Merger and related transactions. Capitalized terms which are used but not defined in this section shall have the meaning assigned to such terms in the Merger Agreement.

    SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT. ALL ATC AND IQI STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

DESCRIPTION OF THE MERGER

    The Merger Agreement provides that, at the Effective Time, Sub will merge with and into IQI, and IQI will become a wholly-owned subsidiary of ATC. By virtue of the Merger, (i) each share of IQI Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will automatically be converted into the right to receive shares of ATC Common Stock based on the Exchange Ratio, and (ii) each share of Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, $.01 par value per share, of the Surviving Corporation.

    At the Effective Time, each IQI stock option which is outstanding immediately prior to the Effective Time will be assumed by ATC and converted automatically into a new option to purchase shares of ATC Common Stock based on the Exchange Ratio, provided that any fractional shares of ATC Common Stock resulting from such conversion will be rounded up to the nearest whole share. The exercise price for each assumed option will be equal to the existing exercise price set forth in the IQI stock option divided by the Exchange Ratio, provided that such exercise price will be rounded down to the nearest cent. After the Effective Time, each new option will be exercisable and will vest upon the same terms and conditions as were applicable to the IQI stock option immediately prior to the Effective Time. See "The Merger Agreement--Effect on IQI Stock Options and IQI Warrants."

    At the Effective Time, each warrant to purchase IQI Common Stock that is outstanding immediately prior to the Effective Time will be assumed by ATC and converted automatically into a new warrant to purchase shares of ATC Common stock based on the Exchange Ratio, provided that any fractional shares of ATC Common stock resulting from such conversion will be rounded up to the nearest whole share. The exercise price per share of ATC Common Stock under each new warrant shall be equal to the exercise price per share of IQI Common Stock in the existing warrant divided by the Exchange Ratio. After the Effective Time, each new warrant will be exercisable and will vest upon the same terms and conditions as were applicable to the related IQI warrant immediately prior to the Effective Time. See "The Merger Agreement--Effect on IQI Stock Options and IQI Warrants."

    Based on the number of shares of IQI Common Stock outstanding on the IQI Record Date, ATC will issue approximately 34,247,000 shares, or rights to acquire shares, of ATC Common Stock pursuant to the Merger (assuming no Dissenting Shares) and holders of IQI Common Stock and IQI stock options and warrants would be entitled to receive in a tax-free exchange approximately 57.5% of the post-Merger, fully-diluted outstanding shares of ATC Common Stock.

    The vesting of certain outstanding options to acquire shares of ATC Common Stock under the existing 1996 ATC Stock Option and Restricted Stock Plan, or 530,334 shares of ATC Common Stock, and under the existing 1992 ATC Stock Option Plan, or 554,000 shares of ATC Common Stock, will accelerate upon consummation of the Merger because the Merger constitutes a change of control under each such plan and the underlying stock option agreements provide for such acceleration.

BACKGROUND OF THE MERGER

    On March 24, 1997, Paul G. Stern, a partner of Thayer, met with the management of ATC for a general overview of ATC's business and a tour of some of its facilities. Dr. Stern also met with Michael G. Santry, the Chairman of ATC to discuss the progress and business prospects of IQI. The introduction and meeting was arranged by J. Frank Mermoud, a director of ATC.

    On April 16, 1997, Mr. Santry and Mr. Mermoud met with Rick Rickertsen and Dr. Stern, partners of Thayer, at a meeting at Thayer's offices in Washington, D.C.

    On April 30, 1997, ATC entered into a mutual confidentiality agreement with IQI.

    On May 12, 1997, Mr. Santry and other representatives of ATC met at Thayer's offices with Mr. Rickertsen and other representatives of Thayer to discuss the parties' interest in a business combination.

    On July 8, 1997, ATC engaged the investment banking firm of CIBC Oppenheimer Corp. to serve as ATC's financial advisor in identifying and negotiating possible strategic alternatives and financing transactions for ATC, which included a possible combination with IQI.

    On August 12, 1997, Stephen A. McNeely, several representatives from IQI and representatives of CIBC Oppenheimer and Thayer met in ATC's offices with Arthur Chavoya, ATC's then Chief Executive Officer and President, and several members of senior management from ATC to exchange and review information with regard to the operations of their respective companies.

    On October 21, 1997, Eric Croson, Chief Financial Officer of IQI, met at ATC's offices with Matthew S. Waller, Chief Financial Officer of ATC, and Scott
D. Guffey, Vice President of Mergers and Acquisitions of ATC, to discuss the potential operational efficiencies and savings that could be achieved in a merger of ATC and IQI.

    On November 18, 1997, Mr. Santry and Mr. Rickertsen met in New York to discuss the terms of the proposed merger.

    On or about November 24, 1997, Thayer and IQI sent an initial draft of the proposed terms of a merger for review by ATC and CIBC Oppenheimer. Based upon the initial draft of the proposed terms, the executive officers of ATC authorized CIBC Oppenheimer to explore the possible terms of a business combination, including possible exchange ratios. From November 25, 1997 through February 24, 1998, representatives from CIBC Oppenheimer and the executive officers of ATC negotiated the proposed terms of a merger with IQI.

    On February 18, 1998, the ATC Board met, together with its executive officers, to consider the possible strategic benefits of the proposed merger and the economic terms on which the proposed merger might be beneficial to ATC. After deliberations, the ATC Board authorized Mr. Santry and its other executive officers with the assistance of CIBC Oppenheimer to proceed with the negotiations with representatives of IQI and Thayer.

    On February 20, 1998, Mr. McNeely and representatives of IQI management and Thayer met via conference call with Mr. Santry and Mr. Waller about a preliminary due diligence schedule.

    On February 24, 1998, the executive officers of IQI and representatives of Thayer met with the executive officers of ATC and representatives from CIBC Oppenheimer to negotiate the key terms and logistics of the proposed merger, the refinancing of ATC's debt and a proposed capital infusion by Thayer in the combined enterprise. The parties then signed a letter of intent setting forth the key terms of the proposed merger.

    From February 24, 1998 through April 7, 1998, senior management of the two companies and representatives of Thayer, together with outside legal counsel and CIBC Oppenheimer, continued negotiation of a definitive merger agreement and related agreements and continued their due diligence review of each other's (and their respective subsidiaries') business, operations and financial condition. The principal terms negotiated during this time included, without limitation, the conditions precedent to the proposed merger, the percentage ownership that ATC equity holders would hold in the combined enterprise, corporate governance issues, the specific rights of the parties to terminate a merger agreement once executed, the specific representations and warranties to be made by each party, the definitive terms of voting agreements by the principal stockholders of IQI and ATC, and the terms on which Thayer would provide interim working capital financing or other accommodations for ATC. In addition, IQI negotiated waivers and additional commitments with its senior lenders regarding the transaction contemplated by the proposed merger.

    On March 5, 1998, members of the IQI Board and management met informally to consider the proposed merger. IQI's management reviewed for members of the IQI Board such matters as the history of the negotiations and proposed terms of the proposed merger, pertinent information obtained regarding ATC and preliminary plans for integrating the two companies. In addition to the foregoing and the benefits of the proposed transaction described under "IQI's Reasons for the Merger" below, there was also considered the percentage ownership that the IQI stockholders and option holders would hold in the combined entity, the financial and strategic business implications of the proposed merger and the potential risks of the transaction. After full discussion, it was determined that IQI would continue to pursue the Merger, subject to satisfactory negotiation of final documentation and due diligence.

    Between March 5, 1998 and April 2, 1998, members of the IQI Board had numerous discussions between and among themselves regarding the Merger and the terms of the proposed Merger Agreement and related transaction documents. On April 2, 1998, the IQI Board, by unanimous written consent, concluded that the Merger is advisable and in the best interests of IQI and its stockholders and approved the Merger and the Merger Agreement.

    On April 6, 1998, the ATC Board held a special meeting to consider the proposed merger. At the special meeting, members of ATC's senior management, together with its legal and financial advisors, reviewed with the ATC Board the results of ATC's due diligence examination, terms of the proposed Merger Agreement and the other agreements related to the transaction, the background of the transaction, the potential benefits and risks of the transaction, including the strategic and financial rationale, and the status of ATC's due diligence review of IQI. CIBC Oppenheimer reported on the procedures and analyses that it had performed to date and the outstanding issues or matters that needed to be satisfied, in its sole discretion, in order to render its opinion to the ATC Board that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of ATC Common Stock. All directors were present at this meeting and voted unanimously to authorize management, subject to satisfactory negotiation of final documentation and receipt of CIBC Oppenheimer's fairness opinion, to enter into the Merger Agreement and to recommend to ATC stockholders that they vote in favor of the Merger.

    On April 7, 1998, the ATC Board held a special telephonic meeting to consider the proposed Merger Agreement, the Thayer Commitment Letter and the transactions contemplated thereby. At the meeting, the ATC Board, together with its legal and financial advisors, approved the Merger and the definitive terms of the Merger Agreement and the other agreements related to the transactions, and reviewed the potential benefits and risks of the transactions, and a summary of the financial and valuation analyses of the transactions. At the conclusion of the presentation, CIBC Oppenheimer delivered its oral opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of ATC Common Stock. See "--Opinion of Financial Advisor to ATC" for a discussion of the factors considered and the analytical methods employed by CIBC Oppenheimer in delivering such opinion. The ATC Board, by unanimous vote of the directors, likewise approved the Merger Agreement and the transactions contemplated thereby.

    On April 7, 1998, ATC and IQI entered into the Merger Agreement, and the related Thayer Commitment Letter, the Irrevocable Proxy Agreement, the Bank Commitment Letter, the Securities Purchase and Registration Rights Agreement were executed by the parties thereto.

    On the morning of April 8, 1998, ATC and IQI issued a joint press release announcing the Merger.

ATC'S REASONS FOR THE MERGER

    On February 18, April 6 and April 7, 1998, the ATC Board met to consider the advisability of the proposed Merger and the terms of the proposed Merger Agreement and related transaction documents. The ATC Board concluded that the Merger is advisable and in the best interests of ATC and its stockholders. In reaching its determination to approve the Merger Agreement, the ATC Board considered a variety of factors, although it did not assign any relative or specific weight to the factors considered. The factors considered included the following: (i) the Merger would result in a larger and more diversified company in the teleservices marketplace that should enhance ATC's competitiveness in existing markets and facilitate more rapid entry into other markets through IQI's existing operations; (ii) the businesses of ATC and IQI are compatible and the Merger should enable ATC to combine its strengths in inbound teleservices and information technology with IQI's expertise in outbound teleservices, its pay-for-performance pricing model, database analysis capability and custom marketing research to provide a more complete, single source solution for its customers' needs; (iii) the Merger offers increased sales and marketing opportunities through the addition of the IQI sales force, the client base of IQI's custom marketing research division, Elrick & Lavidge, and the extensive business contacts and relationships of IQI's controlling stockholder, Thayer;
(iv) the Merger should create synergies and economies of scale through the reduction of operational and management redundancies that should help ATC to improve its cash flow and operating margins; (v) the Merger should permit improved access to the capital markets due to the result of increased capitalization and profitability; (vi) the Merger and the cash investment in ATC by Thayer pursuant to the Thayer Commitment Letter, which was conditioned on the execution of the Merger Agreement, would provide interim financial support required by ATC for working capital needs; (vii) the terms and conditions of the proposed Merger Agreement, generally, are favorable to the ATC Stockholders; and
(viii) CIBC Oppenheimer's opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of ATC Common Stock.

    The foregoing discussion of the information and factors considered and given weight by the ATC Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the ATC Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors and information considered in reaching its determination. In addition, individual members of the ATC Board may have given different weights to different factors. Moreover, there can be no assurance that any of the expectations set forth in the preceding paragraphs will be fulfilled or that any of the expected benefits of the Merger will be realized.

ATC BOARD RECOMMENDATION OF THE MERGER

    For the reasons stated under "ATC's Reasons for the Merger," the ATC Board believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, ATC and the ATC stockholders. All members of the ATC Board were present at the meeting held on April 7, 1998, and they unanimously approved the Merger Agreement, the Merger and the related transactions, and recommended that the holders of ATC Common Stock vote "FOR" the approval of the Merger. In considering the recommendation of the ATC Board, holders of ATC Common Stock should be aware that certain officers and directors of ATC have direct and indirect interests in the consummation of the Merger, apart from their interests as stockholders of ATC, which are not identical to those of unaffiliated stockholders of ATC. See "The Proposed Merger--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR TO ATC

    CIBC Oppenheimer has acted as financial advisor to ATC in connection with the Merger. On April 7, 1998, CIBC Oppenheimer delivered its oral opinion, which opinion was subsequently confirmed in writing as of that date ("CIBC OPPENHEIMER OPINION"), to the ATC Board to the effect that, subject to the assumptions, factors, limitations and other matters set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of ATC Common Stock.

    THE FULL TEXT OF THE CIBC OPPENHEIMER OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ATC COMMON STOCK ARE URGED TO, AND SHOULD, READ THE CIBC OPPENHEIMER OPINION CAREFULLY AND IN ITS ENTIRETY. THE CIBC OPPENHEIMER OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF ATC AND IS LIMITED TO THE FAIRNESS OF THE EXCHANGE RATIO, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF ATC COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ATC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ATC ANNUAL MEETING. THE SUMMARY OF CIBC OPPENHEIMER'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with its opinion, CIBC Oppenheimer (i) reviewed the Merger Agreement and related agreements, (ii) reviewed the Annual Reports on Form 10-K of ATC for the two fiscal years ended June 30, 1997, (iii) reviewed audited consolidated financial statements and other financial information as of and for the fiscal year ended December 31, 1996 of IQI, (iv) reviewed unaudited consolidated financial statements and other financial information as of and for the fiscal year ended December 31, 1997 of IQI and certain internal financial statements and other financial and operating data concerning IQI prepared by the management of IQI, (v) reviewed Quarterly Reports on Form 10-Q of ATC for the fiscal years 1997 and 1998 to date, (vi) reviewed certain internal financial statements, management reports and other financial and operating data concerning ATC prepared by the management of ATC, (vii) reviewed certain other communications from ATC to its stockholders, (viii) reviewed certain internal financial analyses and forecasts of ATC and IQI prepared by their respective managements, (ix) held discussions with members of the managements of ATC and IQI regarding the past and current business operations, financial condition and future prospects of their respective companies and the estimates of the operating savings and other benefits and cost reductions expected by the respective managements to be realized from the Merger as well as considered the strategic rationale for the Merger as outlined to CIBC Oppenheimer by the managements of ATC and IQI, (x) reviewed the reported price and trading activity for the shares of ATC Common Stock and compared certain financial and stock market information, to the extent applicable, for ATC and IQI with similar information for other companies whose securities are publicly traded, (xi) to the extent publicly available, reviewed the financial terms of certain recent business combinations in the teleservices and call center-based industries,
(xii) analyzed the pro forma financial impact of the Merger, and (xiii) performed such other studies and analyses and considered such other financial, economic and market criteria as it considered necessary.

    In rendering its opinion, CIBC Oppenheimer, at the direction of the ATC Board, relied upon and assumed the accuracy and completeness of all the financial and other information reviewed by CIBC Oppenheimer for purposes of its opinion, without assuming responsibility for the independent verification of such information. In that regard, CIBC Oppenheimer assumed, at the direction of the ATC Board, that the financial forecasts prepared by the respective managements of ATC and IQI and other information as provided or otherwise discussed were reasonably prepared on bases reflecting the best currently available judgments and estimates of the prospects of ATC and IQI. CIBC Oppenheimer has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ATC or IQI or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal, nor did CIBC Oppenheimer make a physical inspection of all of the properties or assets of ATC or IQI. CIBC Oppenheimer's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion, and CIBC Oppenheimer has not been requested, nor has undertaken any responsibility, to update its opinion in light of future developments. CIBC Oppenheimer has further assumed, with the consent of the ATC Board, that (i) the representations and warranties contained in the Merger Agreement are true and correct in all material respects and (ii) the Merger will be consummated in accordance with the terms described in the Merger Agreement and related agreements, without any amendment thereto (including, among other things, that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, and that the Merger will be accounted for under the "reverse purchase" method of accounting whereby IQI will be treated as the acquiring entity for accounting purposes), and without waiver by ATC of any of the conditions to its obligation to close thereunder.

    In connection with rendering its opinion to the ATC Board, CIBC Oppenheimer performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC Oppenheimer. In addition, CIBC Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying CIBC Oppenheimer's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC Oppenheimer performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of ATC and IQI the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies. The forecasts provided by the managements of ATC and IQI underlying CIBC Oppenheimer's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of CIBC Oppenheimer of the actual value of ATC or IQI.

    The forecasts furnished to CIBC Oppenheimer were provided to or reviewed for CIBC Oppenheimer by the management of each of ATC and IQI. ATC and IQI do not publicly disclose internal management forecasts of the type provided to CIBC Oppenheimer in connection with the review of the Merger. Such forecasts were not prepared with a view toward public disclosure. The forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. The following is a brief summary of all material financial analyses performed by CIBC Oppenheimer in connection with its opinion and discussed with the ATC Board on April 6 and April 7, 1998.

VALUATION OF IQI

    COMPARABLE COMPANY ANALYSIS. To obtain comparative market information and other data, CIBC Oppenheimer compared certain historical and estimated earnings and operating and financial data and ratios and multiples of income statement and operating cash flow parameters of certain other publicly traded companies deemed to be generally comparable to IQI. The comparable companies selected by CIBC Oppenheimer for purposes of this analysis were: Precision Response Corporation; Sykes Enterprises, Inc.; and TeleTech Holdings, Inc. within the inbound teleservices sector; APAC Teleservices, Inc.; ICT Group, Inc.; RMH Teleservices, Inc.; SITEL Corp.; TeleSpectrum Worldwide Inc.; and West TeleServices Corporation within the outbound teleservices sector (collectively, the "IQI COMPARABLE COMPANIES"). The IQI Comparable Companies were used in this analysis because they were deemed by CIBC Oppenheimer to operate in the same general industry sectors (teleservices and call center-based) as IQI. Although CIBC Oppenheimer used the IQI Comparable Companies for comparison purposes, none of such companies is directly comparable to IQI. Financial data compared included market capitalization, firm value (defined as market capitalization plus debt less cash), revenues, operating cash flow (defined as earnings before interest, taxes, depreciation and amortization ("EBITDA")), operating income (defined as earnings before interest and taxes ("EBIT")), net income, earnings per share ("EPS"), gross margin, operating margin, net margin, historical revenues, EBITDA, net income and EPS growth, projected EPS and EPS growth rates, balance sheet data and certain expenses and expense ratio data. Multiples compared included firm value to revenues, firm value to EBITDA, firm value to EBIT, firm value to projected calendar year 1998 EBITDA and EBIT and price per share to actual and projected EPS. All projected EPS for the IQI Comparable Companies were obtained from First Call Corporation (a division of Thomson Financial Services), a third party service which summarizes the published estimates made by research analysts employed by investment banking firms, including analysts employed by CIBC Oppenheimer. Projected EPS for IQI were based upon IQI management estimates.

    Such analysis indicated that the IQI Comparable Companies traded at multiple ranges of firm value to revenues, EBITDA and EBIT, all for the trailing twelve months ended December 31, 1997, of 0.5x to 1.5x, 5.9x to 10.4x and 8.6x to 16.3x, respectively. The analysis also indicated that the IQI Comparable Companies traded at multiple ranges of firm value to projected 1998 EBITDA and EBIT of 4.5x to 8.5x and 5.7x to 14.6x, respectively. The analysis also indicated that the IQI Comparable Companies traded at a multiple range of price to projected 1998 and 1999 net income of 15.0x to 25.5x and 10.7x to 16.7x, respectively. Based upon historical and projected financial results for IQI, the above analyses resulted in a range of equity values of approximately $24.0 million to $73.0 million for IQI. CIBC Oppenheimer noted that the price for IQI contemplated by the Exchange Ratio was within this range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    COMPARABLE M&A TRANSACTION ANALYSIS. CIBC Oppenheimer analyzed the multiples of certain financial performance measures implied by the consideration paid in twelve completed merger and acquisition transactions since October 1995 involving companies in the teleservices and call center-based sectors. Among other factors, CIBC Oppenheimer considered that the merger and acquisition transaction environment varies over time because of macroeconomic factors that include, but are not limited to, interest rate and equity market fluctuations and microeconomic factors that include, but are not limited to, industry results and growth expectations. To the extent that information was publicly available for these transactions, multiples analyzed were firm transaction value (defined as transaction value plus debt less cash) to trailing twelve months ("TTM")revenues, EBITDA and EBIT. Recent teleservices and call center-based sector transactions included the following (acquiree/acquiror): AT&T Solutions Customer Care/Cincinnati Bell--MATRIXX, Union Corporation/Outsourcing Solutions, Inc., Pro Tel Marketing/Opinion Research, McQueen International Ltd./Sykes Enterprises Inc., First Notice Systems, Inc./CRA Managed Care Inc., Payco American Corporation/OSI Holdings Corporation, Market USA/HA LO Industries Inc., Mitre plc/ SITEL Corporation, Teleaction S.A./SITEL Corporation, PRO Direct Response Corp./DiMark, Inc., Access 24 Service Corporation/TeleTech Holdings, Inc., Edward Blank Associates, Inc./Thayer Equity Investors III, L.P. No company or transaction used in the analysis described above was directly comparable to IQI or the proposed transaction. Accordingly, the analysis of the results of the foregoing involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies that could affect public trading values.

    Such analysis indicated that the multiple range paid in firm transaction value to TTM revenues, EBITDA and EBIT were 0.8x to 1.6x, 4.5x to 10.6x and 5.0x to 17.8x, respectively. Based upon historical financial results for IQI, the above analyses resulted in a range of equity values of approximately $72.0 million to $90.0 million for IQI. CIBC Oppenheimer noted that the price for IQI contemplated by the Exchange Ratio was below the range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    DISCOUNTED CASH FLOW ANALYSIS. CIBC Oppenheimer performed discounted cash flow analysis of the projected unleveraged after-tax cash flows of IQI on a stand-alone basis. In conducting its analysis, CIBC

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Oppenheimer relied on certain assumptions, financial forecasts and other information provided by the management of IQI; specifically, CIBC Oppenheimer relied upon the internal forecast of future results of operations of IQI prepared by IQI's management for the fiscal years ending December 31, 1998 through 2002. CIBC Oppenheimer selected a range of terminal exit multiples of 18.0x to 22.0x net income and a range of discount rates of 13.0% to 17.0%. The discount rate range was selected based upon a weighted average cost of capital analysis of IQI. The terminal exit multiple represents an estimate of the value of IQI's earnings at the end of the five year period. This analysis implied an equity value range of approximately $95.0 million to $109.0 million. CIBC Oppenheimer noted that the price contemplated by the Exchange Ratio was below this range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

VALUATION OF ATC

    COMPARABLE COMPANY ANALYSIS. To obtain comparative market information and other data, CIBC Oppenheimer compared certain historical and estimated earnings and operating and financial data and ratios and multiples of income statement and operating cash flow parameters of certain other publicly traded companies deemed to be generally comparable to ATC. The comparable companies used by CIBC Oppenheimer in its analysis included Precision Response Corporation; Sykes Enterprises, Inc.; and TeleTech Holdings, Inc. within the inbound teleservices sector; and APAC Teleservices, Inc., ICT Group, Inc., RMH Teleservices, Inc., SITEL Corp., TeleSpectrum Worldwide Inc.; and West TeleServices Corporation within the outbound teleservices sector. Such companies (the "ATC COMPARABLE COMPANIES") were used in this analysis because they were deemed by CIBC Oppenheimer to operate in the same general industry sector (teleservices and call center-based) as ATC. Although CIBC Oppenheimer used the Comparable Companies for comparison purposes, none of such companies is identical to ATC. Financial data compared included market capitalization, firm value, revenues, EBITDA, EBIT, net income, EPS, gross margin, operating margin, net margin, historical revenues, EBITDA, net income and EPS growth, projected EPS and EPS growth rates, balance sheet data and certain expenses and expense ratio data. Multiples compared included firm value to revenues, firm value to EBITDA, firm value to EBIT, firm value to projected calendar year 1998 EBITDA and EBIT and price per share to actual and projected EPS. All projected EPS for the ATC Comparable Companies were obtained from First Call Corporation (a division of Thomson Financial Services), a third party service which summarizes the published estimates made by research analysts employed by investment banking firms, including analysts employed by CIBC Oppenheimer. Projected EPS for ATC was based upon ATC management estimates.

    Such analysis indicated that the ATC Comparable Companies traded at multiple ranges of firm value to revenues, EBITDA and EBIT, all for the trailing twelve months ended December 31, 1997, of 0.5x to 1.7x, 5.9x to 12.6x and 8.6x to 22.4x, respectively. The analysis also indicated that the ATC Comparable Companies traded at a multiple range of firm value to projected 1998 EBITDA and EBIT of 4.5x to 9.8x and 5.7x to 15.0x, respectively. The analysis also indicated that the ATC Comparable Companies traded at a multiple range of equity value to projected 1998 and 1999 net income of 15.0x to 27.0x and 10.7x to 18.2x, respectively. Based upon historical and projected financial results for ATC, the above analyses resulted in a range of values of $1.29 to $2.26 per share of ATC Common Stock. CIBC Oppenheimer noted that the price per share for ATC Common Stock on April 1, 1998, $1.69, was within this range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    DISCOUNTED CASH FLOW ANALYSIS. CIBC Oppenheimer performed discounted cash flow analysis of the projected unlevered after tax cash flows of ATC on a stand-alone basis. In conducting its analysis, CIBC Oppenheimer relied on certain assumptions, financial forecasts and other information provided by the management of ATC; specifically, CIBC Oppenheimer relied upon the internal forecast of future results of operations of ATC prepared by ATC's management for the calendar years ending December 31, 1998

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through 1999, and the extrapolation from these projections for the calendar years ending December 31, 2000 through 2002 assuming business growth rates, working capital requirements, and capital requirements based upon historical trends and consultation with ATC's management. CIBC Oppenheimer selected a range of terminal exit multiples of 18.0x to 22.0x net income and a range of discount rates of 12.0% to 16.0%. The discount rate range was selected based upon a weighted average cost of capital analysis of ATC. The terminal exit multiple represents an estimate of the value of ATC's earnings at the end of the five year period. This analysis implied an equity value range of $3.44 to $3.82 per share of ATC Common Stock. CIBC Oppenheimer noted that the price per share for ATC Common Stock on April 1, 1998 was below this range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    MARKET TRADING ANALYSIS. CIBC Oppenheimer reviewed current and historical market prices and trading data of the ATC Common Stock. CIBC Oppenheimer noted that during the period from April 1, 1993 to April 1, 1998 (five business days prior to the announcement of the transaction) ATC's Common Stock closing prices ranged from a high of $24.63 per share to a low of $0.56 per share with an average price of $4.76 per share; during the period April 1, 1997 through April 1, 1998, ATC's Common Stock closing prices ranged from a high of $6.13 per share to a low of $1.28 per share and an average price of $3.51 per share. CIBC Oppenheimer also compared the relative performance of the ATC Common Stock to the ATC Comparable Companies Composite Index and the NASDAQ Composite Index over the one-year period from April 1, 1997 to April 1, 1998. The Market Trading Analysis was performed to provide background information and to add context to the other analyses performed by CIBC Oppenheimer as described above. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

ANALYSIS OF COMBINED ATC/IQI

    RELATIVE CONTRIBUTION ANALYSIS. CIBC Oppenheimer analyzed the pro forma contribution of each of ATC and IQI to the combined entity, based on a comparison of certain financial information and projections for each company on a stand alone basis. Accordingly, this analysis did not consider any potential operating savings or other benefits and cost reductions that may result from the Merger. Such analysis included, among other things, relative contributions determined in accordance with calendarized revenues, EBITDA, EBIT and net income. CIBC Oppenheimer observed that ATC would contribute a range of 35.4% to 37.6% of 1998 to 2000 projected revenues, 21.3% to 31.9% of 1998 to 2000 projected EBITDA, 8.4% to 33.5% of 1998 to 2000 projected EBIT, and less than 0.0% to 50.5% of projected net income. On a corresponding basis IQI would contribute a range of 62.4% to 64.6% of 1998 to 2000 projected revenues, 68.1% to 78.7% of 1998 to 2000 projected EBITDA, 66.5% to 91.6% of 1998 to 2000 projected EBIT, and 49.5% to 126.2% of 1998 to 2000 projected net income. CIBC Oppenheimer observed that the above pro forma contributions by ATC to the combined company's pro forma projected operating results compare to the 42.5% ownership position that the current holders of ATC Common Stock are anticipated to have in the combined company following the consummation of the Merger. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    PRO FORMA MERGER IMPACT ANALYSIS. CIBC Oppenheimer analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, CIBC Oppenheimer relied upon certain assumptions described above and the financial forecasts prepared by the managements of ATC and IQI. CIBC Oppenheimer also discussed, without independent verification, with the managements of ATC and IQI the possible cost savings and synergies achievable as a result of the Merger. Additionally, using the financial information and forecasts provided to CIBC Oppenheimer by ATC's and IQI's respective managements, CIBC Oppenheimer reviewed the accretion of or dilution to ATC's 1998 to 2000 pro forma projected

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
earnings per share resulting from the Merger. Based on this analysis, CIBC Oppenheimer observed that the Merger would be accretive to ATC's earnings per share on the basis described herein. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by CIBC Oppenheimer. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, CIBC Oppenheimer believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Furthermore, in arriving at its fairness opinion, CIBC Oppenheimer did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, CIBC Oppenheimer made numerous assumptions with respect to industry performance, business, market and economic conditions and other matters. The analyses performed by CIBC Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used in the above analyses for comparison is identical to ATC or IQI or the Merger and, accordingly, an analysis of the results of the foregoing is not purely quantitative. The analyses were prepared solely for purposes of CIBC Oppenheimer's providing its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of ATC Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties or their respective advisors, none of ATC, IQI or CIBC Oppenheimer or any other person assumes responsibility if future results are materially different from those forecast. As described above, the CIBC Oppenheimer Opinion was one of many factors taken into consideration by the ATC Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by CIBC Oppenheimer and is qualified by reference to the written opinion of CIBC Oppenheimer set forth in Appendix B hereto.

    ATC selected CIBC Oppenheimer as its financial advisor because CIBC Oppenheimer is an internationally recognized investment banking firm and the principals of CIBC Oppenheimer have substantial experience in transactions similar to the Merger, are familiar with ATC, IQI and their respective businesses and are familiar with the teleservices and call center-based industries in general. As part of its investment banking business, CIBC Oppenheimer is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive biddings, secondary sales and distributions of listed and unlisted securities, and private placements. In the ordinary course of business, CIBC Oppenheimer and its affiliates may actively trade the securities of ATC for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. CIBC Oppenheimer, or one of its affiliated companies, currently makes a market in the securities of ATC and its equity research department provides published research coverage of ATC.

    Pursuant to a letter agreement dated July 8, 1997 (the "CIBC OPPENHEIMER ENGAGEMENT LETTER"), ATC engaged CIBC Oppenheimer to act as its financial advisor to explore strategic alternatives for the company. Pursuant to the terms of the CIBC Oppenheimer Engagement Letter, ATC paid CIBC Oppenheimer $50,000 upon signing of the CIBC Oppenheimer Engagement Letter. In addition, ATC has agreed to pay CIBC Oppenheimer a transaction fee, based on the average last sale price for ATC Common Stock for the twenty trading days prior to the consummation of the Merger, which such fee as of the

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
execution of the Merger Agreement would be approximately $1.3 million according to the following schedule: (i) $300,000 upon the delivery of CIBC Oppenheimer's opinion to the ATC Board of Directors on April 7, 1998; (ii) $100,000 upon execution of the Merger Agreement; and (iii) the balance of approximately $0.9 million upon consummation of the Merger. ATC has agreed to indemnify CIBC Oppenheimer against certain liabilities, including certain liabilities under United States federal securities laws.

IQI'S REASONS FOR THE MERGER

    Between March 5, 1998 and April 2, 1998, members of the IQI Board had numerous discussions between and among themselves regarding the Merger and the terms of the proposed Merger Agreement and related transaction documents. On April 2, 1998, the IQI Board, by unanimous written consent, concluded that the Merger is advisable and in the best interests of IQI and its stockholders and approved the Merger and Merger Agreement. In reaching its determination to approve the Merger Agreement, the IQI Board considered a variety of factors, although it did not assign any relative or specific weight to the factors considered. The factors considered included the following: (i) the Merger would result in a larger and more diversified company in the teleservices marketplace that should enhance IQI's competitiveness in existing markets and facilitate more rapid entry into other markets through ATC's existing operations; (ii) the businesses of IQI and ATC are compatible and the Merger should enable IQI to combine its expertise in outbound teleservices, the pay-for-performance pricing model, database analysis and customer market research with ATC's strengths in inbound teleservices and information technology to provide a more complete, single source solution for its customers' needs; (iii) IQI has reviewed financial statements and financial projections for both IQI and ATC, including combined financial projections on a pro-forma basis, and has determined that the synergies and economics of scale through the reduction of operational and management redundancies anticipated to be derived from the Merger are more favorable to IQI and its stockholders than those that could be derived by IQI continuing to operate independently; (iv) the Merger should permit improved access to the capital markets due to the result of increased capitalization and profitability; (v) the IQI Board reviewed valuations on companies comparable to ATC and similarly situated and has performed or caused to be performed valuations on ATC using a variety of valuation techniques and concluded that the terms and conditions of the proposed Merger Agreement, generally, are favorable to the stockholders of IQI.

    The foregoing discussion of the information and factors considered and given weight by the IQI Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the IQI Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors and information considered in reaching its determination. In addition, individual members of the IQI Board may have given different weights to different factors. Moreover, there can be no assurance that any of the expectations set forth in the preceding paragraphs will be fulfilled or that any of the expected benefits of the Merger will be realized.

IQI BOARD RECOMMENDATION OF THE MERGER

    For the reasons stated under "IQI's Reasons for the Merger," the IQI Board believes that the Merger Agreement is fair to, and in the best interests of, IQI and the holders of IQI Common Stock. On April 2, 1998, all members of the IQI Board approved, by their unanimous written consent, the Merger Agreement and recommended that the holders of IQI Common Stock vote "FOR" approval of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    There is no affiliation between IQI or any of its affiliates, on the one hand, and ATC or Sub or any of their affiliates, on the other. Neither ATC, Sub nor any of their affiliates owns any shares of IQI Common Stock or IQI Preferred Stock. A number of directors of IQI are either principals or members of the advisory board of Thayer which, as the owner as of the IQI Record Date of approximately 64% of the

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issued and outstanding shares of IQI Common Stock, will receive ATC Common Stock in exchange for their IQI Common Stock in the Merger if it becomes effective. Additionally, certain of the officers and directors of IQI are holders of IQI's Common Stock or options or warrants which are exercisable for IQI Common Stock. Accordingly, if the Merger is consummated, each such officer and director will receive shares of ATC Common Stock for his shares of IQI Common Stock to the same extent received by all other shareholders of IQI, and/or substitute ATC options or warrants to the same extent received by all other IQI optionholders and warrantholders.

    The vesting of certain outstanding options to purchase shares of ATC Common Stock issued under the ATC 1996 Stock Option and Restricted Stock Plan and under the 1992 ATC Stock Option Plan will accelerate upon consummation of the Merger because the Merger constitutes a "change of control" under each such plan.

    In addition, on April 7, 1998, in connection with the ATC Board's approval of the Merger, the ATC Board granted (i) Michael G. Santry, Chairman of the Board, President and Chief Executive Officer of ATC, nonqualified options to purchase 450,000 shares of ATC Common Stock under the ATC 1996 Stock Option and Restricted Stock Plan at an exercise price equal to 1/16th over the closing bid price of ATC Common Stock on the closing date of the Merger, vesting one-third on the first, second and third anniversaries of the Effective Date, respectively, all of which are contingent upon consummation of the Merger; and
(ii) J. Frank Mermoud, a current director of ATC, nonqualified options to purchase 50,000 shares of ATC Common Stock under the ATC 1996 Stock Option and Restricted Stock Plan at an exercise price equal to 110% of the closing price of ATC Common Stock on April 7, 1998 (the date of the execution of the Merger Agreement) all of which shall be deemed vested on the closing date of the Merger and all of which are contingent upon consummation of the Merger. In addition, ATC and IQI agreed that ATC would, upon consummation of the Merger, grant Michael G. Santry, President, Chief Executive Officer and Chairman of ATC, and Matthew S. Waller, Chief Financial Officer and Director of ATC, nonqualified options to purchase 350,000 and 300,000 shares, respectively, of ATC Common Stock under the 1998 Plan at an exercise price equal to 1/16th over the closing bid price of ATC Common Stock on the closing date of the Merger. Two-thirds of the options to be granted to Mr. Waller vest on the date of grant and one-third vest on the first anniversary of the Effective Date. The options to be granted to Mr. Santry vest one-third on the first, second, and third anniversaries of the Effective Date, respectively.

GOVERNMENTAL AND REGULATORY APPROVALS

    Certain federal or state regulatory approvals are required and must be complied with in order to effect the Merger, including the approval of the Joint Proxy Statement/Prospectus by the Commission, the declaration by the Commission of the effectiveness of the Registration Statement under the Securities Act, blue sky authorization from state authorities, and the filing of the Articles of Merger with the Secretary of State Department of Assessments and Taxation of the State of New York. ATC and IQI filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR Act") on May 20, 1998 and requested early termination of the waiting period under the HSR Act.

ACCOUNTING TREATMENT

    Upon the consummation of the Merger, the current stockholders of IQI prior to the Merger will own a larger percentage of the outstanding voting shares of ATC than the current stockholders of ATC and, accordingly, IQI will be considered to be the acquiring entity for financial accounting purposes. The Merger will be accounted for using the reverse purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of ATC will be recorded at their respective fair values and added to those of IQI as of the Effective Time. Financial statements of IQI issued after the Effective Time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of ATC.

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DISSENTERS' APPRAISAL RIGHTS

    Under the DGCL, holders of ATC Common Stock are not entitled to demand appraisal of, or payment for, their shares as a result of the Merger or the issuance of shares to IQI stockholders.

    Under the NYBCL, stockholders of record of IQI at the close of business on May 15, 1998 will be entitled to enforce their right to receive payment of the fair value of their shares and the other rights and benefits provided by section 910 of the NYBCL if, in accordance with section 623 of the NYBCL, the stockholder (i) has filed with IQI either prior to the special meeting of stockholders to be held on June 30, 1998 or at such meeting, but before the vote, written objection to the Merger and (ii) after receiving written notice of the authorization of the Merger by the requisite stockholders, has filed with IQI written notice of his election to dissent and demand payment of the fair value of his shares. "Fair value" for purposes of dissenters' rights will be determined excluding any element of value arising from the accomplishment or expectation of the Merger.

    IN ORDER TO EXERCISE RIGHTS AS A DISSENTING STOCKHOLDER, A STOCKHOLDER OF IQI MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OF THE NYBCL. THE REQUIRED PROCEDURES MUST BE FOLLOWED EXACTLY OR DISSENTERS' RIGHTS MAY BE LOST. SEE APPENDIX C--APPRAISAL RIGHTS AND PROCEDURES.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material income tax considerations of the Merger that are generally applicable to holders of IQI Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular IQI stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which shares of IQI Common Stock were or are acquired or shares of ATC Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, IQI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of ATC, Sub and IQI intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following tax consequences will generally result to the IQI stockholders (subject to the limitations and qualifications referred to herein):

        1. No gain or loss will be recognized by holders of IQI Common Stock solely upon their receipt of ATC Common Stock in the Merger in exchange therefor;

        2. The aggregate tax basis of the ATC Common Stock received in the Merger by an IQI stockholder will be the same as the aggregate tax basis of IQI Common Stock surrendered in exchange therefor;

        3. The holding period of the ATC Common Stock received in the Merger by an IQI stockholder will include the period during which the stockholder held the IQI Common Stock surrendered in exchange therefor, provided that the IQI Common Stock is held as a capital asset at the time of the Merger;

        4. An IQI stockholder who exercises dissenters' rights with respect to all of such holder's shares of IQI Common Stock will generally recognize gain or loss for federal income tax purposes, measured

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
    by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "DIVIDEND EQUIVALENT TRANSACTION"). Such gain or loss will be capital gain or loss, provided that the IQI Common Stock is held as a capital asset at the time of the Merger. A sale of IQI Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of ATC Common Stock or IQI Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of IQI Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize ordinary income for federal income tax purposes in an amount equal to the cash so received to the extent of IQI's current and accumulated earnings and profit (with any excess being treated as a return of capital to the extent of the stockholder's basis on his or her IQI Common Stock or as capital gain for amounts exceeding such tax basis); and

        5. None of ATC, Sub or IQI will recognize material amounts of gain or loss solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. As a condition to the obligations of IQI and ATC to consummate the Merger, IQI and ATC will receive opinions from their respective legal counsel, Paul, Hastings, Janofsky & Walker LLP and Hughes & Luce, L.L.P., to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations including representations made by ATC and IQI.

    A successful IRS challenge to the "reorganization" status of the Merger would result in an IQI stockholder recognizing gain or loss with respect to each share of IQI Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the ATC Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the ATC Common Stock so received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a "reorganization," a recipient of shares of ATC Common Stock may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely IQI Common Stock), in which case all or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss may have to be recognized to the extent that a IQI stockholder is treated as receiving (directly or indirectly) consideration other than ATC Common Stock in exchange for his or her IQI Common Stock.

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
                    OTHER TRANSACTIONS RELATED TO THE MERGER

NEW SENIOR LOAN

    IQI is currently a party to that certain Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "EXISTING CREDIT AGREEMENT"), with Scotiabank, as Documentation Agent and Administrative Agent for various lenders (the "LENDERS"), and CSFB, as Syndication Agent for the Lenders. The Existing Credit Agreement provides for a $53.0 million facility to IQI as the borrower, consisting of $35.0 million in term loans and $18.0 million in revolving loans.

    On April 7, 1998, Scotiabank and CSFB issued the Bank Commitment Letter pursuant to which (i) Scotiabank and CSFB have committed to roll over and continue their commitments under the Existing Credit Agreement and (ii) Scotiabank has committed to provide IQI the Additional Loan upon the effectiveness of the Merger. This will result in a total facility total of approximately $65.0 million. The proceeds of the Additional Loan will be used upon consummation of the Merger to refinance the existing bank indebtedness of Advanced and for the general corporate and working capital needs of IQI and the other wholly-owned subsidiaries of ATC. All loans under the Bank Commitment Letter, including both pursuant to the Existing Credit Agreement and the Additional Loan, will be secured by substantially all of the assets of IQI and its subsidiaries, Advanced, ATC and the other subsidiaries of ATC. The obligations of Scotiabank and CSFB under the Bank Commitment Letter are subject to customary conditions, plus a requirement that Thayer shall have funded approximately $8.0 million in subordinated debt, comprised of (a) the $2.0 million of accommodations contemplated by the Thayer Commitment Letter, (b) $2.0 million advanced to IQI by Thayer in April 1998 for working capital to fund growth in the inbound teleservices area and (c) an additional $4.0 million to be funded upon consummation of the Merger. It is anticipated that the additional $4.0 million in subordinated debt to be funded by Thayer upon consummation of the Merger will be convertible into ATC Common Stock at a conversion price of $2.00 per share.

THAYER COMMITMENT LETTER

    In connection with the proposed Merger, Thayer issued the Thayer Commitment Letter pursuant to which Thayer has provided ATC with a guaranty of $2.0 million in additional indebtedness incurred under ATC's Credit Agreement with Bank One Texas, N.A. In consideration of such commitment, pursuant to a Securities Purchase and Registration Rights Agreement, ATC issued Thayer for the purchase price of $110,000 the First Warrant to purchase up to 1.1 million shares of ATC Common Stock at an exercise price per share of $1.96 (110% of the average of the high and low prices of ATC Common Stock on April 7, 1998, the day before the announcement of the proposed Merger). ATC may redeem, or Thayer may put, the First Warrant for $110,000 if the Merger is not consummated for any reason. In addition, ATC granted Thayer the Second Warrant at an exercise price of $2.00 per share that entitles Thayer to acquire a number of shares of ATC Common Stock equal to the amount drawn on the guaranty divided by $2.00. Alternatively, Thayer may make an election to convert the amount of any funded indebtedness into ATC Common Stock at a conversion rate of $2.00 per share.

PROXY AGREEMENT WITH CERTAIN STOCKHOLDERS OF IQI

    Holders of shares of IQI Common Stock, representing in the aggregate approximately 85% of the shares of IQI Common Stock entitled to vote on the Merger, have executed an Irrevocable Proxy Agreement pursuant to which a designee of ATC has been granted authority to vote such shares in favor of the Merger, which vote is sufficient under the NYBCL and the IQI Bylaws to approve the Merger. ATC requested those stockholders of IQI to enter into the Irrevocable Proxy Agreement to give ATC additional assurance that the Merger would be consummated. Such stockholders agreed to execute the Irrevocable Proxy Agreement as an inducement to ATC to enter into the Merger Agreement.

    Pursuant to the Irrevocable Proxy Agreement, the IQI stockholders party thereto have granted to ATC a proxy to vote all their shares of IQI Common Stock in favor of the Merger and as ATC shall deem proper with respect to any acquisition proposal related to IQI. Accordingly, the Merger and the Merger Agreement will have been approved without the vote or consent of any other IQI stockholder, and ATC does not expect to be required to exercise any of its other rights under the Irrevocable Proxy Agreement. These other rights include a proxy to execute and deliver any written consents in connection with the IQI Special Meeting or any adjournment thereof, if no such meeting is held and no action is taken in connection with the Merger, to call a meeting of stockholders to vote on the Merger, any acquisition proposal related to IQI or the replacement of any or all of the members of the IQI board (to the extent permitted by the NYBCL and the IQI Charter) and to waive for the term of the Irrevocable Proxy Agreement any appraisal rights. Each IQI stockholder who executed the Irrevocable Proxy Agreement agreed not to enter into any voting agreement with respect to his or its shares of IQI Common Stock covered by the proxy agreement, to sell or transfer such IQI Common Stock (unless the transferee agrees in writing to be bound by the terms of the proxy agreement) or to encourage or participate in any discussions regarding an acquisition proposal related to IQI. The Irrevocable Proxy Agreement terminates on the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

STOCKHOLDERS' AGREEMENT

    Certain stockholders of ATC and IQI will enter into a Stockholders' Agreement upon the consummation of the Merger whereby such stockholders agree to vote their shares of ATC Common Stock following the Merger in favor of the election of certain nominees to the ATC Board identified by the other group's representative. The voting agreement will have a term of two years, commencing upon the closing of the Merger. The IQI parties to the Stockholders' Agreement will be Thayer, ITC Service Company, The Edward Blank 1995 Grantor Retained Annuity Trust and Edward Blank, and the ATC parties to the Stockholders' Agreement are Codinvest Limited, Michael G. Santry and Darryl D. Pounds.

REGISTRATION RIGHTS AGREEMENT

    Pursuant to the Securities Purchase and Registration Rights Agreement, ATC has granted Thayer the right to demand one registration on a form other than Form S-3, and up to three registrations on Form S-3, of the shares of ATC Common Stock issuable upon exercise of the First Warrant. Holders of at least 200,000 shares of ATC Common Stock are required to request registration. In addition, Thayer has unlimited "piggyback" registration rights and may seek to include shares of ATC Common Stock issuable upon exercise of the First Warrant in any registration statement filed by ATC for its own purposes, subject to customary "cut-back" rights of ATC's underwriter to reduce the number of shares to be included in the registration if the number requested to be included exceeds, in the underwriter's good faith judgment, the number that can be sold in the offering.

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
                              THE MERGER AGREEMENT

    A copy of the Merger Agreement is attached as Appendix A and incorporated by reference herein. The Merger Agreement contains certain representations and covenants of ATC, Sub and IQI, certain conditions to the consummation of the Merger and other terms and provisions respecting the Merger and related transactions. Capitalized terms that are used but not defined in this section shall have the meanings assigned to such terms in the Merger Agreement.

    SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT. ALL ATC AND IQI STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

TERMS OF THE MERGER

    The Merger Agreement provides that Sub will merge with and into IQI, with IQI being the Surviving Corporation and becoming a wholly-owned subsidiary of ATC. At the Effective Time, each issued and outstanding share of IQI Common Stock will be converted at the Exchange Ratio into the right to receive 9.7513 shares of ATC Common Stock (subject to adjustment in the event of a stock split of ATC Common Stock or dividend of ATC securities prior to the Effective Time). Upon effectiveness of the Merger, each outstanding share of Sub Common Stock will be converted into one share of common stock of the Surviving Corporation.

    At the Effective Time, the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. The bylaws of the Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

    The officers of the Surviving Corporation will be Michael G. Santry, President, and Jerry L. Sims, Jr., Secretary. The officers of ATC following the Merger will be Stephen A. McNeely (the current President and Chief Executive Officer of IQI), Chief Executive Officer, and Matthew S. Waller (the current Chief Financial Officer of ATC), Chief Financial Officer. The nominees for directors of ATC upon consummation of the Merger are: William G. Moore, Jr. (Class I), Darryl D. Pounds, (Class I), Peter V. Ueberroth, (Class I), Drew Lewis (Class I), Michael G. Santry (Class II), Matthew S. Waller (Class II), Frederick V. Malek (Class II), Paul G. Stern (Class II), David L. Malcolm (Class
III), Daniel H. Chapman (Class III), Stephen A. McNeely (Class III), and Edward Blank (Class III). See "Management and Operations after the Merger".

EXCHANGE RATIO

    The Exchange Ratio is equal to 9.7513 shares of ATC Common Stock for each share of IQI Common Stock issued and outstanding immediately prior to the Effective Time. Unless after the date of the Merger Agreement and prior to the Effective Time ATC shall have declared a stock split (including a reverse split) of ATC Common Stock or a dividend payable in ATC Common Stock, in which case the Exchange Ratio shall be appropriately adjusted to reflect such split or dividend of securities, the Exchange Ratio is not subject to adjustment and accordingly will not increase or decrease as a result of fluctuations in the market price of ATC Common Stock. Therefore, the value of ATC Common Stock received at the Effective Time will have increased or decreased correspondingly with any market fluctuations in ATC Common Stock prior to the Effective Time. The market price of ATC Common Stock as of a recent date is set forth herein under "Summary--Comparative Market Price Data," and IQI stockholders are urged to obtain recent market quotations for ATC Common Stock. No assurance can be given as to the market price of ATC Common Stock at the Effective Time or as to the market price of ATC Common Stock thereafter.

FRACTIONAL SHARES

    No fractional shares of ATC Common Stock will be issued in connection with the Merger. In lieu of any fractional shares of ATC Common Stock that would otherwise be issued, each IQI stockholder will receive one full share of ATC Common Stock.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a properly executed and verified certificate of merger relating thereto filed with the Secretary of State of New York in accordance with Section 104 of the NYBCL. The Merger Agreement provides that the parties thereto will cause such certificate of merger to be filed as soon as practicable after the holders of ATC Common Stock and IQI Common Stock have approved the Merger, all required regulatory approvals and actions have been obtained or taken and all other conditions to the consummation of the Merger have been satisfied or waived. There can be no assurance that the conditions precedent to the Merger will be satisfied. See "--Regulatory Approvals Required" and "--Conditions to Consummation of the Merger." Moreover, the Merger Agreement may be terminated by either ATC or IQI under various conditions as specified in the Merger Agreement. See "--Termination; Termination Fee." Thus, there can be no assurance as to whether or when the Merger will become effective.

EFFECT ON IQI STOCK OPTIONS AND IQI WARRANTS

    IQI OPTIONS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Option that is outstanding under IQI's 1996 Incentive Stock Option Plan (each a "PLAN OPTION," and, collectively, the "PLAN OPTIONS") immediately prior to the Effective Time shall be assumed by ATC in such a manner that each such Plan Option shall be exercisable upon the same terms and conditions as under the IQI 1996 Incentive Stock Option Plan and the applicable Plan Option agreement issued thereunder, except that (i) each such Plan Option shall be exercisable for that number of shares of ATC Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of IQI Common Stock subject to such Plan Option immediately prior to the Effective Time multiplied by the Exchange Ratio (the "OPTION SHARES"), and (ii) the Plan Option price per share of ATC Common Stock shall be an amount equal to the product of the Plan Option price per share of IQI Common Stock subject to such Plan Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); PROVIDED, HOWEVER, that in the case of Plan Options intended to qualify as "incentive stock options" pursuant to Section 422 of the Code, any such adjustment shall be made in such manner as not to disqualify such Plan Options as "incentive stock options." As soon as practicable after the Effective Time, ATC will file a registration statement on Form S-8 (or any successor form) under the Securities Act with respect to all of the Exchanged Option Shares that may be issued pursuant to the Plan Options and shall use its best efforts to cause and maintain the effectiveness of such registration statement. "EXCHANGED OPTION SHARES" shall mean the number of shares of ATC Common Stock as is equal to the aggregate number of Option Shares.

    IQI WARRANTS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each warrant that is outstanding (other than under the IQI 1996 Incentive Stock Option Plan) (each a "WARRANT," and, collectively, the "WARRANTS") immediately prior to the Effective Time shall be assumed by ATC in such a manner that each such Warrant shall be exercisable upon the same terms and conditions as under the applicable Warrant agreement issued thereunder, except that (i) each such Warrant shall be exercisable for that number of shares of ATC Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of IQI Common Stock subject to such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (the "WARRANT SHARES"), and (ii) the Warrant price per share of ATC Common Stock shall be an amount equal to the product of the Warrant price per share of IQI Common Stock subject to such Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). The shares of ATC Common

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
Stock issuable upon exercise of the Warrants are being registered with the Commission pursuant to the Registration Statement.

SURRENDER OF IQI COMMON STOCK CERTIFICATES

    Prior to the Effective Time of the Merger, the Exchange Agent will send a notice and transmittal form, with instructions, to each holder of IQI Common Stock of record at the Effective Time advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent the certificates formerly evidencing IQI Common Stock in exchange for new certificates evidencing shares of ATC Common Stock. IQI STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

    Upon surrender to the Exchange Agent of one or more certificates formerly representing shares of IQI Common Stock, together with a properly completed and executed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of ATC Common Stock to which such holder is entitled under the Merger Agreement, subject to the Escrow Provisions in the Merger Agreement. See "--Escrow Shares." Until surrendered as described above, certificates formerly representing shares of IQI Common Stock will, after the Effective Time, represent only the right to receive, upon such surrender, a certificate or certificates representing shares of ATC Common Stock. No dividends or distributions that are declared on shares of ATC Common Stock will be paid to persons entitled to receive certificates representing shares of ATC Common Stock until such persons surrender their certificates formerly evidencing IQI Common Stock.

    A certificate representing shares of ATC Common Stock will be issued in a name other than the name in which the surrendered IQI Common Stock certificate was registered only if (i) the IQI Common Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid and is not applicable.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of IQI made to ATC relating to, among other things: (i) IQI's organization and similar corporate matters, (ii) conflicts under the IQI Charter or IQI Bylaws, required consents or approvals and violations of any instruments or law, (iii) IQI's capital structure, (iv) IQI's financial statements, accounts receivable and the absence of undisclosed liabilities, (v) outstanding indebtedness of IQI, (vi) threatened, pending or outstanding judgments or litigation against IQI, (vii) certain tax, employee and employee benefit matters, (viii) compliance with applicable law, including environmental law,
(ix) material contracts, (x) employment and severance arrangements, (xi) title to assets, (xii) IQI's leased properties, (xiii) IQI subsidiaries, (xiv) absence of certain material changes to IQI, and (xv) customers of IQI.

    The Merger Agreement contains various customary representations and warranties of ATC made to IQI relating to, among other things: (i) ATC's organization and similar corporate matters, (ii) conflicts under the ATC Charter or ATC Bylaws, required consents or approvals and violations of any instruments or law, (iii) ATC's capital structure, (iv) ATC's financial statements, accounts receivable and the absence of undisclosed liabilities, (v) accuracy of ATC's filings with the Commission, (vi) threatened, pending or outstanding judgments or litigation against ATC, (vii) certain tax, employee and employee benefit matters, (viii) compliance with applicable law, including environmental law,
(ix) material contracts, (x) employment and severance arrangements, (xi) absence of certain material changes to ATC, and (xii) customers of ATC.

    The representations and warranties of ATC and IQI contained in the Merger Agreement or in any certificate delivered pursuant thereto at the Closing survive the execution and delivery of the Merger

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
Agreement and the Closing and the consummation of the transactions contemplated thereby (and any examination or investigation by or on behalf of any party hereto) until the date which is the later of 60 days after completion of the audited consolidated financial statements of ATC and IQI for the fiscal year ending December 31, 1998 or April 30, 1999 (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled).

CONDUCT OF ATC BUSINESS AND IQI BUSINESS PENDING THE MERGER

    The Merger Agreement provides that from the date thereof through the Closing Date, unless otherwise as expressly contemplated by the Merger Agreement or to the extent waived by the parties, each of ATC and IQI will: (i) use commercially reasonable efforts to maintain all qualifications to transact business and remain in good standing in the foreign jurisdictions in which it owns or leases any property, or conducts any business, so as to require such qualification, and in which the failure to be so qualified and be in good standing would have a Material Adverse Effect; (ii) use commercially reasonable efforts to conduct its business in, and only in, the Ordinary Course and shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date, and it and each of its Subsidiaries will use its commercially reasonable efforts to maintain its properties and assets in good condition and repair; (iii) not, and each of its Subsidiaries will not, (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares except in connection with Ordinary Course option exercises under existing employee stock option plans, or
(f) liquidate or dissolve or obligate itself to do; PROVIDED, HOWEVER, that ATC may amend its Certificate of Incorporation to increase the number of authorized shares of ATC Common Stock in order to enable ATC to consummate the transactions contemplated by the Merger Agreement; (iv) other than in the Ordinary Course not, and each of its Subsidiaries will not, incur any Indebtedness, sell any debt securities, lend money to or guarantee the Indebtedness of any Person or restructure or refinance its existing Indebtedness; (v) not, and each of its Subsidiaries will not, make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it, and it and each of its Subsidiaries will maintain its books, records and accounts in accordance with GAAP; (vi) and each of its Subsidiaries will comply promptly in all material respects with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by the Merger Agreement, and will cooperate promptly with, and furnish information to, the other parties in connection with any such requirements imposed upon such other party, or upon any of its affiliates, in connection therewith or herewith; (vii) not, and each of its Subsidiaries will not, sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien (other than Permitted Liens) upon any of, its properties or assets, tangible or intangible, or any interest therein, except in the Ordinary Course; (viii) not, and each of its Subsidiaries will not, (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any of its current or former officers, directors, employees or consultants; (ix) not, and each of its Subsidiaries will not, terminate or modify, or commit or cause or suffer

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
to be committed any act that will result in breach or violation of any term of, or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other material agreement, instrument, arrangement or understanding, written or oral, and it and each of its Subsidiaries will refrain from becoming a party to any contract or commitment other than in the Ordinary Course and will meet all of its contractual obligations in accordance with their respective terms; (x) except for capital expenditures in an amount of which shall not exceed $3.5 million in the aggregate for IQI and its Subsidiaries and which shall not exceed $750,000 in the aggregate for ATC and its Subsidiaries, not, and each of its Subsidiaries will not, purchase or enter into any contract to purchase any capital assets; (xi) use its commercially reasonable efforts to maintain its insurance policies and bonds and self insurance arrangements in full force and effect; (xii) not, and each of its Subsidiaries will not, cancel, compromise, release or discharge any material claim of such party upon or against any person or waive any of its rights of material value, and will not discharge any Lien (other than Permitted Liens) upon any of its material assets or compromise any of its debts or other obligations to any person other than Liens, debts or obligations with respect to its current liabilities; (xiii) not, and each of its Subsidiaries will not, institute, settle or agree to settle any Action before any Governmental Entity; (xiv) and each of its Subsidiaries will maintain in full force and effect, and comply with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to conduct its business as currently conducted or proposed to be conducted, the loss of which would have a Material Adverse Effect; and (xv) and each of its Subsidiaries will furnish promptly to each of the other parties a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to its operations for periods ending on or prior to the Closing Date.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger requires that (i) the holders of the requisite number of shares of IQI Common Stock approve and adopt the Merger and (ii) the holders of the requisite number of shares of ATC Common Stock approve the Merger. IQI Stockholders representing approximately 85% of the issued and outstanding voting stock of IQI have executed an Irrevocable Proxy Agreement pursuant to which a designee of ATC has been authorized to vote their respective shares in favor of the Merger, which vote is sufficient under the NYBCL and the IQI Bylaws to approve the Merger.

    In addition, consummation of the Merger is subject to the satisfaction or waiver (to the extent waiver is permitted by law) of certain other conditions. A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger.

    In addition to the requisite stockholder approval by the stockholders of each of ATC and IQI, the obligations of both ATC and IQI to consummate the Merger are subject to the following conditions: (i) the number of Dissenters' Shares shall not exceed five percent (5%) of the aggregate number of issued and outstanding shares of IQI Common Stock as of the Effective Time; (ii) any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated; (iii) no Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prevents or prohibits consummation of the Merger or any material transaction contemplated by the Merger Agreement; provided, however, that ATC and IQI shall use their reasonable efforts to cause any such order, decree, judgment, injunction or other order to be vacated or lifted; (iv) ATC shall have received all material permits and other authorizations, if any, required under applicable securities laws for the issuance of the Merger Shares; (v) the Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect; (vi) all authorizations, consents, waivers and approvals by or from third parties required for the consummation of the transactions contemplated hereby shall have been obtained; (vii) ATC, the Escrow Agent and the Representative shall have executed and delivered the

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
Escrow Agreement; and (viii) Thayer, ITC Service Company, Edward Blank, The Edward Blank 1995 Grantor Retained Annuity Trust, Codinvest Limited, Michael G. Santry and Darryl D. Pounds shall have entered into the Shareholders' Agreement.

    In addition to the foregoing conditions, the obligations of ATC and Sub to consummate the Merger are subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of IQI in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and IQI shall have complied with all covenants and agreements and satisfied all conditions on IQI's part, as applicable, to be performed or satisfied on or prior to the Closing Date; (ii) ATC shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for IQI, a written opinion dated the Closing Date and addressed to ATC and Sub, regarding certain required legal matters; (iii) ATC shall have received a certificate of Secretary of IQI dated the Closing Date regarding certain corporate matters; (iv) ATC shall have received a certificate of the President of IQI regarding the accuracy of IQI's representations and warranties and the fulfillment and compliance with certain covenants and conditions; (v) the fairness opinion of CIBC Oppenheimer Corp., financial advisor to ATC, addressed to the ATC Board to the effect that the Exchange Ratio was fair to the stockholders of ATC from a financial point of view shall not have been withdrawn prior to the Closing Date; (vi) ATC shall have received the resignations, effective as of the Effective Time, of each of the directors of IQI; (vii) no act, event or condition shall have occurred after the date hereof which ATC determines has had or could reasonably be expected to have a Material Adverse Effect on IQI; (viii) ATC shall have received from Hughes & Luce, L.L.P., counsel for ATC, a written opinion, in form and substance reasonably satisfactory to ATC, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by IQI, ATC or Sub as a result of the Merger; (ix) IQI and TC Management L.L.C. shall have terminated that certain Management and Consulting Agreement between them; and (x) up to $2.0 million in financial accommodations contemplated by the Thayer Commitment Letter shall have been rendered.

    In addition to the foregoing conditions, the obligations of IQI to consummate the Merger are subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of ATC in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and ATC shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date; (ii) IQI shall have received from Hughes & Luce, L.L.P., counsel for ATC and Sub, a written opinion dated the Closing Date and addressed to IQI regarding certain legal matters; (iii) IQI shall have received a certificate of the Secretary of ATC dated the Closing Date regarding certain corporate matters; (iv) IQI shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for IQI, a written opinion, in form and substance reasonably satisfactory to IQI, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by IQI or the IQI stockholders as a result of the Merger; (v) IQI shall have received a certificate of the President of ATC regarding the accuracy of ATC's representations and warranties and the fulfillment and compliance with certain covenants and conditions of ATC; (vi) IQI shall have received a certificate of the Secretary of Sub dated the Closing Date regarding certain corporate matters;
(vii) IQI shall have received a certificate of the President of Sub regarding the accuracy of Sub's representations and warranties and the fulfillment and compliance with certain covenants and conditions of Sub; (viii) the ATC Charter shall have been amended to increase the number of authorized shares of ATC Common Stock in an amount sufficient to enable ATC to consummate the transactions contemplated by the Merger Agreement, including without limitation the issuance of the Merger Shares, the Exchanged Option Shares and the Exchanged Warrant Shares; (ix) ATC shall have adopted a 1998 Stock Option Plan with the number of shares of ATC Common Stock available thereunder in an amount sufficient to provide for the issuance of the Exchanged Option Shares; (x) no act, event or condition shall have occurred after the date hereof which IQI determines has had or could reasonably be expected to have a Material Adverse Effect on ATC; (xi) the Merger Shares shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance; and
(xii) Michael G. Santry shall have made a payment of not less than one-half of the principal, together with all accrued and unpaid interest, under the terms of that certain promissory note dated September 16, 1997 made by Michael G. Santry in favor of ATC, as amended by that certain Letter Agreement dated as of the date of the Merger Agreement.

AMENDMENT TO ATC BYLAWS

    Pursuant to the Merger Agreement, ATC has agreed to amend its bylaws, effective upon the Closing, to require that seven of twelve directors shall annually approve an operating plan and capital expenditure budget for the ensuing fiscal year, and that any subsequent materially adverse changes in such plan or budget must be approved by such number of directors. This operating plan would include spending authorization and guidelines for management. Such bylaw amendment would also require the approval of seven of twelve directors before ATC may: (i) sell, abandon, transfer, lease or otherwise dispose of all or a material portion of its properties or assets other than in the ordinary course of business; (ii) make any payment on account of the purchase, redemption or other retirement of any shares of ATC Common Stock or preferred stock, except as required by agreements, charter or bylaw provisions in effect prior to the date of the Merger Agreement; (iii) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation or other entity (except as contemplated by the Merger Agreement); (iv) dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (v) purchase or otherwise acquire or permit any Subsidiary to acquire (whether by purchase or lease of assets or stock or by merger or consolidation) any tangible or intangible assets having a value of $1.0 million or more, except as approved in the annual operating plan and capital expenditure budget; (vi) in any manner authorize, create, issue or sell any class of capital stock of ATC ranking, whether as to payments of dividends, redemptions or distributions of assets, prior to or on a parity with, ATC Common Stock, or having voting rights superior to or inconsistent with or adverse to ATC Common Stock; (vii) in any manner authorize, create, issue or sell any debt security or other debt instrument convertible into or exchangeable for any capital stock of ATC; (viii) take any action to cause any amendment, alteration or repeal of any of the provisions of its certificate of incorporation or bylaws; (ix) enter into any transaction with an Affiliate (other than subsidiaries) of ATC with a value in excess of $50,000.00; (x) issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any equity security (or any debt security or other obligation with an equity feature) of any Subsidiary; and
(xi) remove or elect a Chief Executive Officer, President or Chief Financial Officer or approve compensation increases for such executive officers.

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both ATC and IQI to consummate the Merger are conditioned upon (i) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act and no action having been instituted by the Department of Justice or the FTC challenging or seeking to enjoin the Merger, which action shall have not been withdrawn or terminated, and (ii) other than the filing of a certificate of merger in accordance with the NYBCL, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity shall have been obtained, been filed or having occurred. See "--Conditions to the Consummation of the Merger." There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the timing of such regulatory approval or other action. ATC and IQI are not aware of any governmental approvals or actions that are required in order to consummate the Merger except in connection with the Securities Act, the filing of the Merger-related documents under the NYBCL or as described below. Should such other approval or action be required, it is contemplated that ATC and IQI would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

    Pursuant to the HSR Act, on May 20, 1998, ATC and IQI each furnished notification of the Merger and provided certain information to the FTC and the Department of Justice. ATC and IQI have requested early termination of the waiting period under the HSR Act.

INDEMNIFICATION

    Under the Merger Agreement, the Shareholders covenant and agree to defend, indemnify and hold harmless ATC, each person who controls, is controlled by or is under common control with ATC within the meaning of the Securities Act, and each director, officer, employee or agent of ATC (collectively, "ATC INDEMNIFIED PARTIES") from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by IQI in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement at the Closing; or (ii) the failure of IQI to perform or observe fully any covenant, agreement or provision to be performed or observed by IQI pursuant to the Merger Agreement. The Shareholders' liability under the Merger Agreement shall be allocated among them pro rata in accordance with the number of shares of IQI Common Stock owned by each of them. In the event that the Shareholders are required to satisfy a claim for indemnification by any ATC Indemnified Party, such claim shall be satisfied by delivery of Escrow Shares (valued, for such purpose, at $1.78125 per share) in accordance with the terms of the Escrow Agreement. No Shareholder shall have any right of contribution or equitable indemnification against IQI or the Surviving Corporation for the Shareholders' obligations under Section 10.02(a) of the Merger Agreement.

    In addition, ATC covenants and agrees to defend, indemnify and hold harmless the Shareholders, and each person who controls, is controlled by or is under common control with any Shareholder within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by ATC in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement at the Closing; or (ii) the failure of ATC to perform or observe fully any covenant, agreement or provision to be performed or observed by ATC pursuant to the Merger Agreement.

    The indemnification obligations of the Shareholders and ATC under the Merger Agreement (i) shall apply only to the extent that the amount of Damages suffered by the ATC Indemnified Parties or the Shareholders, respectively, exceeds an accumulated total of $500,000 in the aggregate, at which point the obligations of the Shareholders or ATC, as the case may be, shall be to indemnify only for the Damages in excess of such accumulated total; (ii) shall be limited, in the case of the Shareholders, to the Escrow Shares, and the ATC Indemnified Parties shall have no recourse against the Shareholders pursuant to the Merger Agreement beyond recovery of the Escrow Shares; and (iii) shall be limited, in the case of ATC, to the Additional Shares, and the Shareholders shall have no recourse against ATC pursuant to the Merger Agreement beyond recovery of the Additional Shares.

    Except as otherwise expressly provided in the Merger Agreement, all claims by any ATC Indemnified Party for indemnification from the Shareholders shall be satisfied in accordance with the terms of the Escrow Agreement.

    In the event that ATC is required to satisfy a claim for indemnification by the Shareholders, such claim shall be satisfied by shares of ATC Common Stock not to exceed the Additional Shares. See "--Additional Shares."

    The indemnification provided for in the Merger Agreement shall constitute the exclusive remedies of the ATC Indemnified Parties, on the one hand, and the Shareholders, on the other hand, for any post-Closing claims against the other under the Merger Agreement.

    The indemnification obligations of the Shareholders and ATC under the Merger Agreement shall not apply to any consequential, incidental, exemplary or punitive Damages, including, but not limited to, lost profits, suffered by any ATC Indemnified Party, on the one hand, or by the Shareholders, on the other hand.

SHAREHOLDERS' REPRESENTATIVE

    In order to efficiently administer the transactions contemplated by the Merger Agreement, including (i) the defense and/or settlement of any claims for which the Shareholders may be required to indemnify ATC pursuant to Article X of the Merger Agreement and (ii) entering into the Escrow Agreement, the Shareholders, by their adoption of the Merger Agreement and the approval of the Merger, agree to the appointment of Thayer as their representative (the "REPRESENTATIVE"). The Representative is authorized to take any and all action as is contemplated to be taken by the Shareholders by the terms of the Merger Agreement and the Escrow Agreement. All decisions and actions by the Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. By their adoption of the Merger Agreement and the approval of the Merger, the Shareholders agree that: (i) ATC shall be able to rely exclusively on the instructions and decisions of the Representative as to the settlement of claims for indemnification by ATC pursuant to Article X of the Merger Agreement, or any other actions taken by the Representative thereunder, and no party hereunder shall have any cause of action against ATC in reliance upon the instructions or decisions of the Representative; (ii) all actions, decisions and instructions of the Representative shall be final, conclusive and binding upon the Shareholders;
(iii) the provisions outlined in this paragraph are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by the Merger Agreement and the Escrow Agreement; and (iv) the provisions outlined in this paragraph are binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in the Merger Agreement to a Shareholder shall mean and include the successors to the Shareholders' rights thereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ESCROW SHARES

    At the Effective Time, the holders of IQI Common Stock shall be entitled to receive, in the aggregate, such number of shares of ATC Common Stock as is equal to the Merger Shares less the Escrow Shares. For the purposes hereof, the "ESCROW SHARES" shall mean 1,506,092 shares of ATC Common Stock. The shares of ATC Common Stock which the holders of IQI Common Stock shall be entitled to receive at the Effective Time are hereinafter referred to as the "INITIAL SHARES." The Escrow Shares shall be deposited into escrow and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

    On the Closing Date, ATC shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Shareholders set forth in Article X of the Merger Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement. In the event that the IQI stockholders are required to satisfy a claim for indemnification by ATC, a number of Escrow Shares equal to the indemnification amount divided by $1.78125 shall be deducted from the trust fund and returned to ATC. The adoption of the Merger Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Representative.

ADDITIONAL SHARES

    In the event that ATC is required to satisfy a claim for indemnification by the Shareholders, such claim shall be satisfied by dividing the amount thereof by $1.78125 (the same valuation per share set forth in the Escrow Agreement) and issuing to the Shareholders, pro rata in accordance with the number of shares of IQI Common Stock owned by each of them, a number of shares of ATC Common Stock equal to such quotient; PROVIDED HOWEVER, that ATC shall not be obligated to issue an aggregate number of shares of

ATC Common Stock in excess of 1,506,092, a number equal to the number of Escrow Shares (the "ADDITIONAL SHARES"), in satisfaction of all its indemnification obligations under the Merger Agreement.

WAIVER AND AMENDMENT

    Any term or provision of the Merger Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to the Merger Agreement will be binding upon all parties thereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement under the Merger Agreement shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under the Merger Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

    The Merger Agreement may not be amended, modified or supplemented except by written agreement of ATC, Sub and IQI. After any approval and adoption of the Merger by the stockholders of ATC and IQI, no such amendment, modification or supplementation will be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

TERMINATION; TERMINATION FEE

    The Merger Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of ATC and IQI; (ii) by IQI or by ATC, if, upon a vote at a duly held meeting of stockholders of ATC or IQI, or any adjournment thereof, any approval of the holders of ATC Common Stock, or the Shareholders, necessary to consummate the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained; (iii) by IQI, by written notice to ATC, if, prior to the meeting of stockholders of ATC, the ATC Board, in the exercise of its fiduciary duties under applicable law (a) withdraws or modifies in any manner adverse to IQI its approval or recommendation of the Merger Agreement or the Merger, (b) approves or recommends any Acquisition Proposal by a party other than IQI or (c) resolves to take any of the actions specified in clauses
(iii)(a) or (iii)(b); (iv) by ATC, by written notice to IQI, if the ATC Board, in its good faith exercise of its business judgment, determines (after consultation with, and upon the advice of, its counsel) that continuing to recommend to the stockholders of ATC the approval of the Merger Agreement or the Merger would be reasonably likely to be a breach of the fiduciary duties of the ATC Board to the stockholders of ATC; (v) by IQI if there has been a material breach by ATC of its "no solicitation" covenant (see "--Limitation on Negotiations"); (vi) by IQI, on the one hand, or by ATC, on the other hand, by written notice to the other party or parties to the Merger Agreement, if the Merger shall not have been consummated on or before July 31, 1998 (or such later date as ATC and IQI may agree), provided that in the case of a termination under this clause (vi), the party or parties terminating the Merger Agreement shall not then be in material breach of any of its obligations under the Merger Agreement; (vii) by ATC if (a) there has been a material misrepresentation, breach of warranty or breach of covenant by IQI under the Merger Agreement or
(b) any of the conditions precedent to Closing applicable to ATC have not been met on the Closing Date, and, in each case, ATC is not then in material default of its obligations under the Merger Agreement; or (viii) by IQI if (a) there has been a material misrepresentation, breach of warranty or breach of covenant by ATC under the Merger Agreement or (ii) any of the conditions precedent to Closing applicable to IQI have not been met on the Closing Date, and, in each case, IQI is not then in material default of its obligations under the Merger Agreement.

    In the event of termination of the Merger Agreement as provided in clauses
(i), (ii) or (vi) above, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party thereto or their respective directors, officers, employees, agents or other representatives. In the event of termination of the Merger Agreement as provided in clauses (iii), (iv), (v), (vii) or (viii) above, subject to the following paragraph, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of the Merger Agreement or otherwise.

    In the event that the Merger Agreement is terminated pursuant to clauses
(iii), (iv) or (v) above, then ATC shall promptly pay to IQI in immediately available funds a breakup fee equal to $1,000,000 plus IQI's reasonable out-of-pocket expenses (including legal, accounting, consulting and investment banking fees) incurred in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, up to a maximum of $500,000. The fee payable in the event of a termination solely pursuant to clauses (iii), (iv) or
(v) above constitutes the sole and exclusive remedy of IQI for such termination, and as such, represents the IQI's liquidated damages as compensation for such termination of the Merger Agreement.

LIMITATION ON NEGOTIATIONS

    Pursuant to the Merger Agreement, each of IQI and ATC has agreed that it will not, and it shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage or solicit any inquiry concerning, or initiate any discussions or negotiations with any Person (other than IQI or ATC, as the case may be) concerning, any merger, consolidation, sale of material assets, tender offer, recapitalization, purchase or accumulation of shares, proxy solicitation or other business combination involving IQI or ATC, as the case may be, or any of its divisions (any of the foregoing, an "ACQUISITION PROPOSAL"), or (b) provide any non-public information concerning the business, properties or assets of IQI or ATC, as the case may be, to any Person (other than IQI or ATC, as the case may be) in connection with an Acquisition Proposal; PROVIDED HOWEVER, that in the event ATC receives any unsolicited inquiry concerning an Acquisition Proposal and, after consultation with counsel, is advised by its counsel that its board of directors has a fiduciary obligation to respond to such Acquisition Proposal in order for its directors to properly discharge their fiduciary obligations to the ATC's stockholders, then ATC may respond to such Acquisition Proposal. In any event, IQI or ATC, as the case may be, shall immediately notify the other of, and shall disclose all details of, any Acquisition Proposal. Each of IQI and ATC further agrees that it will not engage any broker, financial advisor or other consultant (other than CIBC Oppenheimer Corp. in the case of ATC) on a basis which might provide such broker, financial advisor or consultant with an incentive to initiate or encourage any Acquisition Proposal.

EXPENSES

    Each party to the Merger Agreement will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of the Merger Agreement and the consummation and performance of the transactions contemplated thereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents; PROVIDED, HOWEVER, that any fees payable to any Governmental Entity in connection with the transactions contemplated by the Merger Agreement (including, without limitation, any fee to be paid by an "acquiring person" under the HSR Act and any filing fees paid to the Commission in connection with the Proxy Statement/Prospectus or Registration Statement) shall be paid one-half by IQI and one-half by ATC.

RESALE OF ATC COMMON STOCK

    The shares of ATC Common Stock issuable to stockholders of IQI upon consummation of the Merger will have been registered under the Securities Act. Such shares will be freely tradable without restriction by those stockholders who are not deemed to be "affiliates" of ATC or IQI, as that term is defined in the rules under the Securities Act.

    Shares of ATC Common Stock received by those stockholders of IQI who are deemed to be "affiliates" of IQI may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of ATC Common Stock received by persons who are deemed to be "affiliates" of IQI. See "Affiliates' Restriction on Sale of ATC Common Stock."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

    At the Effective Time, the charter of Sub, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation, and the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

    The directors and officers of ATC after the Merger will be as follows:

                                                                                            SERVED AS
                                                                                            DIRECTOR
NAME/AGE                                 POSITION AFTER THE MERGER                            SINCE
---------------------------------------  ------------------------------------------------  -----------
Stephen A. McNeely, 51.................  President, Chief Executive Officer and                 #
                                         Director***
Matthew S. Waller, 35..................  Chief Financial Officer, Director**                     1998
Michael G. Santry, 50..................  Co-Chairman of the Board**                              1986
Paul G. Stern, 59......................  Co-Chairman of the Board**                             #
Darryl D. Pounds, 48...................  Director*                                               1996
William G. Moore, Jr., 59..............  Director*                                              #
Daniel H. Chapman, 53..................  Director***                                            #
David L. Malcolm, 44...................  Director***                                            #
Peter V. Ueberroth, 60.................  Director*                                              #
Drew Lewis, 66.........................  Director*                                              #
Frederic V. Malek, 61..................  Director**                                             #
Edward Blank, 63.......................  Director***                                            #

#          As of the Effective Time
*          Class I Director
**         Class II Director
***        Class III Director

    WILLIAM G. MOORE, JR. is Chairman of The Grayson Group, a marketing and high technology consulting company he founded in January 1990. Prior to founding The Grayson Group, Mr. Moore was chairman and chief executive officer of Recognition Equipment Incorporation (REI), Vice President and General Manager of computer operations for The Perkin-Elmer Corporation, and President of Infoton, a Boston-based computer terminal company. He has also held management positions in sales, marketing and technical systems with firms such as Inforex, Inc. and Bell Labs. From 1995 to 1997, Mr. Moore served as President and Chief Executive Officer of USDATA.

    In January 1988, the Reagan administration appointed Mr. Moore to a two-year term on the Advisory Committee for Trade Negotiations (ACTN). In 1985, Mr. Moore served as chairman of the American Electronics Association (AEA).

    DANIEL H. CHAPMAN is currently Chairman of Northern Trust Bank of Texas and Director of National Expansion of Northern Trust Corporation and has served in such capacities since October 1997. From August 1985 until October 1997, Mr. Chapman was President and Chief Executive Officer of Northern Trust Bank of Texas and its predecessor, Concorde Bank, N.A.

    DAVID L. MALCOLM currently serves as Chairman of Suncoast Financial Corporation, a HUD approved mortgage banking company. Mr. Malcolm is also the founder and President of West Coast Restaurant Enterprises, an owner and operator of 18 restaurants. Mr. Malcolm also serves as a consultant and Senior Vice President of Artemis Capital, a large municipal investment banking firm. Mr. Malcolm is also Chairman of the Board of San Diego United Port District, which owns and operates San Diego's International Airport and all water rights and real property on San Diego Bay. From 1994 to 1997,

Mr. Malcolm served on the Commission for Judicial Performance, and from 1984 to 1995, on the California Coastal Commission.

    For information with respect to Messrs. Waller, Santry and Pounds, see "ATC Management-- Directors and Executive Officers of ATC."

    For information with respect to Messrs. McNeely, Stern, Ueberroth, Lewis, Malek and Blank, see "IQI Management--Directors and Executive Officers of IQI."

                         SELECTED FINANCIAL INFORMATION

           SELECTED ATC HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected historical consolidated financial information of ATC for each of the five fiscal years in the period ended June 30, 1997, which have been derived from the audited consolidated financial statements of ATC. The audited financial statements of ATC for each of the three years in the period ended June 30, 1997 appear elsewhere in this Joint Proxy Statement/Prospectus. The selected historical consolidated financial information for the nine-month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of ATC which, in the opinion of management, include all material, normal and recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. The unaudited consolidated financial statements of ATC for the nine-month periods ended March 31, 1997 and 1998 appear elsewhere in this Joint Proxy Statement/Prospectus. The selected historical consolidated financial information set forth below should be read in conjunction with, and are qualified by reference to, "ATC Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                                MARCH 31,
                                                                                                               -----------
                                                                     FOR THE YEAR ENDED JUNE 30,
                                                        -----------------------------------------------------  (UNAUDITED)
                                                          1993       1994       1995       1996       1997        1997
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenues(1)...........................................  $  17,829  $  37,447  $  61,354  $  94,314  $  97,629   $  76,140
Gross profit..........................................      5,513     10,586     18,239     31,150     29,347      23,650
Operating expenses....................................      5,959      8,134     13,246     18,035     22,847      15,602
Depreciation and amortization.........................        492      1,113      2,238      2,937      3,619       2,594
Income (loss) from continuing operations..............       (939)     1,339      2,755     10,177      2,882       5,455
Interest expense......................................        379        903        946        853        617         396
Interest and other income.............................         80         84         87         94        119          74
Income (loss) from continuing operations before income
  taxes...............................................     (1,238)       520      1,897      9,418      2,384       5,133
Net income (loss) from continuing operations..........       (817 (2)       340     1,445     5,850     1,429       3,384
Net income (loss)(3)..................................      1,182(4)     2,996     1,335     5,850      1,429       3,384
Diluted earnings (loss) from continuing operations per
  share(5)............................................  $   (0.07) $    0.02  $    0.06  $    0.25  $    0.06   $    0.14
Diluted earnings (loss) per share(5)..................  $    0.08  $    0.21  $    0.05  $    0.25  $    0.06   $    0.14
Weighted average number of common and common
  equivalent shares outstanding.......................     13,294     13,685     18,441     21,177     22,150      22,230


                                                           1998
                                                        -----------

STATEMENTS OF OPERATIONS DATA
Revenues(1)...........................................   $  64,766
Gross profit..........................................      15,895
Operating expenses....................................      17,817
Depreciation and amortization.........................       3,124
Income (loss) from continuing operations..............      (5,046)
Interest expense......................................         739
Interest and other income.............................         178
Income (loss) from continuing operations before income
  taxes...............................................      (5,606)
Net income (loss) from continuing operations..........      (3,725)
Net income (loss)(3)..................................      (3,725)
Diluted earnings (loss) from continuing operations per
  share(5)............................................   $   (0.17)
Diluted earnings (loss) per share(5)..................   $   (0.17)
Weighted average number of common and common
  equivalent shares outstanding.......................      21,484

                                                                                                          AS OF JUNE
                                                                                                           30, 1997
                                                                                                          -----------   AS OF MARCH
                                                                                                                         31, 1998
                                                                                                                       -------------
                                                                                                                        (UNAUDITED)
                                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.........................................................................................   $  15,080     $   5,283
Total assets............................................................................................      41,223        45,095
Long-term obligations (less current maturities).........................................................       4,754         3,706
Total liabilities.......................................................................................      12,602        21,124
Shareholders' equity....................................................................................      28,621        23,971

------------------------------
(1) Includes revenues generated by ATC's teleservices subsidiary only. ATC sold its non-teleservices subsidiaries in fiscal 1994 and 1995; therefore, sales of discontinued operations are omitted.

(2) Includes an income tax benefit of $421, or $0.03 per diluted share, resulting from a change in the accounting method used to record deferred income taxes.

(3) Includes (i) in fiscal 1993, 1994 and 1995, income (loss) from operations of discontinued business segments of $1,999, or $0.15 per diluted share, $109, or $0.01 per diluted share, and $(109), or $(0.01) per diluted share, respectively, net of applicable taxes, and (ii) in fiscal 1994, the gain on the disposition of the assets of a discontinued business segment of $2,547, or $0.18 per diluted share, net of applicable taxes.

(4) Includes an income tax benefit of $819, or $0.06 per diluted share, resulting from a change in the accounting method used to record deferred income taxes.

(5) Calculated pursuant to Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which was adopted by ATC effective December 31, 1997. All prior periods have been restated pursuant to SFAS 128.

                    ATC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This Joint Proxy Statement/Prospectus may contain forward-looking statements which involve risks and uncertainties. ATC's actual results may differ significantly from the results discussed below. Factors that might cause such differences include, but are not limited to, those discussed in the section "Risk Factors" and "The Proposed Merger--ATC's Reasons for the Merger."

RESULTS OF OPERATIONS

COMPARATIVE RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED MARCH 31,
  1998 AND MARCH 31, 1997

    ATC experienced a loss from operations of $1,182,737 on revenues of $21,125,330 for the quarter and a loss from operations of $5,045,791 on revenues of $64,765,553 for the nine months ended March 31, 1998. In the previous fiscal year, ATC earned income from operations of $730,447 on revenues of $24,480,347 in the comparable three month period and income from operations of $5,454,976 on revenues of $76,139,785 in the comparable nine month period.

    For the quarter ended March 31, 1998, revenues decreased $3,355,017, or 13.7%, from revenues generated in the corresponding quarter of the previous fiscal year and decreased $11,374,232, or 14.9%, for the nine month period ended March 31, 1998 compared to the prior year nine month period. The decrease in revenues in the three and nine month periods ended March 31, 1998 was due primarily to a price reduction and decreases in service volumes from the Company's historically largest client. Revenue from this client declined $6,931,230, or 64.7%, and $23,309,728, or 64.5%, for the three and nine month periods, respectively, versus comparable prior year periods.

    Management remains focused on growing other segments of its business in order to reduce dependence on any one client. Approximately 17.9% of ATC's revenues during the quarter and 19.8% during the nine months ended March 31, 1998 were generated by ATC's historically largest client as compared to approximately 43.7% in the quarter and 47.6% in the nine months ended March 31, 1997. Excluding this client, revenues increased approximately 26.0% in the quarter and 30.5% in the nine months ended March 31, 1998 versus the prior year periods. ATC's three largest clients accounted for 69.8% of ATC's revenues during the quarter and 63.5% during the nine months ended March 31, 1998 as compared to 72.4% and 74.0%, respectively, in the prior year periods.

    Gross profit earned on revenues decreased $2,308,008, or 30.0%, for the quarter and $7,755,014, or 32.8%, for the nine month period ended March 31, 1998 versus the prior year periods. As a percentage of revenues, gross margins for the quarter and nine months ended March 31, 1998 were 25.5% and 24.5%, respectively, versus 31.5% and 31.1% in the comparable three and nine month periods of the prior year, respectively. Both the decrease in gross profit and in gross margin as a percentage of revenues for the nine months ended March 31, 1998 as compared with the comparable prior year period were due to lower capacity utilization resulting from additional decreases in service volumes during the first fiscal quarter from ATC's historically largest client, a price reduction from this client and increased labor rates in the markets in which ATC has traditionally operated.

    Selling, general and administrative expenses ("SG&A") decreased $564,108, or 9.3%, in the quarter ended March 31, 1998 versus the prior year quarter. The decrease in SG&A in the current year quarter was primarily the result of a decrease in compensation-related expenses associated with management's efforts to improve operating efficiencies through a reduction in operations management and administrative staff. SG&A expenses increased $2,214,946, or 14.2%, in the nine months ended March 31, 1998 versus the comparable prior year period as a result of the recording of severance expense and other non-recurring charges of approximately $633,000 in ATC's first fiscal quarter, and significant increases in recruiting, marketing and administrative costs compared to the prior year period.

    Management is continuing to reduce operating costs, a key element of which is ATC's previously-announced new site strategy which focuses on smaller call centers outside of the Dallas labor market. During the quarter ended March 31, 1998, ATC opened a new 330-station call center in Joplin, Missouri, which is now fully operational. ATC plans to open comparable new centers later in calendar 1998 and in 1999. Management believes these new centers should continue to lower ATC's operating costs as demonstrated thus far by the ATC's experience in Joplin.

    The increase in depreciation and amortization expense of $169,284, or 18.4%, in the quarter and $530,807, or 20.5%, in the nine months ended March 31, 1998 versus the comparable prior year periods is primarily the result of the enhancement of internal systems during the fiscal year ended June 30, 1997 and additional capital expenditures related to the opening of the new call center facility in Joplin, Missouri. The decrease in revenues in the current year periods versus the prior year magnified the impact of the increase in depreciation and amortization expense on ATC's operating margin as a percentage of revenues. As a percentage of revenues, depreciation and amortization expense for the three and nine months ended March 31, 1998 was 5.2% and 4.8%, respectively, versus 3.8% and 3.4% in the comparable prior year periods.

    Net interest expense increased for the three and nine month periods ended March 31, 1998 $96,137, or 84.0%, and $238,416, or 74.1%, respectively, versus the same periods in the previous fiscal year due to increased utilization of ATC's working capital line of credit.

    ATC's effective state and federal income tax rates for the three and nine month periods ended March 31, 1998 were approximately 32.8% and 33.6%, respectively, versus 33.0% and 34.1%, respectively, for the three and nine month periods ended March 31, 1997. The effective tax rates were lower in the current year periods due to a decrease in state income tax liabilities resulting from the losses incurred by ATC for the three and nine month periods ended March 31, 1998.

    Management knows of no trends or uncertainties other than those mentioned above that are expected to have a material favorable or unfavorable impact on operating results.

FISCAL 1997 VS. FISCAL 1996

    ATC earned net income from continuing operations of $1,429,468, or 1.5% of revenues of $97,629,300, for the fiscal year ended June 30, 1997, versus net income from continuing operations of $5,850,128, or 6.2% of revenues of $94,313,886, earned in fiscal 1996.

    Revenues increased $3,315,414, or 3.5%, to $97,629,300 during the fiscal year ended June 30, 1997 over revenues generated in fiscal 1996 of $94,313,886. This revenue growth was the result of the addition of new clients and was offset by decreases in the volume of services provided to certain of ATC's existing clients. Approximately 44% of the revenues earned by ATC during fiscal 1997 and fiscal 1996 originated from one of ATC's existing clients. During the fourth quarter of fiscal 1997, the percentage of ATC's revenue derived from this client declined to approximately 31% as a result of reduced volumes and delays in certain of the client's programs while the client reevaluated and reorganized the management of its teleservices efforts.

    ATC continued its strategy to secure recurring revenues from long-term relationships with targeted, large corporate clients which use telecommunications strategies as an integral, ongoing element in their marketing and customer service programs. ATC also continued to perform project-based business for certain of its clients.

    For the fiscal year ended June 30, 1997, gross profit earned on revenues decreased $1,802,106, or 5.8%, from fiscal 1996. The decrease in gross profit was due to: (i) additional costs associated with the implementation of new internal reporting systems; and (ii) lower capacity utilization resulting from the decline in service volumes with ATC's largest client and a change in business mix which resulted in decreased operating efficiencies. Management continued its efforts to improve operating efficiencies while maintaining ATC's high quality standards. For fiscal 1997, gross margin as a percentage of revenues was 30.1% versus 33.0% for fiscal 1996.

    SG&A expenses increased $4,812,033, or 26.7%, in fiscal 1997 as compared to fiscal 1996. This increase in expenses was primarily the result of the addition of personnel and infrastructure in anticipation of expected revenue growth. In response to slower than expected revenue growth, ATC initiated an aggressive expense reduction program, in the fourth quarter of fiscal 1997, to match expenses with future expected revenue levels. The increase in SG&A expenses was also due in part to approximately $1,175,000 in non-recurring charges and management transition expenses. SG&A expenses as a percentage of revenues increased to 23.4% in fiscal 1997 from 19.1% in fiscal 1996.

    The increase in depreciation and amortization expense of $681,564, or 23.2%, for fiscal 1997 over fiscal 1996 was primarily the result of expansion in ATC's operating capacity and new internal systems in fiscal 1997. Despite the increase in whole dollars, the impact of the expansion on depreciation and amortization expense was mitigated somewhat by the increase in revenues. As a percentage of revenues, depreciation and amortization expense for fiscal 1997 was 3.7% versus 3.1% for fiscal 1996.

    For the fiscal year ended June 30, 1997, net interest expense decreased $261,225, or 34.4%, as compared to fiscal 1996 due primarily to an increase in interest expense in the prior fiscal year related to the write-off of approximately $170,000 in unamortized fees associated with ATC's previous banking relationship and lower utilization of ATC's working line of credit.

    For the 1997 fiscal year, ATC's effective tax rate was approximately 40.0%. In fiscal 1996, ATC's effective tax rate was 37.9%. The increase in ATC's effective tax rate was primarily due to additional income-based state taxes paid.

FISCAL 1996 VS. FISCAL 1995

    ATC earned net income from continuing operations of $5,850,128, or 6.2% of revenues of $94,313,886, for the fiscal year ended June 30, 1996 versus net income from continuing operations of $1,444,612, or 2.4% of revenues of $61,353,999, earned in fiscal 1995.

    Revenues increased $32,959,887, or 53.7%, to $94,313,886 during the fiscal year ended June 30, 1996 over revenues generated in fiscal 1995 of $61,353,999. This revenue growth resulted from the addition of new clients and increases in the volume of services provided to ATC's existing clients. Approximately 44% of the revenues earned by ATC during fiscal 1996 emanated from one of ATC's existing clients; however, with the addition of new clients and increased business volumes with other clients, the percentage of ATC's revenues generated by this client decreased from the approximately 53% this client represented in fiscal 1995.

    For the fiscal year ended June 30, 1996, gross profit earned on revenues increased $12,910,919, or 70.8%, from fiscal 1995. The increase in gross profit was due in part to increased revenues; however, the improvement in gross profit was also attributable to increased operating efficiencies which increased gross margin as a percentage of revenues. For fiscal 1996, the gross margin as a percentage of revenues was 33.0% versus 29.7% for fiscal 1995. This improvement in operating efficiencies also resulted from: (i) the renegotiation of ATC's telecommunications tariff; (ii) economics of scale derived from the increased revenue base; and (iii) management's ongoing efforts to enhance capacity utilization.

    SG&A expenses, increased $4,789,001, or 36.2%, in fiscal 1996 as compared to fiscal 1995. This increase in expenses arose primarily from: (i) additional personnel and infrastructure necessary to support ATC's revenue growth; (ii) increased costs associated with the recruitment and training of personnel; and
(iii) sales commissions associated with increased revenues. As a result of management's efforts to improve operating efficiencies while maintaining ATC's high quality standards in an atmosphere of revenue and capacity growth, SG&A expenses as a percentage of revenues decreased to 19.1% in fiscal 1996 from 21.6% in fiscal 1995.

    The increase in depreciation and amortization expense of $699,233, or 31.2%, for the fiscal year ended June 30, 1996 over fiscal 1995 was primarily the result of the expansion of ATC's operating capacity in fiscal 1995 and fiscal 1996. Despite the increase in whole dollars, the impact of the expansion on depreciation and amortization expense was mitigated by the increase in revenues. As a percentage of revenues, the expense for fiscal 1996 was 3.1% versus 3.6% for fiscal 1995.

    For the fiscal year ended June 30, 1996, net interest expense decreased $99,236, 11.6%, as compared to fiscal 1995 despite the write-off of approximately $170,000 in unamortized fees associated with its previous banking relationship. Several factors contributed to this decrease in net interest expense:

        (a) Diminished utilization of ATC's working capital borrowing facilities due to management's efforts to improve cash flow by decreasing the number of days receivables are outstanding and due to improved profitability by ATC.

        (b) During fiscal 1996, ATC secured a $15.0 million working capital line of credit with a new commercial bank which replaced the working capital borrowing arrangement with ATC's previous bank. The terms of this new arrangement provide for a lower borrowing rate than the previous relationship.

        (c) During fiscal 1996, ATC paid off an unsecured note payable which contained a provision offering a discount if the note was paid in a timely manner. Thus in fiscal 1996, ATC recognized approximately $61,000 in interest expense reduction due to the pay-off of the note payable in a timely fashion.

    For fiscal 1996, ATC's effective tax rate was approximately 37.9%. In fiscal 1995, ATC earned certain tax credits which significantly reduced the impact of income taxes to an effective tax rate of 23.8%. The federal programs which created these tax credits expired on December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, ATC's primary sources of liquidity have been cash flow from operating activities and available borrowing capacity under credit facilities. Despite experiencing negative cash flow from operating activities in the nine month period ended March 31, 1998, management believes ATC currently has the liquidity and access to working capital to meet its near-term cash flow demands through: (i) its receivables-based working capital line of credit, to the extent permitted by the credit facility, up to $12.0 million; (ii) $2.0 million of additional financing made available pursuant to the Thayer Commitment Letter; and (iii) its ability to raise additional funds through debt or equity financings. If ATC is unable to reduce its operating costs or resume revenue growth in accordance with management expectations and continues to use cash in operating activities, however, ATC may experience difficulty in meeting its liquidity requirements. In such an event, ATC may need to explore other means of financing its operations, including without limitation, negotiating a new and expanded loan facility, raising funds through additional debt or equity financings, or entering into other arrangements.

    ATC operates in a fast-growing, highly competitive industry. As such, ATC began implementation of its new site strategy, which focuses on smaller call centers in what management believes are more economically attractive markets than those in which ATC has traditionally operated, by opening a new 330-station teleservicing center in Joplin, Missouri in February 1998. Company growth and continued implementation of the new site strategy will necessitate additional call center facilities and such facilities will have furniture, equipment and technological requirements consistent with ATC's existing facilities. Management anticipates opening new centers comparable to the Joplin facility later in calendar 1998 and in 1999.

    In addition to traditional growth strategies, management is currently pursuing opportunities for growth through the acquisition of other call center companies. From time to time, ATC engages in discussions with acquisition candidates. Although there can be no assurances that any proposed acquisition will be successfully completed, management requires that any acquisition candidates fit ATC's corporate and operating strategies.

    In April 1997, the ATC Board authorized the implementation of a stock repurchase program of up to five million shares of ATC Common Stock on the open market and through privately negotiated transactions. To date, ATC has used available cash flow to repurchase 355,000 shares at an average cost of

$3.98 per share. Based on ATC's current liquidity position and the pending merger with IQI, Inc., ATC does not anticipate making any further repurchases in the near-term.

    At March 31, 1998 the Chairman of ATC had outstanding borrowings and accrued interest due to ATC of approximately $3.8 million. The Note bears interest at 6% and is secured by collateral pledged by Codinvest Ltd., ATC's largest shareholder of record. The Merger Agreement contains a provision extending the maturity date and principal repayment terms of the note. Pursuant to that provision, one half of the principal balance plus accrued interest is due by June 30, 1998 with the remainder of the principal plus accrued interest due on March 31, 1999.

    The $12.0 million accounts receivable credit facility, the $2.0 million credit facility, and $1.0 million equipment term loan with the same major bank contain various covenants which limit, among other things, the operating subsidiary's indebtedness, capital expenditures, investments, payments and dividends to ATC and requires the operating subsidiary to meet certain financial covenants. Similarly, under the terms of ATC's guaranty of its operating subsidiary's obligations, ATC is subject to certain covenants limiting, among other things, its ability to incur indebtedness, enter into guaranties, and acquire other companies. These credit facilities are secured by liens on the operating subsidiary's accounts receivables, furniture and equipment, and are guaranteed by ATC.

    Although no assurances can be made in this regard, management anticipates that, based on its ability to secure such financing to date, ATC should be able to secure debt or equity funding for the capital equipment requirements of future call center facilities or acquisition opportunities.

           SELECTED IQI HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected historical consolidated financial information of IQI for the years ended December 31, 1996 and 1997, the five months ended December 31, 1996, and for each of the four fiscal years in the period ended July 31, 1996, which have been derived from the audited consolidated financial statements of IQI. The unaudited selected historical consolidated financial information for the five months ended December 31, 1995 and for the three-month periods ended March 31, 1997 and 1998 has been derived from the unaudited consolidated financial statements of IQI which, in the opinion of IQI's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. The audited consolidated financial statements of IQI for each of the two fiscal years in the period ended July 31, 1996, the five months ended December 31, 1996, and the year ended December 31, 1997 and the unaudited consolidated financial statements for the three months ended March 31, 1998 appear elsewhere in this Joint Proxy Statement/ Prospectus. The unaudited selected historical consolidated financial information has been included for comparison purposes only. The selected historical financial information set forth below should be read in conjunction with, and are qualified by reference to, "IQI Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                      FIVE MONTHS ENDED
                                                                                        DECEMBER 31,        YEAR ENDED DECEMBER
                                                 YEAR ENDED JULY 31,(1)            -----------------------          31,
                                       ------------------------------------------  (UNAUDITED)              --------------------
                                         1993       1994       1995       1996         1995       1996(2)     1996      1997(3)
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
                                                                            (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices.......................  $  20,069  $  31,033  $  56,179  $  57,543   $   22,966   $  26,756  $  62,799  $ 115,609
  Marketing research services........     --         --         --         --           --          --         --         18,223
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
Total revenues.......................     20,069     31,033     56,179     57,543       22,966      26,756     62,799    133,832
Gross profit.........................      6,670     11,457     18,207     16,834        6,848       6,092     17,586     45,642
Operating expenses...................      5,120      7,057     16,444     13,588        4,734       8,760     17,925     36,312
Depreciation and amortization........        888        907        856      1,314          415       1,024      1,815      6,093
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
Operating income (loss)..............        662      3,493        907      1,932        1,699      (3,692)    (2,154)     3,237
Other income, net....................        107        142        437        877       --             648        320     --
Interest expense, net................        236        112         72        190           57         450        584      3,626
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
Income (loss) before income taxes....        533      3,523      1,272      2,619        1,642      (3,494)    (2,418)      (389)
Income tax expense(1)................         45        109        314         17          657       1,794      2,201        595
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
Net income (loss)....................  $     488  $   3,414  $     958  $   2,602   $      985   $  (5,288) $  (4,619) $    (984)
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ------------  ---------  ---------  ---------

                                            THREE MONTHS
                                                ENDED
                                              MARCH 31,
                                       -----------------------

                                             (UNAUDITED)
                                         1997         1998
                                       ---------  ------------

STATEMENTS OF OPERATIONS DATA
Revenues:
  Teleservices.......................  $  23,438   $   34,194
  Marketing research services........     --            8,019
                                       ---------  ------------
Total revenues.......................     23,438       42,213
Gross profit.........................      7,733       15,384
Operating expenses...................      6,440       11,991
Depreciation and amortization........      1,058        2,377
                                       ---------  ------------
Operating income (loss)..............        235        1,016
Other income, net....................     --           --
Interest expense, net................        543        1,216
                                       ---------  ------------
Income (loss) before income taxes....       (308)        (200)
Income tax expense(1)................        (36)         260
                                       ---------  ------------
Net income (loss)....................  $    (272)  $     (460)
                                       ---------  ------------
                                       ---------  ------------

                                                                                                               AS OF
                                                                                                           DECEMBER 31,
                                                                                                               1997
                                                                                                           -------------
BALANCE SHEET DATA
Cash and cash equivalents................................................................................    $   5,288
Total assets.............................................................................................      101,736
Total debt (less current
  maturities)............................................................................................       51,257
Stockholders' equity.....................................................................................       30,573


BALANCE SHEET DATA
Cash and cash equivalents................................................................................   $    3,957
Total assets.............................................................................................      104,899
Total debt (less current
  maturities)............................................................................................       51,071
Stockholders' equity.....................................................................................       30,113

------------------------------

(1) Through July 31, 1996, IQI had a fiscal year end of July 31. IQI operated as a subchapter S-corporation through November 17, 1996, at which time it became a C-corporation for tax purposes. In November 1996, IQI's fiscal year was changed to December 31.

(2) Represents operations of IQI for the period from August 1, 1996 to December 31, 1996. Accounts include the acquisition of Lexi on November 22, 1996.

(3) Includes the acquisition of InterServ as of July 12, 1997.

        IQI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

HISTORICAL THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO HISTORICAL THREE MONTHS
  ENDED
  MARCH 31, 1997

    IQI's revenues increased $18,775, or 80.1%, from $23,438 in 1997 to $42,213 in 1998. The increase was primarily due to the acquisition of InterServ (the "InterServ Acquisition") in July 1997. Without InterServ's revenue contribution of $17,070, revenues would have increased from $23,438 in 1997 to $25,143 in 1998, an increase of $1,705, or 7.3%. This increase was due to additional revenue from existing and new clients in cellular telephone services, insurance and financial services.

    Gross profit earned on revenues increased $7,651, or 98.9%, from $7,733 in 1997 to $15,384 in 1998. As a percentage of revenues, gross profit in 1997 was 33.0% as compared to 36.4% in 1998. Without InterServ's gross margin contribution of $6,284, gross margin would have increased from $7,733 in 1997 to $9,100 in 1998, an increase of $1,367, or 17.7%. The increase in gross profit was due to increased revenues and (i) a lower rate for telecommunications costs,
(ii) a shift to higher margin clients, and (iii) an increase in operating efficiencies.

    Operating expenses increased $5,551, or 86.2%, from $6,440 in 1997 to $11,991 in 1998. The InterServ Acquisition contributed to this increase. As an independent company in the first quarter of 1997, InterServ's operating expenses were $3,506. Had InterServ's operating expenses been included with IQI's operating expenses in the first quarter of 1997, operating expenses would have increased from $9,946 in 1997 to $11,991 in 1998, an increase of $2,045, or 20.6%. This increase was due to the opening of two additional call center facilities in 1997 and increases in information technology, finance, executive and administrative staffing in order to accommodate actual and anticipated revenue growth.

    Depreciation and amortization increased $1,319, or 124.7%, from $1,058 in 1997 to $2,377 in 1998. Acquisition-related amortization increased $353 due to the InterServ Acquisition. The $966 increase in depreciation and amortization relates to the two new call center facilities opened in September and October 1997 and to increased capacity in existing call centers.

    Interest expense increased $673, or 123.9%, from $543 in 1997 to $1,216 in 1998, primarily as a result of the InterServ Acquisition and the opening of two new call center facilities in September and October 1997.

    Income tax expense increased $296, from a benefit of $36 in 1997 to a provision of $260 in 1998 due to a decrease in the pre-tax loss and state taxes for InterServ.

    Due to the factors described above, the net loss increased by $188 from $272 in 1997 to $460 in 1998.

HISTORICAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO HISTORICAL YEAR ENDED
  DECEMBER 31, 1996

    IQI's revenues increased $71,033, or 113.1%, from $62,799 in 1996 to $133,832 in 1997. The increase was primarily due to the acquisition of Lexi in November 1996 (the "Lexi Acquisition") and the InterServ Acquisition in July 1997. In the period from November 22 to December 31, 1996, Lexi contributed revenues of $2,803, as compared to Lexi's 1997 revenue contribution of $40,249. In 1997, the five and one-half month revenue contribution from InterServ was $26,434. Without Lexi's revenue contribution in 1996 and 1997, and without InterServ's contribution in 1997, revenues would have increased from $59,996 in 1996 to $67,149 in 1997, an increase of $7,153, or 11.9%. This telemarketing revenue growth was principally caused by increased volume generated by existing clients including bank credit card issuers, regional and long distance telephone service providers and cable television service providers.

    Gross profit earned on revenues increased $28,056, or 159.5%, from 1996. As a percentage of revenues, gross profit in 1997 was 34.1% versus 28.0% in 1996. The increase in gross profit was due in part to increased revenues as well as:
(i) operating efficiency improvements in the pay-for-performance programs, especially certain programs for a large telecommunications client, and (ii) the addition of higher margin inbound telemarketing business as a result of the InterServ Acquisition. Partially offsetting the margin improvements were: (i) price reductions granted to a major telecommunications client, (ii) higher teleservices personnel costs in competitive labor markets, and (iii) new facility start-up expenses in Port St. Lucie, Florida, and Fairmont, West Virginia.

    Operating expenses increased $18,387, or 102.6%, from $17,925 in 1996 to $36,312 in 1997. The Lexi Acquisition and the InterServ Acquisition contributed to this increase. In 1996, Lexi contributed operating expenses of $1,296, and in 1997, Lexi contributed operating expenses of approximately $13,055. In 1997, InterServ contributed operating expenses of approximately $5,581. Without the addition of Lexi in 1996 and 1997, and InterServ in 1997, operating expenses would have increased from $16,629 in 1996 to $17,676, an increase of $1,047, or 6.3%. In addition to the acquisitions of Lexi and InterServ, the Company opened two new call centers in 1997 in Port St. Lucie, Florida and Fairmont, West Virginia, added to capacity in existing call centers, and added key corporate personnel to assist with the management of the expanded business.

    Depreciation and amortization increased from $1,815 in 1996 to $6,093 in 1997, an increase of $4,278, or 235.7%. The increase was principally due to the addition of depreciation and amortization of tangible and intangible assets acquired from Lexi and InterServ and to added depreciation associated with $10,018 of capital expenditures. Goodwill amortization was $55 in 1996 and increased to $1,592 in 1997.

    Other income, net, decreased from $320 in 1996 to $0 in 1997. The 1996 amount was primarily interest income of $273 and management fee income of $61.

    Interest expense increased by $3,042, from $584 in 1996 to $3,626 in 1997, primarily due to increased borrowings. Long-term debt rose from $22,634 on December 31, 1996 to $51,257 on December 31, 1997 primarily as a result of debt associated with the InterServ Acquisition and the opening of two new call center facilities in September and October 1997.

    Income taxes decreased by $1,606, from $2,201 in 1996 to $595 in 1997. In 1996, IQI's change from an S-corporation to a C-corporation resulted in tax charges of approximately $3,000.

    Due to the factors described above, the net loss decreased from $4,619 in 1996 to $984 in 1997.

HISTORICAL FIVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO HISTORICAL FIVE
  MONTHS ENDED DECEMBER 31, 1995

    IQI's revenues increased $3,790, or 16.5%, from $22,966 in 1995 to $26,756 in 1996. These increased revenues relate primarily to the Lexi Acquisition. Without the revenues of Lexi of $2,803 for the period from November 22 to December 31, 1996, revenues would have increased by $987, or 4.3%, from $22,966 in 1996 to $23,953 in 1997. The increase in telemarketing revenue reflects volume increases from major regional and long distance telecommunications companies.

    Gross profit earned on revenues decreased $756, or 11.0%, from the comparable period in 1995. As a percentage of revenues, gross profit in 1996 was 22.8% versus 29.8% in 1995. The decrease in gross profit was principally due to:
(i) operations and quality problems associated with the start-up of IQI's largest pay-for-performance program; (ii) start-up expenses for a new call center facility in Mesquite, Texas; and (iii) price reductions granted to a large bank credit card client.

    Operating expenses increased by $4,026, or 85.0%, from $4,734 in 1995 to $8,760 in 1996. Without the increase in operating costs and expenses of Lexi, totaling $1,296 for the period from November 22 to December 31, 1996, this increase would have been $2,730, or 57.7%, from $4,734 in 1995 to $7,464 in 1996.

In 1996, the Company incurred additional expenses associated with its recapitalization and the purchase of IQI shares by Thayer.

    Depreciation and amortization increased $609, or 146.7%, from $415 in 1995 to $1,024 in 1996. Without the Lexi depreciation of $197 for the period from November 22 to December 31, 1996, the increase would have been from $415 in 1995 to $827 in 1996, or 99.3%, primarily due to the addition of a new call center facility in Mesquite, Texas. Goodwill amortization was $0 in 1995 and increased to $55 in 1996 as a result of the Lexi Acquisition.

    Other income, net, increased from $0 to $648 from 1995 to 1996. The 1996 amount was comprised primarily of interest income and management fee income.

    Interest expense increased from $57 in 1995 to $450 in 1996, or $393. Without the Lexi interest of $35 for the period from November 22 to December 31, 1996, the increase would have been from $57 in 1995 to $415 in 1996, or $358. This increase includes interest on additional borrowings resulting from the recapitalization of IQI and the purchase of IQI shares by Thayer.

    Income taxes increased from $657 in 1995 to $1,794 in 1996 due to the change in the Company's tax status from a subchapter S-corporation to a C-corporation in November 1996.

    Due to the factors described above, net income decreased from $985 in 1995 to a loss of $5,288 in 1996.

HISTORICAL FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO HISTORICAL FISCAL YEAR
  ENDED JULY 31, 1995

    IQI's revenues increased by $1,364, or 2.4%, from $56,179 in 1995 to $57,543 in 1996. The increase in telemarketing revenue reflects volume increases from major regional and long distance telecommunications companies.

    Gross profit earned on revenues decreased $1,373, or 7.5%, from $18,207 in 1995 to $16,834 in 1996. As a percentage of revenues, gross profit in 1996 was 29.3% versus 32.4% in 1995. The decrease in gross profit was primarily due to price reductions granted to a large telecommunications client and a large bank credit card issuer client.

    Operating expenses decreased by $2,856, or 17.3%, from $16,444 in 1995 to $13,588 in 1996. Included in operating costs and expenses were officer's salaries of $7,063 in 1995 as compared to $2,417 in 1996. Offsetting this $4,646 decrease in officer's salaries was an increase in operating expenses of $933. Most of this increase was the result of the 1996 opening of three new call center facilities located in Pennsylvania, Minnesota and Ontario, Canada.

    Depreciation and amortization increased by $458, or 53.5%, from $856 in 1995 to $1,314 in 1996. This increase was the result of capital spending related to the opening of three new call centers facilities in 1996 and the full-year impact of two new call center facilities opened in 1995.

    Other income, net, increased from $437 to $877 from 1995 to 1996. These amounts include primarily interest income and management fee income.

    Interest expense increased by $118, from $72 in 1995 to $190 in 1996 as a result of increased debt associated with the opening of the new call center facilities in 1996.

    Due to the factors described above, income taxes decreased by $297, from $314 in 1995 to $17 in 1996 and net income increased by $1,644, or 171.6%, from $958 in 1995 to $2,602 in 1996.

AS ADJUSTED RESULTS OF OPERATIONS

    The historical results of IQI include the Lexi Acquisition and the InterServ Acquisition. These acquisitions significantly affected IQI's operating results. Accordingly, IQI believes it is more meaningful to compare the results of operations on an "as adjusted" basis (i) for the three months ended March 31, 1998 to the results of operations for the three months ended March 31, 1997, assuming the InterServ Acquisition occurred on January 1, 1997 and (ii) for the year ended December 31, 1997 to the results of operations for the year ended December 31, 1996, assuming that the InterServ Acquisition and the Lexi Acquisition had both occurred on January 1, 1996.

ACTUAL THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO AS ADJUSTED THREE MONTHS
  ENDED MARCH 31, 1997

    For purposes of additional analysis, set forth in the table below are adjusted results of operations for the three months ended March 31, 1997 prepared on an "as adjusted" basis, and the actual results of operations for the three months ended March 31, 1998. The "as adjusted" results are not necessarily indicative of the results of operations that would have occurred had the InterServ Acquisition occurred on January 1, 1997 or of results of operations which may occur in any future period.

                                                                                                    AS ADJUSTED
                                                                                                    THREE MONTHS    ACTUAL THREE
                                                                                                    ENDED MARCH     MONTHS ENDED
                                                                                                      31, 1997     MARCH 31, 1998
                                                                                                   --------------  --------------
Revenues:
  Teleservices...................................................................................    $   26,461      $   34,194
  Marketing research services....................................................................         8,216           8,019
                                                                                                        -------         -------
Total revenues...................................................................................        34,677          42,213
Gross profit.....................................................................................        11,536          15,384
Operating expenses...............................................................................         9,946          11,991
Depreciation and amortization....................................................................         1,752           2,377
                                                                                                        -------         -------
Operating income (loss)..........................................................................          (162)          1,016
Interest expense, net............................................................................           968           1,216
                                                                                                        -------         -------
Loss before provision for income taxes...........................................................        (1,130)           (200)
Income tax expense...............................................................................           161             260
                                                                                                        -------         -------
Net loss.........................................................................................    $   (1,291)     $     (460)
                                                                                                        -------         -------
                                                                                                        -------         -------

    IQI's revenues, as adjusted, increased $7,536, or 21.7%, from $34,677 in 1997 to $42,213 in 1998. This increase includes $2,707 attributable to additional telemarketing revenues from both existing and new clients in the communications, cable television and energy industries. Market research revenue declined $197 due to spending cutbacks by some large clients. Outbound revenue increased $5,026 from existing and new clients in regional telephone services, insurance and financial services.

    Gross profit, as adjusted, increased $3,848, or 33.4%, from $11,536 in 1997 to $15,384 in 1998. As a percentage of revenues, gross profit in 1998 was 36.4% as compared to 33.3% in 1997. The increase in gross profit was due to increased revenues and (i) a lower rate for telecommunications costs, (ii) a shift to higher margin clients, and (iii) an increase in operating efficiencies.

    Operating expenses, as adjusted, increased $2,046, or 20.6%, from $9,946 in 1997 to $11,991, in 1998. IQI opened two additional call center facilities in September and October 1997, and increased its staffing in its information technology, finance, executive, and administrative departments in order to accommodate the actual and anticipated revenue growth.

    Depreciation and amortization, as adjusted, increased $625, or 35.7%, from $1,752 in 1997 to $2,377 in 1998. The increase in depreciation and amortization relates to the two new call center facilities opened in 1997 and increased capacity in existing call centers.

    Interest expense, as adjusted, increased $248, or 25.6%, from $968 in 1997 to $1,216 in 1998, relating to the opening of the two new call center facilities in September and October, 1997.

    Income tax expense, as adjusted, increased $99 from $161 in 1997 to $260 in 1998.

    Due to the factors described above, the net loss decreased by $831, from $1,291 in 1997 to $460 in 1998.

AS ADJUSTED YEAR ENDED DECEMBER 31, 1997 COMPARED TO AS ADJUSTED YEAR ENDED
  DECEMBER 31, 1996

    For purposes of additional analysis, set forth in the table below are adjusted results of operations for the years ended December 31, 1996 and 1997 prepared on an "as adjusted" basis. The "as adjusted" results are not necessarily indicative of the results of operations that would have occurred had the acquisitions been made on such date or of results of operations which may occur in any future period.

                                                                                                UNAUDITED "AS
                                                                                                  ADJUSTED"
                                                                                             YEAR ENDED DECEMBER
                                                                                                     31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Revenues:
  Teleservices............................................................................  $  110,444  $  122,010
  Marketing research services.............................................................      38,854      37,143
                                                                                            ----------  ----------
Total revenues............................................................................     149,298     159,153
Gross profit..............................................................................      42,019      54,178
Operating expenses........................................................................      39,527      43,486
Depreciation and amortization.............................................................       6,312       7,533
                                                                                            ----------  ----------
Operating income..........................................................................      (3,820)      3,159
Other income, net.........................................................................         717      --
Interest expense..........................................................................       2,578       4,512
                                                                                            ----------  ----------
Loss before provision for income taxes....................................................      (5,681)     (1,353)
Income tax expense........................................................................       2,405         780
                                                                                            ----------  ----------
Net loss..................................................................................  $   (8,086) $   (2,133)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    IQI's total revenues, as adjusted, increased by $9,855, or 6.6%, from $149,298 in 1996 to $159,153 in 1997. The increase was due to growth in telemarketing revenues of $11,566, partially offset by a $1,711 decrease in marketing research revenues. Telemarketing revenue growth was principally caused by increased volume generated by existing clients, including bank credit card issuers, regional and long distance telephone service providers and cable television service providers. The decrease in marketing research revenues was principally due to a budget reduction implemented by a major telecommunications client, partially offset by the addition of a major new client.

    Gross profit, as adjusted, increased $12,159, or 28.9%, from $42,019 in 1996 to $54,178 in 1997. As a percentage of revenues, gross profit in 1997 was 34.0% versus 28.1% in 1996. The increase in gross profit was due in part to increased revenues, as well as due to: (i) operating efficiency improvements in the pay-for-performance programs, particularly certain programs for a large telecommunications client; and (ii) improved pricing on new inbound telemarketing programs. Partially offsetting the margin improvement was: (i) price reductions granted to a major telecommunications client, (ii) higher TSR costs in competitive labor markets; and (iii) new facility start-up expenses in Port St. Lucie, Florida and Fairmont, West Virginia.

    Operating expenses, as adjusted, increased by $3,959, or 10%, from 1996 to 1997. As a percentage of revenue, operating expenses increased from 26.5% in 1996 to 27.3% in 1997. In 1996, operating expenses included approximately $3,300 of non-recurring charges, including acquisition-related stay-on bonuses and compensation of approximately $2,150, legal and audit fees of $650 and software licensing expenses of $500. In 1997, operating expenses included $443 of legal and accounting fees for Lexi and pre-acquisition costs of $1,166 incurred by InterServ. Without these non-recurring expenses in 1996 and 1997, operating expenses would have increased from $36,227 in 1996 to $41,877 in 1997, an increase of $5,650, or 15.6%. Operating expenses in 1997 include costs associated with the opening of two new call center facilities in

Port St. Lucie, Florida and Fairmont, West Virginia, the addition of capacity in existing call center facilities, and the addition of key personnel and systems to assist with the management of the expanded business.

    Depreciation and amortization, as adjusted, increased by $1,221, or 19.3%, from $6,312 in 1996 to $7,533 in 1997. This increase was primarily due to additional depreciation related to the increase in capital spending for two new call centers, expanding call center capacity and information systems.

    Interest expense, as adjusted, increased by $1,934 or 75.0%, from $2,578 in 1996 to $4,512 in 1997. This increase was primarily due to the increase in borrowings for call center and capacity expansion.

    Other income, net, as adjusted, decreased by $717 in 1997. The 1996 amount was comprised of various items, including a non-recurring gain from the sale of an InterServ business of $439, management fee income of $61, and interest income of $273, and was partially offset by other expenses of $56.

    Income taxes, as adjusted, decreased by $1,625, from $2,405 in 1996 to $780 in 1997.

    Due to the factors described above, net loss, as adjusted, decreased by $5,953, or 73.6%, from $8,086 in 1996 to $2,133 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, IQI's primary sources of liquidity have been cash flow from operating activities, bank borrowings to fund acquisitions and working capital, and investments by Thayer. In the three months ended March 31, 1998, cash provided by operations was $1,115. Such cash funded investment activities of $2,158 for infrastructure development and capacity expansion in existing call center facilities. In the year ended December 31, 1997, IQI's cash provided by operations was $2,016. Investment activities of $10,018 for purchases of fixed assets and $15,776 for the InterServ Acquisition (net of cash acquired) were funded by bank borrowings and capital contributions by Thayer. Management believes that IQI will generate operating cash and have sufficient borrowing capacity under its existing credit facility to finance its 1998 operating plan and capital expenditures.

    IQI's existing credit facility of $53.0 million, which consists of a $35.0 million term loan and revolving loans of up to $18.0 million, contains various covenants which limit, among other things, IQI's indebtedness, capital expenditures, payments of dividends, and requires IQI to meet certain financial covenants. As of December 31, 1997, IQI was in default of certain of its debt covenants. The credit facility was amended on March 30, 1998 to, among other things, adjust certain of the financial covenants. As a condition to granting the amendment, IQI's Lenders requested that Thayer provide IQI with a subordinated loan in the amount of $2.0 million. This loan was funded on April 16, 1998. At March 31, 1998, IQI was in compliance with its debt covenants.

    IQI operates in a fast-growing, highly competitive industry. As such, IQI opened two new call centers in 1997, in Fairmont, West Virginia and Port St. Lucie, Florida. In 1998, IQI anticipates adding inbound telemarketing capability in both facilities. In addition, IQI is upgrading its inbound telemarketing systems in Atlanta, and intends to add outbound telemarketing capacity in other existing facilities during 1998. If revenue grows at the rate anticipated by management, IQI will need to open additional call center facilities in 1999. Additional facilities will have furniture, equipment and technological requirements consistent with IQI's existing facilities.

    Management continues to pursue growth opportunities through acquisitions, although there can be no assurances that any proposed acquisition will be successfully completed. In this regard, IQI entered into the Merger Agreement with ATC. Upon consummation of the Merger, the Lenders will increase IQI's existing credit facility to approximately $65.0 million and Thayer will fund approximately $4.0 million in additional subordinated indebtedness. See "Other Transactions Related to the Merger--New Senior Loan."

    As part of IQI's management of financial risk, IQI enters into transactions that involve contracts and financial instruments with off-balance sheet risk involving interest rate collar agreements. The current hedging agreement had a notional principal amount of $18,850 at December 31, 1997 and terminates on

March 31, 2000. The effect on interest rates in 1997 was immaterial. The cost to terminate the contract on December 31, 1997 would have been approximately $109.

YEAR 2000 COMPLIANCE

    IQI could be adversely affected if its computer systems and those of its service providers do not properly process and calculate date-related information and data from and after January 1, 2000. IQI is taking steps that it believes are reasonably designed to address these issues and to obtain reasonable assurances that comparable steps are being taken by each of IQI's service providers. Management believes such efforts and any remedies will be completed by 1999 and all expenses incurred in assessing and remedying this issue will be expensed as incurred and are not expected to be material to the consolidated financial statements.

HISTORICAL CASH FLOW INFORMATION

    The following sets forth a discussion of certain cash flow data for the three months ended March 31, 1998 as compared to the three months ended March 31, 1997, the year ended December 31, 1997 as compared to the year ended December 31, 1996 and the fiscal year ended July 31, 1996 as compared to the fiscal year ended July 31, 1995.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    Cash provided by operating activities increased by $2,204, from a use of $1,089 in 1997 to $1,115 in 1998, resulting from an increase in accounts payable, offset by increases in accounts receivable and other working capital accounts. Cash used in investing activities increased by $1,098, from $1,060 in 1997 to $2,158 in 1998. The increase was used in capital expenditures for infrastructure development and capacity expansion in existing call center facilities. Cash from financing activities declined $1,537, from a source of $1,249 in 1997 to a use of $288 in 1998. In 1998, IQI paid down capital leases and notes payable. For the reasons described above, cash and cash equivalents increased by $2,600, from $1,357 at March 31, 1997 to $3,957 at March 31, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Operating activities resulted in a use of cash of $2,472 in 1996 and a source of cash of $2,016 in 1997. The increase of $4,488 was primarily due to a reduction in IQI's net loss from $4,619 in 1996 to $984 in 1997, partially offset by increases in other costs and working capital items. Cash used in investing activities increased by $19,824 from $5,970 in 1996 to $25,794 in 1997. This increase includes the purchase of InterServ, net of cash acquired, of $15,776, and an increase in capital expenditures of $4,048. Cash provided by financing activities increased by $22,649 from $4,156 in 1996 to $26,805 in 1997, due primarily to increases in net borrowings to finance the InterServ Acquisition. For the reasons described above, cash and cash equivalents increased from $2,250 at December 31, 1996 to $5,288 at December 31, 1997.

YEAR ENDED JULY 31, 1996 COMPARED TO YEAR ENDED JULY 31, 1995

    Cash provided by operating activities increased by $2,547 from $368 in 1995 to $2,915 in 1996, resulting primarily from a reduction in officer's compensation of $4,614 from 1995 to 1996, partially offset by increases in other costs and working capital items. Cash used in investing activities increased by $4,012 from $1,846 in 1995 to $5,858 in 1996. This increase is the result of a loan to the sole shareholder of $2,370 to purchase a call center facility in Ft. Worth, Texas, and capital expenditures of $1,642. Cash from financing activities decreased by $462 from $2,114 in 1995 to $1,652 in 1996, due to an increase of principal payments of debt of $2,447, partially offset by proceeds totaling $1,687 from a sale-leaseback of a call center facility. For the reasons described above, cash and cash equivalents decreased from $1,415 at December 31, 1995 to $127 at December 31, 1996.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data (the "Unaudited Pro Forma Financial Data") of New ATC have been derived by the application of pro forma adjustments to the historical financial statements of IQI and ATC for the periods indicated. The pro forma adjustments are described in the accompanying notes. The historical IQI data for the year ended December 31, 1997 and the historical InterServ data for the six months and eleven days ended July 11, 1997 have been derived from the audited financial statements of such companies which have been included elsewhere in this Joint Proxy Statement/Prospectus. The historical ATC data for the twelve months ended December 31, 1997 have been derived from the audited financial statements for the fiscal year ended June 30, 1997, adjusted to a calendar year basis using the unaudited financial data for the six-month periods ended December 31, 1997 and 1996, all of which are included elsewhere in this Joint Proxy Statement/Prospectus. The historical IQI data and historical ATC data for the three months ended March 31, 1998 have been derived from the unaudited financial statements of such companies, which have been included elsewhere in this Joint Proxy Statement/Prospectus and, in the opinion of management of such companies, include all adjustments, consisting only of normal recurring adjustments, necesary for a fair presentation of the results for the unaudited periods.

    The unaudited pro forma statement of operations data for the three months ended March 31, 1998 and the year ended December 31, 1997 give effect to the Merger and the related transactions described under the heading "Other Transactions Related to the Merger" as if they had occurred at the beginning of the periods presented. The unaudited pro forma statement of operations data for the year ended December 31, 1997 also gives effect to the InterServ Acquisition as if it had occurred on January 1, 1997. The unaudited pro forma balance sheet data as of March 31, 1998 give effect to the Merger and its related transactions as if such transactions had occurred on such date. The Unaudited Pro Forma Financial Data are provided for informational purposes only and do not purport to represent the results of operations or financial position of New ATC had such transactions in fact occurred on such dates, nor do they purport to be indicative of the financial position or results of operations as of any future date or for any future period.

    The Unaudited Pro Forma Financial Data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this Joint Proxy Statement/Prospectus.

                                    NEW ATC
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                  IQI
                                                         -----------------------------------------------------
                                                                        PRO FORMA ADJUSTMENTS
                                                                      --------------------------                    ATC
                                                         HISTORICAL   INTERSERV(1)     OTHER      AS ADJUSTED   HISTORICAL
                                                         -----------  ------------  ------------  ------------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Teleservices.........................................   $ 115,609    $    6,401   $    --        $  122,010    $  89,610
  Marketing research services..........................      18,223        18,920        --            37,143       --
                                                         -----------  ------------     ------     ------------  -----------
  Total revenues.......................................     133,832        25,321        --           159,153       89,610
Gross profit...........................................      45,642         8,536        --            54,178       23,900
Operating expenses.....................................      36,312         8,340        (588)(2)      43,486       25,625
                                                                                         (578)(2)
Depreciation and amortization..........................       6,093           936         504(3)        7,533        3,981
                                                         -----------  ------------     ------     ------------  -----------
Operating income (loss)................................       3,237          (740)        662           3,159       (5,706)

Interest expense, net..................................       3,626           221         665(4)        4,512          640
                                                         -----------  ------------     ------     ------------  -----------
Loss before provision for income taxes.................        (389)         (961)         (3)         (1,353)      (6,346)
Income tax provision (benefit).........................         595           220         (35)(5)         780       (2,015)
                                                         -----------  ------------     ------     ------------  -----------
Net income (loss)......................................   $    (984)   $   (1,181)  $      32      $   (2,133)   $  (4,331)
                                                         -----------  ------------     ------     ------------  -----------
                                                         -----------  ------------     ------     ------------  -----------
Net loss per share.....................................   $   (0.04)                               $    (0.07)   $   (0.21)
                                                         -----------                              ------------  -----------
                                                         -----------                              ------------  -----------
Weighted average shares
  outstanding(9).......................................      27,233                                    29,259       20,905
                                                         -----------                              ------------  -----------
                                                         -----------                              ------------  -----------

                                                            MERGER        NEW ATC
                                                          ADJUSTMENTS    PRO FORMA
                                                         -------------  -----------
Revenues:
  Teleservices.........................................   $   --         $ 211,620
  Marketing research services..........................       --            37,143
                                                         -------------  -----------
  Total revenues.......................................       --           248,763
Gross profit...........................................       --            78,078
Operating expenses.....................................       --            69,111
Depreciation and amortization..........................       1,157(6)      12,671
                                                         -------------  -----------
Operating income (loss)................................      (1,157)        (3,704)
Interest expense, net..................................         397(7)       5,549
                                                         -------------  -----------
Loss before provision for income taxes.................      (1,554)        (9,253)
Income tax provision (benefit).........................        (159)(8)     (1,394)
                                                         -------------  -----------
Net income (loss)......................................   $  (1,395)     $  (7,859)
                                                         -------------  -----------
                                                         -------------  -----------
Net loss per share.....................................                  $   (0.16)
                                                                        -----------
                                                                        -----------
Weighted average shares
  outstanding(9).......................................                     50,164
                                                                        -----------
                                                                        -----------

 See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

                                    NEW ATC

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

                                                                                     HISTORICAL
                                                                               ----------------------     MERGER      NEW ATC PRO
                                                                                  IQI         ATC       ADJUSTMENTS      FORMA
                                                                               ----------  ----------  -------------  -----------
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Teleservices...............................................................  $   34,194  $   21,125   $   --         $  55,319
  Marketing research services................................................       8,019      --           --             8,019
                                                                               ----------  ----------       -----     -----------
    Total revenues...........................................................      42,213      21,125       --            63,338
Gross profit.................................................................      15,384       5,391       --            20,775
Operating expenses...........................................................      11,991       5,484       --            17,475
Depreciation and amortization................................................       2,377       1,090         253(6)       3,720
                                                                               ----------  ----------       -----     -----------
Operating income (loss)......................................................       1,016      (1,183)       (253)          (420)
Interest expenses, net.......................................................       1,216         210          99(7)       1,525
                                                                               ----------  ----------       -----     -----------
Loss before provision for income taxes.......................................        (200)     (1,393)       (352)        (1,945)
Income tax provision (benefit)...............................................         260        (457)        (40)(8)       (237)
                                                                               ----------  ----------       -----     -----------
Net loss.....................................................................  $     (460) $     (936)  $    (312)     $  (1,708)
                                                                               ----------  ----------       -----     -----------
                                                                               ----------  ----------       -----     -----------
Net loss per share...........................................................  $    (0.02) $    (0.04)                 $   (0.03)
                                                                               ----------  ----------                 -----------
                                                                               ----------  ----------                 -----------
Weighted average shares outstanding (9)......................................      29,869      21,478                     51,347
                                                                               ----------  ----------                 -----------
                                                                               ----------  ----------                 -----------

 See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

                                    NEW ATC

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

(1) The InterServ Acquisition occurred on July 12, 1997. This data represents the historical results of operations of InterServ for the period from January 1, 1997 through July 11, 1997.

(2) In connection with the InterServ Acquisition, during the year ended December 31, 1997, InterServ incurred certain non-recurring expenses. These expenses have been deducted for purposes of the Unaudited Pro Forma Financial Data. These expenses include:

    (a) Transaction expenses incurred by InterServ in connection with the InterServ Acquisition totaling approximately $0.6 million.

    (b) Expenses relating to the vesting of stock options to purchase shares of InterServ totaling approximately $0.6 million.

(3) Had the InterServ Acquisition occurred on January 1, 1997, amortization of goodwill would have increased by approximately $0.5 million for the year ended December 31, 1997.

(4) In connection with the InterServ Acquisition, IQI incurred approximately $22.0 million of debt. Had such debt been incurred as of January 1, 1997, interest would have increased by approximately $0.7 million for the year ended December 31, 1997.

(5) Reflects adjustment to income tax provision as a result of the pro forma adjustments described in items (2) and (4) above.

(6) Had the Merger occurred at the beginning of the periods presented, amortization of goodwill would have increased as follows:

Additional goodwill resulting from Merger............   $  21,349
Additional goodwill related to adjustment to deferred
  tax assets.........................................       1,500
Additional goodwill related to anticipated exit costs
  resulting from the Merger restructuring
  liabilities........................................       3,908
Additional goodwill related to stock options of
  ATC................................................       2,090
Additional goodwill related to transaction costs.....       2,500
                                                       -----------
Total increase to goodwill...........................      31,347

Estimated life.......................................               25 years
                                                       -----------
Annual amortization of additional goodwill...........   $   1,254
                                                       -----------
                                                       -----------

                                                       YEAR ENDED               THREE MONTHS
                                                        DECEMBER               ENDED MARCH 31,
                                                        31, 1997                    1998
                                                       -----------             ---------------
Amortization of additional goodwill..................   $   1,254                 $     314
Actual amortization of goodwill recorded by ATC......         (97)                      (61)
                                                       -----------                    -----
Net increase in amortization of goodwill.............   $   1,157                 $     253
                                                       -----------                    -----
                                                       -----------                    -----

(7) Concurrent with the Merger, IQI will enter into a new loan agreement with its lenders and will borrow an additional $3.3 million. Thayer will provide subordinated financing of $3.3 million to New ATC. Proceeds from these financing transactions will be used to refinance $5.2 million of existing indebtedness of Advanced and repay ATC's term loan of $0.4 million. As a result, pro forma cash and long-term indebtedness will each increase by $1.0 million. Had such debt transactions occurred at the beginning of the periods presented, interest expense would have increased and deferred financing

                                    NEW ATC

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 COMBINED STATEMENTS OF OPERATIONS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    costs associated with the issuance of the debt would have been amortized during the period. Additionally, had the Chairman of ATC repaid borrowings of $2.0 million at the beginning of the periods presented, interest income would have decreased. Total interest expense, net, would have increased as follows:

                                                                              INTEREST EXPENSE
                                                           AMOUNT     --------------------------------
                                                         OUTSTANDING    YEAR ENDED      THREE MONTHS
                                            AVERAGE       AT MARCH     DECEMBER 31,    ENDED MARCH 31,
                                         INTEREST RATE    31, 1998         1997             1998
                                        ---------------  -----------  ---------------  ---------------
Additional bank loan..................         8.25%      $   3,252      $     268        $      67
Additional subordinated indebtedness..        12.00           3,299            396               99
Refinance indebtedness of Advanced....         8.75          (5,162)          (452)            (113)
Repay ATC term loan...................         9.00            (389)           (35)              (9)
Additional amortization of deferred
  financing costs.....................                                         121               30
                                                                             -----            -----
Increase in interest expense..........                                   $     298        $      74
Decrease in interest income related to
  repayment of borrowings by Chairman
  of ATC..............................                                          99               25
                                                                             -----            -----
Increase in interest expense, net.....                                   $     397        $      99
                                                                             -----            -----
                                                                             -----            -----

(8) As a result of the pro forma adjustments described in items (6) and (7) above, New ATC would record an income tax benefit of $0.2 million for the year ended December 31, 1997 and $40,000 for the three months ended March 31, 1998.

(9) The weighted average shares outstanding for IQI have been adjusted to reflect the effects of the Merger by multiplying the historical weighted average shares by the Exchange Ratio of 9.7513. The weighted average shares do not include common stock equivalents because their effect would be anti-dilutive.

                                    NEW ATC

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                 MARCH 31, 1998

                                 (IN THOUSANDS)

                                                                        HISTORICAL
                                                         ----------------------------------------      MERGER
                                                                 IQI                  ATC           ADJUSTMENTS
                                                         -------------------  -------------------  --------------
ASSETS
Cash and cash equivalents..............................      $     3,957          $        55      $    (2,500)(1)
                                                                                                         2,000(5)
                                                                                                         1,000(3)
                                                                                                          (500)(4)
Accounts receivable, net...............................           30,308               17,052            --
Other current assets...................................            3,928                5,593           (2,000)(5)
                                                                --------              -------      --------------
    Total current assets...............................           38,193               22,700           (2,000)
Equipment, furniture and leaseholds, net...............           22,149               14,311            --
Goodwill and other intangibles, net....................           43,100                1,662           21,349(1)
                                                                                                         2,500(1)
                                                                                                         2,090(1)
                                                                                                         1,500(2)
                                                                                                         3,908(6)
Deferred financing costs, net..........................            1,177              --                   500(4)
                                                                                                           188(7)
Other assets...........................................              280                6,422           (1,500)(2)
                                                                --------              -------      --------------
Total assets...........................................      $   104,899          $    45,095      $    28,535
                                                                --------              -------      --------------
                                                                --------              -------      --------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses................      $    14,355          $     7,125      $     3,908(6)
  Current portion of long-term debt....................              350                1,456             (389)(3)
  Short term debt......................................          --                     5,162           (5,162)(3)
  Other current liabilities............................            6,479                3,675            --
                                                                --------              -------      --------------
    Total current liabilities..........................           21,184               17,418           (1,643)
  Long-term obligations (less current maturities)......           51,071                3,706            3,252(3)
                                                                                                         3,299(3)
  Other liabilities....................................            2,531              --                 --
                                                                --------              -------      --------------
Total liabilities......................................           74,786               21,124            4,908
Shareholders' Equity:
  Preferred stock......................................          --                   --                 --
  Common stock.........................................                3                  218              299(1)
                                                                                                            (3)(8)
  Treasury stock.......................................          --                    (1,421)           --
  Additional paid-in-capital...........................           28,321               18,279           23,140(1)
                                                                                                         6,898(8)
                                                                                                           188(7)
  Cumulative translation adjustment....................               13              --                 --
  Retained earnings....................................            1,776                6,895           (6,895)(8)
                                                                --------              -------      --------------
Total shareholders' equity.............................           30,113               23,971           23,627
                                                                --------              -------      --------------
Total liabilities and shareholders' equity.............      $   104,899          $    45,095      $    28,535
                                                                --------              -------      --------------
                                                                --------              -------      --------------


                                                               NEW ATC
                                                         PRO FORMA COMBINED
                                                         -------------------
ASSETS
Cash and cash equivalents..............................      $     4,012

Accounts receivable, net...............................           47,360
Other current assets...................................            7,521
                                                                --------
    Total current assets...............................           58,893
Equipment, furniture and leaseholds, net...............           36,460
Goodwill and other intangibles, net....................           76,109

Deferred financing costs, net..........................            1,865

Other assets...........................................            5,202
                                                                --------
Total assets...........................................      $   178,529
                                                                --------
                                                                --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses................      $    25,388
  Current portion of long-term debt....................            1,417
  Short term debt......................................          --
  Other current liabilities............................           10,154
                                                                --------
    Total current liabilities..........................           36,959
  Long-term obligations (less current maturities)......           61,328

  Other liabilities....................................            2,531
                                                                --------
Total liabilities......................................          100,818
Shareholders' Equity:
  Preferred stock......................................          --
  Common stock.........................................              517

  Treasury stock.......................................           (1,421)
  Additional paid-in-capital...........................           76,826

  Cumulative translation adjustment....................               13
  Retained earnings....................................            1,776
                                                                --------
Total shareholders' equity.............................           77,711
                                                                --------
Total liabilities and shareholders' equity.............      $   178,529
                                                                --------
                                                                --------

      See Notes to Unaudited Pro Forma Condensed Combined Balance Sheets.

                                    NEW ATC

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

(1) In connection with the Merger, each share of IQI Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 9.7513 shares of ATC Common Stock. Had the Merger occurred on March 31, 1998, ATC would have issued 29,870,338 shares of common stock, $.01 par value.

    The Merger Price is assumed to be $45.3 million (assuming a per share value of $2.11 and 21,478,624 shares outstanding as of April 7, 1998, the date of the Merger Agreement). The book value of net assets acquired was $24.0 million at March 31, 1998, resulting in an excess of purchase price over the tangible book value of the assets acquired and liabilities assumed of $21.3 million. Goodwill also includes the intrinsic value of ATC's stock options of $2.1 million.

    In addition, costs associated with the Merger are estimated to be approximately $2.5 million.

    As a result of the above transactions, the following entries would have been made at March 31, 1998:

Goodwill associated with purchase price............................  $  21,349
Goodwill associated with transaction costs.........................      2,500
Goodwill associated with ATC stock options.........................      2,090
Cash...............................................................     (2,500)
Common Stock ($.01 par value)......................................        299
Additional Paid-in Capital.........................................     23,140

(2) Other assets of ATC include $6.0 million of deferred tax assets. The fair value of these deferred tax assets are estimated to be $4.5 million. The reduction of $1.5 million in the book value to arrive at estimated fair value has been included as goodwill.

(3) Concurrent with the Merger, IQI will enter into a new loan agreement with its lenders and borrow an additional $3.3 million. In addition, Thayer has agreed to provide subordinated financing of up to $6.0 million at the closing of the Merger (for a cumulative commitment of $8.0 million). At March 31, 1998, financing required from Thayer would be $3.3 million. Proceeds from these financing transactions will be used to refinance $5.2 million of existing indebtedness of Advanced and repay ATC's term loan of $0.4 million. As a result, pro forma cash and long term indebtedness will each increase by $1.0 million as follows:

Proceeds from additional bank loan.................................................  $   3,252
Proceeds from additional subordinated indebtedness.................................      3,299
Refinance indebtedness of Advanced.................................................     (5,162)
Repay ATC term loan................................................................       (389)
                                                                                     ---------
Net increase in debt...............................................................  $   1,000
                                                                                     ---------
                                                                                     ---------

(4) In connection with the additional bank loan, IQI incurred approximately $0.5 million of additional financing costs. These costs have been included as deferred financing costs and will be amortized over the term of the additional bank loan (six years).

(5) The Chairman of ATC had outstanding borrowings from ATC of approximately $3.7 million at March 31, 1998, including accrued interest. Pursuant to the Merger Agreement, approximately

                                    NEW ATC

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

    $2.0 million will be repaid on June 30, 1998 and the remaining principal balance and accrued interest is due on March 31, 1999.

(6) In connection with the Merger, New ATC anticipates that it will incur certain exit costs totaling $3.9 million. These exit costs include estimates for costs to consolidate, costs to relocate offices and employees, costs to close certain locations, severance and other costs. An accrual for these expenses has been included in Accrued Expenses and Goodwill. However, the unaudited pro forma condensed combined statements of operations do not reflect any anticipated benefits from these exit costs because such benefits will be realized over a period of several quarters beyond the date the exit costs are incurred.

(7) In connection with the financing provided by Thayer, Thayer received warrants to purchase up to 1.1 million shares of common stock of New ATC at an exercise price of $1.96 per share. The fair market value of the warrants is approximately $0.2 million at March 31, 1998. Such fair market value has been included as deferred financing costs and will be amortized over five years.

(8) As a result of the Merger, the equity of IQI and ATC will be combined. As a result, the following entries will be made:

Eliminate IQI's common stock......................................  $      (3)
Eliminate ATC's retained earnings.................................     (6,895)
Additional paid-in capital........................................      6,898

                           INFORMATION CONCERNING ATC

OVERVIEW

    ATC is a leading provider of outsourced telecommunications-based marketing, customer service and call center management services in the United States. ATC specializes in the execution and management of large volume call handling requirements for major U.S. corporations in a variety of industries. ATC's operations are technology driven through its advanced data and communications systems which permit real-time interface with clients' host systems. ATC derives its competitive advantage from four primary differentiators: (i) providing consistent and superior customer services; (ii) maintaining a consistent commitment to quality; (iii) implementing advanced technology including predictive dialing, call blending and proprietary front-end interfaces which enable real-time access to clients' host data; and (iv) rapidly adapting to meet changing client needs. ATC's management believes these advantages have contributed to ATC's record of client retention and its ability to attract new business.

SERVICES AND STRATEGY

    ATC designs, manages and conducts large-scale telecommunications-based, outbound and inbound marketing and customer service programs. These programs feature live, knowledgeable operators provided on an outsourced basis to large U.S. corporations in a wide variety of industries. Additionally, ATC manages both inbound and outbound call center facilities for clients under multi-year contracts. Such call center management applications usually require the development and licensing of proprietary software systems. ATC does not engage in any form of outbound calling that uses computerized voice presentations or requires unsolicited financial requests nor is ATC engaged in the "900" number business.

    ATC seeks long-term relationships with major corporations that utilize the telephone as an integral, ongoing element in their core marketing and/or customer service strategies. By offering high quality, customized, flexible and fully-integrated services designed to improve quality, productivity and effectiveness, ATC can enhance and add value to its clients' existing marketing and customer service programs.

    ATC's objective is to become the premier high-quality, full service provider of outsourced call center operations to large corporations throughout the United States. Management believes that the inbound segment of the industry possesses the greatest long-term growth potential and thus is concentrating its efforts primarily on that industry niche. In order to serve all of its clients' needs, however, ATC offers outbound services as well. For the fiscal year ended June 30, 1997, approximately 66% of ATC's revenues were generated from inbound services, while the remaining 34% were generated by outbound services.

OPERATIONS

    ATC operates or manages for its clients six fully-automated call center facilities comprising approximately 3,185 workstations located around Dallas, Chicago and Joplin, Missouri. Seven Rockwell Galaxy GVS 3000 Automatic Call Distributors interfaced with multiple Data General System microprocessors are utilized to operate ATC's call centers. The data system itself is based on an open architecture UNIX operating protocol supported by a sophisticated database manager. This advanced data system allows ATC to interface real-time and seamlessly with the client's host systems and provides the flexibility that enables ATC to rapidly deliver solutions to its client's marketing and customer service needs. Outbound calling is enhanced through a Rockwell Predictive Dialing System based on a fault tolerant Tandem Platform. Through its sophisticated communications system, ATC can process in excess of 200,000 calls per hour. ATC also maintains a substantial systems staff that permits customized software applications for its clients as well as the capability to respond quickly to changing client needs. ATC's operations are further enhanced by the use of universal workstations that can automatically handle either inbound or outbound call activity. Such technology permits ATC to offer productivity enhancements associated with "call blending".

    ATC also believes a key component of its success is the quality of its employees. Because its marketing and service representatives deal directly with the clients' customers and sales prospects, ATC places a heavy emphasis on the training and quality control processes. System-wide, ATC has dedicated in excess of 30,000 square feet to these functions in addition to a 14,700 square foot call center equipped for live role playing by training classes. Currently, ATC employs a large staff of trainers dedicated to teaching the details of client programs to ATC's marketing and service representatives. The training curriculum includes coverage of the sales or service process, study of the features and benefits of the product and service, intensive role playing and information about ATC's philosophy and culture. ATC conducts both primary and recurrent training for all representatives which, depending on the complexity of the client program, can require up to six weeks to complete. ATC's training curriculum is developed by professional experts in adult learning methodologies and includes a "hands-on" PC lab experience. This attentiveness to training enables ATC to perform an assortment of duties when handling quantitatively and qualitatively through multiple processes with different reporting lines in ATC. ATC and its clients monitor the client's standards to maintain quality and efficiency. In many instances, quality is evaluated and communicated on a daily basis.

INDUSTRY AND COMPETITION

    The telecommunications-based marketing, customer service and call center management services industry is highly fragmented and is comprised of a large number of in-house and independent organizations. The teleservices industry has experienced rapid growth over the last ten years and, according to industry sources, expenditures for these services have more than doubled during this period to an estimated $83 billion in 1995. According to recent research by Frost & Sullivan, the market for the call center services segment of the industry was $15.4 billion in 1996 and is expected to grow at a 15.8% compound annual growth rate through 2003. With the proliferation of toll-free "800" and "888" numbers, the telephone is becoming the principal means of contact between companies and their customers; however, historically only a small percentage of these expenditures have been outsourced. ATC believes that large corporations will increasingly outsource their telecommunications-based marketing and customer service activities in order to concentrate their internal resources on their core competencies and to access the quality and cost effectiveness available from outsourced service providers. The market includes many non-captive outsourced services providers and is very competitive and highly fragmented. Competitors range in size from very small firms offering specialized applications to large, full-service companies with multiple, high volume call centers. ATC believes the principal competitive factors differentiating outsourced service providers are: (i) a reputation for quality results; (ii) price competitiveness; (iii) technological expertise; and (iv) flexibility in responding rapidly to the client's sales, marketing and customer service needs.

MARKETING OF SERVICES

    ATC seeks to differentiate itself from its competitors through its emphasis on quality and service to the client, its technological capabilities and its flexibility to meet and enhance the client's changing requirements. ATC seeks to develop and maintain long-term relationships with its clients and targets its marketing efforts towards large corporations in selected industries that utilize telecommunications as a integral, ongoing element in their core marketing and/or customer service strategy. ATC believes such corporations possess the greatest potential for recurring revenue growth and their call handling requirements demand the sophistication, volume and quality requirements to capitalize effectively on ATC's technology and client support infrastructure. ATC seeks new business by responding to requests for proposals, client and consultant referrals and by targeting potential new clients. Additionally, new business is obtained by identifying additional needs of existing clients and cross-selling ATC's services to meet those needs.

GOVERNMENTAL REGULATIONS

    Telephone sales practices are regulated at both the federal and state levels. The rules of the Federal Communications Commission (the "FCC") under the Federal Telephone Consumer Protection Act of 1991 (the "TCPA") prohibit the initiation of telephone solicitations to residential subscribers before 8:00 a.m. or after 9:00 p.m., local time, and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, the FCC requires telemarketers to have procedures in place to maintain lists of residential customers who do not want to receive telephone solicitations and to avoid making calls to those customers. The FCC also prohibits the use of pre-recorded or artificial voice calls to consumers (with limited exceptions) and advertising via telephone facsimile technology.

    The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 194 (the "TCFAPA") broadly authorizes the Federal Trade Commission ("FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued numerous rules under the TCFAPA, which set forth disclosure requirements for telemarketing acts or practices during solicitation, provide guidelines on collecting payments by check and credit cards, provide restrictions on abusive telephone solicitation practices and promulgate certain record keeping requirements.

    ATC believes that it is in compliance with the TCPA and the FCC rules thereunder and with the FTC's rules under the TCFAPA. ATC trains its customer service representatives to comply with the FTC and FCC rules and programs its call management system to avoid telephone calls during restricted hours or to individuals maintained on "do-not-call" lists.

    A number of states have enacted or are considering legislation to regulate telephone solicitations. For example, some states require telemarketers to be licensed by state regulatory agencies prior to soliciting purchasers within the state. Additionally, telephone sales in certain states cannot be final unless a written contract is delivered to and signed by the buyer and may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment and several other states require certain telemarketers to obtain licenses and post bonds.

    From time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information. ATC cannot predict whether this legislation will be enacted and what effect, if any, it would have on ATC or its industry.

    The industries served by ATC are also subject to varying degrees of government regulation. ATC works closely with its clients and their advisors to develop the scripts to be used by its agents in connection with making consumer contacts. ATC generally requires its clients to indemnify it against claims and expenses arising with respect to ATC's services performed on its clients' behalf. To date, ATC has not been held liable for a client's regulatory noncompliance.

REVENUES AND SEASONAL NATURE OF BUSINESS

    ATC's revenues are affected by the timing and magnitude of its clients' marketing programs and the commencement of new programs. Additionally, expenses incurred to support client programs are affected by such timing; thus, ATC experiences and expects to continue to experience quarterly variations in revenues and operating results. Although the business is not seasonal in nature, historically, ATC has generated a slightly larger percentage of its annual revenues in the second and fourth quarters of its fiscal year due to client marketing programs which are typically slower in the post holiday and summer months. ATC's competitive advantages have enabled it to grow rapidly and diversify its client mix in the last two fiscal years by attracting a variety of new clients in various industries and by expanding the services provided to its existing clients. The following entities each accounted for ten percent or more of gross revenues of ATC in fiscal 1997: AT&T and American Express. In fiscal 1996, ten percent or more of ATC's gross revenues were generated by each of the following clients: AT&T, American Express, Pacific Bell and U S West.

PERSONNEL AND TRAINING

    ATC believes a key component of its success is the quality of its employees. Therefore, ATC is continually refining its systematic approach to hiring, training and managing qualified personnel. ATC seeks to locate call centers in communities with a relatively low cost of living and a large pool of qualified and motivated workers in an effort to lower its operating costs and attract a high quality work force. ATC believes that its relatively high proportion of full-time employees provides a more stable work force and reduces ATC's recruiting and training expenditures. At each call center, ATC utilizes a management structure designed to ensure that its telephone service representatives are properly supervised, managed and developed.

QUALITY ASSURANCE

    Because ATC's services involve direct contact with its client's customers and sale prospects, ATC's reputation for quality service is critical in acquiring and retaining clients. Therefore, ATC and its clients monitor ATC's telephone service representatives for strict compliance with the client's script and to maintain quality and efficiency. ATC also regularly measures the quality of its services by benchmarking such factors as sales per hour and level of customer complaints. ATC's information systems enable ATC to provide clients with reports on a real-time basis as to the status of an ongoing campaign and can transmit summary data and captured information electronically to clients. Access to this data enables ATC's clients to modify or enhance an ongoing campaign to improve its effectiveness.

    Since ATC's telephone service representatives deal directly with its clients' customers and sales prospects, ATC places a heavy emphasis on its training and quality control process. ATC has a training staff at each facility dedicated to conducting both primary and recurrent training for all telephone service representatives. ATC employs a quality control staff at each facility that measures quality on both a quantitative and qualitative basis. This attentiveness to training and customer service enables ATC's telephone service representatives to perform a variety of highly complex and proprietary functions for its clients.

EMPLOYEES

    As of March 31, 1998, ATC employed 3,723 persons, including 3,407 teleservices agents. To date ATC has not experienced any material difficulty in attracting and retaining qualified personnel in the geographic regions where it currently conducts business. ATC believes its relationship with its employees is good.

HISTORICAL DEVELOPMENTS

    ATC was incorporated in Delaware on August 2, 1985 under the name of Kenneth Resources, Inc. and changed its name to NRP, Inc. on July 12, 1988. The legal name of ATC was formally changed to ATC Communications Group, Inc. on April 24, 1996. ATC's original business plan was to assemble an integrated direct marketing company comprised of direct mail marketing and mailing list services in addition to telecommunications-based marketing services. In the year ended June 30, 1993, management examined ATC's overall business plan and each operating segment's operating performance and concluded that (i) the integrated company strategy had not achieved the expected synergies and economies of scale to management's satisfaction, and (ii) the telecommunications-based marketing business possessed significantly greater growth potential than the other two segments. Accordingly, in the year ended June 30, 1994, ATC divested of its direct mail publishing subsidiary, and in the year ended June 30, 1995, divested of its mailing list services business, thereby enabling ATC to concentrate on growing and creating long-term value in its telecommunications-based subsidiary. Revenues generated by its remaining operating subsidiary, Advanced Telemarketing Corporation ("ADVANCED"), which now operates under the tradename ATC Communications, accounted for 100% of ATC's consolidated revenues from both continuing and discontinued operations for the nine months ended March 31, 1998 and each of the years ended June 30, 1997, 1996 and 1995. Management believes this shift in strategy has enabled ATC to grow revenues and improve operating results, while positioning ATC to compete effectively as a provider of telecommunications-based marketing and information services.

FACILITIES

    ATC's principal executive offices in Dallas, Texas are occupied pursuant to a lease expiring November 30, 2001 and contain approximately 4,170 square feet. ATC's operational and administrative headquarters are located in a 23,333 square foot building in Irving, Texas which is leased by ATC. This lease expires on December 31, 2003.

    ATC currently performs its services in the six call center facilities listed below. All of ATC's call center facilities are occupied pursuant to various lease arrangements, except the Chicago facility, which is owned by a client and is occupied and managed by ATC at the client's expense. The leases at the Dallas, Texas, and Garland, Texas locations expire on June 30, 1999 and June 30, 1998, respectively and at the Irving, Texas facilities on December 31, 2003. ATC believes it can extend the leases at these locations or relocate the facilities at terms comparable with its current lease obligations. As of March 31, 1998, ATC operated the following call center facilities:

                             CALL CENTER FACILITIES

                                                                              CURRENT EQUIPMENT
LOCATION                                                     SQUARE FOOTAGE     WORKSTATIONS
-----------------------------------------------------------  --------------  -------------------
Chicago, Illinois                                                     N/A                69
Addison (Dallas), Texas                                            90,000             1,214
Garland, Texas                                                     12,963               227
Irving, Texas (2 facilities)                                       83,825             1,345
Joplin, Missouri                                                   33,055               336
                                                                  -------             -----
                                                                  219,843             3,191
                                                                  -------             -----
                                                                  -------             -----

    ATC began implementation of its new site strategy, which focuses on smaller call centers in what management believes are more economically attractive markets than those in which ATC has traditionally operated, by opening a new teleservicing facility in Joplin, Missouri in February 1998. While ATC's current capacity is sufficient to handle its current production demands, Company growth and continued implementation of the new site strategy will necessitate additional call center facilities. Management anticipates opening new centers comparable to the Joplin facility later in calendar 1998 and in fiscal 1999.

LEGAL PROCEEDINGS

    Other than ordinary routine litigation incidental to its businesses, neither ATC nor its subsidiary are parties to, nor are their properties the subject of, any material pending legal proceedings. From time to time, ATC is involved in litigation incidental to its business. ATC believes that such litigation, individually or in the aggregate, is not likely to have a material adverse effect on ATC's results of operations or financial condition.

    On April 14, 1998, a complaint was filed in the Court of Chancery in Delaware by Dore Kreisler against ATC, the directors of ATC and IQI seeking "injunctive and other appropriate relief" in connection with the proposed Merger. The plaintiff alleges that ATC's directors breached their fiduciary duties to plaintiff and the class of ATC shareholders by, among other things, not conducting "an auction process or active market check" and that consequently, the Exchange Ratio is unfair to ATC's shareholders. IQI is included as a defendant for allegedly aiding and abetting the ATC board's alleged breach of fiduciary duties. ATC, its board and IQI have all determined that the case is without merit, and each intends to defend itself against the claims.

                                 ATC MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ATC

    The following table sets forth certain information about the current directors, nominees for director, and executive officers of ATC.

DIRECTORS AND EXECUTIVE OFFICERS OF ATC

    The following table sets forth the names and ages of all directors and executive officers as of May 27, 1998, as well as all positions held by each such person and his term in each such position or office.

                                                                                          SERVED
NAME / AGE                                            PRESENT POSITION                     SINCE
------------------------------------  ------------------------------------------------  -----------
Michael G. Santry, 50                 President and Chief Executive Officer                   1997
                                      Chairman of the Board                                   1986
Robert B. Allen, 44                   Chief Operating Officer                                 1997
Matthew S. Waller, 35                 Chief Financial Officer                                 1997
                                      Director                                                1998
Jerry L. Sims, Jr., 36                Secretary                                               1994
                                      Director                                                1993
                                      Senior Vice President--Controller                       1991
William F. Bergeron, Jr., 36          Chief Technology Officer                                1996
Patrick V. Stark, 43                  Director                                                1991
J. Michael Allred, 52                 Director                                                1993
J. Frank Mermoud, 41                  Director                                                1994
Darryl D. Pounds, 48                  Director                                                1996

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information with respect to each of the directors and executive officers.

    MICHAEL G. SANTRY has been a director of ATC since February 1986, Chairman of ATC since September 1996 and President and Chief Executive Officer since October 1997. Mr. Santry previously held the positions of President, Chief Executive Officer and Chief Financial Officer of ATC from February 1986 through September 1996. Mr. Santry founded Chartwell Group, Inc., a Dallas based investment firm, in 1996 and has served as its Chairman of the Board since that time. Since 1980, Mr. Santry has been President and a director of Lakewood Financial Consultants, Inc., a privately held corporation providing financial consulting services. Mr. Santry is also a director of Computer Integration Corp. and is a Certified Public Accountant.

    ROBERT B. ALLEN has been Chief Operating Officer since January 1997. From 1980 through 1996, Mr. Allen held various management positions with PepsiCo, Inc., most recently serving as Vice President of Sales and Marketing for the $1.3 billion annual revenue single-serve business unit of PepsiCo's Frito-Lay subsidiary. Mr. Allen's tenure with Frito-Lay also included two International Managing Director positions.

    MATTHEW S. WALLER joined ATC in March 1997 as Chief Financial Officer. From 1993 to March 1997, Mr. Waller served in various positions with Principal Financial Securities, Inc., most recently as Senior Vice President and Head of Technology Investment Banking. Mr. Waller is also a director of Computer Integration Corp.

    JERRY L. SIMS, JR. has been a director of ATC since November 1993, Secretary of ATC since February 1994, and Senior Vice President--Controller of ATC since September 1991.

    WILLIAM F. BERGERON, JR. joined Advanced in February 1993 and has been Chief Technology Officer since December 1996. From 1992 to 1993, Mr. Bergeron served in a variety of management positions with Tandem Telecommunications Systems Inc., most recently as Senior Member of the Technical Staff.

    PATRICK V. STARK has been a director of ATC since December 1991 and has been a shareholder and director of the law firm Kane, Russell, Coleman and Logan since 1993. Prior to joining the law firm, Mr. Stark was Executive Vice President and General Counsel for Lifetime Automotive Products since May 1991.

    J. MICHAEL ALLRED has been a director of ATC since February 1993 and has been a director of Spencer Stuart since April 1994. Prior to joining Spencer Stuart, Mr. Allred was a Vice President of E-Systems from May 1992 to March 1994.

    J. FRANK MERMOUD has been a director of ATC since March 1994 and has acted as a consultant to ATC since May 1993. Mr. Mermoud was a Legislative Director of Congressional Affairs with the U.S. Department of State from 1992 to 1993. Prior to that, Mr. Mermoud served in both the Reagan and Bush Administrations in several capacities at the U.S. Dept. of State, USIA, the U.S. Dept. of Commerce and the U.S. Dept. of Transportation.

    DARRYL D. POUNDS has been a director of ATC since March 1996 and has been President of Chartwell Group, Inc., a Dallas based investment firm, since 1996. From 1993 until 1995, Mr. Pounds served as Chairman and CEO of the Trust Company of Texas and, from 1972 through 1993, Mr. Pounds held a variety of positions within First City Bancorporation, including Chairman and CEO of First City Bank of Dallas.

    Each director serves until the next annual meeting of ATC's shareholders and until the director's successor is duly elected. Officers serve at the discretion of the Board of Directors. There is no family relationship among any of the above named officers and directors of ATC.

NOMINEES FOR ELECTION AS DIRECTOR

    The ATC Board's nominees for the ATC Board are William G. Moore, Jr. (Class
I), Darryl D. Pounds (Class I), Michael G. Santry (Class II), Matthew S. Waller (Class II), Daniel H. Chapman (Class III), and David L. Malcolm (Class III). The IQI Board's nominees for the ATC Board are Peter V. Ueberroth (Class I), Drew Lewis (Class I), Frederic V. Malek (Class II), Paul G. Stern (Class II), Edward Blank (Class III), and Stephen A. McNeely (Class III), all of whom are current members of the IQI Board. For more information regarding the nominees for directors to the ATC Board, see "ATC Management-- Directors and Executive Officers of ATC" and "Management and Operations after the Merger."

    In the event Proposal No. 1 is not approved, the ATC Board's nominees for director are Michael G. Santry, Matthew S. Waller, Patrick V. Stark, Jerry L. Sims, Jr., Darryl D. Pounds, J. Michael Allred and J. Frank Mermoud. Each of the foregoing seven nominees are currently members of the ATC Board. For a description of the business experience of each of the seven nominees for director to the ATC Board, see "--Directors and Executive Officers of ATC."

COMMITTEES AND MEETINGS OF THE ATC BOARD

    The business of ATC is managed under the direction of the ATC Board. The ATC Board meets during ATC's fiscal year to review significant developments affecting ATC and to act on matters requiring ATC Board approval. The ATC Board held three formal meetings and acted by unanimous written consent four times during the fiscal year ended June 30, 1997. During the fiscal year, each member of the ATC Board participated in at least 75% of all ATC Board and committee meetings held during the period that he served as a director and/or committee member.

    The ATC Board has established an Audit Committee and Compensation Committee to devote attention to specific subjects and to assist the ATC Board in the discharge of its responsibilities. The functions of these committees is described below.

    AUDIT COMMITTEE. During the 1997 fiscal year, the Audit Committee was comprised of J. Michael Allred and Patrick V. Stark. The Audit Committee is empowered to recommend to the ATC Board a firm of certified public accountants to conduct audits of the accounts and affairs of ATC, review accounting objectives and procedures of ATC and the findings and reports of the independent certified public accountants, and make such reports and recommendations to the ATC Board as it deems appropriate. The Audit Committee held meetings at each formal meeting of the ATC Board during the 1997 fiscal year.

    COMPENSATION COMMITTEE. During the 1997 fiscal year, the Compensation Committee was comprised of J. Michael Allred and Darryl D. Pounds. The Compensation Committee is empowered to establish and revise the compensation paid to all executive officers of ATC and has complete authority to (a) construe, interpret and administer the provisions of the ATC stock option plans and the provisions of option agreements granted thereunder, (b) select the key employees, consultants and directors to whom awards are granted, the number of options, the number of shares of ATC Common Stock with respect to each option, the exercise price of each option, the vesting and exercise period of each option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of ATC's stock option plans, (c) prescribe, amend and rescind rules and regulations pertaining to the ATC stock option plans, and (d) make all other determinations necessary or advisable for their implementation and administration. The Compensation Committee acted by unanimous written consent seven times during the 1997 fiscal year.

    The ATC Board does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the ATC Board as a whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To ATC's knowledge, all statements of beneficial ownership required to be filed with the Commission for the fiscal year ended June 30, 1997 have been timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ATC

    The following table sets forth, certain information with respect to the shares of ATC Common Stock as of May 27, 1998 beneficially owned by (i) each of the "Named Executive Officers (as defined in Regulation S-K to the Securities
Act), (ii) each director of ATC, (iii) each beneficial owner of more than 5% of the outstanding shares of ATC Common Stock and (iv) all executive officers and directors of ATC as a group.

    Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of ATC Common stock beneficially owned.

                                                                   AMOUNT AND NATURE OF    PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP         (1)(2)
-----------------------------------------------------------------  --------------------  ---------------------

Codinvest Limited ...............................................         4,200,000               19.55%
  Road Town
  Tortola, British Virgin Islands

Michael G. Santry ...............................................           609,840(3)             2.77%(3)
  5950 Berkshire Lane, Suite 1650
  Dallas, Texas 75225

Jerry L. Sims, Jr. ..............................................           300,000(4)             1.38%(4)
  5950 Berkshire Lane, Suite 1650
  Dallas, Texas 75225

Patrick V. Stark ................................................           123,000(5)             0.57%(5)
  1601 Elm Street, Suite 3700
  Dallas, Texas 75201

J. Michael Allred ...............................................           101,000(6)             0.47%(6)
  1201 W. Peachtree Street, Suite 3230
  Atlanta, Georgia 30309

Matthew S. Waller ...............................................           170,990(7)             0.79%(7)
  5950 Berkshire Lane, Suite 1650
  Dallas, Texas 75225

Robert B. Allen .................................................           139,600(8)             0.65%(8)
  5950 Berkshire Lane, Suite 1650
  Dallas, Texas 75225

Darryl D. Pounds ................................................            66,000(9)             0.31%(9)
  5950 Berkshire Lane, Suite 1650
  Dallas, Texas 75225

J. Frank Mermoud ................................................            56,000(10)            0.26%(10)
  5220 Partridge Ln.
  Washington, D.C. 20016

William F. Bergeron, Jr. ........................................            12,700                0.06%
  8001 Bent Branch Drive
  Irving, Texas 75063

All directors and officers as a group (9 persons) ...............         1,579,130(11)            6.90%(11)

------------------------

(1) Reported in accordance with the beneficial ownership rules of the Commission. Unless otherwise noted, the shareholders listed in the table have both sole voting power and sole dispositive power with respect to such shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

(2) Based on 21,478,624 shares of ATC Common Stock outstanding at March 31, 1998. This number excludes 361,000 unretired treasury shares held by ATC. Each owner's percentage is calculated by dividing the number of shares beneficially held by the sum of 21,478,624 and the number of shares such owner has the right to acquire within 60 days.

(3) 79,000 of Mr. Santry's shares are owned of record by Lakewood Financial Consultants, Inc. which is 99% owned by Mr. Santry. 30,840 of Mr. Santry's shares are held by a company in which Mr. Santry is a 1% general partner. Mr. Santry has investment control over such shares. Includes beneficial ownership of 500,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(4) Includes beneficial ownership of 300,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(5) Includes beneficial ownership of 110,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(6) Includes beneficial ownership of 101,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(7) Includes beneficial ownership of 166,666 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1996 Plan.

(8) Includes beneficial ownership of 100,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1996 Plan.

(9) Includes beneficial ownership of 66,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(10) Includes beneficial ownership of 56,000 shares of ATC Common Stock issuable upon exercise of stock options granted pursuant to the 1992 Plan.

(11) Includes certain beneficial ownership as set forth in footnotes (3), (4),
    (5), (6), (7), (8), (9), and (10) above.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid for all services rendered to ATC in all capacities during fiscal years 1997, 1996 and 1995 by the ATC chief executive officer and the four other most highly compensated executive officers of ATC whose total annual salary and bonus earned during fiscal years 1997, 1996 and 1995 exceeded $100,000 (collectively, the "NAMED EXECUTIVE OFFICERS").

                           SUMMARY COMPENSATION TABLE

                                                                         OTHER ANNUAL      RESTRICTED STOCK   OPTIONS/
NAME AND PRINCIPAL OCCUPATION  FISCAL YEAR   SALARY($)    BONUS($)       COMPENSATION           AWARDS         SARS(1)
-----------------------------  -----------  -----------  -----------  -------------------  -----------------  ---------

MICHAEL G. SANTRY                    1997       --    (2)     --              --                  --             --
Chairman, Chief Executive            1996      293,750       --               --                  --          1,000,000
Officer and President                1995      275,000       --               --                  --             --

ARTHUR CHAVOYA                       1997      292,564(3)     --              --                  --            600,000
Former Chief Executive               1996       --           --               --                  --             --
Officer and President                1995       --           --               --                  --             --

ROBERT B. ALLEN                      1997      100,833(4)     --              --                  --            300,000
Chief Operating Officer              1996       --           --               --                  --             --
                                     1995       --           --               --                  --             --

MATTHEW S. WALLER                    1997       52,067(5)     --              --                  --            300,000
Chief Financial Officer              1996       --           --               --                  --             --
                                     1995       --           --               --                  --             --

JERRY L. SIMS, JR.                   1997      114,792       --               --                  --             --
Senior Vice President                1996       90,000       --               --                  --             --
Controller                           1995       90,000       --               --                  --             --

WILLIAM F. BERGERON, JR.,            1997      112,007       25,000           --                  --            100,000
Chief Technology Officer             1996       85,926       20,000           --                  --             --
                                     1995       87,889       --               --                  --             --

                                                   ALL OTHER
NAME AND PRINCIPAL OCCUPATION  LTIP PAYOUTS      COMPENSATION
-----------------------------  -------------  -------------------
MICHAEL G. SANTRY                   --                --
Chairman, Chief Executive           --                --
Officer and President               --                --
ARTHUR CHAVOYA                      --                --
Former Chief Executive              --                --
Officer and President               --                --
ROBERT B. ALLEN                     --                --
Chief Operating Officer             --                --
                                    --                --
MATTHEW S. WALLER                   --                --
Chief Financial Officer             --                --
                                    --                --
JERRY L. SIMS, JR.                  --                --
Senior Vice President               --                --
Controller                          --                --
WILLIAM F. BERGERON, JR.,           --                --
Chief Technology Officer            --                --
                                    --                --

--------------------------

(1) In February 1993, ATC's shareholders approved ATC's 1992 Stock Option Plan (the "1992 PLAN") to grant options to purchase up to 3,000,000 shares of ATC Common Stock to key employees, officers and directors of ATC and its subsidiaries. Options may be granted at any time prior to December 11, 2002. In fiscal 1996, Mr. Santry was granted options to purchase 1,000,000 shares at the market price on the date of grant pursuant to the 1992 Plan. In September 1996, ATC's Board of Directors approved ATC's 1996 Stock Option and Restricted Stock Plan (the "1996 PLAN") to grant restricted stock or options to purchase up to 2,000,000 shares of ATC Common Stock to key employees, officers and directors of ATC and its subsidiaries. In fiscal 1997, Mr. Chavoya, Mr. Allen, Mr. Waller and Mr. Bergeron were granted options to purchase 600,000, 300,000, 300,000 and 100,000 shares, respectively, at the market price on the respective dates of grant pursuant to the 1996 Plan.

(2) Mr. Santry elected not to receive any salary or bonus compensation during the fiscal year ended June 30, 1997. Effective April 1, 1996, the Compensation Committee of the ATC Board set Mr. Santry's annual base salary at $350,000. Mr. Santry is also entitled to receive bonus compensation up to $125,000 annually.

(3) The amount indicated is the salary paid to Mr. Chavoya from the commencement of his employment with ATC, on September 5, 1996, through June 30, 1997. Mr. Chavoya's employment agreement with ATC specified an annual base salary of $400,000. Mr. Chavoya relinquished the offices of Chief Executive Officer and President effective October 1, 1997. See "Employment Contracts and Termination of Employment Contracts."

(4) Mr. Allen joined ATC as Chief Operating Officer on January 6, 1997. The amount indicated is the salary paid to Mr. Allen from the commencement of his employment with ATC through June 30, 1997. Mr. Allen's employment agreement with ATC specifies an annual base salary of $220,000. See "Employment Contracts and Termination of Employment Contracts."

(5) Mr. Waller joined ATC as Chief Financial Officer on March 24, 1997. The amount indicated is the salary paid to Mr. Waller from the commencement of his employment with ATC though June 30, 1997. Mr. Waller's employment agreement with ATC specifies an annual base salary of $225,000. See "Employment Agreements and Termination of Employment Agreements."

OPTION GRANTS

    The following table sets forth certain information relating to stock option grants made by ATC to the Named Executive Officers during fiscal 1997. ATC has no plans that provide for the granting of stock appreciation rights.

                       STOCK OPTION GRANTS IN FISCAL 1997

                                                                                          POTENTIAL REALIZABLE VALUE
                                                  % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                                   NUMBER OF        OPTIONS                                 STOCK APPRECIATION FOR
                                  SECURITIES      GRANTED TO                                        OPTION
                                  UNDERLYING     EMPLOYEES IN    EXERCISE    EXPIRATION   ---------------------------
NAME                            OPTIONS GRANTED   FISCAL YEAR      PRICE        DATE           5%            10%
------------------------------  ---------------  -------------  -----------  -----------  ------------  -------------

Arthur Chavoya................       600,000           36.3%     $   16.19       9/5/06   $  6,109,082  $  15,481,614

Robert B. Allen...............       300,000           18.1%     $   11.81       1/6/07   $  2,228,174  $   5,646,630

Matthew S. Waller.............       300,000           18.1%     $    6.94      3/24/07   $  1,309,359  $   3,318,172

William F. Bergeron, Jr.......       100,000            6.0%     $    6.25      2/28/07   $    393,059  $     996,089

OPTION REPRICING TABLE

    The following table sets forth information relating to options held by the Named Executive Officers that were repriced during October 1997 and December 1997.

                                                                                                                 LENGTH OF
                                                           NUMBER OF                   EXERCISE                  ORIGINAL
                                                           SECURITIES  MARKET PRICE    PRICE OF                    TERM
                                                           UNDERLYING   OF STOCK AT   OPTIONS AT       NEW       REMAINING
                                                 DATE OF    REPRICED      TIME OF       TIME OF     EXERCISE    AT DATE OF
NAME                                            REPRICING   OPTIONS      REPRICING     REPRICING      PRICE      REPRICING
----------------------------------------------  ---------  ----------  -------------  -----------  -----------  -----------

Michael G. Santry.............................   10/17/97   1,000,000    $    3.63     $    9.00    $    3.80      8 years

Arthur Chavoya(1).............................   10/01/97     200,000    $    4.00     $   16.19    $    4.00      9 years

Robert B. Allen...............................   10/17/97     300,000    $    3.63     $   11.81    $    3.80      9 years

Matthew S. Waller.............................   10/17/97     300,000    $    3.63     $    6.94    $    3.80      9 years

William F. Bergeron, Jr.......................   10/17/97     100,000    $    3.63     $    6.25    $    3.80      9 years

(1) Concurrent with his relinquishing the positions of Chief Executive Officer and President of ATC effective October 1, 1997, Mr. Chavoya's option grant was reduced from options to purchase 600,000 shares to options to purchase the 200,000 shares which had vested as of October 1, 1997. See "Employment Contracts and Termination of Employment Contracts."

                                                                                                                 LENGTH OF
                                                           NUMBER OF                   EXERCISE                  ORIGINAL
                                                           SECURITIES  MARKET PRICE    PRICE OF                    TERM
                                                           UNDERLYING   OF STOCK AT   OPTIONS AT       NEW       REMAINING
                                                 DATE OF    REPRICED      TIME OF       TIME OF     EXERCISE    AT DATE OF
NAME                                            REPRICING   OPTIONS      REPRICING     REPRICING      PRICE      REPRICING
----------------------------------------------  ---------  ----------  -------------  -----------  -----------  -----------
Michael G. Santry.............................   12/31/97   1,000,000    $    1.28     $    3.80    $    1.50      8 years

Robert B. Allen...............................   12/31/97     300,000    $    1.28     $    3.80    $    1.50      9 years

Matthew S. Waller.............................   12/31/97     300,000    $    1.28     $    3.80    $    1.50      9 years

William F. Bergeron, Jr.......................   12/31/97     100,000    $    1.28     $    3.80    $    1.50      9 years

    During October and December 1997, the Compensation Committee determined that certain stock options issued to all employees of ATC and its operating subsidiary had an exercise price in most cases substantially higher than the market price of ATC Common Stock. The Compensation Committee noted the decline in the value of ATC Common Stock attributable to certain business setbacks, including reduced volumes and delays in certain programs of ATC's largest client and such client's negotiated price reductions with ATC in certain of its programs. Therefore, the Compensation Committee concluded that the aforementioned stock options were not providing the desired incentives. Accordingly, after discussing the various alternatives available, the Compensation Committee approved the repricing of all outstanding options under then existing option plans in order to preserve the important motivating effect that stock options have had on ATC's employees. Mr. Chavoya's replacement options were priced at the market closing price of ATC Common Stock on October 1, 1997. All other replacement options were priced at the average closing price of ATC Common Stock for the five-day trading period prior to the repricing.

COMPENSATION OF DIRECTORS

    Directors of ATC receive no fees for serving on the ATC Board. Upon election to the ATC Board, non-employee directors are automatically granted non-qualified stock options to purchase 135,000 shares of ATC Common Stock at the market price of ATC Common Stock on the date of grant. All directors are entitled to reimbursement for expenses incurred for attendance at each meeting.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT CONTRACTS

    ARTHUR CHAVOYA entered into an employment agreement effective September 5, 1996, pursuant to which he served as Chief Executive Officer and President of ATC. Under the employment agreement, Mr. Chavoya was entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of ATC. The employment agreement also provided for the payment to Mr. Chavoya of up to two times his annual salary plus an amount equal to bonus compensation paid for the previous fiscal year should ATC terminate Mr. Chavoya's employment without cause (as defined in the employment agreement) or in the event of his termination after a change in control (as defined in the employment agreement) of ATC. The employment agreement also stipulated that Mr. Chavoya's stock options were to vest immediately in the event of a change in control (as defined in the employment agreement) of ATC.

    Subsequent to the fiscal year ended June 30, 1997, Mr. Chavoya relinquished the offices of Chief Executive Officer and President of ATC effective October 1, 1997. In connection with this change, Mr. Chavoya entered into negotiations with ATC for a release and separation from his employment agreement. The general terms of the separation agreement call for Mr. Chavoya to receive one times his annual salary and for Mr. Chavoya's option grant to be reduced from options to purchase 600,000 shares to options to purchase the 200,000 shares which had vested as of October 1, 1997.

    ROBERT B. ALLEN entered into an employment agreement effective January 6, 1997, pursuant to which he serves as Chief Operating Officer of ATC. Under the employment agreement, Mr. Allen is entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of ATC. The employment agreement provides for the payment to Mr. Allen of nine (9) months of compensation if ATC terminates Mr. Allen's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement) of ATC. Mr. Allen's options vest immediately in the event of a change in control (as defined in the employment agreement) of ATC.

    MATTHEW S. WALLER entered into an employment agreement effective March 24, 1997, pursuant to which he serves as Chief Financial Officer of ATC. Under the employment agreement, Mr. Waller is entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of ATC. The employment agreement provides for the payment to Mr. Waller of one times his annual compensation if ATC terminates Mr. Waller's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement) of ATC. Mr. Waller's options vest immediately in the event of a change in control (as defined in the employment agreement) of ATC.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
  COMPENSATION DECISIONS

    J. Michael Allred and Darryl D. Pounds served on ATC's compensation committee during fiscal 1997. Neither Mr. Allred nor Mr. Pounds are current officers or employees of ATC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is responsible for overseeing the Company's compensation policy, approving salaries and annual bonuses for executive officers and administering the Company's stock option plans. The Compensation Committee is comprised of two non-employee directors.

    COMPENSATION POLICY. The Compensation Committee's philosophy for executive compensation is designed to enable the Company to recruit, motivate, and retain qualified individuals to manage the Company in order to enhance shareholders' value. The objective of this philosophy is to recognize individual contributions and achievements while enabling individuals to share the risks and rewards of the Company's overall performance. The Compensation Committee fulfills its responsibilities with input from the Company's executive officers and by evaluating compensation relative to a broad range of companies both in the Company's peer group and in comparable lines of business. The key components of the Company's current compensation policy are competitive base salaries, quarterly cash performance bonuses and long-term equity incentives.

    BASE SALARIES. Base salaries of executive officers are targeted to be competitive with companies with similar growth and operations. The Compensation Committee also considers the executive's contribution to operating performance and profitability, the executive's role in developing and maintaining client relationships, and the executive's level and complexity of responsibility in determining annual base salaries and salary increases.

    PERFORMANCE BONUSES. Cash performance bonuses are determined annually by the Compensation Committee based on an executive's performance relative to predetermined individual performance goals. Additionally, the Compensation Committee considers the Company's overall financial performance in determining the extent to which performance bonuses will be paid.

    LONG-TERM EQUITY INCENTIVES. The Compensation Committee believes that the use of equity based long-term compensation directly links executive interests to enhancing shareholder value. Stock options are generally offered to induce executives to accept employment with the Company. Such offerings generally vest over time and are subject to forfeiture. The Compensation Committee establishes the number of shares granted and the exercise price and vesting period of each grant. The stock options granted generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant thus rewarding the executive only if the Company's common share price appreciates above the price on the date of grant.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee set the annual base compensation of Mr. Santry, the Company's chief executive officer, at $350,000 per year and believes such base salary is comparable to that paid the chief executive officers of companies of similar size and growth potential. Additionally, Mr. Santry is entitled to receive annual bonus compensation up to $125,000 per year based on the overall financial performance of the Company. Because Mr. Santry has a substantial equity position in the Company and the level of his borrowings from the Company, Mr. Santry elected not to receive salary or bonus compensation during the fiscal year ended June 30, 1997.

                                          Compensation Committee

                                          J. Michael Allred
                                          Darryl D. Pounds

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
PERFORMANCE GRAPH

    The following graph sets forth a comparison of the cumulative total shareholder return on ATC Common Stock over the five year period ended June 30, 1997 as compared with the cumulative total return of a broad equity market index, the Nasdaq Market Index, and a Peer Group Index. The Peer Group consists of ACIT Telecentrics, Inc., APAC TeleServices, Inc., ICT Group, Inc., National TechTeam, Inc., Precision Response Corp., RMH Teleservices, Inc., Sitel Corp., Sykes Enterprises, Inc., TeleTech Holdings, Inc., TeleSpectrum Worldwide, Inc. and West TeleServices Corp. The total shareholder return for each company in the Peer Group has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 on July 1, 1992 in each of ATC Common Stock, the Nasdaq Market Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG ATC COMMUNICATIONS GROUP,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                ATC COMMUNICATATIONS GROUP         PEER GROUP        BROAD MARKET
1992                                    $100.00          $100.00             $100.00
1993                                    $145.01          $316.67             $122.76
1994                                    $360.00          $522.23             $134.61
1995                                    $380.00          $483.34             $157.88
1996                                  $2,100.00        $2,021.32             $198.73
1997                                    $770.00        $1,469.01             $240.10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    At March 31, 1998 and June 30, 1997, the Chairman of ATC had outstanding borrowings and accrued interest of approximately $3,789,106 and $3,539,779, respectively. The borrowing bears 6% annual interest, is due in full on June 30, 1998 and is secured by collateral pledged by Codinvest Limited, ATC's largest shareholder of record. Interest income from the receivable amounted to approximately $111,032 for the six months ended December 31, 1997 and $78,935 for the fiscal year ended June 30, 1997.

    At June 30, 1997, FEM Inc., a company controlled by a shareholder of ATC, had outstanding borrowings and accrued interest of $198,212 pursuant to a note receivable to ATC. The note bears 6% annual interest and was due in full on March 31, 1998. To date the Company has not collected the total due from FEM, Inc. The Company is currently pursuing collection of the balance and believes the borrowings will be collected in full.

    During the fiscal years ended June 30, 1997, 1996 and 1995, ATC paid J. Frank Mermoud, a director of ATC, $80,000 per year in monthly installments of approximately $6,700, in consideration for consulting services performed.

                           INFORMATION CONCERNING IQI

OVERVIEW

    IQI (formerly known as Edward Blank Associates, Inc.) was founded in 1968 as a provider of market research through nationwide telephone surveys conducted from one central location. Under the direction of founder Edward Blank, IQI evolved into a telemarketing organization by 1977. In November 1996, a controlling interest in IQI was purchased by Thayer. On January 3, 1997, effective as of December 31, 1996, IQI acquired Lexi International, Inc. ("LEXI"), a telemarketing company in which Thayer acquired a controlling interest in November 1996. Lexi, founded in 1985 by Robin Richards, is recognized as an innovator in the outbound telemarketing industry and has led the industry in using a pay for performance value-added approach with its customers. IQI acquired InterServ Services Corporation ("INTERSERV") in July 1997. Founded in 1993, InterServ offers full service marketing research through its Elrick & Lavidge division ("E&L"), which was founded in 1951 and acquired by InterServ in 1995, and inbound teleservicing, outbound telemarketing and database management services through its Teleservices division. Unless otherwise indicated, "IQI" refers to IQI and its subsidiaries, including Lexi and InterServ.

SERVICES AND STRATEGY

SERVICES

    IQI believes it is one of the largest independent outbound telemarketing companies in the United States. IQI creates, manages and conducts large scale, telephone-based direct sales programs on an outsourced basis for large corporations with growing needs for cost-effective means of contacting current and prospective customers. IQI specializes in providing telemarketing services to telecommunications, financial services, insurance and publishing industries.

    Through IQI, Lexi and the Teleservices division of InterServ, IQI's principal services include direct telephone sales, generating customer leads, managing customer retention programs, taking customer orders, updating customer data and reporting program performance, and high-value inbound customer care and direct response. IQI makes extensive use of call management technology, including proprietary computer software and predictive dialers, to provide telemarketing services to its clients. IQI operates approximately 2,462 telemarketing workstations in 20 telemarketing facilities (including six managed facilities) in nine states and Canada, which provide IQI with over 590,000 hours of monthly telemarketing call capacity. The telemarketing centers are centrally managed through the application of extensive telecommunications and computer technology to promote the consistent delivery of quality service. IQI believes that its emphasis on, and reputation for, providing quality service distinguishes it from competitors and has led to IQI's rapid growth rate and its retention of key clients.

    In addition, IQI believes that, through E&L, it is one of the largest custom full-service marketing research firms in the United States offering a full range of marketing capabilities for its clients through ten marketing research facilities in nine states. These services include service evaluations, computer assisted research, image studies, strategic research, pricing research, consumer evaluations of promotional campaigns and similar types of information relating to consumer attitudes, product usage and preferences. Such services are typically provided to organizations which market and sell consumer products and services, primarily in the telecommunications and packaged goods industries. E&L's market research services focus on consultative/analytical, perceived quality/value (brand equity) and industry specific segmentation studies.

STRATEGY

    Key elements of IQI's business strategy include:

    Industry Specialization. IQI's industry focus differentiates it from its competitors and has allowed it to develop substantial expertise in industries such as the telecommunications, financial services, insurance and publishing industries. IQI believes industry specialization offers marketing advantages over competitors with a generalized service approach inasmuch as IQI's sales personnel, telephone service representatives ("TSRS") and customer service personnel concentrate their efforts on understanding and responding to the competitive and regulatory issues affecting IQI's clients. IQI is also currently servicing clients in diverse industries, including the rapidly deregulating utility industry, the technology sector (including hardware manufacturers and Internet access providers) and the healthcare industry, which are expected to increase expenditures on direct sales and customer service marketing applications. IQI believes that each of these targeted industries will achieve growth in the near term. IQI is also increasingly targeting industries which traditionally have not outsourced their telemarketing business.

    Focus on Large Corporate Clients. IQI seeks clients with large customer bases which can generate recurring revenues because of their ongoing direct sales and customer service needs. Establishing long-term relationships with these clients often leads to additional business opportunities as these corporations continue to outsource more of their telemarketing activities and also positions IQI as an integral part of its clients' sales and customer service programs.

    Sophisticated and Flexible Call and Data Management Technology. IQI makes extensive use of call and data management technology, including proprietary computer software, predictive dialers and automated call distributors to provide superior client service and perform large scale telemarketing programs. In addition, because the technological requirements of the client tend to vary based on the client's industry, IQI adapts its call and data management systems to develop customized, technical solutions to its clients' telemarketing issues.

    Expansion of Inbound Telemarketing Capability. IQI currently performs inbound telemarketing, and is expanding its inbound capability through the addition of inbound call center operations. IQI believes the addition of such service will attract new clients and provide increased revenues from existing clients.

    Investment in Technology and Rapid Development of Call Centers. IQI intends to invest in new call center locations and systems integration. IQI plans to add capacity in advance of actual new business in order to ensure available capacity and the ability to timely respond to clients' needs. IQI believes that increased capacity will also enable IQI to compete effectively for new business opportunities.

OPERATIONS

TELEMARKETING SERVICES

    Telemarketing services involve direct communication with clients' customers by telephone. The contact is either outbound (IQI initiated) or inbound (customer initiated). IQI is engaged primarily in outbound telemarketing.

    Outbound telemarketing refers to direct sales activities that commence when IQI places calls to parties targeted by the client to offer products or services or to obtain information. In most instances, IQI receives computer records from its clients containing each targeted customer's name, address, phone number and other relevant data. IQI's data management system sorts the records and electronically assigns them to one of its outbound call centers. Telephone calls are controlled by computerized call management systems that utilize predictive dialers to automatically dial the telephone numbers in the files, determine if a live connection is made and present connected calls to a TSR who has been trained for the client's program. When a call is presented, the customer's name, other information about the customer and the program script simultaneously appear on the TSR's computer screen. The TSR then uses the script to solicit an order for the product or service or to request information that will be added to the client's database.

    Inbound telemarketing involves the receipt of a call from a client's customer, the identification of the call and the routing of the call to the appropriate IQI TSR. The customer typically calls a toll-free "800" or "888" number to obtain assistance regarding a previous order or purchase. IQI intends to expand its inbound telemarketing activities, and in that regard plans to utilize automated call distributors to identify each inbound call by "800" or "888" number and route the call to a TSR trained for the client's program. IQI reports information and results captured during the call to its client for order processing, customer service and database management.

    As of April 1998, IQI was engaged in annual telemarketing programs for approximately 60 clients, many of which are Fortune 100 companies. These programs consist of approximately 70% business-to-consumer and 30% business-to-business. IQI targets those companies with large customer bases and the greatest potential to generate recurring revenues because of their ongoing telephone-based direct sales and marketing needs. IQI currently specializes in four industries:

    Telecommunications--IQI has extensive experience in providing telemarketing services to the telecommunications industry, primarily servicing long distance and regional telephone companies. IQI's services include new account acquisition, direct sales of custom calling features, personalized "800" and long distance services and other customer retention services in both the business and consumer market segments. IQI's most significant relationship in this industry is with AT&T, a client since 1990.

    Financial Services--IQI provides sales and marketing services to many of the largest U.S. credit card issuers. IQI's services include customer account acquisition, credit line expansion, balance consolidation, cardholder retention and sales of other banking products and services.

    Insurance--IQI is a major marketer of insurance products throughout the U.S. IQI works with large consumer insurance companies and their agents, marketing products such as life, accidental death and dismemberment, and hospital insurance. IQI employs licensed TSRs to sell insurance products in 40 states and eight Canadian provinces.

    Publishing--IQI provides telemarketing services to magazine publishers and book clubs to sell and renew subscriptions and memberships, cross-sell other client publications and reinstate expired subscriptions or memberships.

    IQI generally operates under annual contracts which may be terminated or modified on short notice without penalty. Under these contracts, IQI is generally paid either (a) a fixed fee for each hour that it provides a TSR or
(b) a fee for each sale that it provides its customers. AT&T accounted for approximately 50% of IQI's consolidated revenues in fiscal 1997.

MARKETING RESEARCH SERVICES

    IQI also offers full-service custom marketing research services through E&L, which has almost 50 years of experience in providing qualitative, quantitative, statistical/modeling capabilities and innovative customer satisfaction research for its clients. E&L has offices in Albany (New York), Atlanta, Chicago, Dallas, Cincinnati, Kansas City, San Francisco, Paramus (New Jersey) and Clarksville (Tennessee) and serves many of the country's Fortune 100 companies with a focus on the telecommunications and consumer packaged goods market segment. E&L's services are typically provided to organizations which market and sell consumer products and services, with a focus on consultative/analytical, perceived quality/value (brand equity) and industry specific segmentation studies. E&L's services include service evaluations, computer assisted research, image studies, strategic research, pricing research, consumer evaluations of promotional campaigns and similar types of information relating to consumer attitudes, product usage and preferences.

INDUSTRY AND COMPETITION

    The telephone-based marketing and customer service industry has experienced substantial growth over the past ten years. Telephone-based direct marketing expenditures increased from an estimated $34 billion in 1984 to an estimated $83 billion in 1995. Telephone contact with customers is increasing as more companies realize its benefits, including high response rates, low cost per transaction and direct interaction with customers, which allow on-line access to detailed customer or product information and immediate response to customer inquiries. With the proliferation of toll-free "800" and "888" numbers, the telephone is becoming a principal means of providing customer service.

    IQI believes that only a small percentage of the $83 billion in teleservicing expenditures in 1995 was for outsourced services. IQI expects that large companies increasingly will outsource these activities in order to focus internal resources on their core competencies and to improve the quality and cost-effectiveness of their customer service and marketing efforts by using the experience and specialized capabilities of larger-scale teleservices providers. IQI also believes that organizations with superior customer service and sophisticated, advanced technology, such as IQI, will particularly benefit from this outsourcing trend.

    The teleservices industry has evolved over the last ten years from primarily single-facility, low-technology environments to large, full-service organizations with multi-location, high-volume call centers. This evolution has resulted primarily from the development of sophisticated computer and telecommunications equipment and software which enable teleservices providers to implement large-scale, professional programs. However, the industry remains highly fragmented and is comprised of a large number of in-house operations and independent companies. Many of these organizations provide only a limited number of services.

    The industry in which IQI operates is very competitive and highly fragmented. IQI's competitors range in size from very small firms offering specialized applications or short term projects, to large independent firms and the in-house operations of many clients and potential clients. Certain of IQI's competitors have financial and other resources equal to, or greater than, IQI's. The market includes non-captive telemarketing and customer service operations, as well as in-house telemarketing and customer service operations throughout the U.S. In-house telemarketing and customer service operations comprise by far the largest segment of the industry. In addition, some of IQI's services also compete with other forms of direct marketing such as mail, point-of-purchase displays and on-line services as well as the Internet. IQI believes the principal competitive factors in the telephone-based marketing and customer service industry are reputation for quality, sales and marketing results, price, technological expertise, and the ability to promptly provide clients with customized solutions to their sales, marketing and customer service needs. IQI believes that it competes favorably with other companies with respect to the foregoing factors.

    The marketing research industry is highly fragmented and is characterized by a diverse group of marketing, advertising, public opinion and product development and positioning research organizations that gather, process and analyze information. These organizations obtain and measure respondents' reactions and behavior concerning products and services, promotions, pricing and distribution. Marketing research organizations vary greatly in size and scope, ranging from local field interviewing groups to full-service organizations offering extensive database and data collection capabilities providing a wide array of reports and analyses to many industry groups. Many organizations conduct custom studies, responding to the issues of a single client, and many conduct multi-client studies, which typically provide information on issues for a specific industry.

MARKETING OF SERVICES

    IQI believes that its marketing, sales and customer support organizations are important to its long-term growth and give IQI the ability to respond rapidly to the needs of its customers. IQI has dedicated substantial resources to develop and generate new business opportunities. Historically, IQI has attracted new clients and marketed its services primarily by attending trade shows, advertising in industry publications, responding to requests for proposals, pursuing client referrals and cross-selling to existing clients. Although IQI will continue to utilize these sources to identify potential clients, IQI has developed a more targeted approach to identifying new clients and the potential additional needs of existing clients. IQI seeks to differentiate itself from other providers of telephone-based services by offering customized value-added solutions that address the specialized needs of its clients. Often, IQI initially develops a pilot program for a new client to demonstrate IQI's abilities and the effectiveness of telephone-based marketing and customer service. IQI's sales personnel also assist clients in identifying target customers and developing programs to reach those customers, communicate results of the program and assist clients in modifying programs for future use.

    IQI's account management and client services teams, are responsible for servicing IQI's existing customer base. The account executives maintain an ongoing dialogue with existing clients, solicit client feedback, monitor active programs and coordinate the dissemination of qualitative and quantitative marketing information.

    Members of E&L's senior managment are responsible for marketing services to current and prospective clients. These efforts are organized by industry expertise and region in order to provide timely response to major client needs. E&L markets its services by advertising in industry publications, attending trade shows and conferences, articles, mailing presentations and writing case studies for trade publications and seeking follow-on engagements from current clients.

GOVERNMENT REGULATIONS

    Telephone sales practices are regulated at both Federal and state level. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 (the "TCPA") prohibit telemarketing firms from initiating telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time, and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, the FCC rules require telemarketing firms to maintain a list of residential consumers who have stated that they do not want to receive telephone solicitations and to avoid making calls to such consumers. The FCC also prohibits the use of pre-recorded or artificial voice calls to consumers (with limited exceptions) and advertising via telephone facsimile technology.

    The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorized the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued its telemarketing sales rules which became effective December 31, 1995. Generally, these rules prohibit abusive telephone solicitation practices and impose disclosure and record keeping requirements on telemarketers.

    IQI believes that it is in compliance with the TCPA and the FCC rules thereunder and with the FTC's rules under the TCFAPA. IQI trains its TSRs to comply with the FTC and FCC rules and programs its call management system to avoid telephone calls during restricted hours or to individuals maintained on IQI's "do-not-call" list.

    A number of states have enacted or are considering legislation to regulate telephone solicitations. For example, telephone sales in certain states cannot be final unless a written contract is delivered to and signed by the buyer and may be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require certain telemarketers to obtain licenses and post bonds. IQI believes it is in substantial compliance with the applicable laws of the states in which it operates. From time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information. IQI cannot predict whether this legislation will be enacted and what effect, if any, it would have on the telemarketing industry.

    The industries served by IQI are also subject to government regulation with regard to selling practices and consumer disclosure requirements. IQI requires its clients and their advisors to approve the scripts to be used by IQI in making its solicitations. IQI generally requires its clients to indemnify IQI against claims and expenses arising with respect to IQI's services performed on its clients' behalf. IQI employees who complete the sale of insurance products are required to be licensed by various state insurance commissions and participate in regular continuing education programs.

REVENUES AND SEASONAL NATURE OF BUSINESS

    IQI's revenues are affected by the timing and magnitude of its clients' marketing programs and the commencement of new programs. Additionally, expenses incurred to support client programs are affected by such timing; thus, IQI experiences and expects to continue to experience quarterly variations in revenues and operating results. Although the business is not typically seasonal in nature, historically, IQI has generated a larger percentage of its annual revenues in the second and fourth quarters of its fiscal year due to client marketing programs which are typically slower in the post holiday and summer months. Due to nature of market research, E&L's fourth quarter has historically been its strongest revenue-producing quarter of the year. IQI's competitive advantages have enabled it to grow rapidly and diversify its client mix in the last two fiscal years by attracting a variety of new clients in various industries and by expanding the services provided to its existing clients. AT&T accounted for more than 40% of IQI's gross revenues in fiscal 1997. In fiscal 1996, AT&T and First USA, Inc. generated approximately 40% and 18%, respectively, of IQI's gross revenues.

TECHNOLOGY RESOURCES

    IQI's management information and call and database management systems have been designed to provide quality service to its clients and to manage and control effectively all aspects of IQI's business. IQI's sophisticated use of advanced technology enables it to develop and deliver solutions to its clients' complex marketing needs. IQI's Information Management and Systems Management Departments, which currently include over 60 systems specialists, have developed IQI's management information and call and database management systems.

    The computer network which IQI has implemented utilizes a "hub and spoke" network configuration to electronically link each call center's systems to IQI's data center. This open architecture system provides IQI with the flexibility to integrate its client-server and mid-range systems with a variety of systems maintained by its clients. In order to provide efficient and effective services, IQI's calling systems also utilize sophisticated technology such as automated and predictive dialers, automated call delivery systems and call management systems which are integrated with minicomputer-based database management systems, local area networks and wide area networks. IQI believes its computer security system and off-site disaster back-up storage sufficiently protect the integrity and confidentiality of its computer systems and data.

PERSONNEL AND TRAINING

    IQI believes a key component of its success is the quality of its employees. Therefore, IQI is continually refining its systematic approach to hiring, training and managing qualified personnel. IQI seeks to locate call centers in communities with a relatively low cost of living and a large pool of qualified and motivated workers in an effort to lower its operating costs and attract a high quality work force. IQI believes that its relatively high proportion of full-time employees provides a more stable work force and reduces IQI's recruiting and training expenditures. At each call center, IQI utilizes a management structure designed to ensure that its TSRs are properly supervised, managed and developed.

    IQI offers extensive classroom and on-the-job training programs for its personnel including instruction on the industries to which IQI provides telephone-based sales, as well as customer service techniques. Once hired, each new TSR receives on-site training that can last up to three weeks. The amount of initial training each employee receives varies depending upon the nature of the services being offered. In addition, IQI offers courses to its TSRs who are preparing for the insurance agent license exam. IQI has also developed a management training program designed to provide an internal source of well-trained managers.

QUALITY ASSURANCE

    Because IQI's services involve direct contact with its client's customers and sale prospects, IQI's reputation for quality service is critical in acquiring and retaining clients. Therefore, IQI and its clients monitor IQI's TSRs for strict compliance with the client's script and to maintain quality and efficiency. IQI also regularly measures the quality of its services by benchmarking such factors as sales per hour and level of customer complaints. IQI's information systems enable IQI to provide clients with reports on a real-time basis as to the status of an ongoing campaign and can transmit summary data and captured information electronically to clients. Access to this data enables IQI's clients to modify or enhance an ongoing campaign to improve its effectiveness.

    Since IQI's TSRs deal directly with its clients' customers and sales prospects, IQI places a heavy emphasis on its training and quality control process. IQI has a training staff at each facility dedicated to conducting both primary and recurrent training for all TSRs. IQI employs a quality control staff at each facility that measures quality on both a quantitative and qualitative basis. This attentiveness to training and customer service enables IQI's TSRs to perform a variety of highly complex and proprietary functions for its clients.

EMPLOYEES

    As of March 31, 1998, IQI employed approximately 4,850 full-time equivalent employees, comprised of approximately 4,081 persons in its telemarketing operations (including 3,634 TSRs and 447 sales, administrative and operations personnel) and approximately 1,319 persons in its E&L division (including 1,086 part-time telephone interviewers (which management believes constitute approximately 540 full-time equivalent employees based on a 30-hour work week) and 233 market research professionals). To date, IQI has not experienced any material difficulty in attracting and retaining qualified personnel in the geographic regions where it currently conducts business. None of IQI's employees are subject to a collective bargaining agreement. IQI considers its relations with its employees to be good.

FACILITIES

    IQI's corporate headquarters are located in Los Angeles, California in leased facilities adjacent to its call center operations in Los Angeles. IQI also has a number of administrative personnel in New York, New York who occupy leased facilities consisting of approximately 13,000 square feet of office space. The term of this lease expires in October 1998. IQI also leases the facilities listed below:

                             Call Center Facilities

                                                                   APPROXIMATE
                                                                    NUMBER OF
LOCATION                                         DATE OPENED      WORKSTATIONS
--------------------------------------------  ------------------  -------------
Los Angeles, California                         October, 1985             687
Euless, Texas(a)                                  July 1988               185
Virginia Beach, Virginia                          March 1989              120
Arlington, Texas                                  April 1990              146
Fort Worth, Texas(a)                            December 1991             206
Tucker, Georgia                                   March 1993              300
Dalton, Minnesota                                 April 1995               56
Newport News, Virginia                            April 1995              120
Browns Valley, Minnesota                         January 1996              47
Hazelton, Pennsylvania                            April 1996               58
Barrie, Canada                                    April 1996               56
Mesquite, Texas                                 November 1996             168
Port St. Lucie, Florida                         September 1997            135
Fairmont, West Virginia                          October 1997              63
Managed Centers(b)                                                        115
                                                                        -----
  Total Call Center Workstations                                        2,462
                                                                        -----
                                                                        -----

                         Marketing Research Facilities

                                                                   APPROXIMATE
                                                                    NUMBER OF
LOCATION                                         YEAR OPENED      WORKSTATIONS
--------------------------------------------  ------------------  -------------
Chicago, Illinois                                    1951                  58
Tucker, Georgia                                      1979                  54
Paramus, New Jersey                                  1979              --
Cincinnati, Ohio                                     1985                  64
Crookshank, Ohio                                     1985              --
San Francisco, California                            1985              --
Clarksville, Tennessee                               1985                  84
Irving, Texas                                        1992              --
Kansas City, Missouri                                1992              --
Albany, New York                                     1996                 100
                                                                        -----
  Total Marketing Research Workstations                                   360
                                                                        -----
                                                                        -----

------------------------

(a) Owned by Edward Blank and leased to IQI at market rates.

(b) Represents approximate number of workstations in six managed centers located in Iowa and Minnesota.

    The leases of these facilities have an average length of three years, and typically contain early termination buyouts and renewal options. IQI believes that all of these leases are on market terms. IQI believes that its existing facilities are adequate for its current operations, however, additional facilities will be required to support anticipated growth. IQI believes that suitable additional or alternative space will be available as needed to expand its business on commercially reasonable terms.

    In addition to its own telemarketing facilities, IQI has contracts with six additional facilities operated by independent third parties ("MANAGED CENTERS") which contain an aggregate of approximately 115 workstations. All Managed Centers utilized by IQI are required to have state-of-the-art predictive dialing capabilities, and IQI conducts site visits to assess the technological capabilities of all Managed Centers. Managed Centers have been used historically as a method of expanding capacity without increasing fixed costs. IQI believes that the development of additional company-operated centers will reduce its reliance on Managed Centers and enhance long-term profitability.

LEGAL PROCEEDINGS

    Other than ordinary routine litigation incidental to its business, neither IQI nor any of its subsidiaries are parties to, nor are their properties the subject of, any material pending legal proceedings.

    From time to time, IQI is involved in litigation incidental to its business. IQI believes that such litigation, individually or in the aggregate, is not likely to have a material adverse effect on IQI's results of operations or financial condition.

    On April 14, 1998, a complaint was filed in the Court of Chancery in Delaware by Dore Kreisler against ATC, the directors of ATC and IQI seeking "injunctive and other appropriate relief" in connection with the proposed Merger. The plaintiff alleges that ATC's directors breached their fiduciary duties to plaintiff and the class of ATC shareholders by, among other things, not conducting "an auction process or active market check" and that consequently, the Exchange Ratio is unfair to ATC's shareholders. IQI is included as a defendant for allegedly aiding and abetting the ATC board's alleged breach of fiduciary duties. ATC, its board and IQI have all determined that the case is without merit, and each intends to defend itself against the claims.

                                 IQI MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF IQI

    The following table sets forth the names, ages and positions of the current directors and executive officers of IQI.

NAME                                     AGE                                POSITION WITH IQI
-----------------------------------      ---      ----------------------------------------------------------------------

Stephen A. McNeely.................          51   Chief Executive Officer, President and Director

Paul G. Stern......................          59   Chairman of the IQI Board, Director

Robin D. Richards..................          41   Vice Chairman of the IQI Board, Director

Edward Blank.......................          63   Vice Chairman of the IQI Board, Director

Eric Croson........................          49   Senior Vice President, Chief Financial Officer, Chief of Staff and
                                                  Secretary

Drew Lewis.........................          66   Director

Frederic V. Malek..................          61   Director

James D. Robinson III..............          62   Director

William H. Scott, III..............          50   Director

Peter V. Ueberroth.................          60   Director

    STEPHEN A. MCNEELY. Mr. McNeely is the President and Chief Executive Officer of IQI. Prior to joining IQI, between 1996 and July 1997 he was President and CEO of the Keystone Communications Group, the leading U.S. provider of worldwide broadcast services. From 1995 to 1996 Mr. McNeely held a senior management position with PMG Equities, Inc. From 1991 to 1995, he was President and CEO of Patrick Media Group, Inc. Mr. McNeely has held the position of President and CEO in the automotive industry as well, with companies such as GE Capital Resale Service (GECARS)(from 1989 to 1991) and Tenneco Automotive Retail Services (a division of Tenneco Automotive, Inc.)(from 1987 to 1989). In addition, Mr. McNeely has held a wide variety of senior management positions with Exxon Corporation from 1968 to 1985. Mr. McNeely currently sits on the Board of Directors of the Advertising Council and is the Campaign Director for the Coalition of Organ and Tissue Donation. He has also held positions on the Board of Directors and Executive Committee of the Outdoor Advertising Association of America, Traffic Audit Bureau, The American Advertising Federation, Chicago Advertising Federation and GNMMA.

    PAUL G. STERN. Dr. Stern, Chairman of IQI, co-founded Thayer Equity Investors III, L.P. in 1995. Prior to that, Dr. Stern was a Special Limited Partner at Forstmann Little & Co. From 1989 until 1993, Dr. Stern served as the Chairman and Chief Executive Officer of Northern Telecom Ltd. Prior to that time, Dr. Stern served as President and Chief Operating Officer of Burroughs (later Unisys) Corporation, Corporate Vice President and later President of Commercial Electronics Operations at Rockwell International Corporation and Chairman and Chief Executive Officer of Braun AG in Germany. Dr. Stern serves on the Board of Dow Chemical Company, LTV Corporation, and Software A.G. Systems, Inc. and Whirlpool Corporation.

    ROBIN D. RICHARDS. Mr. Richards, Vice Chairman of IQI and the founder of Lexi, is recognized as an innovative entrepreneur and is highly regarded in the telemarketing industry. Prior to founding Lexi in 1985, Mr. Richards operated the Southern California Sales Division of Wilcor, Inc., the Sales and Marketing arm of Fawn Manufacturing.

    EDWARD BLANK. Mr. Blank, Vice Chairman and founder and IQI, is one of the pioneers of the telemarketing industry. He founded IQI in 1968, and, under his direction, IQI has grown to be one of the largest telemarketers in the U.S. Prior to establishing IQI, Mr. Blank was associated with Litton Industries, Benton & Bowles Advertising and NBC in senior marketing research capacities.

    ERIC CROSON. Mr. Croson has held his present position with IQI since November 1996. Prior to joining IQI, Mr. Croson was the President and Managing Director of the European Business Unit of Thomas Group, Inc. Prior to being appointed to that post he served as Chief Financial Officer from 1994 to 1995. From 1992 to 1994, Mr. Croson was the Vice President Finance-Products at Northern Telecom. Mr. Croson also served as Vice President and Controller at Frito Lay, Inc. and Vice President and Corporate Controller of Unisys Corporation where he worked from 1978 to 1991 as part of Memorex and Burroughs Corporations.

    DREW LEWIS. From 1987 to 1997, Mr. Lewis served as Chairman and Chief Executive Officer of Union Pacific Corporation. Prior to that time, Mr. Lewis served as President and Chief Operating Officer of Union Pacific from 1986 to 1987 and served as Chairman and Chief Executive Officer of Union Pacific Railroad Company from April 1986 to October 1986. Prior to his career with Union Pacific Corporation, Mr. Lewis served as Chairman and Chief Executive Officer of Warner Amex Cable Communications and served as U.S. Secretary of Transportation in President Reagan's cabinet from 1981 through 1983. Mr. Lewis is a director of Union Pacific Corporation, American Express Company, Ford Motor Company, FPL Group, Inc., Gannett Co., Inc., Gulfstream Aerospace Corporation and Lucent Technologies. In addition, Mr. Lewis is Chairman of the Board of Union Pacific Resources Group Inc. and past Chairman of The Business Roundtable.

    FREDERIC V. MALEK. Mr. Malek founded Thayer Capital Partners in 1991 and co-founded Thayer Equity Investors III, L.P. in 1995. From 1989 to 1991, Mr. Malek was President and then Vice Chairman of Northwest Airlines. Prior to that time, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988. Mr. Malek currently serves as director of Automatic Data Processing Corp., American Management Systems, Manor Care Inc., FPL Group and Northwest Airlines.

    JAMES D. ROBINSON III. Mr. Robinson is a co-founder, Chairman and CEO of RRE Investors, LLC. In addition, Mr. Robinson is President of J.D. Robinson, Inc., Chairman of Violy, Byorum & Partners and Senior Advisor to Trust Company of the West. From 1977 to 1993, Mr. Robinson served as Chairman, Chief Executive Officer and Director of American Express Company. Prior to 1977, Mr. Robinson held several positions with American Express, was a general partner with White Weld & Co. and served as Assistant to the Chairman and President of Morgan Guaranty Trust Company. Mr. Robinson is a director of Coca-Cola Company, Bristol-Myers Squibb Company, First Data Corporation, Union Pacific, Alexander & Alexander Services, Inc., Cambridge Technology Partners and New World Communications Group, Inc.

    WILLIAM H. SCOTT, III. Mr. Scott has served as President of ITC Holding Company since December 1991 and has been a director of ITC Holding Company since March 1989. Mr. Scott is a director of InterCel, AvDat, CyberNet and MindSpring. From 1989 to 1991, he served as Executive Vice President of ITC Holding Company. From 1985 to 1989, Mr. Scott was an officer and director of Async Corporation (a provider of voice messaging services). Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, Inc. (a long distance telecommunications company which was the predecessor to Telecom*USA, Inc.), including Chief Operating Officer, Chief Financial Officer and Vice President-Administration. He served as a director of SouthernNet, Inc. from 1984 to 1987.

    PETER V. UEBERROTH. Since 1990, Mr. Ueberroth has been a private investor, and currently is Chairman of two publicly-traded companies, Ambassadors International and Doubletree Corporation. From 1984 to 1989, Mr. Ueberroth served as the sixth Commissioner of Major League Baseball, and from 1980 to 1984, Mr. Ueberroth served as President and CEO of the Los Angeles Olympic Organizing Committee. Prior to 1980, Mr. Ueberroth headed First Travel Corporation, a travel business he founded in 1962. Mr. Ueberroth is a director of Ambassadors International, Inc., Coca-Cola Company, CB Commercial, Doubletree Hotels Corporation and Transamerica Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IQI

    The following table sets forth certain information as of March 31, 1998, with respect to the beneficial ownership of IQI's Common Stock by (i) each person known by IQI to own beneficially more than 5% of the outstanding shares of its common stock based upon information provided to IQI; (ii) each director and executive officer named in the table above; and (iii) all directors and executive officers of IQI as a group. The business address of each of IQI's directors and executive officers is IQI's address.

                                                           NUMBER OF SHARES    PERCENTAGE OF
                                                             BENEFICIALLY       COMMON STOCK
          NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)(2)     OUTSTANDING(1)(2)
---------------------------------------------------------  -----------------  ----------------

Thayer Equity Investors III, L.P. .......................       1,971,480            63.29%
  1455 Pennsylvania Avenue, N.W.
  Washington, D.C. 20004

Edward Blank(3)(4) ......................................         410,510            13.18%

Robin D. Richards(3)(5) .................................         167,826             5.38%

Paul G. Stern(3)(6) .....................................       1,987,207            63.80%

Frederic V. Malek(3)(6) .................................       1,987,207            63.80%

William H. Scott, III(3)(7) .............................         308,652             9.91%

Drew Lewis(3)(8) ........................................           4,090            *

James D. Robinson III(3)(9) .............................           3,108            *

Peter V. Ueberroth(3)(10) ...............................           1,636            *

Eric Croson(11) .........................................           8,132            *

All Directors and Officers as a Group
  (9 persons)(12) .......................................       2,886,162            93.74%

------------------------

*   Less than 1% of outstanding shares of common stock.

(1) Information with respect to beneficial ownership is based upon IQI's stock records and data supplied to IQI by the holders.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options, warrants or conversion privileges exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or conversion privileges but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Director.

(4) Includes (a) 31,416 shares subject to warrants exercisable within 60 days and (b) 60,530 shares owned by the Edward Blank 1995 Grantor Retained Annuity Trust, of which Mr. Blank is the trustee and therefore may be deemed to beneficially own.

(5) Includes 152,932 shares owned jointly by Mr. Richards and his wife and 7,447 shares subject to options exercisable within 60 days.

(6) Includes 1,971,480 shares owned by Thayer Equity Investors III, L.P. Each of Dr. Stern and Mr. Malek are members of the general partner of this fund, and may be deemed to be the beneficial owner of its shares. Dr. Stern and Mr. Malek disclaim such beneficial ownership. Also includes 15,727 shares owned by TC Co-Investors, LLC. Each of Dr. Stern and Mr. Malek are managers of this fund, and may be deemed to be the beneficial owners of its shares. Dr. Stern and Mr. Malek disclaim such beneficial ownership.

(7) Includes 290,743 shares owned by ITC Service Company, for which William H. Scott, III serves as President. Also includes 17,909 shares owned by ITC Holding Company, Inc., a company for which William H. Scott, III also serves as President. Mr. Scott disclaims any and all beneficial ownership associated with such shares owned by ITC Service Company and ITC Holding Company, Inc.

(8) Includes 1,636 shares subject to options exercisable within 60 days.

(9) Includes 1,636 shares subject to options exercisable within 60 days.

(10) Includes 1,636 shares subject to options exercisable within 60 days.

(11) Includes 8,132 shares subject to options exercisable within 60 days.

(12) Includes 69,167 shares subject to options and warrants exercisable within 60 days.

               COMPARATIVE RIGHTS OF STOCKHOLDERS OF ATC AND IQI

    IQI is organized under the laws of the State of New York and ATC is organized under the laws of the State of Delaware. The following discussion summarizes certain differences between (a) the IQI Charter and IQI Bylaws and the ATC Charter and ATC Bylaws and (b) certain provisions of the NYBCL and the DGCL affecting stockholders' rights.

AUTHORIZED CAPITAL

    The DGCL and the NYBCL require a corporation's certificate of incorporation to set forth the total number of shares of all classes of stock that the corporation has authority to issue, and, for each class, the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof. The ATC Charter currently authorizes 27,500,000 shares of ATC Common Stock, of which 21,478,624 shares were issued and outstanding as of the ATC Record Date, and 1,000,000 shares of ATC Preferred Stock, of which 29,778 shares were issued and outstanding as of the ATC Record Date. The ATC Preferred Stock is convertible into 59,556 shares of ATC Common Stock. The IQI Charter currently authorizes 4,000,000 shares of IQI Common Stock, of which 3,089,006 shares were issued and outstanding as of the IQI Record Date, and 1,000,000 shares of IQI preferred stock, $0.01 par value per share, of which no shares were issued and outstanding as of the IQI Record Date.

    The provisions of the ATC Charter setting forth the terms of ATC Common Stock are generally the same as the comparable provisions of the IQI Charter. Holders of ATC Common Stock and IQI Common Stock, respectively, are entitled to one vote per share on all matters submitted to a vote of stockholders, have no preemptive rights and no conversion rights, are not subject to redemption, have no sinking fund and do not have cumulative voting rights.

    The rights, preferences and privileges of holders of ATC Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of ATC Preferred Stock that ATC may designate and issue in the future. In addition, the rights of holders of ATC Common Stock to receive ratably and dividends that may be declared by the ATC Board is subject to preferential dividend rights of any ATC Preferred Stock. The ATC Board has authority, without any further vote or action by the stockholders of ATC, to issue ATC Preferred Stock in one or more classes or series and to fix the number of shares, designations, powers, preferences, rights, qualifications, limitations and restrictions thereof. The ability of the ATC Board to so issue ATC Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire (or of discouraging a third party from acquiring) a majority of the outstanding voting stock of ATC.

DIRECTORS

    The ATC Bylaws provides for a minimum of two and a maximum of eleven directors, with the exact number to be fixed from time to time by the ATC Board. There are currently seven directors serving on the ATC Board. The IQI Bylaws provides for a minimum of three directors (except where all of the shares of IQI capital stock are owned by less than three stockholders, in which case the number of directors may be less than three but not less than the number of stockholders). The exact number of directors may be fixed by the IQI Board. There are currently nine directors serving on the IQI Board. Under the Bylaws of both IQI and ATC, a plurality of stockholder votes cast is sufficient to elect directors. Both Bylaws also provide that a majority of the entire board of directors shall constitute a quorum for the transaction of business.

    If Proposal No. 2 is approved, the ATC Board will be divided into three classes of four directors each, with one class having an initial term of one year, one class having an initial term of two years, and one class having an initial term of three years. At each annual meeting of ATC stockholders, commencing with the annual meeting of stockholders to be held in 1999, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term.

REMOVAL OF DIRECTORS

    The DGCL provides that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If holders of any class or series are entitled to elect one or more directors under the certificate of incorporation, then the majority vote of the holders of that class or series is required to remove such director without cause.

    Under the NYBCL, directors may be removed for cause by the vote of the shareholders. The NYBCL further provides that a corporation may provide in its certificate of incorporation or in its provisions of its bylaws adopted by the corporation's stockholders for the removal for cause of a director by (i) the board of directors, except in the case of any director elected by cumulative voting, or (ii) the holders of shares of any class or series, or holders of bonds, voting as a class, when so entitled by the provisions of the corporation's certificate of incorporation. In addition, any or all of the directors may be removed without cause by vote of the stockholders if the certificate of incorporation or the bylaws so provide, PROVIDED, HOWEVER, that in the case of cumulative voting, no director may be removed when the votes cast against removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the board were then being elected.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office or a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. In addition, under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, if a director resigns from the board, a majority of the directors then in office have the right to fill such vacancies. The DGCL also provides that if the directors then in office constitute less than a majority of the corporation's board of directors, upon application by stockholders representing at least 10% of outstanding shares entitled to vote for such directors, the Delaware Court of Chancery may order an election of directors to be held. Under the ATC Bylaws, vacancies created by death, resignation, removal or otherwise may be filled by the affirmative vote of the directors then in office, although less than a quorum, or by a sole remaining director.

    Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason other than removal without cause may be filled by a majority vote of the directors then in office. Unless the certificate or bylaws otherwise provide (as adopted by the shareholders), vacancies created by removal without cause may only be filled by a vote of the shareholders. The IQI Bylaws provide that newly created directorships resulting from an increase in the board of directors and all vacancies occurring in the board of directors, including vacancies caused by removal without cause, may be filled by the affirmative vote of a majority of the board of directors then in office, although less than a quorum.

AMENDMENT TO CHARTER OR CERTIFICATE OF INCORPORATION

    Under the DGCL and the NYBCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, amendments that make changes relating to a class or series of capital stock by increasing or decreasing the rights of such class, also must be approved by the majority vote of each class or series of stock affected, even if such shares ordinarily would not have such voting rights.

AMENDMENT OF BYLAWS

    Under the DGCL, the bylaws may be amended by the action of the board of directors or by the affirmative vote of a majority of the outstanding shares of stock, voting as a single class. The ATC Bylaws provide that such bylaws may be amended by the affirmative vote of directors at a meeting at which a quorum is present, provided notice of the proposed alternative, amendment, or repeal is contained in the notice of such meeting.

    Under the NYBCL, a corporation's bylaws may be amended by a majority of the votes of shares then entitled to vote in the election of directors or, when so provided in the corporation's certificate of incorporation or bylaws duly adopted by the shareholders, by the board of directors. The IQI Bylaws provide that such bylaws may be amended by the affirmative vote of a majority of the holders of shares entitled to vote in the election of any directors at a meeting at which a quorum is present, provided notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting, or by the affirmative vote of a majority of the board of directors.

STOCKHOLDER MEETINGS AND PROVISIONS FOR NOTICES; PROXIES

    Under the NYBCL and the DGCL, stockholder meetings may be held at any place within or without the state, as provided in the bylaws. Under both the NYBCL and the DGCL, written notice of a stockholders meeting must state the place, date and time of the meeting, and if a special meeting, the purpose or purposes for which the meeting is to be held. The ATC Bylaws further provide that written notice of every meeting of the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 50 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Under the IQI Bylaws, not less than 10 days nor more than 50 days before the date of every stockholders' meeting, the IQI Secretary shall give to each stockholder entitled to vote at the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him personally or by leaving it at his residence or usual place of business.

    Under the DGCL stockholder proxies are valid for three years from their date unless the proxy provides for a longer period. Under the NYBCL, proxies are valid for eleven months from their date, unless the proxy otherwise provides.

VOTING BY STOCKHOLDERS

    Under the ATC Bylaws, each holder of shares of Common Stock is entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder. Votes are counted by inspectors appointed by the board of directors to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders. When a quorum is present, the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy generally is the act of the stockholders.

    Under the IQI Bylaws, each holder of shares of Common Stock is entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder. The board of directors in advance of any stockholders' meeting may appoint one or more inspectors to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders. If no inspector is so appointed, the person presiding at a stockholders' meeting may, and on the request of any stockholder entitled to vote thereat, shall appoint one or more inspectors. When a quorum is present, the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy generally is the act of the stockholders.

STOCKHOLDER ACTION WITHOUT A MEETING

    Under the DGCL, unless otherwise provided in the certificate of incorporation, actions may be taken by the stockholders of a Delaware corporation by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. The ATC Charter includes no such provisions limiting the ability of stockholders to act by written consent. The DGCL also requires that prompt notice of the taking of corporate action without a meeting by less than a unanimous written consent be given to those stockholders who have not consented in writing.

    Under the NYBCL, actions may be taken without a meeting by the unanimous written consent of the stockholders of the corporation or, if the certificate of incorporation so permits, by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The IQI Charter does permit such action. Prompt notice of the taking of corporate action without a meeting by less than a unanimous written consent must be given to those stockholders who have not consented in writing.

BUSINESS COMBINATIONS

    Under Section 203 of the DGCL ("SECTION 203"), certain "business combinations" with "interested stockholders" (each as defined in Section 203) of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

    Under Section 912 of the NYBCL, certain "business combinations" with "interested shareholders" (each as defined in Section 912) of New York corporations may not occur for a period of five years following such interested shareholders stock acquisition date unless approved by the board of directors prior to such shareholders stock acquisition date.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The DGCL and the NYBCL have similar laws with respect to indemnification by a corporation of its officers and directors. The laws of both states provide that a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil or criminal (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation or was serving at the request of the corporation as a director or officer of another entity, against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had reasonable cause to believe that such person's conduct was lawful. Under the DGCL, this standard of conduct is to be made by either (1) a majority vote of the directors who are not parties to such action, (2) by a committee of directors designated by a majority vote of directors, (3) if there are no such directors, independent legal counsel, or (4) the stockholders. In addition, the

DGCL permits corporations to indemnify employees and agents of the corporation if such persons meet the standards stated above.

    The ATC Charter and ATC Bylaws provide that ATC shall indemnify directors, officers, employees and agents of ATC to the fullest extent permitted by the DGCL.

    The IQI Bylaws provide that IQI shall indemnify any and all persons whom it shall have power to indemnify under the NYBCL to the fullest extent permitted by the NYBCL, and the personal liability of the directors of IQI to IQI and its stockholders shall be eliminated to the fullest extent permitted by the NYBCL.

DISSENTERS' OR APPRAISAL RIGHTS

    Under the DGCL, a stockholder of a corporation who does not consent to certain major corporate transactions may, under varying circumstances, be entitled to dissenter's or appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation, (a) with respect to the sale, lease, or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. The holders of ATC Common Stock are not entitled to dissenter's rights of appraisal in connection with the proposed Merger because of (b) above.

    Under the NYBCL, a shareholder of a corporation who does not consent to major transactions (including a merger of the corporation; the sale, lease, exchange or other disposition of all or substantially all if the assets of the corporation; or a share exchange) may, under varying circumstances, be entitled to dissenter's or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. The IQI stockholders are entitled to dissenter's rights of appraisal in connection with the proposed Merger. Under the NYBCL, shareholders who wish to enforce such rights must comply with Section 623 of the NYBCL. See Appendix C--New York Appraisal Rights and Procedures.

DISSOLUTION

    Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of the corporation must be approved by all stockholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders.

    Under the DGCL, the Court of Chancery, upon application by any stockholder, may appoint a custodian or receiver (a) if the stockholders are so divided that they have failed to elect successors to directors whose terms have expired, (b) if the business of the corporation is suffering or is threatened with irreparable injury because of a deadlock of directors, or (c) if the corporation has abandoned its business but has not liquidated. Upon the order of the Court of Chancery or in the event of clause (c) above, the corporation may be liquidated and its assets distributed.

    Under the NYBCL, a corporation may be dissolved by a vote of two-thirds of all the outstanding shares entitled to vote thereon, or if the certificate of incorporation so provides, by a vote of a majority of the outstanding shares entitled to vote. The NYBCL also provides that a corporation's certificate of incorporation may permit any shareholder to require the dissolution of a corporation at will or upon the occurrence of a specified event. The IQI Charter does not contain such provisions. The NYBCL further provides that a petition for judicial dissolution may be brought if a majority of the board of directors or the shareholders adopts a resolution that finds that the assets of the corporation are not sufficient to discharge its liabilities or that a dissolution will be beneficial to its shareholders.

DIVIDENDS

    The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation or if it repurchases shares having a preference upon the distribution of any of its assets that it retires such shares upon acquisition (and provided, that after any reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

    Under the NYBCL, a corporation may declare and pay dividends on its outstanding shares except when the corporation is insolvent or would thereby be made insolvent or would otherwise be contrary to any restrictions contained in the certificate of incorporation. Dividends may be declared or paid out of surplus only, so that net assets of the corporation after such declaration or payment shall at least equal the amount of its stated capital.

RIGHT TO EXAMINE STOCKHOLDER LIST

    The DGCL provides that stockholders have a right for a period of 10 days prior to any stockholder meeting and during such meeting, to examine a list of stockholders of the corporation, arranged in alphabetical order and showing the address and the number of shares held by such stockholder, for any purpose germane to such meeting. Further, under the DGCL, any stockholder, following a written request, has the right to inspect the corporation's books and records, including the stockholder list, during usual business hours for a proper purpose.

    The NYBCL provides that shareholders have a right, upon request at or prior to any stockholder meeting, to examine the list of shareholders of the corporation. Further, under the NYBCL, any shareholder, following at least five days' written demand, has the right to inspect the corporation's books and records, including the shareholder list, during usual business hours for any purpose reasonably related to such person's interest as a shareholder.

INTERESTED DIRECTOR TRANSACTIONS

    Under both the DGCL and the NYBCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not valid or voidable because of such interest provided that certain conditions are met. Under the DGCL and the NYBCL, any such contract or transaction may be ratified by the stockholders (as set forth below) or a majority of disinterested members of the board of directors or a committee thereof if (a) the material facts are disclosed or known thereto, or (b) the contract or transaction was fair (and under the NYBCL, reasonable) to the corporation at the time it was approved. Under the DGCL, any ratification of such a contract or transaction by the stockholders must be made by a majority of all stockholders in good faith. Under the NYBCL, such ratification must be made by a majority of the disinterested stockholders.

PREEMPTIVE RIGHTS

    Under the DGCL, stockholders have no preemptive rights unless such rights are provided for in the certificate of incorporation. The ATC Charter does not provide for preemptive rights associated with the ATC Common Stock.

    Under the NYBCL, with respect to corporations incorporated prior to February 22, 1998, except as otherwise provided in the certificate of incorporation, the holders of equity shares of any class of stock, in case if the proposed issuance by the corporation of or the proposed granting by the corporation of rights or options to purchase its equity shares of any class, shall, if such proposed issuance or grant adversely affect the unlimited dividend rights of such holders, have the right during a reasonable time and on reasonable conditions to purchase such shares or other securities in proportions as determined under the NYBCL. The IQI Charter does not provide for such preemptive rights. For corporations incorporated after February 22, 1998, the holders of equity shares of any class of stock have no preemptive rights unless such rights are provided for in the certificate of incorporation.

              AFFILIATES' RESTRICTION ON SALE OF ATC COMMON STOCK

    The shares of ATC Common Stock to be issued pursuant to the Merger will be registered under the Securities Act by a Registration Statement on Form S-4, thereby allowing such securities to be traded without restriction by any former holder of IQI securities who is not deemed to be an "affiliate" of IQI prior to the consummation of the Merger, as "affiliate" is defined for purposes of Rule 145 under the Securities Act, and who does not become an "affiliate" of ATC after the consummation of the Merger.

    Shares of ATC Common Stock received by persons who are deemed to be affiliates of IQI prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of ATC Common Stock and also on the quantity of resales that such stockholders, and others with whom they may act in concert, may make within any three-month period for a period of two (2) years after consummation of the Merger. Persons who may be deemed to be affiliates of IQI generally include individuals or entities that control, are controlled by, or are under common control with IQI and may include certain officers and directors as well as principal stockholders of IQI. IQI stockholders who are identified as affiliates will be so advised by IQI prior to the Effective Time. In addition, officers and directors of ATC following the Merger will be subject to the resale restrictions of Rule 144 as it applies to affiliates of an issuer.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the ATC Common Stock to be issued in connection with the Merger and with respect to certain federal income tax consequences of the Merger are being passed upon for ATC by Hughes & Luce, L.L.P., Dallas, Texas. Certain legal matters with respect to certain federal income tax consequences of the Merger are being passed upon for IQI by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of ATC Communications Group, Inc. as of June 30, 1997 and 1996 and for each of the three years in the periods ended June 30, 1997 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of IQI, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997, the five-month period ended December 31, 1996 and the years ended July 31, 1996 and 1995, included in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein which, as to the five-month period ended December 31, 1996, is based in part on the report of Arthur Andersen LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The financial statements of InterServ Services Corporation for the six months and 11 days ended July 11, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of InterServ Services Corporation as of December 31, 1996 and 1995 and for each of the two years then ended and the consolidated financial statements of Lexi International, Inc. as of September 30, 1996, 1995, and 1994 and for each of the three years then ended included in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent pubic accountants, as stated in their reports appearing herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    ATC incorporates herein by reference all documents filed by ATC pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the ATC Annual Meeting, and all such documents shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

    Any statement contained in a document incorporated or deemed incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    AS A RESULT OF THE FOREGOING, THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCORPORATE DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ATC HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST BY ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO ATC ARE AVAILABLE UPON REQUEST FROM ATC COMMUNICATIONS GROUP, INC., 5950 BERKSHIRE LANE, SUITE 1650, DALLAS, TEXAS 75225, ATTENTION:
JERRY L. SIMS, JR., SECRETARY, (214) 361-9870.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
ATC COMMUNICATIONS GROUP, INC. ............................................................................        F-3
Report of Independent Accountants..........................................................................        F-4
Consolidated Statements of Income for the years ended June 30, 1997, 1996 and 1995.........................        F-5
Consolidated Balance Sheets at June 30, 1997 and 1996......................................................        F-6
Consolidated Statements of Shareholders' Equity for the years ended June 30, 1997, 1996 and 1995...........        F-7
Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995.....................        F-8
Notes to Consolidated Financial Statements.................................................................        F-9
Consolidated Balance Sheets at March 31, 1998 (unaudited) and June 30, 1997 (audited)......................       F-22
Unaudited Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997.........       F-23
Unaudited Consolidated Statements of Operations for the nine months ended March 31, 1998 and 1997..........       F-24
Unaudited Consolidated Statements of Cash Flows for the nine months ended March 31, 1998 and 1997..........       F-25
Notes to Unaudited Consolidated Financial Statements.......................................................       F-26

IQI, INC. .................................................................................................       F-30
Report of Independent Auditors.............................................................................       F-31
Report of Independent Public Accountants...................................................................       F-32
Consolidated Balance Sheets as of December 31, 1997 and 1996...............................................       F-33
Consolidated Statements of Operations for the year ended December 31, 1997, the five months ended December
  31, 1996 and the years ended July 31, 1996 and 1995......................................................       F-34
Consolidated Statements of Stockholders' Equity for the year ended December 31, 1997, the five months ended
  December 31, 1996 and the years ended July 31, 1996 and 1995.............................................       F-35
Consolidated Statements of Cash Flows for the year ended December 31, 1997, the five months ended December
  31, 1996 and the years ended July 31, 1996 and 1995......................................................       F-36
Notes to Consolidated Financial Statements.................................................................       F-38
Condensed Consolidated Balance Sheets at March 31, 1998 (unaudited) and December 31, 1997 (audited)........       F-53
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 1998 and
  1997.....................................................................................................       F-54
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and
  1997.....................................................................................................       F-55
Notes to Unaudited Condensed Consolidated Financial Statements.............................................       F-56

INTERSERV SERVICES CORPORATION ............................................................................       F-58
Report of Independent Auditors.............................................................................       F-59
Statement of Operations for the six months and 11 days ended July 11, 1997.................................       F-60
Statement of Stockholders' Equity for the six months and 11 days ended July 11, 1997.......................       F-61
Statement of Cash Flows for the six months and 11 days ended July 11, 1997.................................       F-62
Notes to Financial Statements..............................................................................       F-63
Report of Independent Public Accountants...................................................................       F-71

                                                                                                               PAGE
                                                                                                             ---------
Balance Sheets as of December 31, 1996 and 1995............................................................       F-72
Statements of Operations for the years ended December 31, 1996 and 1995....................................       F-73
Statements of Stockholders' Equity for the years ended December 31, 1996 and 1995..........................       F-74
Statements of Cash Flows for the years ended December 31, 1996 and 1995....................................       F-75
Notes to Financial Statements..............................................................................       F-76

LEXI INTERNATIONAL, INC....................................................................................       F-83
Report of Independent Public Accountants...................................................................       F-84
Consolidated Balance Sheets--September 30, 1996, 1995 and 1994.............................................       F-85
Consolidated Statements of Operations and Changes in Retained Deficit for the Fiscal Years Ended September
  30, 1996, 1995 and 1994..................................................................................       F-87
Notes to the Consolidated Financial Statements.............................................................       F-90

                       CONSOLIDATED FINANCIAL STATEMENTS
                         ATC COMMUNICATIONS GROUP, INC.
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of ATC Communications Group, Inc.

    In our opinion, the consolidated financial statements appearing on pages F-5 to F-21 and S-1 present fairly, in all material respects, the financial position of ATC Communications Group, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Dallas, Texas
September 29, 1997, except as to
Notes 7, 12 and 15, which are
as of April 24, 1998

                         ATC COMMUNICATIONS GROUP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED JUNE 30, 1997, 1996, AND 1995

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Revenues............................................................  $  97,629,300  $  94,313,886  $  61,353,999
Cost of services, excluding depreciation and amortization shown
  below.............................................................     68,281,841     63,164,321     43,115,353
                                                                      -------------  -------------  -------------
Gross profit........................................................     29,347,459     31,149,565     18,238,646
Selling, general and administrative expenses........................     22,847,197     18,035,164     13,246,163
Depreciation and amortization.......................................      3,618,652      2,937,088      2,237,855
                                                                      -------------  -------------  -------------
  Total expenses....................................................     26,465,849     20,972,252     15,484,018
                                                                      -------------  -------------  -------------
Income from continuing operations...................................      2,881,610     10,177,313      2,754,628
Interest expense (Notes 3, 4, and 5)................................        616,810        852,743        945,501
Interest income (Note 8)............................................        119,218         93,926         87,448
                                                                      -------------  -------------  -------------
Income from continuing operations before income taxes...............      2,384,018      9,418,496      1,896,575
Income tax expense (Note 9).........................................        954,550      3,568,368        451,963
                                                                      -------------  -------------  -------------
Income from continuing operations...................................      1,429,468      5,850,128      1,444,612
Income (loss) from operations of discontinued business segments, net
  of applicable taxes (Notes 8 and 14)..............................       --             --             (109,229)
                                                                      -------------  -------------  -------------
  Net income........................................................  $   1,429,468  $   5,850,128  $   1,335,383
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Basic earnings per share (Note 7):
  Income from continuing operations.................................  $        0.07  $        0.40  $        0.10
  Income (loss) from discontinued operations........................       --             --        $       (0.01)
                                                                      -------------  -------------  -------------
    Net income......................................................  $        0.07  $        0.40  $        0.09
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Diluted earnings per share (Note 7):
  Income from continuing operations.................................  $        0.06  $        0.25  $        0.06
  Income (loss) from discontinued operations........................       --             --                (0.01)
                                                                      -------------  -------------  -------------
    Net income......................................................  $        0.06  $        0.25  $        0.05
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average shares outstanding (Note 7):
  Basic.............................................................     18,075,603     13,890,616     13,561,007
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................     22,149,692     21,177,186     18,441,214
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996

                                          ASSETS
                                                                         1997       1996
                                                                       ---------  ---------
Current assets:
  Cash and cash equivalents..........................................  $ 632,826  $1,723,702
  Accounts receivable--trade, less allowance for doubtful accounts of
    $73,826 in 1997 and $175,016 in 1996.............................  14,527,440 21,699,793
  Notes receivable:
    Related parties (Note 8).........................................  3,809,658    680,711
    Other............................................................    157,693    144,717
  Current deferred tax asset (Note 9)................................  3,037,066    506,539
  Other current assets...............................................    763,361    292,632
                                                                       ---------  ---------
      Total current assets...........................................  22,928,044 25,048,094
Property and equipment (Notes 2 and 5):
  Equipment..........................................................  16,154,352 12,578,293
  Furniture and fixtures.............................................  5,205,110  4,311,663
  Purchased software.................................................  1,299,546    829,979
                                                                       ---------  ---------
                                                                       22,659,008 17,719,935
  Accumulated depreciation and amortization..........................  8,211,046  6,912,196
                                                                       ---------  ---------
                                                                       14,447,962 10,807,739
Cost in excess of net assets acquired, net of accumulated
  amortization of $1,046,475 in 1997 and $970,669 in 1996 (Notes 2
  and 9).............................................................  1,723,319  1,269,740
Deferred tax assets (Note 9).........................................  1,998,531     --
Other assets.........................................................    124,930    654,609
                                                                       ---------  ---------
                                                                       $41,222,786 $37,780,182
                                                                       ---------  ---------
                                                                       ---------  ---------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit (Note 3)..................................  $  --      $2,382,165
  Accounts payable--trade............................................    821,187  2,576,068
  Unearned revenues and customer deposits............................    573,922  1,072,662
  Other accrued liabilities..........................................  2,872,596  5,389,319
  Accrued compensation expense.......................................  1,524,954  1,958,413
  Accrued telephone expense..........................................    659,949  1,129,703
  Current portion of long-term debt..................................  1,395,304  1,156,547
                                                                       ---------  ---------
    Total current liabilities........................................  7,847,912  15,664,877
Long-term debt (Note 4)..............................................  4,753,613  2,455,022
Deferred tax liability (Note 9)......................................     --        218,507
Commitments and contingencies (Notes 5 and 10).......................     --         --
Shareholders' equity (Notes 6 and 12):
  Preferred stock, $.01 par value, 1,000,000 shares authorized;
    29,778 convertible, $.36 cumulative Series B shares ($107,200 aggregate liquidation preference) issued and outstanding in 1997 and 1996 and 840,000 convertible, $.11 cumulative Series C shares
    ($3,074,400 aggregate liquidation preference) issued and
    outstanding in 1996..............................................        298      8,698
  Common stock, $.01 par value, 27,500,000 shares authorized;
    21,793,122 and 15,032,161 shares issued and outstanding in 1997
    and 1996, respectively...........................................    217,931    150,322
Treasury stock.......................................................   (420,921)    (7,448)
Additional paid-in capital...........................................  18,204,685 10,100,404
Retained earnings....................................................  10,619,268 9,189,800
                                                                       ---------  ---------
  Total shareholders' equity.........................................  28,621,261 19,441,776
                                                                       ---------  ---------
                                                                       $41,222,786 $37,780,182
                                                                       ---------  ---------
                                                                       ---------  ---------

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                PREFERRED STOCK
                                 ----------------------------------------------
                                         SERIES B                SERIES C            COMMON STOCK                 ADDITIONAL
                                 ------------------------  --------------------  --------------------  TREASURY    PAID-IN
                                   SHARES      PAR VALUE    SHARES    PAR VALUE   SHARES    PAR VALUE    STOCK     CAPITAL
                                 -----------     -----     ---------  ---------  ---------  ---------  ---------  ----------
Balance at June 30, 1994.......      29,778    $     298     840,000  $   8,400  13,563,361 $ 135,634  $  --      $8,657,058
Cash dividend paid on preferred
  stock........................      --           --          --         --         --         --         --          --
Net Income.....................      --           --          --         --         --         --         --          --
Treasury stock purchased.......      --           --          --         --         --         --         (7,448)     --
                                 -----------       -----   ---------  ---------  ---------  ---------  ---------  ----------
Balance at June 30, 1995.......      29,778          298     840,000      8,400  13,563,361   135,634     (7,448)  8,657,058
Cash dividend paid on preferred
  stock........................      --           --          --         --         --         --         --          --
Net Income.....................      --           --          --         --         --         --         --          --
Exercise of stock options......      --           --          --         --      1,468,800     14,688     --         482,591
Tax benefit of stock options
  exercised....................      --           --          --         --         --         --         --         960,755
                                 -----------       -----   ---------  ---------  ---------  ---------  ---------  ----------
Balance at June 30, 1996.......      29,778          298     840,000      8,400  15,032,161   150,322     (7,448) 10,100,404
Conversion of preferred
  stock........................      --           --        (840,000)    (8,400) 4,200,000     42,000     --         (33,600)
Net Income.....................      --           --          --         --         --         --         --          --
Purchase of subsidiary minority
  interest.....................      --           --          --         --        526,032      5,260     --         540,526
Exercise of stock options......      --           --          --         --      2,034,929     20,349     --       2,134,364
Treasury stock purchased.......      --           --          --         --         --         --       (413,473)     --
Tax benefit of stock options
  exercised....................      --           --          --         --         --         --         --       5,462,991
                                 -----------       -----   ---------  ---------  ---------  ---------  ---------  ----------
Balance at June 30, 1997.......      29,778    $     298      --      $  --      21,793,122 $ 217,931  $(420,921) $18,204,685
                                 -----------       -----   ---------  ---------  ---------  ---------  ---------  ----------
                                 -----------       -----   ---------  ---------  ---------  ---------  ---------  ----------


                                  RETAINED       TOTAL
                                  EARNINGS   SHAREHOLDERS'
                                 (DEFICIT)      EQUITY
                                 ----------  -------------
Balance at June 30, 1994.......  $2,210,529   $11,011,919
Cash dividend paid on preferred
  stock........................    (103,120)     (103,120)
Net Income.....................   1,335,383     1,335,383
Treasury stock purchased.......      --            (7,448)
                                 ----------  -------------
Balance at June 30, 1995.......   3,442,792    12,236,734
Cash dividend paid on preferred
  stock........................    (103,120)     (103,120)
Net Income.....................   5,850,128     5,850,128
Exercise of stock options......      --           497,279
Tax benefit of stock options
  exercised....................      --           960,755
                                 ----------  -------------
Balance at June 30, 1996.......   9,189,800    19,441,776
Conversion of preferred
  stock........................      --           --
Net Income.....................   1,429,468     1,429,468
Purchase of subsidiary minority
  interest.....................      --           545,786
Exercise of stock options......      --         2,154,713
Treasury stock purchased.......      --          (413,473)
Tax benefit of stock options
  exercised....................      --         5,462,991
                                 ----------  -------------
Balance at June 30, 1997.......  $10,619,268  $28,621,261
                                 ----------  -------------
                                 ----------  -------------

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   1,429,468  $   5,850,128  $   1,335,383
  Adjustments to reconcile net income to net cash provided by (used
    in) operating activities:
    Depreciation and amortization....................................      3,618,652      2,937,088      2,237,855
    Other............................................................         16,404        (60,174)        46,912
    Changes in operating assets and liabilities:.....................
      Accounts and notes receivable--related parties.................     (3,128,947)       326,759       (630,459)
      Accounts and notes receivable--other...........................      7,159,377    (13,799,138)       747,766
      Other current assets...........................................       (470,729)       (38,269)        84,297
      Deferred taxes.................................................        715,423        190,512        274,342
      Assets held for sale...........................................       --             --               27,867
      Other assets...................................................        400,420        150,402       (534,457)
      Accounts payable...............................................     (1,754,881)      (447,648)       994,770
      Unearned revenues..............................................       (498,740)        72,693        780,314
      Accrued liabilities............................................     (3,419,936)     5,601,089       (110,755)
      Accrued interest...............................................       --              (51,027)        25,442
                                                                       -------------  -------------  -------------
    Net cash provided by operating activities........................      4,066,511        732,415      5,279,277
Cash flows from investing activities:
  Capital expenditures...............................................     (3,247,985)    (2,695,627)    (5,201,466)
  Proceeds from sale of assets.......................................       --              175,000        745,618
                                                                       -------------  -------------  -------------
    Net cash used in investing activities............................     (3,247,985)    (2,520,627)    (4,455,848)
Cash flows from financing activities:
  Proceeds (payments on) from line of credit, net....................     (2,382,165)     2,382,165     (3,551,278)
  Proceeds from long-term debt.......................................       --             --              841,073
  Payments on long-term debt.........................................       (333,332)    (1,147,862)      (150,401)
  Payments on capital lease obligations..............................       (935,145)      (700,838)      (647,727)
  Proceeds from exercise of stock options............................      2,154,713        497,279       --
  Purchases of treasury stock........................................       (413,473)      --             --
                                                                       -------------  -------------  -------------
    Net cash provided by (used in) financing activities..............     (1,909,402)     1,030,744     (3,508,333)
                                                                       -------------  -------------  -------------
Net decrease in cash and cash equivalents............................     (1,090,876)      (757,468)    (2,684,904)
Cash and cash equivalents at beginning of year.......................      1,723,702      2,481,170      5,166,074
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     632,826  $   1,723,702  $   2,481,170
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental information on non-cash transactions:
  Capital lease obligations entered into.............................  $   3,805,826  $     210,477  $   1,586,067
  Tax benefit of stock options exercised.............................      5,462,991        960,755       --
Supplemental disclosure of cash paid for income taxes................      3,170,634      1,327,507        107,355

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1997, 1996 AND 1995

1. ORGANIZATION AND ACQUISITIONS

    ATC Communications Group, Inc. ("ATC" or the "Company"), formerly NRP Inc., was incorporated in 1985. Through its subsidiary, ATC provides outsourced telecommunications-based marketing, customer service and call center management services to large U.S. corporations in a variety of industries. Prior to the disposition of the assets of its other business segments, ATC also engaged in mail list management and brokerage services. (See Note 14.--"Disposition of Assets").

    At June 30, 1997, ATC had the following operating subsidiary:

                                                                  PERCENT
NAME                                DATE ACQUIRED   OWNED BY     OWNERSHIP    PRINCIPAL BUSINESS ACTIVITY
----------------------------------  -------------  -----------  -----------  -----------------------------
Advanced Telemarketing
  Corporation.....................    April 1988          ATC        98.6%   Call center management
  (d/b/a ATC Communications)
  ("Advanced")

    During fiscal 1997, the Company increased its ownership in Advanced through the purchase of additional shares of Advanced common stock paid for by the issuance of 526,032 shares of the Company's Common Stock. The Company recognized approximately $529,000 of cost in excess of net assets acquired as a result of these transactions. The minority ownership is not separately disclosed in the Company's financial statements due to the immateriality of such balances.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of ATC and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    REVENUES. Revenues are recognized as services are performed. Principally all clients have the contractual right to, and from time to time do, audit documentation in support of their respective billings. While management believes all such billings are proper and accurate, the Company periodically records reserves against revenues representing management's best estimate of billing adjustments or concessions that may be made as a result of such audits.

    PROPERTY AND EQUIPMENT. Property and equipment are carried at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Equipment, furniture and fixtures, and computer software are depreciated over five-year to eight-year lives. Maintenance and repairs are charged to operations as incurred while renewals or improvements to such assets are capitalized.

    CAPITALIZATION OF NEW CONTRACT START-UP COSTS. The Company capitalizes certain up-front costs associated with the start-up of new business which is to be performed for its clients pursuant to long-term contracts (typically 3-5 years). Such costs are amortized over the life of such long-term contracts.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COST IN EXCESS OF NET ASSETS ACQUIRED. The cost in excess of net assets acquired recognized in the acquisition of Advanced is being amortized using the straight-line method over 25 years.

    INCOME TAXES. ATC joins with its subsidiaries in filing a consolidated federal income tax return. In 1993, ATC adopted SFAS No. 109 "Accounting for Income Taxes", which requires an asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect of this change was not material to the financial statements.

    STATEMENTS OF CASH FLOWS. For the purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.

    RECLASSIFICATIONS. Certain prior year balances have been reclassified to conform with the 1997 presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair market value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes that the fair values of financial instruments approximate their recorded values.

    CONCENTRATION OF CREDIT RISK. The Company sells to clients in diversified industries throughout the United States. A large percentage of the Company's business is currently concentrated in the telecommunications industry. The Company performs periodic credit evaluations of its clients' financial conditions and generally does not require collateral. Receivables are generally due within 30 days. Credit losses from clients have been within management's expectations. The Company currently has certain clients which each comprise more than 10% of the Company's revenues (See Note 11).

    IMPAIRMENT OF LONG-LIVED ASSETS. In the event that facts and circumstances indicate that the value of property and equipment, costs in excess of net assets acquired or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

    ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock based Compensation" ("SFAS No. 123") was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statement or the pro-forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the Company's financial statements. In fiscal 1997, the Company adopted SFAS No. 123 on a disclosure basis only. As such, implementation of SFAS No. 123 did not impact the Company's consolidated balance sheet or results of operations.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board issued FAS No. 128 ("SFAS 128"). The Company adopted SFAS 128, which establishes standards for computing and presenting earnings per share ("EPS"), in the second quarter of fiscal 1998 and has restated all prior period financial statements pursuant to SFAS 128. This statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potentially dilutive securities while dilutive EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted into or resulted in the issuance of common stock.

    COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 ("SFAS 130") "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

3. REVOLVING LINE OF CREDIT

    Revolving line of credit at June 30, 1997 and 1996, is summarized below:

                                                                                  1997          1996
                                                                              ------------  ------------
Revolving line of credit by Advanced of up to $15,000,000 with a commercial bank at 0.50% over the bank's prime rate (effective rate of 9.00% at June
  30, 1997) secured by Advanced's accounts receivable, furniture and
  equipment and expiring in January 1999.                                     $    --       $  2,382,165
                                                                              ------------  ------------
                                                                              $    --       $  2,382,165
                                                                              ------------  ------------
                                                                              ------------  ------------

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

4. LONG-TERM DEBT

    Long-term debt at June 30, 1997 and 1996, is summarized below:

                                                                                1997           1996
                                                                            -------------  -------------
Note payable to a commercial bank of $1,000,000 due in monthly payments beginning March 1, 1996 equal to 1/36th of the principal amount outstanding on such date plus interest at a rate of 0.75% over the bank's prime rate (9.25% at June 30, 1997), with a maturity date of
  January 1999; collateralized by Advanced's furniture and equipment......  $     555,556  $     888,889
Capital equipment lease obligations by Advanced, payable in installments through January 2002, with interest rates ranging from 8.75% to 10.25%
  (See Note 5)............................................................      5,593,361      2,722,680
                                                                            -------------  -------------
                                                                                6,148,917      3,611,569
Less current maturities...................................................     (1,395,304)    (1,156,547)
                                                                            -------------  -------------
                                                                            $   4,753,613  $   2,455,022
                                                                            -------------  -------------
                                                                            -------------  -------------

    Both the note payable to the commercial bank and the revolving line of credit discussed in Note 3 above contain various covenants which limit Advanced's indebtedness, capital expenditures, investments and payment and dividends to ATC. Additionally, Advanced is required to meet certain financial covenants. At June 30, 1996, the Company had exceeded the capital expenditure limits contained in these agreements. This event of default was subsequently waived by the bank. At June 30, 1997, the Company failed to meet the minimum interest coverage ratio required in these agreements. This event of default was subsequently waived by the bank. The note payable and the revolving line of credit are guaranteed by ATC. The guaranty agreement limits ATC's ability to incur indebtedness, enter into guaranties and to acquire other companies.

    Future maturities of long-term debt at June 30, 1997 are as follows:

FISCAL YEARS ENDING JUNE 30
------------------------------------------------------------
1998........................................................  $  1,395,304
1999........................................................     1,381,284
2000........................................................     1,222,146
2001........................................................     1,323,281
2002 and thereafter.........................................       826,902
                                                              ------------
                                                              $  6,148,917
                                                              ------------
                                                              ------------

    The Company paid interest in the amount of $616,810, $903,770 and $920,059 in fiscal 1997, 1996 and 1995, respectively.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

5. LEASES

    Capital leases are included in the accompanying consolidated balance sheet under the following captions at June 30, 1997:

Equipment.......................................  $5,868,927
Less accumulated depreciation...................   (542,274)
                                                  ---------
                                                  $5,326,653
                                                  ---------
                                                  ---------

    Future minimum lease payments for all noncancelable leases with initial or remaining terms of one year or more at June 30, 1997 are as follows:

                                                                               CAPITAL       OPERATING
FISCAL YEARS ENDING JUNE 30                                                    LEASES         LEASES
--------------------------------------------------------------------------  -------------  -------------
1998......................................................................  $   1,510,052  $   3,908,123
1999......................................................................      1,510,052      2,684,272
2000......................................................................      1,468,665      1,963,294
2001......................................................................      1,459,189      1,869,753
2002 and thereafter.......................................................        851,193      3,368,383
                                                                            -------------  -------------
Total minimum future lease payments.......................................  $   6,799,151  $  13,793,825
                                                                                           -------------
                                                                                           -------------
  Less: amounts representing interest.....................................     (1,205,790)
                                                                            -------------
Present value of future lease payments....................................  $   5,593,361
                                                                            -------------
                                                                            -------------

    Rent expense on operating leases for the years ended June 30, 1997, 1996, and 1995 was $4,641,374, $4,413,180, and $2,791,550, respectively.

6. PREFERRED STOCK

    On June 16, 1994, approximately $3.1 million in short-term debt was converted into 840,000 shares of a newly created Series C Preferred Stock. The Series C Preferred Stock entitled the registered owners to the following rights and preferences: (i) beginning June 30, 1995, preferential cumulative cash dividends at the annual rate of $0.11 per share, (ii) at any time prior to June 30, 2014, the right to convert each share into shares of Common Stock, $.01 par value, at a conversion ratio of one share of Series C Preferred Stock for five shares of Common Stock, (iii) a liquidation preference of $3.66 per share, (iv) cash dividends on parity with shareholders of Common Stock based on the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible and, (v) the right to a number of votes for each share of Series C Preferred Stock that is equal to the number of shares of Common Stock into which shares of Series C Preferred Stock is convertible.

    During fiscal 1997, the holder of the Series C Preferred Stock exercised the conversion right and exchanged the 840,000 shares of Series C Preferred Stock for 4,200,000 shares of Common Stock.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

7. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 ("SFAS 128") which establishes standards for computing and presenting earnings per share ("EPS"). The Company adopted SFAS 128 in the second quarter of fiscal 1998 and has restated all prior period financial statements pursuant to SFAS 128. This statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic and diluted EPS are computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted into or resulted in the issuance of common stock. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options and warrants, computed based on the treasury stock method and the assumed conversion of the Company's issued and outstanding preferred stock. Common stock equivalents are not included in diluted EPS calculations to the extent their inclusion would have an anti-dilutive effect.

    Net income applicable to common stock was adjusted to reflect the income attributable to the minority ownership interest, including stock options issued to certain key employees and officers in Advanced, the operating subsidiary of the Company.

    Basic and diluted shares outstanding were computed as follows:

                                                                1997           1996           1995
                                                            -------------  -------------  -------------
BASIC
Weighted average common shares outstanding................     18,075,603     13,890,616     13,561,007
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------
DILUTED
Weighted average common shares outstanding................     18,075,603     13,890,616     13,561,007
Common stock equivalents:
  Dilutive stock options and warrants, net of shares
    assumed repurchased with exercise proceeds............      1,415,089      3,027,014        620,651
  Common Stock assumed issued on conversion of dilutive
    preferred stock.......................................      2,659,000      4,259,556      4,259,556
                                                            -------------  -------------  -------------
Diluted shares............................................     22,149,692     21,177,186     18,441,214
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

7. EARNINGS PER SHARE (CONTINUED)

Basic and diluted earnings per share were computed as follows:

                                                   1997        1996        1995
                                                ----------  ----------  ----------
BASIC
Net income from continuing operations.........  $1,429,468  $5,850,128  $1,444,612
Less: net income applicable to Advanced
  minority interest...........................    (130,507)   (145,582)    (21,219)
Less: preferred dividends.....................                (103,120)   (103,130)
                                                ----------  ----------  ----------
Net income from continuing operations used in
  Basic EPS calculation.......................   1,298,961   5,601,426   1,320,273
Loss from discontinued operations.............      --          --        (109,229)
                                                ----------  ----------  ----------
Net income used in Basic EPS calculation......  $1,298,961  $5,601,426  $1,211,044
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------
Net income from continuing operations per
  share.......................................  $     0.07  $     0.40  $     0.10
Loss from discontinued operations per share...      --          --           (0.01)
                                                ----------  ----------  ----------
Net income per share..........................  $     0.07  $     0.40  $     0.09
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------
DILUTED
Net income from continuing operations.........  $1,429,468  $5,850,128  $1,444,612
Less: net income applicable to Advanced
  minority interest...........................    (205,712)   (600,939)   (408,929)
                                                ----------  ----------  ----------
Net income from continuing operations used in
  Diluted EPS calculation.....................   1,223,756   5,249,189   1,035,683
Loss from discontinued operations.............      --          --        (109,229)
                                                ----------  ----------  ----------
Net income used in Diluted EPS calculation....  $1,223,756  $5,249,189  $  926,454
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------
Net income from continuing operations per
  share.......................................  $     0.06  $     0.25  $     0.06
Loss from discontinued operations per share...      --          --           (0.01)
                                                ----------  ----------  ----------
Net income per share..........................  $     0.06  $     0.25  $     0.05
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------

    Net income applicable to Advanced minority interest was computed as follows:

                                                                  1997          1996          1995
                                                              ------------  ------------  -------------
BASIC
Advanced net income after income tax
  allocation................................................  $  2,523,666  $  6,678,068  $  42,187,535
Minority interest...........................................          5.17%         2.18%          0.97%
                                                              ------------  ------------  -------------
Net income applicable to Advanced minority interest.........  $    130,507  $    145,582  $      21,219
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------
DILUTED
Advanced net income after income tax allocation.............  $  2,523,666  $  6,678,068  $   2,187,535
Minority interest...........................................          8.15%         9.00%         18.69%
                                                              ------------  ------------  -------------
Net income applicable to Advanced minority interest.........  $    205,712  $    600,939  $     408,929
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

8. OTHER RELATED PARTY TRANSACTIONS

    At June 30, 1997, 1996 and 1995, the Chairman of the Company had outstanding borrowings and accrued interest of approximately $3,539,779, $566,045 and $793,773, respectively. The borrowing bears 6% annual interest, is due in full on June 30, 1998 and is secured by collateral pledged by Codinvest Limited., the Company's largest shareholder of record. Interest income from the receivable amounted to approximately $78,935, $27,200, and $19,000 in 1997, 1996, and 1995,
respectively.

    During each of the two years ended June 30, 1996, the Company held a note receivable from Freiburghaus & Partners, S.A. ("F&P"), a shareholder of record. The note bears interest at 11% per annum. At June 30, 1996, the note receivable was paid in full. At June 30, 1995, unpaid principal and accrued interest amounted to $73,696. Interest income from this note amounted to $8,528 and $8,853 in fiscal 1996 and 1995, respectively. In fiscal 1996 and 1995, the Company applied $82,225 and $21,440, respectively, of accrued preferred stock dividends due to F&P towards the note receivable due to ATC.

    At June 30, 1997 and 1996, FEM Inc., a company controlled by a shareholder of the Company, had outstanding borrowings and accrued interest of $198,212 and $27,051, respectively, pursuant to a note receivable to the Company. The note bears 6% annual interest and is due in full on March 31, 1998.

    In August 1994, the Company sold certain of the assets of its list services subsidiaries to an officer of such subsidiaries. See further discussion in Note 14.

9. INCOME TAXES

    The components of the income tax expense (benefit) applicable to continuing operations for the fiscal years ended June 30 are as follows:

                                                                     1997           1996         1995
                                                                 -------------  ------------  ----------
Current
  Federal......................................................  $     127,317  $  1,894,206  $  438,475
  State........................................................        259,580       500,036     107,355
Deferred.......................................................     (4,747,565)      213,371     (93,867)
                                                                 -------------  ------------  ----------
                                                                    (4,360,668)    2,607,613     451,963
                                                                 -------------  ------------  ----------
Direct credits to equity related to compensation expense for tax purposes in excess of amount recognized for financial
  reporting purposes...........................................      5,315,218       960,755      --
                                                                 -------------  ------------  ----------
Total income tax expense per the statements of income..........  $     954,550  $  3,568,368  $  451,963
                                                                 -------------  ------------  ----------
                                                                 -------------  ------------  ----------

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

9. INCOME TAXES (CONTINUED)
    A reconciliation of the statutory federal income tax rate and the effective rate as a percentage of pre-tax income for the fiscal years ended June 30 are as follows:

                                                                               1997       1996       1995
                                                                             ---------  ---------  ---------
Statutory rate.............................................................      34.0%      34.0%      34.0%
State income tax...........................................................       7.2%       3.5%       4.5%
Goodwill amortization......................................................       1.0%       0.3%       1.8%
Tax credits................................................................       (5.2%)    --         (15.8%)
Other......................................................................       3.0%       0.1%       (0.7%)
                                                                             ---------  ---------  ---------
                                                                                 40.0%      37.9%      23.8%
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The components of deferred taxes included in the accompanying consolidated balance sheet as of June 30 are as follows:

                                                                                  1997          1996
                                                                              ------------  ------------
Deferred tax assets:
Accrued expenses............................................................  $    343,020  $    411,493
Net operating loss carryforwards............................................     5,395,683       665,325
Tax credits.................................................................       125,000       --
                                                                              ------------  ------------
Gross deferred tax assets...................................................     5,863,703     1,076,818
Deferred tax liabilities:
Fixed assets................................................................      (828,106)     (788,786)
                                                                              ------------  ------------
Net deferred tax asset......................................................  $  5,035,597  $    288,032
                                                                              ------------  ------------
                                                                              ------------  ------------

    At June 30, 1997, the Company had net operating loss carryforwards of approximately $15,870,000. Due to an ownership change which took place in a prior year, approximately $1,677,000 of the net operating loss carryforwards are subject to limitations set forth in regulations under the Internal Revenue Code. Under those regulations, future utilization is limited to approximately $279,000 per year.

10. COMMITMENTS AND CONTINGENCIES

    In September 1996, the Company entered into an employment agreement with an officer of the Company through September 2001. The agreement specifies an annual base salary of $400,000 and additional bonus compensation based on the Company's performance and parameters established by the Compensation Committee of the Company's Board of Directors.

    During fiscal 1997, Advanced renegotiated the employment agreement with a former officer of the Company and entered into a consulting agreement with the former officer through December 1998. The agreement specifies a monthly consulting fee of $14,825.

    The Company is party to certain legal proceedings incidental to its business. Certain claims arising in the ordinary course of business have been filed or are pending against the Company. Management believes that the claims are without merit and that the ultimate resolution of such contingencies, for which adequate reserves have been made, will not have a material adverse effect on the financial position or results of operations of the Company.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

11. MAJOR CLIENTS

    The Company had sales to major clients comprising the following percentages of consolidated revenues for the years ended June 30:

CUSTOMER      1997         1996         1995
---------     -----        -----        -----
    A             44%          44%          53%
    B             19%          11%           0%
    C              9%          10%           1%
    D              6%          12%           2%
    E              1%           5%          10%

12. STOCK OPTIONS AND WARRANTS

    In February 1993, the Company's shareholders approved the NRP Inc. 1992 Stock Option Plan (the "1992 Plan") which provides for the granting of options to purchase up to a maximum of 3,000,000 shares of Common Stock to key employees, officers, and directors of the Company and its subsidiaries. Options granted pursuant to the 1992 Plan are exercisable for 10 years from the date of grant subject to vesting schedules. The Company may grant additional options at any time prior to December 11, 2002.

    In September 1996, the Company initiated the ATC Communications Group, Inc. 1996 Stock Option and Restricted Stock Plan (the "1996 Plan") which provides for the granting of options to purchase up to a maximum of 2,000,000 shares of Common Stock to key employees, officers and directors of the Company and its operating subsidiary. Options granted pursuant to the 1996 Plan are exercisable for 10 years from the date of the grant subject to vesting schedules. The Company may grant additional options at any time prior to September 2006.

    Information regarding the 1992 Plan and 1996 Plan is summarized below:

                                                                  1992 PLAN                1996 PLAN
                                                           -----------------------  -----------------------
                                                                        WEIGHTED                 WEIGHTED
                                                                         AVERAGE                  AVERAGE
                                                                        EXERCISE                 EXERCISE
                                                             SHARES       PRICE       SHARES       PRICE
                                                           ----------  -----------  ----------  -----------
Outstanding at June 30, 1994.............................   1,140,000   $    1.25
Granted..................................................     225,000   $    1.00
Exercised................................................      --
                                                           ----------
Outstanding at June 30, 1995.............................   1,365,000   $    1.21
Granted..................................................   1,312,500   $    9.28
Exercised................................................    (215,250)  $    1.25
                                                           ----------
Outstanding at June 30, 1996.............................   2,462,250   $    5.51       --
Granted..................................................      --                    1,653,000   $   11.08
Exercised................................................    (322,750)  $    1.60       --
Cancelled................................................     (42,500)  $    6.51       --
                                                           ----------               ----------
Outstanding at June 30, 1997.............................   2,097,000   $    6.09    1,653,000   $   11.08
                                                           ----------               ----------
                                                           ----------               ----------
Exercisable at June 30, 1997.............................   1,158,000   $    3.66      250,000   $   11.61
                                                           ----------               ----------
                                                           ----------               ----------

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

12. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following tables summarize information about stock options outstanding at June 30, 1997:

                                          OPTIONS OUTSTANDING
                                ----------------------------------------       VESTED OPTIONS
                                   WEIGHTED                               ------------------------
                                    AVERAGE                   WEIGHTED                  WEIGHTED
                                   REMAINING                   AVERAGE                   AVERAGE
                                  CONTRACTUAL    NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
     EXERCISE PRICE RANGE            LIFE          SHARES       PRICE       SHARES        PRICE
------------------------------  ---------------  ----------  -----------  -----------  -----------
        $1.00 - $4.00             7.10 years        870,000   $    1.27      815,000    $    1.18
        $4.88 - $9.00             9.18 years      1,845,000   $    8.13      389,000    $    8.44
       $11.81 - $16.19            9.21 years      1,035,000   $   14.47      204,000    $   14.21

    The fair value of each option was estimated on the date of grant based on the Black-Sholes option pricing model assuming, among other things, no dividend yield, a risk free interest rate of 6.57%, expected volatility of 70% and expected life of 6 years. Had the Company determined compensation cost based on the fair value at the date of grant for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                                          YEAR ENDED JUNE 30,
                                                               -----------------------------------------
                                                                   1997           1996          1995
                                                               -------------  ------------  ------------
AS REPORTED:
Net income from continuing operations........................  $   1,429,468  $  5,850,128  $  1,444,612
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------
Basic earnings per share from continuing operations..........  $        0.07  $       0.40  $       0.10
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------
Diluted earnings per share from continuing operations........  $        0.06  $       0.25  $       0.05
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------
PRO FORMA:
Net income (loss) from continuing operations.................  $  (1,236,950) $  5,435,738  $    783,284
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------
Basic earnings per share from continuing operations..........  $       (0.07) $       0.37  $       0.05
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------
Diluted earnings per share from continuing operations........  $       (0.07) $       0.23  $       0.02
                                                               -------------  ------------  ------------
                                                               -------------  ------------  ------------

    In May 1994, the Company granted warrants, which expire May 30, 1999, to a financial advisory services firm entitling the firm to purchase 650,000 shares of Common Stock at a purchase price of $1.625 per share, the market price on the date granted. During fiscal 1997, the warrants were exercised in full.

    In April 1993, Advanced initiated the Advanced Telemarketing Corporation 1993 Stock Option Plan which provides for the granting of options to Advanced's key employees, officers, and directors to purchase up to a maximum of 1,117,379 shares of Advanced's common stock ("Advanced Common"). In December 1996, the Company initiated the ATC Communications Group, Inc. 1996 Stock Exchange Rights Plan (the "Rights Plan") which provides for holders of options to purchase shares of Advanced Common to exchange shares of Advanced Common received upon exercise of such options for shares of Common Stock. The shares exchanged pursuant to the Rights Plan are exchanged on the ratio of two shares of Common Stock for one share of Advanced Common. During fiscal 1997, holders of options to purchase 207,348 shares of Advanced Common exercised such options. At June 30, 1997, options to purchase 11,669 shares of Advanced Common were outstanding with options to purchase 9,534 of such shares vesting in

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

12. STOCK OPTIONS AND WARRANTS (CONTINUED)
1998. The options to purchase Advanced Common outstanding at June 30, 1997 are subject to the Rights Plan as discussed above.

    Pursuant to the Advanced Telemarketing Corporation 1993 Stock Option Plan, in October 1993, Advanced granted to the president of Advanced options to purchase 680,908 shares of Advanced's common stock (representing 15% of the fully diluted common stock of Advanced) at $0.01 per share. In March 1995, the president of Advanced surrendered such options in exchange for stock options to purchase a total of 2,410,880 shares of ATC Common Stock at $0.8125 per share, the market price at the date of grant. The ATC options granted became fully exercisable on August 1, 1995 and are exercisable for 10 years from the date of grant. During fiscal years 1997 and 1996, options to purchase 1,062,179 and 1,348,701 shares of ATC Common Stock, respectively, were exercised pursuant to this grant.

    In December 1996, the Company initiated the ATC Communications Group, Inc. 1996 Stock Exchange Rights Plan (the "Rights Plan") which provides for certain holders of the Advanced Common to exchange such shares for shares of Common Stock. The shares exchanged pursuant to the Rights Plan are exchanged, based on the fair value of the respective shares, on a ratio of two shares of Common Stock for one share of Advanced Common. During fiscal 1997, the Company issued 414,696 shares of Common Stock pursuant to the Rights Plan.

13. EMPLOYEE BENEFIT PLAN

    During fiscal 1991, Advanced adopted a defined contribution 401(k) plan covering all eligible employees, as defined. Eligible employees may elect to contribute up to 15% of their compensation, not to exceed $9,500 per year. The Company may, at its discretion, match employee contributions. There was no employer matching contribution made in 1997, 1996 or 1995.

14. DISPOSITION OF ASSETS

    On August 30, 1994, pursuant to an asset purchase agreement, NRL Direct, Inc., a wholly-owned subsidiary of ATC, sold certain of its assets consisting primarily of cash, accounts receivable, fixed assets, tradenames, and other assets for promissory notes aggregating approximately $745,000. As a result of the asset disposition, effective July 1, 1994, ATC no longer engages in the list brokerage and list management businesses.

                         ATC COMMUNICATIONS GROUP, INC.

                          JUNE 30, 1997, 1996 AND 1995

14. DISPOSITION OF ASSETS (CONTINUED)
    Summary financial information related to the discontinued business segment was as follows:

                                                                 FOR THE
                                                               YEAR ENDED
                                                                JUNE 30,
                                                                  1995
                                                               -----------
Revenue......................................................  $   --
Cost of Sales................................................      --
                                                               -----------
  Gross Margin...............................................      --
                                                               -----------
                                                               -----------
Income (Loss) From Operations................................     (135,285)
Net Interest (Expense) Income................................      --
                                                               -----------
Net Income Before Taxes......................................     (135,285)
Income Tax (Expense) Benefit.................................       26,056
                                                               -----------
  Net Income (Loss)..........................................  $  (109,229)
                                                               -----------
                                                               -----------

    The net after-tax income or loss derived from the operation of this business segment has been classified on the statement of income to separately identify it as income from operations of discontinued business segment, net of applicable taxes.

15. SUBSEQUENT EVENTS

    On April 7, 1998 the Company entered into a merger agreement, which set forth the terms and conditions of a merger, with IQI, Inc. Under the terms of the merger agreement, the Company will issue shares of its Common Stock to stockholders of IQI, Inc. utilizing an exchange ratio of 9.7513 shares of ATC's Common Stock for each share of IQI, Inc. common stock, which will result in IQI, Inc. stockholders owning approximately 57.5% of ATC Common Stock assuming exercise and conversion of all common stock equivalents.

    The merger agreement contains a provision extending the maturity date of one-half of the note receivable due to the Company by Michael G. Santry, the Company's Chairman, to March 31, 1999. In addition, the merger agreement contains provisions whereby the majority shareholder of IQI, Inc. will provide a $2.0 million financial accommodation to the Company to fund the Company's working capital needs in exchange for warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $2.00 per share, the number of warrants being exercisable being dependent on the amount of the accommodation ultimately funded by the shareholder. In connection with the financial accommodation commitment and for additional consideration of $110,000 the Company issued warrants to purchase an additional 1,100,000 shares of the Company's Common Stock at an exercise price of $1.96 per share, 110% of the average of the high and low prices of ATC Common Stock on April 7, 1998, the day before the announcement of the proposed merger. The merger agreement is subject to regulatory and shareholder approvals.

                         ATC COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                        MARCH 31, 1998 AND JUNE 30, 1997

                                          ASSETS
                                                                    MARCH 31,    JUNE 30,
                                                                      1998         1997
                                                                   (UNAUDITED)   (AUDITED)
                                                                   -----------  -----------
Current assets:
  Cash and cash equivalents......................................   $  55,491   $   632,826
  Accounts receivable--trade, less allowance for doubtful
    accounts of $73,826..........................................  17,052,447    14,527,440
  Notes receivable--related parties..............................   4,141,956     3,809,658
  Notes receivable--other........................................     158,219       157,693
  Current deferred tax asset.....................................     918,066     3,037,066
  Prepaid expenses and other current assets......................     374,212       763,361
    Total current assets.........................................  22,700,391    22,928,044
Property and equipment, net of accumulated depreciation of
  $11,206,624 and $8,211,046 at March 31, 1998 and June 30, 1997,
  respectively...................................................  14,310,911    14,447,962
Cost in excess of net assets acquired, net of accumulated
  amortization of $1,107,867 and $1,046,475 at March 31, 1998 and
  June 30, 1997, respectively....................................   1,661,927     1,723,319
Deferred tax assets..............................................   5,998,760     1,998,531
Other assets.....................................................     422,633       124,930
                                                                   -----------  -----------
                                                                   4$5,094,622  $41,222,786
                                                                   -----------  -----------
                                                                   -----------  -----------

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit.......................................   $5,162,302  $   --
  Current portion of long-term debt..............................   1,455,505     1,395,304
  Accounts payable--trade........................................   3,297,110       821,187
  Unearned revenues and customer deposits........................     120,630       573,922
  Accrued compensation expense...................................   3,003,656     1,524,954
  Accrued telephone expense......................................     823,989       659,949
  Other accrued liabilities......................................   3,553,991     2,872,596
    Total current liabilities....................................  17,417,183     7,847,912
Long-term debt...................................................   3,706,267     4,753,613
Shareholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares authorized;
    29,778 convertible, $.36 cumulative Series B shares issued
    and outstanding..............................................         298           298
  Common stock, $.01 par value, 27,500,000 shares authorized;
    21,839,624 and 21,793,122 shares issued and outstanding at
    March 31, 1998 and June 30, 1997, respectively...............     218,396       217,931
  Treasury stock.................................................  (1,420,921)     (420,921)
  Additional paid-in capital.....................................  18,278,878    18,204,685
  Retained earnings..............................................   6,894,521    10,619,268
    Total shareholders' equity...................................  23,971,172    28,621,261
                                                                   4$5,094,622  $41,222,786
                                                                   -----------  -----------
                                                                   -----------  -----------

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
Revenues...........................................................................  $  21,125,330  $  24,480,347
Cost of services, excluding depreciation and amortization shown below..............     15,734,113     16,781,122
                                                                                     -------------  -------------
Gross profit.......................................................................      5,391,217      7,699,225
Selling, general and administrative expenses.......................................      5,484,219      6,048,327
Depreciation and amortization......................................................      1,089,735        920,451
                                                                                     -------------  -------------
  Total expenses...................................................................      6,573,954      6,968,778
                                                                                     -------------  -------------
Income (loss) from operations......................................................     (1,182,737)       730,447
Interest expense...................................................................        272,241        139,418
Interest income....................................................................         61,706         25,020
                                                                                     -------------  -------------
Income (loss) from operations before income taxes..................................     (1,393,272)       616,049
Income tax expense (benefit).......................................................       (457,151)       203,349
                                                                                     -------------  -------------
  Net income (loss)................................................................  $    (936,121) $     412,700
                                                                                     -------------  -------------
Earnings (loss) per share:
  Basic............................................................................  $       (0.04) $        0.02
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Diluted..........................................................................  $       (0.04) $        0.02
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common shares outstanding.........................................     21,478,294     19,225,323
Weighted average common and common equivalent shares outstanding...................     21,478,294     21,871,609

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   NINE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
Revenues...........................................................................  $  64,765,553  $  76,139,785
Cost of services, excluding depreciation and amortization shown below..............     48,870,434     52,489,652
                                                                                     -------------  -------------
Gross profit.......................................................................     15,895,119     23,650,133
Selling, general and administrative expenses.......................................     17,816,602     15,601,656
Depreciation and amortization......................................................      3,124,308      2,593,501
                                                                                     -------------  -------------
  Total expenses...................................................................     20,940,910     18,195,157
                                                                                     -------------  -------------
Income (loss) from operations......................................................     (5,045,791)     5,454,976
Interest expense...................................................................        738,508        395,576
Interest income....................................................................        178,318         73,802
                                                                                     -------------  -------------
Income (loss) from operations before income taxes..................................     (5,605,981)     5,133,202
Income tax expense (benefit).......................................................     (1,881,229)     1,748,711
                                                                                     -------------  -------------
  Net income (loss)................................................................  $  (3,724,752) $   3,384,491
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings (loss) per share:
  Basic............................................................................  $       (0.17) $        0.19
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Diluted..........................................................................  $       (0.17) $        0.14
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Weighted average common shares outstanding:                                           21,484,012     16,964,022
  Weighted average common and common equivalent shares outstanding:                     21,484,012     22,230,419

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   NINE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                                          1998           1997
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income (loss).................................................................  $  (3,724,752) $   3,384,491
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation and amortization...................................................      3,124,308      2,593,501
    Other...........................................................................          1,324       --
    Changes in operating assets and liabilities:
      Accounts and notes receivable--related parties................................       (332,298)    (1,489,736)
      Accounts and notes receivable--other..........................................     (2,525,533)     2,132,430
      Prepaid expenses and other current assets.....................................        389,149       (610,890)
      Deferred taxes................................................................     (1,881,229)      --
      Other assets..................................................................       (353,836)       (39,287)
      Accounts payable..............................................................      2,475,923     (1,377,575)
      Unearned revenue and customer deposits........................................       (453,292)      (643,676)
      Accrued liabilities...........................................................      2,385,913     (1,811,655)
                                                                                      -------------  -------------
    Net cash provided by (used in) operating activities.............................       (894,323)     2,137,603
Cash flows from investing activities:
  Capital expenditures                                                                   (2,780,058)    (3,155,304)
                                                                                      -------------  -------------
    Net cash used in investing activities...........................................     (2,780,058)    (3,155,304)
Cash flows from financing activities:
    Proceeds from (payments on) line of credit, net.................................      5,162,302     (1,421,662)
    Payments on long-term debt......................................................       (250,002)      (250,002)
    Payments on capital lease obligations...........................................       (815,254)      (672,612)
    Proceeds from exercise of stock options.........................................       --            2,190,750
    Purchases of treasury stock.....................................................     (1,000,000)      --
                                                                                      -------------  -------------
      Net cash provided by (used in) financing activities...........................      3,097,046       (153,526)
Net change in cash and cash equivalents.............................................       (577,335)    (1,171,227)
Cash and cash equivalents at beginning of period....................................        632,826      1,723,702
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $      55,491  $     552,475
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental information on non-cash transactions:
  Tax benefit of stock options exercised............................................       --              763,035
  Capital lease obligations entered into............................................         78,111      3,805,828

                            See accompanying notes.

                         ATC COMMUNICATIONS GROUP, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 1998 AND 1997

1. BASIS OF PRESENTATION

    The accompanying unaudited interim consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial statements. These financial statements do not include all disclosures associated with annual financial statements. Accordingly, these statements should be read in conjunction with the Company's consolidated financial statements and notes thereto contained in the Company's Form 10-K for the year ended June 30, 1997.

    In the opinion of management, all adjustments (which include all material, normal and recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Interim results are not necessarily indicative of results expected for the full year.

2. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 ("SFAS 128"). The Company adopted SFAS 128, which establishes standards for computing and presenting earnings per share ("EPS"), in the second quarter of fiscal 1998. This statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic and diluted EPS are computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted into or resulted in the issuance of common stock. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options and warrants, computed based on the treasury stock method, and the assumed conversion of the Company's issued and outstanding preferred stock. Common stock equivalents are not included in diluted EPS calculations to the extent their inclusion would have an anti-dilutive effect.

    Net income applicable to common stock for the three and nine month periods ended March 31, 1997 was adjusted to reflect the income attributable to the minority ownership interest, including stock options issued to certain key employees and officers, in Advanced Telemarketing Corporation d/b/a ATC Communications, Inc. ("Advanced"), the operating subsidiary of the Company. Net loss applicable to common stock for the three and nine month periods ended March 31, 1998 was not adjusted to reflect the net loss attributable to the minority ownership interest, including stock options issued to certain key employees and officers, in Advanced because minority interest holders in Advanced are under no obligation to fund their proportionate share of losses incurred by Advanced.

                         ATC COMMUNICATIONS GROUP, INC.

                            MARCH 31, 1998 AND 1997

2. EARNINGS PER SHARE (CONTINUED)
    Basic and diluted weighted average shares outstanding for the three and nine month periods ending March 31, 1998 and 1997 were computed as follows:

                                                 THREE MONTHS ENDED MARCH 31,    NINE MONTHS ENDED MARCH 31,
                                                 -----------------------------  -----------------------------
                                                      1998            1997           1998            1997
                                                 ---------------  ------------  ---------------  ------------
BASIC
Weighted average common shares outstanding.....    21,839,294       19,231,323    21,826,896       16,970,022
Treasury shares................................      (361,000)          (6,000)     (342,884)          (6,000)
                                                 ---------------  ------------  ---------------  ------------
    Shares used in Basic EPS computation.......    21,478,294       19,225,323    21,484,012       16,964,022
                                                 ---------------  ------------  ---------------  ------------
                                                 ---------------  ------------  ---------------  ------------
DILUTED
Weighted average common shares outstanding.....    21,478,294       19,225,323    21,484,012       16,964,022
Common stock equivalents:
  Dilutive stock options and warrants, net of
    shares assumed repurchased with exercise
    proceeds...................................        --    (1)       588,952        --    (1)     1,740,915
  Common Stock assumed issued on conversion of
    dilutive preferred stock...................        --    (1)     2,057,334        --    (1)     3,525,482
                                                 ---------------  ------------  ---------------  ------------
    Shares used in Diluted EPS computation.....    21,478,294       21,871,609    21,484,012       22,230,419
                                                 ---------------  ------------  ---------------  ------------
                                                 ---------------  ------------  ---------------  ------------

                         ATC COMMUNICATIONS GROUP, INC.

                            MARCH 31, 1998 AND 1997

2. EARNINGS PER SHARE (CONTINUED)
    Basic and diluted earnings (loss) per share for the three and nine month periods ended March 31, 1998 and 1997 was computed as follows:

                                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                   --------------------------  ------------------------------
                                                        1998          1997           1998            1997
                                                   --------------  ----------  ----------------  ------------
BASIC
Net income (loss)................................  $  (936,121)    $  412,700  $  (3,724,752)    $  3,384,491
Less: net income applicable to Advanced minority
  interest.......................................        --   (2)     (58,700)        --    (2)      (184,646)
Less: preferred stock dividends..................       (2,680)        (2,680)        (8,040)          (8,040)
                                                   --------------  ----------  ----------------  ------------
Net income (loss) used in Basic EPS
  calculation....................................  $  (938,801)    $  351,320  $  (3,732,792)    $  3,191,805
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------
Net income (loss) per share......................  $     (0.04)    $     0.02  $       (0.17)    $       0.19
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------
DILUTED
Net income (loss)................................  $  (936,121)    $  412,700  $  (3,724,752)    $  3,384,491
Less: net income applicable to Advanced minority
  interest.......................................        --   (2)     (61,350)        --    (2)      (328,410)
                                                   --------------  ----------  ----------------  ------------
Net income (loss) used in Diluted EPS
  calculation....................................  $  (936,121)    $  351,350  $  (3,724,752)    $  3,056,081
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------
Net income (loss) per share......................  $     (0.04)    $     0.02  $       (0.17)    $       0.14
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------

                         ATC COMMUNICATIONS GROUP, INC.

                            MARCH 31, 1998 AND 1997

2. EARNINGS PER SHARE (CONTINUED)
    Net income (loss) applicable to Advanced minority interest for the three and nine month periods ended March 31, 1998 and 1997 was computed as follows:

                                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                   --------------------------  ------------------------------
                                                        1998          1997           1998            1997
                                                   --------------  ----------  ----------------  ------------
BASIC
Advanced net income (loss) after income tax
  allocation.....................................  $  (665,049)    $  702,749  $  (2,352,921)    $  3,730,630
Minority interest................................        --   (2)        8.35%        --    (2)          4.95%
                                                   --------------  ----------  ----------------  ------------
Net income applicable to Advanced minority
  interest.......................................  $     --        $   58,700  $      --         $    184,646
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------
DILUTED
Advanced net income (loss) after income tax
  allocation.....................................  $  (665,049)    $  702,749  $  (2,352,921)    $  3,730,630
Minority interest................................        --   (2)        8.73%        --    (2)          8.80%
                                                   --------------  ----------  ----------------  ------------
Net income applicable to Advanced minority
  interest.......................................  $     --        $   61,350  $      --         $    328,410
                                                   --------------  ----------  ----------------  ------------
                                                   --------------  ----------  ----------------  ------------

------------------------

(1) For the three and nine month periods ended March 31, 1998, common stock equivalents are not included in diluted EPS calculations because their inclusion would have an anti-dilutive effect.

(2) Net losses applicable to common stock for the three and nine month periods ended March 31, 1998 were not adjusted to reflect the income attributable to the minority ownership interest in Advanced because minority interest holders in Advanced are under no obligation to fund their proportionate share of losses incurred by Advanced.

                       CONSOLIDATED FINANCIAL STATEMENTS
                                   IQI, INC.
       YEAR ENDED DECEMBER 31, 1997, FIVE MONTHS ENDED DECEMBER 31, 1996,
                     AND YEARS ENDED JULY 31, 1996 AND 1995
                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

IQI, Inc.

    We have audited the accompanying consolidated balance sheets of IQI, Inc. and subsidiaries, formerly Edward Blank Associates, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the five months ended December 31, 1996, and the years ended July 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Lexi International, Inc., a wholly owned subsidiary which statements reflect total assets of $24,028,000 as of December 31, 1996, and total revenues of $2,803,000 for the six weeks ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us and, our opinion, insofar as it relates to data included for Lexi International, Inc. at December 31, 1996, and for the six weeks then ended, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IQI, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, the five months ended December 31, 1996, and the years ended July 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, California
April 17, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
  Lexi International, Inc.:

    We have audited the accompanying consolidated balance sheet of Lexi International, Inc. (a California corporation) and subsidiary as of December 31, 1996, and the related consolidated statement of operations and changes in retained deficit and cash flows for the six week period then ended (not included separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexi International, Inc. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the six week period then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
June 25, 1997

                                   IQI, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                                        DECEMBER 31,
                                                                                                   ----------------------
                                                                                                     1997        1996
                                                                                                   ---------  -----------
Current assets:
  Cash and cash equivalents......................................................................  $   5,288   $   2,250
  Accounts receivable, less allowance for doubtful accounts of $550 in 1997 and $102 in 1996.....     21,209      14,842
  Unbilled accounts receivable, net..............................................................      4,367       1,965
  Prepaid expenses and other current assets......................................................      2,720       2,513
  Deferred income taxes..........................................................................      1,415       1,054
                                                                                                   ---------  -----------
Total current assets.............................................................................     34,999      22,624
Equipment, furniture and leasehold improvements, net.............................................     21,623      12,423
Goodwill, net of accumulated amortization of $1,647 in 1997 and $55 in 1996......................     43,558      15,023
Deferred financing costs, net....................................................................      1,242         783
Other assets.....................................................................................        314       1,161
                                                                                                   ---------  -----------
Total assets.....................................................................................  $ 101,736   $  52,014
                                                                                                   ---------  -----------
                                                                                                   ---------  -----------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable--bank, current portion...........................................................  $     350   $   1,000
  Bank overdrafts................................................................................     --             313
  Accounts payable and accrued expenses..........................................................      5,535       8,779
  Accrued payroll and related liabilities........................................................      4,543       1,345
  Due to related parties.........................................................................     --             249
  Due to shareholders............................................................................      1,908         250
  Deferred income................................................................................      3,262         425
  Capital lease, current portion.................................................................        751       1,272
  Income taxes payable...........................................................................        261         111
  Deferred income taxes..........................................................................        512       1,054
  Other current liabilities......................................................................        253       1,658
                                                                                                   ---------  -----------
Total current liabilities........................................................................     17,375      16,456
Notes payable--bank, net of current portion......................................................     49,475      18,600
Capital lease, net of current portion............................................................        782       1,034
Deferred income taxes............................................................................      2,331       2,374
Subordinated note payable--shareholder...........................................................      1,000       3,000
Other long-term liabilities......................................................................        200      --

Commitments and contingencies

Stockholders' equity:
  Preferred stock--$.001 par value; 1,000,000 shares authorized; none issued or outstanding......     --          --
  Common stock--$.001 par value; 4,000,000 shares authorized; 3,062,766 and 2,607,078 shares
    issued and outstanding in 1997 and 1996, respectively........................................          3           3
  Additional paid-in capital.....................................................................     28,321       7,325
  Cumulative translation adjustment..............................................................         13           2
  Retained earnings..............................................................................      2,236       3,220
                                                                                                   ---------  -----------
Total stockholders' equity.......................................................................     30,573      10,550
                                                                                                   ---------  -----------
Total liabilities and stockholder's equity.......................................................  $ 101,736   $  52,014
                                                                                                   ---------  -----------
                                                                                                   ---------  -----------

                            See accompanying notes.

                                   IQI, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                           FIVE MONTHS
                                                              YEAR ENDED      ENDED       YEAR ENDED JULY 31,
                                                             DECEMBER 31,  DECEMBER 31,  ----------------------
                                                                 1997          1996         1996        1995
                                                             ------------  ------------  ----------  ----------
Revenues:
  Teleservices.............................................   $  115,609    $   26,756   $   57,543  $   56,179
  Marketing research services..............................       18,223        --           --          --
                                                             ------------  ------------  ----------  ----------
                                                                 133,832        26,756       57,543      56,179
Operating expenses:
  Cost of revenues--teleservices...........................       75,728        20,664       40,709      37,972
  Cost of revenues--marketing research services............       12,462        --           --          --
  Selling, general and administrative expenses.............       40,813         9,613       12,485      10,237
  Officer's salary.........................................       --               116        2,417       7,063
  Amortization of goodwill.................................        1,592            55       --          --
                                                             ------------  ------------  ----------  ----------
Operating income (loss)....................................        3,237        (3,692)       1,932         907
Other income (expense):
  Other income, net........................................       --               648          877         437
  Interest expense, net....................................       (3,626)         (450)        (190)        (72)
                                                             ------------  ------------  ----------  ----------
Income (loss) before provision (benefit) for income
  taxes....................................................         (389)       (3,494)       2,619       1,272
Income tax provision (benefit):
  Current..................................................        1,391            12           17          53
  Deferred.................................................         (796)        1,782       --             261
                                                             ------------  ------------  ----------  ----------
                                                                     595         1,794           17         314
                                                             ------------  ------------  ----------  ----------
Net income (loss)..........................................   $     (984)   $   (5,288)  $    2,602  $      958
                                                             ------------  ------------  ----------  ----------
                                                             ------------  ------------  ----------  ----------
Net income (loss) per share:
  Basic and diluted........................................   $     (.35)   $    (2.11)  $     1.04  $      .38
  Shares used in computation of net income (loss) per
    share:.................................................    2,792,800     2,503,976    2,500,000   2,500,000

                            See accompanying notes.

                                   IQI, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                 COMMON STOCK        ADDITIONAL      CUMULATIVE
                                                           ------------------------    PAID-IN       TRANSLATION      RETAINED
                                                             SHARES       AMOUNT       CAPITAL       ADJUSTMENT       EARNINGS
                                                           -----------  -----------  -----------  -----------------  -----------
Balance--August 1, 1994..................................    2,500,000   $       3    $  --           $  --           $   8,214
  Net income.............................................      --           --           --              --                 958
                                                           -----------       -----   -----------          -----      -----------
Balance--July 31, 1995...................................    2,500,000           3       --              --               9,172
  Foreign currency translation adjustment................      --           --           --                   1          --
  Net income.............................................      --           --           --              --               2,602
                                                           -----------       -----   -----------          -----      -----------
Balance--July 31, 1996...................................    2,500,000           3       --                   1          11,774
  Cash contributions by shareholder......................      --           --            4,675          --              --
  Issuance of common stock in exchange for contribution
    of affiliates........................................      112,000      --           --              --              --
  Repurchase of common stock in connection with IQI
    Agreement............................................   (1,030,690)         (1)     (21,783)         --              --
  Issuance of common stock in connection with Lexi
    acquisition..........................................    1,025,768           1       21,167          --              --
  Foreign currency translation adjustment................      --           --           --                   1          --
  Net loss...............................................      --           --           --              --              (5,288)
Re-classification of undistributed
  S-corporation earnings.................................      --           --            3,266          --              (3,266)
                                                           -----------       -----   -----------          -----      -----------
Balance--December 31, 1996...............................    2,607,078           3        7,325               2           3,220
  Repurchase of common stock.............................       (4,409)     --              (90)         --              --
  Issuance of common stock in connection with InterServ
    merger...............................................      393,073      --           14,793          --              --
  Exercise of stock options..............................        4,190      --                5          --              --
  Capital contributions..................................      --           --            4,475          --              --
  Issuance of common stock pursuant to exercise of
    warrants.............................................       62,834      --            2,000          --              --
  Return of capital to shareholder.......................      --           --             (187)         --              --
  Foreign currency translation adjustment................      --           --           --                  11          --
  Net loss...............................................      --           --           --              --                (984)
                                                           -----------       -----   -----------          -----      -----------
Balance--December 31, 1997...............................    3,062,766   $       3    $  28,321       $      13       $   2,236
                                                           -----------       -----   -----------          -----      -----------
                                                           -----------       -----   -----------          -----      -----------

                                                               TOTAL
                                                           STOCKHOLDERS'
                                                               EQUITY
                                                           --------------
Balance--August 1, 1994..................................    $    8,217
  Net income.............................................           958
                                                           --------------
Balance--July 31, 1995...................................    $    9,175
  Foreign currency translation adjustment................             1
  Net income.............................................         2,602
                                                           --------------
Balance--July 31, 1996...................................        11,778
  Cash contributions by shareholder......................         4,675
  Issuance of common stock in exchange for contribution
    of affiliates........................................        --
  Repurchase of common stock in connection with IQI
    Agreement............................................       (21,784)
  Issuance of common stock in connection with Lexi
    acquisition..........................................        21,168
  Foreign currency translation adjustment................             1
  Net loss...............................................        (5,288)
Re-classification of undistributed
  S-corporation earnings.................................        --
                                                           --------------
Balance--December 31, 1996...............................        10,550
  Repurchase of common stock.............................           (90)
  Issuance of common stock in connection with InterServ
    merger...............................................        14,793
  Exercise of stock options..............................             5
  Capital contributions..................................         4,475
  Issuance of common stock pursuant to exercise of
    warrants.............................................         2,000
  Return of capital to shareholder.......................          (187)
  Foreign currency translation adjustment................            11
  Net loss...............................................          (984)
                                                           --------------
Balance--December 31, 1997...............................    $   30,573
                                                           --------------
                                                           --------------

                            See accompanying notes.

                                   IQI, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               FIVE MONTHS
                                                                  YEAR ENDED      ENDED      YEAR ENDED JULY 31,
                                                                 DECEMBER 31,  DECEMBER 31,  --------------------
                                                                     1997          1996        1996       1995
                                                                 ------------  ------------  ---------  ---------
OPERATING ACTIVITIES
  Net income (loss)............................................   $     (984)   $   (5,288)  $   2,602  $     958
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization..............................        6,093         1,024       1,314        857
    Deferred income taxes......................................         (796)        1,782      --            261
    Amortization of deferred income............................          217          (178)     --         --
    Changes in operating assets and liabilities:
      Bank overdrafts..........................................         (313)       (1,476)      1,236     --
      Accounts receivable......................................        1,527         2,383      (2,586)    (3,558)
      Unbilled accounts receivable.............................         (709)         (719)     --         --
      Prepaid expenses and other current assets................        1,836            26        (258)       (53)
      Due to related parties...................................         (249)        2,384      --            (35)
      Other assets.............................................         (138)          458        (450)        (5)
      Accounts payable and accrued expenses....................       (2,597)         (877)        485      1,901
      Income taxes payable.....................................          150           111         (33)        26
      Other current liabilities................................       (1,774)          169         603     --
      Other, net...............................................         (247)           62           2         16
                                                                 ------------  ------------  ---------  ---------
Net cash provided by (used in) operating activities............        2,016          (139)      2,915        368
Investing activities
Purchases of fixed assets......................................      (10,018)       (3,866)     (3,488)    (1,846)
Net cash aquired from the acquisition of Lexi..................       --             5,462      --         --
Acquisition of InterServ, net of cash acquired.................      (15,776)       --          --         --
Loan and advances to affiliate.................................       --            --          (2,370)    --
                                                                 ------------  ------------  ---------  ---------
Net cash provided by (used in) investing activities............      (25,794)        1,596      (5,858)    (1,846)
Financing activities
Deferred financing costs.......................................         (650)         (800)     --         --
Proceeds from notes payable....................................       30,225        19,600       3,600      3,500
Principal payments of notes payable--bank......................       (6,200)       (3,967)     (3,657)    (1,210)
Principal payments of capital leases payable...................         (773)          (59)     --         --
Proceeds from sale leaseback...................................       --            --           1,688     --
Repurchase of common stock.....................................          (90)      (18,784)     --         --
Return of capital to shareholder...............................         (187)       --          --         --
Proceeds from shareholder......................................       --            --              63     --
Principal payments to shareholder..............................       --            --             (42)      (176)
Proceeds from exercise of stock options........................            5        --          --         --
Capital contributions..........................................        4,475         4,675      --         --
                                                                 ------------  ------------  ---------  ---------
Net cash provided by financing activities......................       26,805           665       1,652      2,114
Effect of exchange rates on cash...............................           11             1           3     --
                                                                 ------------  ------------  ---------  ---------
Increase (decrease) in cash and cash equivalents...............        3,038         2,123      (1,288)       636
Cash and cash equivalents--beginning of year...................        2,250           127       1,415        779
                                                                 ------------  ------------  ---------  ---------
Cash and cash equivalents--end of year.........................   $    5,288    $    2,250   $     127      1,415
                                                                 ------------  ------------  ---------  ---------
                                                                 ------------  ------------  ---------  ---------

                            See accompanying notes.

                                   IQI, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                                         YEAR ENDED JULY 31,
                                                                         YEAR ENDED      FIVE MONTHS
                                                                        DECEMBER 31,   ENDED DECEMBER   ----------------------
                                                                            1997          31, 1996        1996        1995
                                                                        -------------  ---------------  ---------     -----
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest............................................................    $   3,046       $     218     $     177   $      46
                                                                             ------           -----     ---------         ---
                                                                             ------           -----     ---------         ---
  Income taxes........................................................    $   1,206       $     458     $      88   $      58
                                                                             ------           -----     ---------         ---
                                                                             ------           -----     ---------         ---

NON-CASH INVESTING AND FINANCING ACTIVITIES

    During 1997 and 1996, the Company purchased equipment and furniture under financing leases totaling $37 and $2,356, respectively.

    During 1997, a shareholder forgave $2,000 of subordinated notes payable by the Company, which was treated as a contribution of capital. On July 12, 1997, the Company acquired the outstanding stock of InterServ Services Corporation in exchange for cash of $15,415, common stock valued at $13,321 and options valued at $1,472. In accordance with the InterServ purchase agreement, the Company has accrued $1,908 as consideration for additional purchase price of InterServ, which is payable in 1998.

    On November 22, 1996, the Company acquired the common stock of Lexi International, Inc. in exchange for common stock valued at $21,168.

                            See accompanying notes.

                                   IQI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying consolidated financial statements include the accounts of IQI, Inc., formerly Edward Blank Associates, Inc. (IQI), Lexi International, Inc. (Lexi) which was acquired on November 22, 1996 (see Note 3), and InterServ Services Corporation (InterServ) and its subsidiaries, which were acquired on July 12, 1997 (collectively, IQI or the Company). All intercompany accounts have been eliminated in consolidation. The accompanying consolidated financial statements give effect to the acquisitions of Lexi and InterServ as of their respective acquisition dates.

    Effective November 18, 1996, IQI, certain of its affiliates, Edward Blank, the sole shareholder of IQI and The Edward Blank 1995 Grantor Retained Annuity Trust (collectively, Edward Blank) and Thayer Equity Investors III, L.P. (Thayer) entered into a stock purchase agreement, (the IQI Agreement), whereby:
i) IQI redeemed 1,030,690 shares of its common stock held by Edward Blank for cash, notes and a warrant, aggregating $21,168 and ii) Thayer acquired additional common shares for cash from Edward Blank such that Thayer owned approximately 80% of the outstanding shares of common stock of IQI, after giving effect to i) above. The consideration paid for the redemption of the 1,030,690 shares was recorded as treasury stock, including related expenses of $783. Prior to November 18, 1996, the Company was treated as an S-corporation for tax purposes. On November 18, 1996, the Company became a C-corporation and became subject to income taxes on that basis. As a result of the Company's change from an S-corporation, undistributed retained earnings of $3,266 on November 17, 1996 have been reclassified to additional paid in capital.

    The Company provides outsourced telecommunications-based marketing services to large companies in various industries through strategically located calling centers throughout the United States and Canada. The Company also provides, through its InterServ subsidiary, customer service, call center management, and market research services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Included in other assets is a certificate of deposit, aggregating $155 at December 31, 1997 and 1996, which has been pledged as collateral for a capital lease.

EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

    Equipment, furniture and leasehold improvements are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized over the asset life or lease term, whichever is shorter. Assets acquired under capitalized lease arrangements are recorded at the present value of the minimum lease payments.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

    At December 31, 1996, prepaid expenses and other current assets included an escrow receivable of $2,400, an amount corresponding to the reserve established by Lexi related to certain income tax matters as described in Note 10. In accordance with the provisions of the Lexi purchase agreement, an escrow fund

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) was established to reimburse the Company for various pre-acquisition contingencies. Such tax matters were resolved in 1997.

REVENUE RECOGNITION

    Telemarketing services revenues earned under contracts based on hours worked are recognized when the related services are performed at rates expected to be realized under the contracts. Telemarketing services revenues earned under contracts based on successful sales are recognized on the date such sale is verified by the customer. Marketing research services revenue is recognized when services are performed in accordance with contract terms.

GOODWILL

    Goodwill is amortized using the straight-line method over a period of 20 years.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the term of the related debt using the straight-line method.

DERIVATIVE FINANCIAL INSTRUMENTS

    As part of the Company's management of financial market risk, the Company enters into transactions that involve contracts and financial instruments with off-balance sheet risk, including interest rate collar agreements. The Company enters into these agreements in order to manage the interest rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate hedging agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of such agreements are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value due to the short maturity of those instruments.

NOTES PAYABLE--BANK

    The carrying amount approximates fair value due to its variable-rate nature.

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUBORDINATED NOTE PAYABLE--SHAREHOLDER

    The fair value of the subordinated note to shareholder is based on the Company's estimate of amount it would be required to pay in order to terminate the indebtedness. Management believes that the amount it would be required to pay is not materially different than the carrying amount.

INTEREST RATE HEDGING AGREEMENTS

    The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party would be required to pay or receive in order to terminate the agreement. Management believes that it would have to pay approximately $109 to terminate its hedging agreement. This amount is not reflected in the consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

    The financial position and results of operations of IQI's Canadian subsidiary ("EBA Direct") are measured using local currency as the functional currency. Assets and liabilities are translated using the end of period exchange rates while the statements of operations are translated at the average exchange rate prevailing during the period. The translation adjustment arising from the use of different exchange rates from period to period is a cumulative translation adjustment in stockholders' equity.

STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (Statement 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for the stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECOVERABILITY OF ASSETS

    The Company periodically assesses the recoverability of tangible and intangible assets (including goodwill) based on estimates of future undiscounted cash flows compared to net book value. If future undiscounted cash flow estimates were less than the net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Company also evaluates the depreciation and amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives.

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

3. ACQUISITIONS

    LEXI INTERNATIONAL, INC.

    Effective November 22, 1996, Lexi entered into a purchase agreement with Thayer whereby: i) Lexi issued common stock to Thayer for approximately $9 million and ii) certain former Lexi shareholders sold shares in Lexi to Thayer for approximately $6.6 million. After giving effect to such transactions, Thayer owned approximately 73% of Lexi.

    On January 3, 1997, Lexi entered into a merger with a newly formed subsidiary of IQI, whereby: i) the issued and outstanding shares of Lexi owned by Thayer were acquired by the newly formed subsidiary for 748,194 shares of IQI common stock, ii) the remaining 27% of Lexi not previously acquired by Thayer was acquired by IQI in exchange for 277,574 shares of IQI common stock, and iii) the newly formed subsidiary was merged into IQI and Lexi became a wholly owned subsidiary of IQI (collectively, the Lexi Merger). The consolidated financial statements give effect to the Lexi Merger on November 22, 1996, the date of purchase by Thayer.

    INTERSERV SERVICES CORPORATION

    Effective July 12, 1997, IQI, certain of its affiliates and ITC Holding Company (ITC) the former owner of InterServ, entered into a stock purchase agreement, (the InterServ Agreement), whereby IQI purchased all of the outstanding common shares of InterServ for a combination of stock and cash, based on a formula, valued at $32,142, including the assumption of approximately $6,200 of InterServ indebtedness. Included in the purchase price is additional performance-based consideration of $1,908 to the former shareholders of InterServ based on a formula contained in the InterServ Agreement. The additional consideration is payable in cash and stock in the same proportion as the initial transaction and is payable in 1998.

    The acquisitions of Lexi and InterServ were accounted for by the purchase method of accounting, whereby the purchase price of Lexi and InterServ was allocated to the assets and liabilities assumed based

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

3. ACQUISITIONS (CONTINUED)
on management's estimate of the relative fair values of the assets and liabilities assumed at the date of acquisition, as follows:

                                                                                      LEXI      INTERSERV
                                                                                    ---------  -----------
Purchase Price:
  Issuance of common stock of IQI, Inc............................................  $  21,168   $  14,793
  Additional common stock to be issued in 1998....................................     --             874
  Cash purchase price.............................................................     --          15,415
  Additional cash consideration to be paid 1998...................................     --           1,034
  Debt assumed....................................................................     --           6,200
  Other liabilities assumed.......................................................      5,318       4,754
  Transaction costs...............................................................      1,140       1,342
                                                                                    ---------  -----------
                                                                                       27,626      44,412
Fair Market Value of Assets Acquired and Liabilities Assumed:
  Equipment, furniture, and leasehold improvements................................      4,105       3,305
  Other assets....................................................................      8,035      11,388
                                                                                    ---------  -----------
                                                                                       12,140      14,693
                                                                                    ---------  -----------
  Excess of Purchase Price over Fair Value of Assets Acquired and Liabilities
    Assumed.......................................................................  $  15,486   $  29,719
                                                                                    ---------  -----------
                                                                                    ---------  -----------

    In 1997, the Company recorded additional goodwill relating to the Lexi acquisition of $283 pertaining to the resolution of certain pre-acquisition contingencies.

    The following unaudited condensed consolidated pro forma statements of operations data present the consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

3. ACQUISITIONS (CONTINUED)
the periods presented and are not necessarily indicative of what would have occurred had the acquisitions been made as of those dates or of the results which may occur in the future.

                                                                                                      YEAR ENDED
                                                                  YEAR ENDED                           JULY 31,
                                                               DECEMBER 31, 1997                         1996
                                                               -----------------  FIVE MONTHS ENDED  ------------
                                                                                  DECEMBER 31, 1996
                                                                                  -----------------
                                                                                     (UNAUDITED)
Revenues.....................................................     $   159,153        $    38,012      $   95,850
Cost of revenues.............................................         104,975             29,588          70,090
                                                               -----------------  -----------------  ------------
Gross profit.................................................          54,178              8,424          25,760
Other operating expenses.....................................          51,019             13,624          26,489
                                                               -----------------  -----------------  ------------
Operating income (loss)......................................           3,159             (5,200)           (729)
Interest expense.............................................          (4,512)            (1,041)           (641)
Other income.................................................         --                     648             877
Income taxes.................................................            (780)            (1,614)            (17)
                                                               -----------------  -----------------  ------------
Net loss.....................................................     $    (2,133)       $    (7,207)     $     (510)
                                                               -----------------  -----------------  ------------
                                                               -----------------  -----------------  ------------
Pro forma net loss per share:
  Basic and diluted..........................................     $     (0.71)       $     (2.22)     $     (.14)
                                                               -----------------  -----------------  ------------
                                                               -----------------  -----------------  ------------
Weighted average shares......................................       3,000,508          3,250,159       3,525,766
                                                               -----------------  -----------------  ------------
                                                               -----------------  -----------------  ------------

4. EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS

    Equipment, furniture and leasehold improvements consist of the following:

                                                                                        DECEMBER 31
                                                                                    --------------------
                                                                                      1997       1996
                                                                                    ---------  ---------
Computer equipment................................................................  $  21,528  $  13,728
Leasehold improvements............................................................      4,569      2,161
Furniture and equipment...........................................................      4,232      2,175
Telephone equipment...............................................................      2,901        723
Construction in progress--computer software.......................................        206        925
                                                                                    ---------  ---------
                                                                                       33,436     19,712
Less accumulated depreciation and amortization....................................     11,813      7,289
                                                                                    ---------  ---------
                                                                                    $  21,623  $  12,423
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Construction in progress includes capitalized software costs of $206 and $925 at December 31, 1997 and 1996, respectively. Upon completion of the computer project, capitalized software costs are transferred to computer equipment and amortized on a straight-line basis over three to five years.

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

5. NOTES PAYABLE--BANK

    In connection with the original IQI Agreement, IQI obtained a $19,600 term loan and a revolving loan commitment for a maximum principal amount of $10,000, including a $2,000 letter of credit subfacility and a $2,000 swing line loan subfacility (the Bank Loan). The Bank Loan originally matured in November 2002. The swing line subfacility provided the Company with the ability to obtain immediate borrowing. In connection with the IQI Agreement, the Company borrowed $19,600 under the term loan commitment. The term loan requires quarterly principal payments through December 2002. IQI incurred $800 of costs related to the Bank Loan.

    In May 1997, the Bank Loan was amended whereby, among other matters, borrowings under the Bank Loan are available for Lexi and Lexi's results are included in the determination of the aforementioned covenants, as amended.

    In June 1997, the Bank Loan was amended again (the Amended Bank Loan) to provide financing for the acquisition of InterServ. The Bank Loan was increased to a $35,000 term loan and a revolving loan commitment for a maximum amount of $18,000. The $2,000 letter of credit subfacility and $2,000 swing line loan subfacility which are part of the revolving loan commitment were unchanged. The Company paid additional loan costs of $650 for the amendments in 1997.

    IQI may elect that the loans accrue interest at a fluctuating rate per annum--Base Rate Loans, as defined, equal to the sum of the Alternate Base Rate, as defined, plus the Applicable Margin for Base Rate loans, as defined (which is dependent on IQI's Debt to EBITDA Ratio, as defined, and ranges from .25% to 1.5% for the Revolving Loan and 1.5% and 2% for the Term Loan). Alternatively, IQI may elect that the loans accrue interest on a fixed rate basis, as defined.

    Interest on swing line loans is at the aforementioned base rate and are not entitled to be converted into LIBO rate loans. Interest is payable quarterly for Base Rate Loans, and on the last day of each applicable Interest Period, as defined, for LIBO Rate Loans. At December 31, 1997, amounts outstanding for accrued interest based on the LIBO Rate was $482.

    IQI is to pay commitment fees equal to .5% or .375% if the Debt to EBITDA Ratio as defined, is greater than or equal to 3:1 or less than 3:1, respectively, based on the average daily unused portion of the revolving loan commitment amount.

    IQI is subject to various covenants, as defined, including, among others, Debt to EBITDA ratios, Interest Coverage Ratios, Cash Flow Coverage ratios and restricted Capital Expenditure amounts. At December 31, 1997, IQI was in default of certain covenants and, on March 30, 1998, obtained from its bank an amendment to its Amended Bank Loan regarding these covenants. Under the amended terms, management believes that it was in compliance with these covenants at December 31, 1997. Management also believes that it was in compliance with all other covenants at December 31, 1997.

    The Company has granted to the banks a security interest in all of the assets of the Company including, without limitation, the pledge of all the capital stock of Lexi and InterServ owned by the Company. In addition, Lexi and InterServ have guaranteed the obligations of the Company under the Amended Bank Loan.

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

5. NOTES PAYABLE--BANK (CONTINUED)
    Future maturities of long term debt at December 31, 1997, are as follows:

1998...............................................................  $     350
1999...............................................................        350
2000...............................................................        350
2001...............................................................      8,575
2002...............................................................     16,800
Thereafter.........................................................     23,400
                                                                     ---------
                                                                     $  49,825
                                                                     ---------
                                                                     ---------

    At December 31, 1997, the Company had an interest rate collar agreement with an original notional principal amount of $19,600 whereby the Company pays interest at LIBO rates, subject to a floor of 5.6% and a cap of 8.0%. The notional principal amount reduces by $250 each quarter through March 31, 1998, by $375 for each of the four quarters ending March 31, 1999, and by $750 for each of the three quarters ending December 31, 1999. The agreement terminates on March 31, 2000. At December 31, 1997, the notional principal of this contract was $18,850. The effects of this agreement on interest expense for the year ended December 31, 1997, was immaterial.

6. SUBORDINATED NOTES PAYABLE--SHAREHOLDER

    In connection with the redemption of shares of common stock in 1996, IQI issued a subordinated note payable to a shareholder aggregating $3,000, due November 2003. In December 1997, the Company and the shareholder consummated an agreement to settle outstanding issues between the shareholder, the Company and Thayer (the Company's principal shareholder). As part of such settlement, the aggregate principal balance of the notes was reduced to $1,000, the interest rate increased from 8% to 12% on the remaining note and the shareholder waived the right to receive interest in the total amount of $30, but shall retain the right to receive all other accrued but unpaid interest. The $2 million reduction to the shareholder note was treated as a contribution of capital by the shareholder.

7. STOCKHOLDERS' EQUITY

    In connection with the IQI Agreement, all of the issued and outstanding common shares of stock were automatically changed into $.001 par value common shares at a rate of 100,000 shares for each share issued and outstanding. The accompanying consolidated financial statements and footnotes show the retroactive effect to such recapitalization. In connection with the IQI Agreement, Ed Blank contributed all of the shares he owned of CEPC and Direct, two affiliated entities, to IQI in exchange for 112,000 common shares of IQI.

    In connection with the IQI Agreement, IQI issued warrants to a shareholder to purchase an aggregate of 94,250 common shares for $3,000. The right to exercise the warrants expires at the earlier of i) repayment of the subordinated notes payable--shareholder, ii) the date the Company consummates an underwritten public offering of common stock, iii) the consummation date of a sale of the Company, as defined, or iv) November 2003. The warrants were valued at $186.

                                   IQI, INC.

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

7. STOCKHOLDERS' EQUITY (CONTINUED)
    In December 1997, the Company and one of its shareholders settled a dispute whereby the shareholder would i) reduce the principal balance of the notes payable--shareholder from $3,000 to $1,000 and ii) purchase two-thirds of the common shares subject to warrants (62,834 shares) by paying the exercise price of $2,000. The balance of the warrants remains outstanding and subject to their original terms. As part of the settlement, the entire escrow fund of approximately $2,475 held under the Escrow Agreement entered into pursuant to the IQI Agreement was returned to Thayer who, in turn, contributed the amounts released to the Company.

8. NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options issued and warrants (using the if converted method) have been excluded from the computation because their effects are antidilutive.

9. CAPITAL LEASES

    In July 1996, IQI entered into a sale leaseback transaction related to certain telecommunication and computer equipment under a Master Lease Agreement. The note was secured by a first security interest in the equipment acquired with the proceeds of the note. Payments, including interest at 8.05% per annum, were due monthly in the amount of $53. In connection with the IQI Agreement, the note was prepaid in full on November 19, 1996.

    Lexi leases a telephone network and certain office equipment under capital lease arrangements and has the option to purchase certain office equipment for a nominal cost at the termination of the lease. Aggregate minimum future lease payments are as follows:

Year ended December 31:
  1998..............................................................  $     874
  1999..............................................................        645
  2000..............................................................        205
  2001..............................................................          7
                                                                      ---------
                                                                          1,731
Less amount representing interest...................................        198
                                                                      ---------
Total obligation under capital leases ($751 payable currently)......  $   1,533
                                                                      ---------
                                                                      ---------

    The fixed asset balances include assets under capital lease agreements entered into by the Company with a cost basis of $2,228 and $2,356 at December 31, 1997 and 1996, respectively, and accumulated depreciation of $574 and $56 as of December 31, 1997 and 1996, respectively.

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

10. INCOME TAXES

    IQI was taxed as an S-corporation through November 17, 1996, when its election to be taxed as such terminated. Therefore, no provision for federal and certain state income taxes was provided for any periods prior to November 17, 1996. The current tax provisions for the years ended July 31, 1996 and 1995 and for the period from August 1, 1996 to November 17, 1996 consist of state income taxes for the jurisdictions in which the Company did not have S-corporation status.

    The Company files a consolidated tax return on the basis of a July 31 year-end.

    In 1996, Lexi recorded reserves for liabilities related to tax, interest and penalties with respect to deductions claimed in previous tax return filings for certain payments to, and on behalf of, shareholders. The aggregate reserve for such liabilities as of December 31, 1996, is $2.4 million, which is included in other current liabilities. During 1997, Lexi's tax return for the year ended September 30, 1995, was examined by the Internal Revenue Service and the Company reached a settlement agreement with the IRS. As part of the settlement, the Company agreed to amend its returns for the years ended September 30, 1994 and September 30, 1996. At December 31, 1997, the $2.4 million reserve was reduced to $200 and the escrow receivable was eliminated due to the resolution of these matters. These items were both charged to goodwill.

    In addition, Lexi has claimed certain other deductions in a prior year, for which a favorable ruling has been obtained from the IRS. However, the IRS reserves the right to challenge the conditions of such ruling in future examination and disallow these deductions. No amounts have been recorded for these items. Management believes that any required adjustments to the Company's tax liabilities will not have a material adverse impact on its financial position or results of operations.

    Deferred tax (liabilities) assets are comprised of the following:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1997       1996
                                                                                     ---------  ---------
Deferred tax liabilities:
  Effect of cash to accrual accounting change......................................  $  (2,222) $  (3,006)
  Depreciation.....................................................................       (496)      (422)
  Other............................................................................       (125)    --
                                                                                     ---------  ---------
Total deferred tax liabilities.....................................................     (2,843)    (3,428)
Deferred tax assets:
  Bad debt reserve.................................................................        764        322
  Compensation accruals............................................................        403        191
  Royalty accrual..................................................................        120        120
  Net operating losses (NOL).......................................................        103        240
  Deferred income..................................................................         60        173
  Other............................................................................         68          8
                                                                                     ---------  ---------
Total deferred tax assets..........................................................      1,518      1,054
Valuation allowance................................................................       (103)    --
                                                                                     ---------  ---------
Net deferred tax liability.........................................................  $  (1,428) $  (2,374)
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

10. INCOME TAXES (CONTINUED)
    The income tax expense is as follows:

                                                                             FIVE MONTHS   YEAR ENDED JULY 31,
                                                              YEAR ENDED        ENDED
                                                             DECEMBER 31,   DECEMBER 31,   --------------------
                                                                 1997           1996         1996       1995
                                                             -------------  -------------  ---------  ---------
Current:
  Federal..................................................    $   1,175      $      10    $  --      $  --
  State....................................................          216              2           17         53
                                                                  ------         ------    ---------  ---------
                                                                   1,391             12           17         53
Deferred:
  Federal..................................................         (672)         1,492       --         --
  State....................................................         (124)           290       --            261
                                                                  ------         ------    ---------  ---------
                                                                    (796)         1,782       --            261
                                                                  ------         ------    ---------  ---------
Total provision for income taxes...........................    $     595      $   1,794    $      17  $     314
                                                                  ------         ------    ---------  ---------
                                                                  ------         ------    ---------  ---------

    A reconciliation of the Company's statutory federal income tax using the effective rates based on the pre-tax loss is as follows:

                                                                             FIVE MONTHS   YEAR ENDED DECEMBER
                                                              YEAR ENDED        ENDED              31,
                                                             DECEMBER 31,   DECEMBER 31,   --------------------
                                                                 1997           1996         1996       1995
                                                             -------------  -------------  ---------  ---------
Federal tax (benefit) at the statutory rate................    $    (217)     $    (822)   $  --      $  --
State taxes, net of federal benefit........................         (225)          (336)          17        314
Goodwill and acquisition costs.............................          798            123       --         --
Valuation allowance........................................          103         --           --         --
Termination of S-corporation...............................       --              3,043       --         --
Other items................................................          136           (214)      --         --
                                                                   -----         ------    ---------  ---------
                                                               $     595      $   1,794    $      17  $     314
                                                                   -----         ------    ---------  ---------
                                                                   -----         ------    ---------  ---------

11. BILLING SETTLEMENT

    In 1995, Lexi entered into an agreement to reimburse its principal customer for billing discrepancies in the amount of $2,700. Reimbursements commenced in 1995 and concluded in March 1997.

    The consolidated financial statements at December 31, 1996, reflect $1,198 of obligations to four customers relating to billing discrepancies. During 1997, management settled these matters for a total amount of $1,114.

12. STOCK OPTION PLAN

    In November 1996, the Company established the 1996 Incentive Stock Option Plan (the Plan). The Plan provides for the award of incentive stock options to directors, officers, key employees and members of

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

12. STOCK OPTION PLAN (CONTINUED)
Thayer's Advisory Board. The Plan is administered by a Compensation Committee, as established by the Company's Board of Directors. These options are intended to qualify as incentive stock options (ISOs) under the Internal Revenue Code or nonstatutory stock options (NSOs) which are not intended to qualify. The Company has reserved 403,000 shares of common stock for issuance under the Plan.

    The following table summarizes certain information related to options for common stock:

                                                                              NUMBER OF     PRICE PER
                                                                               SHARES         SHARE
                                                                             -----------  --------------
  Granted during five months ended December 31, 1996.......................     144,414          $20.38
  Forfeited................................................................      --             --
  Exercised................................................................      --             --
                                                                             -----------  --------------
Outstanding at December 31, 1996...........................................     144,414          $20.38
  Granted during 1997......................................................     264,671    $8.33-$26.49
  Forfeited................................................................      21,282          $20.38
  Exercised................................................................       4,190    $8.33-$26.49
                                                                             -----------  --------------
Outstanding at December 31, 1997...........................................     383,613    $8.33-$26.49
                                                                             -----------  --------------
                                                                             -----------  --------------

    Included in options granted in 1997 are 69,915 options granted to certain former option holders of InterServ which were issued at exercise prices below the fair market value of IQI common stock. These options were issued as replacements for similarly valued options held by such option holders prior to the acquisition of InterServ by IQI. As a result of these arrangements, the Company recorded additional goodwill of $1,472.

    Information with respect to stock options outstanding is as follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Weighted average price per share.......................................  $    19.16  $   20.38
Exercisable options....................................................     141,315     35,393
Options available for future grants....................................      14,747     35,018
Weighted average remaining contractual life............................         9.0        9.9

    Pro forma information regarding the effect on operations has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor.

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Expected life (years)....................................................    5 years    5 years
Risk-free interest rate..................................................       6.30%      6.30%
Dividend yield...........................................................     --         --

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

12. STOCK OPTION PLAN (CONTINUED)
    This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair-value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                                                 FIVE MONTHS
                                                                    YEAR ENDED      ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Net loss, as reported............................................   $     (984)   $   (5,288)
                                                                   ------------  ------------
                                                                   ------------  ------------
Pro forma net loss...............................................   $   (1,162)   $   (5,416)
                                                                   ------------  ------------
                                                                   ------------  ------------
Net loss per share
  Basic and diluted..............................................   $     (.42)   $    (2.16)
                                                                   ------------  ------------
                                                                   ------------  ------------

13. RETIREMENT PLANS

    IQI has two qualified defined contribution 401(k) plans (the Plans) covering all eligible employees of IQI. Under the Plan which covers EBA and Lexi employees, IQI contributes up to 4% of eligible employee salaries at the rate of $.50 for every dollar the employee contributes ($.25 for every dollar, for fiscal years ended July 31, 1996 and prior). Under the Plan which covers InterServ employees, the Company contributes amounts on a discretionary basis equal to a percentage of each eligible employee's salary deferral, subject to amounts allowed by the Internal Revenue Service. Contributions to the Plans for the year ended December 31, 1997, the five months ended December 31, 1996, and the years ended July 31, 1996 and 1995, were approximately $231, $108, $103 and $21, respectively.

14. MAJOR CUSTOMERS

    One customer accounted for approximately 43% of IQI's revenue for the year ended December 31, 1997, and 22% of IQI's accounts receivable at December 31, 1997. Two customers accounted for approximately 43% and 18% of IQI's revenue for the five months ended December 31, 1996, and 5% and 68% of IQI's accounts receivable at December 31, 1996, respectively. Four customers accounted for approximately 81% and 84% of the Company's revenue and accounts receivable, respectively, for the year ended July 31, 1996. Three customers accounted for 70% and 77% of the Company's revenue and accounts receivable, respectively, for the year ended July 31, 1995. Contracts with such customers are subject to annual or bi-annual renegotiation.

15. RELATED PARTY TRANSACTIONS

    Effective January 1, 1997, the Company entered into an agreement with an affiliate of Thayer pursuant to which such affiliate will provide the Company certain management and consulting services. As

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

15. RELATED PARTY TRANSACTIONS (CONTINUED) consideration for the management and consulting services provided, the Company is obligated to pay a quarterly fee of $138, plus certain direct expenses.

    The Company provides services to certain customers, including its most significant customer, who, directly or through affiliates, have an ownership interest in Thayer.

    During fiscal 1996, an affiliate of IQI purchased a building in which the Company is leasing space. IQI funded the purchase of this building by lending the affiliate approximately $2,203. This loan earned interest at the prime rate plus 1% and was due on November 30, 1996. In connection with the IQI Agreement, the loan, including accrued interest, was repaid in full on November 18, 1996. Total rent expense relating to this space and additional space leased from this affiliate amounted to approximately $115 for the five months ended December 31, 1996 and $172 and $102 for the years ended July 31, 1996 and 1995, respectively.

    Interest income on the amounts due from this affiliate amounted to approximately $107 for the five months ended December 31, 1996 and $109 for the year ended July 31, 1996.

16. LEASES, COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

    The Company is obligated under leases for corporate office space, calling centers and certain vehicles under operating leases. Aggregate minimum future lease payments are as follows:

Year ending December 31:
  1998.............................................................  $   5,218
  1999.............................................................      3,008
  2000.............................................................      2,695
  2001.............................................................      2,082
  2002.............................................................      1,634
  Thereafter.......................................................        649
                                                                     ---------
                                                                     $  15,286
                                                                     ---------
                                                                     ---------

    Certain leases provide for wage and cost of living adjustments and renewal options. Rent expense for the year ended December 31, 1997, the five months ended December 31, 1996, and the years ended July 31, 1996 and 1995, was approximately $3,455, $470, $1,199 and $948, respectively.

EMPLOYMENT AGREEMENTS

    IQI had employment agreements with seven employees, five of whom are employed as of December 31, 1997, which provide for, among other matters, annual base compensation and certain additional compensation upon a change in control of the Company, as defined. In 1997, the Company incurred $1,162 of additional compensation related to these agreements, which is included in corporate selling, general and administrative expenses.

                                   IQI, INC.

                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

16. LEASES, COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
LITIGATION

    The Company, in the normal course of business, is party to various litigation matters, including litigation arising from employment issues. In the opinion of management, the ultimate outcome of all litigation matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

17. CONCENTRATION OF CREDIT RISK

    The Company provides its services to companies in diversified industries. Accounts receivable from companies in the financial services industry and the telecommunications industry totaled approximately $5,908 and $9,260 in 1997 and $2,600 and $7,100 in 1996, respectively. The Company extends credit without any collateral requirements; however, credit losses have historically been within management's expectations.

18. SUBSEQUENT EVENTS

    On April 7, 1998, IQI entered into a reverse merger agreement with ATC Communications Group, Inc., a publicly traded company, (Nasdaq symbol "ATCT"). The merger agreement provides that a newly formed wholly owned subsidiary of ATC (Newco) will merge with and into IQI, with IQI being the surviving corporation and becoming a wholly owned subsidiary of ATC. Upon consummation, each issued and outstanding share of IQI common stock will be converted into 9.7513 shares of ATC common stock. The stock for stock exchange rate is not subject to adjustment and, accordingly, will not increase or decrease as a result of fluctuations in the market price of ATC common stock.

    After the merger, IQI will control approximately 57% of the outstanding ATC common stock, with approximately 43% remaining with current ATC shareholders.

    The consummation of this transaction is subject to several conditions, including the approval of ATC's shareholders, on which there can be no assurance.

                                   IQI, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                                            DECEMBER 31,
                                                                                                                1997
                                                                                               MARCH 31,    ------------
                                                                                                  1998
                                                                                              ------------
                                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................................................   $    3,957    $    5,288
  Accounts receivable, less allowance for doubtful accounts of $437 in 1998 and $550 in
    1997....................................................................................       25,040        21,209
  Unbilled accounts receivable, net.........................................................        5,268         4,367
  Prepaid expenses and other current assets.................................................        2,513         2,720
  Deferred income taxes.....................................................................        1,415         1,415
                                                                                              ------------  ------------
Total current assets........................................................................       38,193        34,999
Equipment, furniture and leasehold improvements, net........................................       22,149        21,623
Goodwill, net of accumulated amortization of $571 in 1998 and $1,647 in 1997................       43,100        43,558
Deferred financing costs, net...............................................................        1,177         1,242
Other assets................................................................................          280           314
                                                                                              ------------  ------------
Total assets................................................................................   $  104,899    $  101,736
                                                                                              ------------  ------------
                                                                                              ------------  ------------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable--bank, current portion......................................................   $      350    $      350
  Accounts payable and accrued expenses.....................................................        9,202         5,535
  Accrued payroll and related liabilities...................................................        5,153         4,543
  Due to shareholders.......................................................................        1,908         1,908
  Deferred income...........................................................................        1,909         3,262
  Capital lease, current portion............................................................          751           751
  Income taxes payable......................................................................          552           261
  Deferred income taxes.....................................................................          512           512
  Other current liabilities.................................................................          847           253
                                                                                              ------------  ------------
Total current liabilities...................................................................       21,184        17,375
Notes payable--bank, net of current portion.................................................       49,388        49,475
Capital lease, net of current portion.......................................................          517           782
Deferred income taxes.......................................................................        2,331         2,331
Subordinated note payable--shareholder......................................................        1,166         1,000
Other long-term liabilities.................................................................          200           200

Commitments and contingencies

Stockholders' equity:
  Preferred stock--$.001 par value; 1,000,000 shares authorized; none issued or
    outstanding.............................................................................       --            --
  Common stock--$.001 par value; 4,000,000 shares authorized; 3,063,216 and 3,062,766 shares
    issued and outstanding in 1998 and 1997, respectively...................................            3             3
  Additional paid-in capital................................................................       28,321        28,321
  Cumulative translation adjustment.........................................................           13            13
  Retained earnings.........................................................................        1,776         2,236
                                                                                              ------------  ------------
Total stockholders' equity..................................................................       30,113        30,573
                                                                                              ------------  ------------
Total liabilities and stockholder's equity..................................................   $  104,899    $  101,736
                                                                                              ------------  ------------
                                                                                              ------------  ------------

                            See accompanying notes.

                                   IQI, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                          ----------------------
                                                                                             1998        1997
                                                                                          ----------  ----------
Revenues:
  Teleservices..........................................................................  $   34,194  $   23,438
  Marketing research services...........................................................       8,019      --
                                                                                          ----------  ----------
                                                                                              42,213      23,438
Operating expenses:
  Cost of revenues--teleservices........................................................      21,382      15,705
  Cost of revenues--marketing research services.........................................       5,447      --
  Selling, general and administrative expenses..........................................      13,797       7,280
  Amortization of goodwill..............................................................         571         218
                                                                                          ----------  ----------
Operating income........................................................................       1,016         235
Interest expense, net...................................................................      (1,216)       (543)
                                                                                          ----------  ----------
Loss before provision (benefit) for income taxes........................................        (200)       (308)
Income tax provision (benefit):
  Current...............................................................................         260         (36)
  Deferred..............................................................................      --          --
                                                                                          ----------  ----------
                                                                                                 260         (36)
                                                                                          ----------  ----------
Net loss................................................................................  $     (460) $     (272)
                                                                                          ----------  ----------
                                                                                          ----------  ----------
Net loss per share:
  Basic and diluted.....................................................................  $    (0.15) $    (0.10)
                                                                                          ----------  ----------
                                                                                          ----------  ----------

  Shares used in computation of net loss per share:.....................................   3,063,091   2,605,559
                                                                                          ----------  ----------
                                                                                          ----------  ----------

                            See accompanying notes.

                                   IQI, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities..........................................  $   1,115  $  (1,089)

INVESTING ACTIVITIES
Purchases of fixed assets....................................................................     (2,158)    (1,060)
                                                                                               ---------  ---------
Net cash used in investing activities........................................................     (2,158)    (1,060)

FINANCING ACTIVITIES
Deferred financing costs.....................................................................         65     --
Proceeds from notes payable--bank............................................................     --          2,000
Principal payments of notes payable--bank....................................................        (88)      (563)
Principal payments of capital leases payable.................................................       (265)       (98)
Repurchase of common stock...................................................................     --            (90)
                                                                                               ---------  ---------
Net cash provided by (used in) financing activities..........................................       (288)     1,249

Effect of exchange rates on cash.............................................................     --              7
                                                                                               ---------  ---------
Decrease in cash and cash equivalents........................................................     (1,331)      (893)
Cash and cash equivalents--beginning of period...............................................      5,288      2,250
                                                                                               ---------  ---------
Cash and cash equivalents--end of period.....................................................  $   3,957  $   1,357
                                                                                               ---------  ---------
                                                                                               ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest...................................................................................  $   1,088  $     525
                                                                                               ---------  ---------
                                                                                               ---------  ---------
  Income taxes...............................................................................  $  --      $  --
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            See accompanying notes.

                                   IQI, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    The accompanying unaudited interim consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial statements. These financial statements do not include all disclosures associated with annual financial statements. Accordingly, these statements should be read in conjunction with the consolidated financial statements of IQI, Inc. (the "Company") and notes thereto for the year ended December 31, 1997.

    In the opinion of management, all adjustments (which include all material, normal and recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Interim results are not necessarily indicative of results expected for the full year.

2. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 ("SFAS 128"). The Company has adopted SFAS 128, which establishes standards for computing and presenting earnings per share ("EPS"). This statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic and diluted EPS are computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted into or resulted in the issuance of common stock. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options and warrants, computed based on the treasury stock method, and the assumed conversion of the Company's issued and outstanding preferred stock. Common stock equivalents are not included in diluted EPS calculations because their inclusion would be anti-dilutive.

    Basic and diluted weighted average shares outstanding were as follows:

                                                                   THREE MONTHS ENDED MARCH
                                                                             31,
                                                                  --------------------------
                                                                      1998          1997
                                                                  ------------  ------------
Shares used in basic and diluted EPS computation................     3,063,091     2,605,559
                                                                  ------------  ------------
                                                                  ------------  ------------

3. ACQUISITIONS

    In July 1997, the Company acquired InterServ Services Corporation ("InterServ") and accounted for the acquisition using the purchase method of accounting. The following unaudited condensed consolidated pro forma information for the three months ended March 31, 1997 presents results of operations of the Company as if the acquisition had occurred on January 1, 1997 and are not necessarily indicative of results

                                   IQI, INC.

                                 MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)

3. ACQUISITIONS (CONTINUED)
of operations that would have occurred had the acquisition taken place on such date, nor do they purport to be indicative of results of operations for any future period.

Revenues..............................................  $  34,677
Gross profit..........................................     11,536
Operating loss........................................       (162)
Net loss..............................................     (1,291)

Pro forma net loss per share:
  Basic and diluted...................................  $   (0.43)
  Weighted average shares.............................  2,998,630

                              FINANCIAL STATEMENTS

                         INTERSERV SERVICES CORPORATION

                           PERIOD ENDED JULY 11, 1997
                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
InterServ Services Corporation

    We have audited the accompanying statement of operations of InterServ Services Corporation, and the related statements of shareholder's equity and cash flows for the six months and eleven days then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of InterServ Services Corporation for the six months and eleven days ended July 11, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

January 16, 1998

                         INTERSERV SERVICES CORPORATION

                            STATEMENT OF OPERATIONS

                 SIX MONTHS AND ELEVEN DAYS ENDED JULY 11, 1997

Revenues.......................................................................  $25,321,386

Cost of sales..................................................................  16,784,866
                                                                                 ----------
Gross profit...................................................................   8,536,520

Selling, general and administrative expenses...................................   8,340,228

Depreciation and amortization..................................................     935,780

Interest expense (NOTE 3)......................................................     221,016
                                                                                 ----------
Loss before income tax provision...............................................    (960,504)

Income tax provision (NOTE 6)..................................................     220,207
                                                                                 ----------
Net loss.......................................................................  $(1,180,711)
                                                                                 ----------
                                                                                 ----------

                            See accompanying notes.

                         INTERSERV SERVICES CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                 SIX MONTHS AND ELEVEN DAYS ENDED JULY 11, 1997

                                                      $.01 PAR VALUE
                                                  ----------------------                  RETAINED
                                                   COMMON     PREFERRED     PAID-IN       EARNINGS     STOCKHOLDERS'
                                                    STOCK       STOCK       CAPITAL       (DEFICIT)       EQUITY
                                                  ---------  -----------  ------------  -------------  -------------
Balance, December 31, 1996......................  $   3,167   $  65,200   $  6,471,333  $   1,051,981  $   7,591,681
  Shares repurchased (NOTES 4 AND 9)............     (1,178)     --                 --       --               (1,178)
  Exercise of stock options (NOTES 4 AND 9).....      4,401      --            977,947       (360,442)       621,906
  Net loss......................................     --          --            --          (1,180,711)    (1,180,711)
                                                  ---------  -----------  ------------  -------------  -------------
Balance, July 11, 1997..........................  $   6,390   $  65,200   $  7,449,280  $    (489,172) $   7,031,698
                                                  ---------  -----------  ------------  -------------  -------------
                                                  ---------  -----------  ------------  -------------  -------------

                         INTERSERV SERVICES CORPORATION

                            STATEMENT OF CASH FLOWS

                 SIX MONTHS AND ELEVEN DAYS ENDED JULY 11, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.......................................................................  $  (1,180,711)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization................................................        935,780
  Deferred tax provision.......................................................       (149,782)
  Changes in operating assets and liabilities:
    Accounts receivable, net...................................................      2,115,463
    Earned not billed..........................................................     (1,105,545)
    Other assets...............................................................        126,292
    Accounts payable...........................................................       (275,021)
    Billed not earned..........................................................       (579,510)
    Accrued taxes..............................................................       (439,000)
    Accrued and other current liabilities......................................       (281,242)
    Deferred rent..............................................................        (15,513)
                                                                                 -------------
  Total adjustments............................................................        331,922
                                                                                 -------------
  Net cash used in operating activities........................................       (848,789)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets.......................................................     (1,231,933)
                                                                                 -------------
Net cash used in investing activities..........................................     (1,231,933)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock.....................................................       (478,132)
Proceeds from stock options....................................................        511,243
Stock compensation.............................................................        587,617
Proceeds from loan agreement with ITC Holding Company..........................      2,000,000
Payments on loan agreement with ITC Holding Company............................     (1,500,000)
                                                                                 -------------
Net cash provided by financing activities......................................      1,120,728
                                                                                 -------------
Decrease in cash and temporary investments.....................................       (959,994)
Cash and temporary investments at beginning of period..........................      2,066,289
                                                                                 -------------
Cash and temporary investments at July 11, 1997................................  $   1,106,295
                                                                                 -------------
                                                                                 -------------

                            See accompanying notes.

                         INTERSERV SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 11, 1997

1. ORGANIZATION AND NATURE OF BUSINESS

    InterServ Services Corporation ("InterServ" or the "Company"), a majority-owned subsidiary of ITC Holding Company, Inc. ("ITC Holding"), was formed on March 16, 1993 as a Delaware corporation. On August 1, 1995, the Company purchased substantially all of the assets of Elrick & Lavidge, Inc. ("E&L").

    InterServ is operationally organized in two business units, E&L and Teleservices. E&L provides full-service marketing research specifically designed to meet the needs of individual clients primarily in the telecommunications and consumer packaged goods industries. The Teleservices business unit provides outsourced customer and telemarketing services for clients primarily in the telecommunications industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRESENTATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's normal year-end is December 31. Amounts disclosed in the financial statements and footnotes are as of July 11, 1997 and for the six months and eleven days then ended.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees ("APB No. 25"). Effective in 1996, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on net income as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123 (see Note 4).

    REVENUE RECOGNITION

    Revenues are recognized as the Company performs services in accordance with contract terms. There was one customer who provided approximately 12% of total revenues for the period ending July 11, 1997.

    Most clients are billed in installments at predetermined milestones of a project, not necessarily as the services are performed. Earned not billed and billed not earned are used for the recognition of a deferred asset and a liability, respectively, related to the installment billings.

    CASH AND TEMPORARY INVESTMENTS

    For purposes of the statements of cash flows, temporary investments represent securities with maturities of 90 days or less and are considered cash equivalents.

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (three to five years). Amortization of leasehold improvements is provided over the life of the related leases or estimated useful life, whichever is shorter.

    Property and equipment consisted of the following at July 11, 1997:

Computer equipment and software.................................  $3,476,088
Office furniture and equipment..................................  2,673,721
Leasehold equipment.............................................    441,558
                                                                  ---------
                                                                  6,591,367
Less accumulated depreciation...................................  3,286,513
                                                                  ---------
Property and equipment, net.....................................  $3,304,854
                                                                  ---------
                                                                  ---------

    GOODWILL

    Goodwill is stated at cost, less accumulated amortization, and is amortized using the straight-line method over 15 years. The Company periodically reviews the value assigned to goodwill to determine whether it has been other than temporarily impaired by adverse conditions affecting the Company. Management is of the opinion that there has been no diminution in the value assigned to goodwill.

    ORGANIZATIONAL COSTS

    Organizational costs include the costs incurred in bringing the Company into legal existence and for the E&L acquisition. These costs are being amortized on a straight-line basis over a period of five years.

    INCOME TAXES

    The Company calculates income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, the use of an asset and liability method for the recognition of deferred tax liabilities and assets. The Company provides deferred income taxes for all significant income tax temporary differences (see
Note 6).

    SUPPLEMENTAL CASH FLOW DISCLOSURES

    Cash payments for interest amounted to $202,001 for the six months and eleven days ended July 11, 1997. Cash payments for income taxes amounted to $811,555 for the six months and eleven days ended July 11, 1997.

3. LONG-TERM OBLIGATIONS

    In connection with the E&L acquisition, in July 1995, the Company entered into a $10,000,000 revolving lending arrangement with ITC Holding. The outstanding balance as of July 11, 1997 was $6,200,000, with an interest rate equal to the interest rate paid by ITC Holding on its revolving line of credit. The interest rate at July 11, 1997 was 7.4375% per annum. Accrued interest of $17,933 is included in

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

3. LONG-TERM OBLIGATIONS (CONTINUED)
accounts payable in the accompanying balance sheets at July 11, 1997. Interest expense for the six months and eleven days ended July 11, 1997 was $221,016.

    ITC Holding maintains loan facilities in an aggregate principal amount of up to $80,000,000 in which the Company is a co-borrower and guarantor. All assets of the Company have been pledged as collateral under these loan facilities.

    Subsequent to July 11, 1997 the Company merged with another company (see
Note 9). The merger agreement included amongst other things, provisions for the repayment of all outstanding amounts related to this credit arrangement. Upon repayment the credit arrangement was terminated.

4. EQUITY

    The Company has a stock option plan (the "1993 Stock Option Plan") under which options to purchase shares of common stock may be granted to employees. The authorized number of shares reserved under the 1993 Stock Option Plan is 1,075,000. Options generally are granted at a price (established by the board of directors) equal to at least 100% of the fair market value of the common stock on the option grant date; however, the exercise price with respect to options granted to an individual who owns more than 10% of the combined voting power of all classes of the stock of the Company must be at least 110% of the fair market value of the common stock at the date of the grant. All options vest 50% after two years, 75% after three years, and 100% after four years from the grant date. Additionally, all options expire ten years from the date of grant (see Note 8). In accordance with individual option agreements, all options outstanding as of July 11, 1997 are exercisable, in various increments, through 2007. Total shares exercisable at July 11, 1997 were 70,907 with a weighted average price of $1.00 per share. No options expired from December 31, 1996 through July 11, 1997.

    During 1995, the FASB issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to continue to account for stock options under the provisions of APB No. 25 must make pro forma disclosures of net income as if the fair value-based method of accounting defined in the SFAS No. 123 had been applied. The Company has elected to account for this plan under APB No. 25, under which no compensation cost has been recognized. The Company has computed (for pro forma disclosure purposes) the value of all options granted from December 31, 1996 through July 11, 1997, using the minimum value method as prescribed by SFAS No. 123 and using the following weighted average assumptions used for grants during that same period.

Risk-free interest rate......................................................  5.78%-7.24%
Expected dividend yield......................................................  0%
Expected lives...............................................................  ten years
Expected volatility..........................................................  0%

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

4. EQUITY (CONTINUED)

    The total fair value of the options granted during the six months and eleven days ended July 11, 1997 was computed as approximately $309,386, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's reported pro forma net loss for the six months and eleven days ended July 11, 1997 would have been as follows:

Net loss:
  As reported...................................................................  $  1,180,711
  Pro forma.....................................................................     1,244,109

Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The following table summarizes stock option transactions under the 1993 Stock Option Plan:

                                                                                    WEIGHTED
                                                                     NUMBER OF    AVERAGE PRICE
                                                                       SHARES       PER SHARE
                                                                     ----------  ---------------
Outstanding at December 31, 1996...................................     891,500          1.01
  Granted..........................................................     227,490          2.76
  Forfeited........................................................     (28,800)         1.00
  Exercised........................................................    (440,116)         1.16
                                                                     ----------           ---
Outstanding at July 11, 1997.......................................     650,074          1.51
                                                                     ----------
                                                                     ----------

    The range of exercise prices for options outstanding at July 11, 1997 and the weighted average remaining contractual lives are as follows:

                              WEIGHTED-AVERAGE
NUMBER OF  WEIGHTED-AVERAGE      REMAINING
 SHARES     EXERCISE PRIME    CONTRACTUAL LIFE
---------  -----------------  ----------------
  490,900      $    1.00           8.0 years
   16,000           1.50                 9.3
   85,174           2.31                 9.6
   58,000           4.06                 9.9
---------
  650,074
---------
---------

    During the year the Company accelerated the vesting on approximately 200,000 stock options. The Company has used re-measurement accounting and has recognized compensation expense equal to the difference between the original option price and the value of the stock as of the date of modification. This resulted in recognition of additional compensation expense of $590,000 which is included in "Selling, general and administrative expense" on the Statement of Operations.

    Immediately subsequent to July 11, 1997 the Company merged with a surviving company (see Note 9). Concurrent with the merger, all outstanding option and shares of stock were converted to options and shares in the surviving company. As a result of the merger and conversion there are no additional

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

4. EQUITY (CONTINUED)
Company options available for grant at July 11, 1997. The above outstanding options and weighted average price per share at July 11, 1997 are prior to the merger. The merger did not substantially change the option terms with the exception of the number of options and exercise price which changed based on the terms of the merger agreement.

    The Company acquired approximately 118,000 shares of treasury stock which were subsequently reissued. The Company acquired these shares at the current market price of $4.06 per share and subsequently reissued them through its stock option plan at substantially lower prices. The Company has accounted for this transaction in accordance with Accounting Principle Board's Opinion No. 6, which requires the Company to recognize the difference between the price paid for treasury stock and the price received upon re-issuance of approximately $360,000 as a charge directly to retained earnings.

5. OPERATING LEASES

    The Company maintains certain noncancelable leases for office space with varying maturities through 2001 and thereafter. From December 31, 1996 through July 11, 1997, expenses under operating leases were approximately $1,312,569. At July 11, 1997, the future minimum rental obligations for the remaining terms are as follows:

1998............................................................................  $  2,076,000
1999............................................................................     1,639,000
2000............................................................................     1,331,000
2001............................................................................       806,000
2002 and thereafter.............................................................       598,000
                                                                                  ------------
Total minimum lease commitments.................................................  $  6,450,000
                                                                                  ------------
                                                                                  ------------

6. INCOME TAXES

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

6. INCOME TAXES (CONTINUED)
significant components of the Company's deferred tax assets and liabilities as of July 11, 1997 are as follows:

Deferred tax liabilities:
  Depreciation....................................................  $  29,078
  Amortization....................................................     14,000
                                                                    ---------
Total deferred tax liabilities....................................     43,078
                                                                    ---------
Deferred tax assets:
  Allowance for doubtful accounts.................................    131,980
  Benefits accrual................................................     20,900
  Other...........................................................     39,980
                                                                    ---------
Total deferred tax assets.........................................    192,860
                                                                    ---------
Net deferred tax asset............................................  $ 149,782
                                                                    ---------
                                                                    ---------

    A reconciliation of the statutory U.S. income tax rate to the effective income tax rate for the period ended July 11, 1997 is as follows:

Tax (benefit) at statutory federal rate..................................  $(320,000)
State taxes net of federal benefit.......................................    (48,000)
Stock options............................................................    206,000
Acquisition costs........................................................    233,000
Depreciation.............................................................    (30,000)
Reserve for uncollectible accounts receivable............................    132,000
Amortization of goodwill.................................................    (14,000)
Other - net..............................................................     61,000
                                                                           ---------
  Total income tax expense...............................................  $ 220,000
                                                                           ---------
                                                                           ---------

    Significant components of the Company's income tax provision include approximately $369,000 of current expense and approximately $149,000 of deferred tax income.

7. RELATED-PARTY TRANSACTIONS

    J. Smith Lanier Insurance, Inc. ("J. Smith Lanier") provides the Company with insurance and 401(k) administration services. Relatives of the stockholders of ITC Holding are stockholders and employees of J. Smith Lanier. Additionally, stockholders of J. Smith Lanier are directors of the Company. Payments of annual premiums to J. Smith Lanier for insurance coverage amounted to approximately $94,052 during the six months and eleven days ended July 11, 1997. Payments for administration services related to the Company's 401(k) plan was approximately $9,373 for the six months and eleven days ended July 11, 1997.

    The Company also uses the services of certain affiliates of ITC Holding during the normal course of business. The total expenses for the six months and eleven days ended July 11, 1997 were approximately $228,492. Net amounts payable to associated companies were approximately $85,160 at July 11, 1997.

                         INTERSERV SERVICES CORPORATION

                                 JULY 11, 1997

8. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution employee benefit plan (the "Plan") which covers all qualifying employees. The Plan provides for voluntary employee contributions and a discretionary matching Company contribution equal to a percentage of each eligible employee's elected salary deferral, subject to maximum amounts allowed by the Internal Revenue Code. The cost of the Company's Plan was $66,350.

9. SUBSEQUENT EVENT

    Immediately subsequent to July 11, 1997, the Company was merged with another company. The basis of the merger includes the Company receiving consideration in exchange for the majority of its outstanding voting shares of common stock. Consideration received by the Company includes amongst other things the repayment of outstanding debt in the amount of $6,200,000. As a result of the merger, operations have continued although the identity and separate legal corporate existence of the Company has ceased and the acquiring company continues as the surviving corporation.

    As part of the merger agreement, preferred stock shareholders were offered an option of conversion to the common stock of the surviving corporation, or a cash settlement.

    Effective prior to the merger all outstanding stock options immediately vested. Corresponding with the merger all unexercised options were converted to options of the surviving corporation.

    In addition, subsequent to July 11, 1997 and related to the merger, several key Company personnel were terminated.

10. FINANCIAL STATEMENT SCHEDULE

Allowance for Doubtful Accounts:
  Balance, January 1, 1997................................................  $ 298,390
  Provision for doubtful accounts.........................................     79,224
  Write-offs charged against allowance....................................    (29,614)
                                                                            ---------
  Balance, July 11, 1997..................................................  $ 348,000
                                                                            ---------
                                                                            ---------

                         INTERSERV SERVICES CORPORATION
             FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995
                      WITH REPORT OF INDEPENDENT AUDITORS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

InterServ Services Corporation:

    We have audited the accompanying balance sheets of INTERSERV SERVICES CORPORATION (a Delaware corporation) as of December 31, 1996 and 1995 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterServ Services Corporation as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 6, 1997

                         INTERSERV SERVICES CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                                     ASSETS

                                                                                           1996          1995
                                                                                       ------------  ------------
Current assets:
  Cash and temporary investments.....................................................  $  2,066,289  $  1,828,144
  Accounts receivable, net of allowance for doubtful accounts of $298,390 and
    $198,199 at December 31, 1996 and 1995, respectively.............................     8,434,817     5,994,204
  Earned not billed (Note 2).........................................................     2,363,544     1,493,415
  Prepaid expenses...................................................................       431,415       202,837
                                                                                       ------------  ------------
                                                                                         13,296,065     9,518,600
                                                                                       ------------  ------------
Property and equipment, net (Note 2)                                                      2,844,284     2,894,208
                                                                                       ------------  ------------
Other noncurrent assets:
  Goodwill, net of accumulated amortization of $336,598 and $122,547 at December 31,
    1996 and 1995, respectively......................................................     3,259,328     4,424,657
  Organizational costs, net of accumulated amortization of $114,216 and $67,846 at
    December 31, 1996 and 1995, respectively.........................................       173,745       200,685
  Intangible assets, net of accumulated amortization of $150,000 and $129,167 at
    December 31, 1996 and 1995, respectively.........................................             0        20,833
  Other..............................................................................        19,617         6,800
                                                                                       ------------  ------------
                                                                                          3,452,690     4,652,975
                                                                                       ------------  ------------
                                                                                       $ 19,593,039  $ 17,065,783

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................................................  $  1,178,872  $  1,122,828
  Billed not earned (Note 2).........................................................     2,330,553     1,786,718
  Note payable--ITC Holding Company due within one year..............................       712,500             0
  Accrued and other current liabilities..............................................     2,776,419     1,635,539
                                                                                       ------------  ------------
    Total current liabilities........................................................     6,998,344     4,545,085
                                                                                       ------------  ------------
LONG-TERM OBLIGATIONS (Note 4):
  Note payable--ITC Holding Company..................................................     4,987,500     6,375,000
                                                                                       ------------  ------------
Deferred Rent........................................................................        15,514        29,757
                                                                                       ------------  ------------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Series A convertible preferred stock, $.01 par value; $.05 per year noncumulative dividend, $1 per share liquidation preference; 10,000,000 shares authorized and
    6,520,000 shares outstanding at December 31, 1996 and 1995.......................        65,200        65,200
  Common stock, $.01 par value; 10,000,000 shares authorized, 316,700 and 314,000
    shares outstanding at December 31, 1996 and 1995, respectively...................         3,167         3,140
  Additional paid-in capital.........................................................     6,471,333     6,468,660
  Retained earnings (deficit)........................................................     1,051,981      (421,059)
                                                                                       ------------  ------------
                                                                                          7,591,681     6,115,941
                                                                                       $ 19,593,039  $ 17,065,783

      The accompanying notes are an integral part of these balance sheets.

                         INTERSERV SERVICES CORPORATION
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
Revenues...........................................................................  $  48,192,031  $  22,523,124
Cost of sales......................................................................     32,685,513     15,194,132
                                                                                     -------------  -------------
    Gross profit...................................................................     15,506,518      7,328,992
Selling, general, and administrative expenses......................................     11,850,808      5,697,889
Depreciation and amortization......................................................      1,470,000        910,875
Interest expense (Note 4)..........................................................        478,823        220,775
Other income, net (Note 5).........................................................       (397,460)       (58,728)
                                                                                     -------------  -------------
Income before income tax provision.................................................      2,104,347        558,181
Income tax provision (Note 8)......................................................        631,307         20,000
                                                                                     -------------  -------------
Net income.........................................................................  $   1,473,040  $     538,181
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        The accompanying notes are an integral part of these statements.

                         INTERSERV SERVICES CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                       $.01 PAR VALUE
                                  ------------------------                    TREASURY STOCK         RETAINED
                                    COMMON      PREFERRED    PAID-IN   ----------------------------  EARNINGS   STOCKHOLDERS'
                                     STOCK        STOCK      CAPITAL      COMMON        PREFERRED    (DEFICIT)     EQUITY
                                  -----------  -----------  ---------  -------------  -------------  ---------  ------------
BALANCE, December 31, 1994......   $   3,000    $  40,000   $3,960,000   $       0      $       0    $(959,240)  $3,043,760
  Issuance of preferred stock
    connected with Elrick &
    Lavidge acquisition (Note
    3)..........................           0       25,200   2,494,800            0              0            0    2,520,000
  Exercise of stock options
    (Note 6)....................         140            0      13,860            0              0            0       14,000
  Net income....................           0            0           0            0              0      538,181      538,181
                                  -----------  -----------  ---------          ---            ---    ---------  ------------
BALANCE, December 31, 1995......       3,140       65,200   6,468,660            0              0     (421,059)   6,115,941
  Exercise of stock options
    (Note 6)....................          27            0       2,673            0              0            0        2,700
  Net income....................           0            0           0            0              0    1,473,040    1,473,040
                                  -----------  -----------  ---------          ---            ---    ---------  ------------
BALANCE, December 31, 1996......   $   3,167    $  65,200   $6,471,333   $       0      $       0    $1,051,981  $7,591,681
                                  -----------  -----------  ---------          ---            ---    ---------  ------------
                                  -----------  -----------  ---------          ---            ---    ---------  ------------

        The accompanying notes are an integral part of these statements.

                         INTERSERV SERVICES CORPORATION
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                         1996            1995
                                                                                     -------------  --------------
Cash flows from operating activities:
  Net income.......................................................................  $   1,473,040  $      538,181
                                                                                     -------------  --------------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................      1,470,000         910,875
    Gain on disposal of asset (Note 5).............................................       (438,824)              0
    Changes in operating assets and liabilities:
      Accounts receivable, net.....................................................     (2,430,599)       (893,375)
      Earned not billed............................................................       (870,129)      1,121,254
      Prepaids.....................................................................       (158,879)        (20,845)
      Organizational costs.........................................................        (19,429)       (190,351)
      Other assets.................................................................        (22,788)         (5,000)
      Accounts payable:
        Associated company.........................................................        (48,232)         38,218
        Trade......................................................................         86,812         424,248
      Billed not earned............................................................        543,835         687,752
      Accrued and other current liabilities........................................      1,090,881         998,105
      Deferred rent................................................................        (14,244)         (5,935)
                                                                                     -------------  --------------
        Total adjustments..........................................................       (811,596)      3,064,946
                                                                                     -------------  --------------
        Net cash provided by operating activities..................................        661,444       3,603,127
                                                                                     -------------  --------------
Cash flows from investing activities:
  Purchase of fixed assets.........................................................     (1,073,822)       (631,823)
  Proceeds from disposal of asset (Note 5).........................................      1,322,823               0
  Acquisition of Elrick & Lavidge assets, net of cash acquired.....................              0     (11,185,175)
                                                                                     -------------  --------------
    Net cash provided by (used in) investing activities............................        249,001     (11,816,998)
                                                                                     -------------  --------------
Cash flows from financing activities:
  Proceeds from sales of preferred stock...........................................              0       2,520,000
  Proceeds from exercise of stock options..........................................          2,700          14,000
  Proceeds from loan agreement with ITC Holding Company............................              0       8,000,000
  Payments on loan agreement with ITC Holding Company..............................       (675,000)     (1,625,000)
                                                                                     -------------  --------------
    Net cash (used in) provided by financing activities............................       (672,300)      8,909,000
                                                                                     -------------  --------------
Increase in cash and temporary investments.........................................        238,145         695,129
Cash and temporary investments at beginning of year................................      1,828,144       1,133,015
                                                                                     -------------  --------------
Cash and temporary investments at end of year......................................  $   2,066,289  $    1,828,144
                                                                                     -------------  --------------
                                                                                     -------------  --------------

        The accompanying notes are an integral part of these statements.

                         INTERSERV SERVICES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

1. ORGANIZATION AND NATURE OF BUSINESS

    InterServ Services Corporation ("InterServ" or the "Company"), a majority-owned subsidiary of ITC Holding Company, Inc. ("ITC Holding"), was formed on March 16, 1993 as a Delaware corporation. On August 1, 1995, the Company purchased substantially all of the assets of Elrick & Lavidge, Inc. ("E&L") (Note 3).

    InterServ is operationally organized in two business units, E&L and Teleservices. E&L provides full-service marketing research specifically designed to meet the needs of individual clients primarily in the telecommunications and consumer packaged goods industries. The Teleservices business unit provides outsourced customer and telemarketing services for clients primarily in the telecommunications industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRESENTATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which becomes effective for fiscal years beginning after December 15, 1995. SFAS No. 121 established standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company adopted SFAS No. 121 effective January 1, 1996. The financial statement impact of adopting SFAS No. 121 was not material.

    The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issue to Employees" ("APB No. 25"). Effective in 1996, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do No. choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on net income as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123 (Note 6).

    REVENUE RECOGNITION

    Revenues are recognized as the Company performs services in accordance with contract terms.

    Most clients are billed in installments at predetermined milestones of a project, No. necessarily as the services are performed. Earned No. billed and billed No. earned are used for the recognition of a deferred asset and a liability, respectively, related to the installment billings.

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND TEMPORARY INVESTMENTS

    For purposes of the statements of cash flows, temporary investments represent securities with maturities of 90 days or less and are considered cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (three to five years). Amortization of leasehold improvements is provided over the life of the related leases or estimated useful life, whichever is shorter.

    Property and equipment consisted of the following at December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Computer equipment and software...................................  $  2,584,641  $  1,836,447
Office furniture and equipment....................................     2,533,481     2,241,253
Leasehold equipment...............................................       241,313       207,912
                                                                    ------------  ------------
                                                                       5,359,435     4,285,612
Less accumulated depreciation.....................................     2,515,151     1,391,404
                                                                    ------------  ------------
Property and equipment, net.......................................  $  2,844,284  $  2,894,208
                                                                    ------------  ------------
                                                                    ------------  ------------

    GOODWILL

    Goodwill is stated at cost, less accumulated amortization, and is amortized using the straight-line method over 15 years. The Company periodically reviews the value assigned to goodwill to determine whether it has been other than temporarily impaired by adverse conditions affecting the Company. Management is of the opinion that there has been no diminution in the value assigned to goodwill.

    ORGANIZATIONAL COSTS

    Organizational costs include the costs incurred in bringing the Company into legal existence and for the E&L acquisition. These costs are being amortized on a straight-line basis over a period of five years.

    INCOME TAXES

    The Company calculates income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, the use of an asset and liability method for the recognition of deferred tax liabilities and assets. The Company provides deferred income taxes for all significant income tax temporary differences (Note
8).

    SUPPLEMENTAL CASH FLOW DISCLOSURES

    Cash payments for interest amounted to $517,041 and $182,557 for the years ended December 31, 1996 and 1995, respectively. Cash payments for income taxes amounted to $120,512 and $11,000 for the years ended December 31, 1996 and 1995, respectively.

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

3. ELRICK & LAVIDGE ACQUISITION

    On July 31, 1995, InterServ entered into a sales contract with Equifax Inc. ("Equifax") to purchase substantially all of the assets of E&L, a wholly owned subsidiary of Equifax, for a final negotiated amount of $11,235,175. In connection with the acquisition, the Company issued 2,520,000 shares of preferred stock and entered a revolving lending arrangement with ITC Holding for an available line of $10,000,000 (Note 4). The E&L acquisition was accounted for as a purchase, and goodwill was recorded in the amount of $4,547,204. In 1996, E&L sold its retail tracking services product. Goodwill has been allocated in the amount of $945,000 to the asset sold (Note 5).

4. LONG-TERM OBLIGATIONS

    In connection with the E&L acquisition, in July 1995, the Company entered into a $10,000,000 revolving lending arrangement with ITC Holding. The Company has the right through July 31, 1997 to obtain advances of principal. The unpaid principal amount of the note is due and payable in equal quarterly installments beginning on October 31, 1997 and continuing on each January 31, April 30, July 31, and October 31 through July 31, 1999, when the entire remaining unpaid principal and interest are due. The outstanding balance as of December 31, 1996 and 1995 was $5,700,000 and $6,375,000, respectively, with an interest rate equal to the interest rate paid by ITC Holding on its revolving line of credit. The interest rate at December 31, 1996 and 1995 was 7.8% and 7.4% per annum, respectively. Accrued interest of $0 and $38,218 is included in accounts payable in the accompanying balance sheets at December 31, 1996 and 1995, respectively. Interest expense for the years ended December 31, 1996 and 1995 was $478,823 and $220,775, respectively.

    Aggregate maturities of long-term obligations for the years ended December 31 are as follows:

1997....................................................  $ 712,500
1998....................................................  2,850,000
1999....................................................  2,137,500
2000 and thereafter.....................................          0
                                                          ---------
                                                          $5,700,000
                                                          ---------
                                                          ---------

    Management is currently in discussions with ITC Holding to convert the long-term obligation into a revolving line of credit.

    In January 1996, ITC Holding entered into two loan facilities in an aggregate principal amount of up to $112,500,000 in which the Company is a coborrower and guarantor. This financing arrangement was amended to increase the amount of credit available by $15,000,000 in June 1996. All assets of the Company have been pledged as collateral under these loan facilities.

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

5. DISPOSAL OF ASSET

    On July 12, 1996, the Company sold all rights under commitments and other agreements relating to the operations of the Elrick & Lavidge Computerized Audit Program ("ELCAP"), a retail tracking service, for net proceeds of $1,322,824. The Company recorded a gain of $438,824, which is included in other income in the accompanying statements of operations. Goodwill from the acquisition of E&L (Note 3) has been adjusted for the value attributable to the ELCAP asset in the net amount of $900,000, net of $45,000 in accumulated amortization.

6. EQUITY

    The Company has a stock option plan (the "1993 Stock Option Plan") under which options to purchase shares of common stock may be granted to employees. The authorized number of shares reserved for the 1993 Stock Option Plan is 1,075,000. Options generally are granted at a price (established by the board of directors) equal to at least 100% of the fair market value of the common stock on the option grant date; however, the exercise price with respect to options granted to an individual who owns more than 10% of the combined voting power of all classes of the stock of the Company must be at least 110% of the fair market value of the common stock at the date of the grant. All options vest 50% after two years, 75% after three years, and 100% after four years from the grant date. Additionally, all options expire ten years from the date of grant. In accordance with individual option agreements, all options outstanding as of December 31, 1996 are exercisable, in various increments, through 2006. Total shares exercisable at December 31, 1996 and 1995 were 198,000 and 139,342, respectively, with a weighted average price of $1.00 per share. No shares expired during 1996 or 1995.

    During 1995, the FASB issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income as if the fair value-based method of accounting defined in the statement had been applied.

    The Company has elected to account for this plan under APB No. 25, under which no compensation cost has been recognized. The Company has computed for pro forma disclosure purposes the value of all options granted during 1996 and 1995 using the minimum value method as prescribed by SFAS No. 123 and using the following weighted average assumptions used for grants in 1996 and 1995:

Risk-free interest rate.......................................   6.47%-6.54%
Expected dividend yield.......................................            0%
Expected lives................................................     ten years
Expected volatility...........................................            0%

    The total fair value of the options granted during the years ended December 31, 1996 and 1995 was computed as approximately $118,000 and $250,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

6. EQUITY (CONTINUED)
No. 123, the Company's reported pro forma net income for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                1996         1995
                                                            ------------  ----------
Net income:
  As reported.............................................  $  1,473,040  $  538,181
  Pro forma...............................................     1,382,594     439,088

    Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The following table summarizes stock option transactions under the 1993 Stock Option Plan:

                                                                                                WEIGHTED
                                                                                                 AVERAGE
                                                                                   NUMBER OF    PRICE PER
                                                                                     SHARES       SHARE
                                                                                   ----------  -----------
Outstanding at December 31, 1994.................................................     309,700
  Granted........................................................................     537,300   $    1.00
  Forfeited......................................................................     (72,300)       1.00
  Exercised......................................................................     (14,000)       1.00
                                                                                   ----------
Outstanding at December 31, 1995.................................................     760,700        1.00
  Granted........................................................................     245,000        1.03
  Forfeited......................................................................    (111,500)       1.00
  Exercised......................................................................      (2,700)       1.00
                                                                                   ----------
Outstanding at December 31, 1996.................................................     891,500        1.01
                                                                                   ----------
                                                                                   ----------
Options available for grant at December 31, 1996.................................     166,800
                                                                                   ----------
                                                                                   ----------

    The range of exercise prices for options outstanding at December 31, 1996 was $1.00-$1.50, with a weighted average remaining contractual life of 8.8 years.

7. OPERATING LEASES

    The Company maintains certain noncancelable leases for office space with varying maturities through 2001 and thereafter. During 1996 and 1995, expenses under operating leases were approximately

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

7. OPERATING LEASES (CONTINUED)
$2,315,000 and $1,044,000, respectively. At December 31, 1996, the future minimum rental obligations for the remaining terms are as follows (in thousands):

1997........................................................  $   2,338
1998........................................................      1,801
1999........................................................        873
2000........................................................        539
2001 and thereafter.........................................        135
                                                              ---------
  Total minimum lease commitments...........................  $   5,686
                                                              ---------
                                                              ---------

8. INCOME TAXES

    In 1996, the Company has recorded $631,000 in tax expense after utilizing the balance of its net operating loss carryforwards. In 1995, the Company utilized its net operating loss carryforwards to reduce taxable income to $0. However, due to the alternative minimum tax requirements of the Internal Revenue Service, the Company has recorded $20,000 in tax expense. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                                   1996         1995
                                                                                -----------  -----------
Deferred tax liabilities:
  Depreciation................................................................  $  (177,621) $  (182,897)
  Other.......................................................................            0     (139,302)
                                                                                -----------  -----------
    Total deferred tax liabilities............................................     (177,621)    (322,199)
                                                                                -----------  -----------
Deferred tax assets:
  Amortization................................................................       15,280            0
  Net operating loss carryforwards............................................            0      194,805
  Allowance for doubtful accounts.............................................      116,372       74,325
  Benefits accruals...........................................................       24,180       38,481
  Other.......................................................................       21,789       14,588
                                                                                -----------  -----------
    Total deferred tax assets.................................................      177,621      322,199
                                                                                -----------  -----------
    Net deferred tax asset (liability)........................................  $         0  $         0
                                                                                -----------  -----------
                                                                                -----------  -----------

9. SIGNIFICANT CUSTOMERS

    There were three customers for the year ended December 31, 1996 and two customers for the year ended December 31, 1995 who provided greater than 10% of total revenues for the respective years. One customer provided 12% in 1996 and 1995; a second customer provided 13% in 1996 and 11% in 1995; and a third customer provided 2% in 1996 and 11% in 1995.

                         INTERSERV SERVICES CORPORATION

                           DECEMBER 31, 1996 AND 1995

10. RELATED-PARTY TRANSACTIONS

    J. Smith Lanier Insurance, Inc. ("J. Smith Lanier") provides the Company with insurance and 401(k) administration services. Relatives of the stockholders of ITC Holding are stockholders and employees of J. Smith Lanier. Additionally, stockholders of J. Smith Lanier are directors of the Company. Payments of annual premiums to J. Smith Lanier for insurance coverage amounted to approximately $74,000 and $0 during the years ended December 31, 1996 and 1995, respectively. Payments for administration services related to the Company's 401(k) plan was approximately $6,000 and $4,000 for the years ended December 31, 1996 and 1995, respectively.

    The Company uses the services of certain subsidiaries of ITC Holding during the normal course of business. The total expenses for the years ended December 31, 1996 and 1995 were approximately $290,000 and $0, respectively. Net amounts receivable from (payable to) associated companies were approximately $10,000 and $(38,000) at December 31, 1996 and 1995, respectively.

    During 1993, the Company loaned ITC Holding $900,000. The loan was repaid in September 1995. The Company recorded approximately $30,000 for the year ended December 31, 1995 in interest income related to the loan. See Note 4 for other related-party debt.

    In January 1996, ITC Holding entered into two loan facilities in which InterServ was a coborrower and guarantor (Note 4).

11. SUBSEQUENT EVENT

    In January 1997, the board of directors approved an increase in the number of shares reserved for the 1993 Stock Option Plan to 1,206,476.

    In 1993, the Company received $25,000 from Interquest (a wholly owned subsidiary of ITC Holding Company ["ITC"]) for marketing sales rights that the Company granted to Interquest. The contractual requirements of this payment were met in 1994. Additionally, the Company recorded a payable of approximately $9,500 to Interquest for other amounts due as of December 31, 1993.

    The chairman of J. Smith Lanier, Inc. is a director on the board of directors of InterServ. J. Smith Lanier, Inc. is the Company's insurance broker. In 1994, the Company paid approximately $32,000 to J. Smith Lanier for insurance premiums.

                            LEXI INTERNATIONAL, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of

Lexi International, Inc.:

    We have audited the accompanying consolidated balance sheets of Lexi International, Inc. (a California corporation) and subsidiary as of September 30, 1996, 1995 and 1994, and the related consolidated statements of operations and changes in retained deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexi International, Inc. and subsidiary as of September 30, 1996, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
June 25, 1997

                            LEXI INTERNATIONAL, INC.
         CONSOLIDATED BALANCE SHEETS--SEPTEMBER 30, 1996, 1995 AND 1994
                                     ASSETS

                                                                           1996           1995           1994
                                                                       -------------  -------------  ------------
CURRENT ASSETS:
  Cash...............................................................  $     139,423  $       5,629  $    150,616
  Billed trade receivables, less allowance for doubtful accounts of
    $40,000, $120,481 and $0 for 1996, 1995 and 1994, respectively...      3,144,525      4,514,631     2,106,271
  Unbilled trade receivables.........................................      1,504,257      4,930,958     2,414,763
  Note receivable....................................................        327,513       --             --
  Deferred tax asset.................................................       --             --             327,237
  Prepaid expenses and other.........................................        292,715        181,244        91,926
                                                                       -------------  -------------  ------------
                                                                           5,408,433      9,632,462     5,090,813
FIXTURES AND EQUIPMENT:
  less accumulated depreciation of $1,675,562, $1,206,511 and
  $800,790 for 1996, 1995 and 1994, respectively.....................      1,678,135      1,736,309     1,286,851
EQUIPMENT UNDER CAPITAL LEASES:
  less accumulated amortization of $936,769, $323,973 and $119,904
  for 1996, 1995 and 1994, respectively..............................      2,601,704      2,416,315       507,914
DEPOSIT..............................................................        154,527        214,527       --
OTHER ASSETS.........................................................        822,591         99,836        24,288
                                                                       -------------  -------------  ------------
                                                                       $  10,665,390  $  14,099,449  $  6,909,866
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                            LEXI INTERNATIONAL, INC.
         CONSOLIDATED BALANCE SHEETS--SEPTEMBER 30, 1996, 1995 AND 1994
                     LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                           1996           1995           1994
                                                                       -------------  -------------  ------------
CURRENT LIABILITIES:
  Short term borrowings..............................................  $   2,234,030  $   2,000,000  $    --
  Bank overdrafts....................................................        701,598      2,330,557     1,069,504
  Accounts payable...................................................      2,157,826      1,274,761       552,127
  Accrued liabilities................................................      1,117,838        876,443       395,426
  Current portion of obligations under capital leases................      1,003,853        580,675       267,462
  Current portion of settlement payable..............................      1,116,667      1,984,000       --
  Other..............................................................      2,731,596      2,034,342     1,099,392
  Commission to affiliates...........................................         92,764        138,105       --
  Notes payable to shareholders......................................        875,000      1,134,777       --
  Note payable to affiliate..........................................        512,798        510,000       510,000
  Accrued shareholders' bonus........................................        250,000       --           2,985,340
  Deferred tax liability.............................................       --             --             293,032
                                                                       -------------  -------------  ------------
                                                                          12,793,970     12,863,660     7,172,283
                                                                       -------------  -------------  ------------
OBLIGATIONS UNDER CAPITAL LEASES.....................................      2,445,231      2,282,718       394,998
  Less current portion...............................................     (1,003,853)      (580,675)     (267,462)
                                                                       -------------  -------------  ------------
                                                                           1,441,378      1,702,043       127,536
COMMITMENTS AND CONTINGENCIES:
  Settlement payable.................................................      1,116,667      2,734,000       --
  Less current portion...............................................     (1,116,667)    (1,984,000)      --
                                                                       -------------  -------------  ------------
                                                                            --              750,000       --
                                                                       -------------  -------------  ------------
                                                                          14,235,348     15,315,703     7,299,819
SHAREHOLDERS' DEFICIT:
  Common stock, no stated par value 10,000,000, 9,000,000 and
    9,000,000 shares authorized and 4,698,236 shares outstanding for
    1996, 1995 and 1994, respectively................................        857,400        857,400       857,400
  Treasury stock.....................................................       (328,172)      (328,172)     (328,172)
  Retained deficit...................................................     (4,099,186)    (1,745,482)     (919,181)
                                                                       -------------  -------------  ------------
                                                                          (3,569,958)    (1,216,254)     (389,953)
                                                                       -------------  -------------  ------------
                                                                       $  10,665,390  $  14,099,449  $  6,909,866
                                                                       -------------  -------------  ------------
                                                                       -------------  -------------  ------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                            LEXI INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND CHANGES IN RETAINED DEFICIT
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
REVENUES............................................................  $  38,307,397  $  35,410,325  $  25,079,641
OPERATING EXPENSES:
  Cost of services..................................................     29,380,702     22,311,318     12,814,502
  Selling, general and administrative expenses......................     10,833,258     13,458,232     12,009,932
                                                                      -------------  -------------  -------------
INCOME (LOSS) FROM OPERATIONS.......................................     (1,906,563)      (359,225)       255,207
INTEREST EXPENSE....................................................       (447,141)      (467,076)       (82,586)
                                                                      -------------  -------------  -------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.....................     (2,353,704)      (826,301)       172,621
PROVISION FOR INCOME TAXES..........................................       --             --              125,487
                                                                      -------------  -------------  -------------
NET INCOME (LOSS)...................................................     (2,353,704)      (826,301)        47,134
RETAINED DEFICIT, BEGINNING OF YEAR.................................     (1,745,482)      (919,181)      (966,315)
                                                                      -------------  -------------  -------------
RETAINED DEFICIT, END OF YEAR.......................................  $  (4,099,186) $  (1,745,482) $    (919,181)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

The accompanying notes are an integral part of these consolidated statements of operations and changes in retained deficit.

                            LEXI INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss)..................................................  $  (2,353,704) $    (826,301) $      47,134
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in)operating activities:
    Depreciation and amortization....................................      1,081,847        609,790        279,068
    Bad debt expense.................................................         40,000        120,481       --
    Deferred income tax benefit......................................       --             --              (12,071)
    Elimination of deferred tax accounts.............................       --               34,205       --
  Decrease (increase) in:
    Billed and unbilled receivables..................................      4,756,807     (5,045,036)    (3,046,683)
    Notes receivable.................................................       (327,513)      --             --
    Prepaid expenses and other.......................................        (72,979)      (164,866)        23,539
    Deposit..........................................................         59,998       (214,527)      --
  Increase (decrease) in:
    Bank overdrafts..................................................     (1,628,959)     1,261,053      1,041,321
    Accounts payable.................................................        837,724        860,739        290,852
    Accrued liabilities..............................................        241,395        481,017       (109,701)
    Other liabilities................................................        697,254        934,950        637,270
    Accrued shareholders bonus.......................................        250,000     (2,985,340)     2,985,340
    Settlement payable...............................................     (1,617,333)     2,734,000       --
                                                                       -------------  -------------  -------------
      Net cash provided by (used in) operating activities............      1,964,537     (2,199,835)     2,136,069
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixtures and equipment................................       (306,268)      (597,176)      (952,132)
  Capitalized software costs.........................................       (761,245)      --             --
                                                                       -------------  -------------  -------------
      Net cash used in investing activities..........................     (1,067,513)      (597,176)      (952,132)
                                                                       -------------  -------------  -------------

The accompanying notes are an integral part of these consolidated statements of cash flows.

                            LEXI INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                             1996          1995          1994
                                                                          -----------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit......................................  $   234,030  $  2,000,000  $    --
  Proceeds from (repayment of) related parties payables.................     (256,979)    1,134,777       (463,002)
  Payments on capital lease obligations.................................     (740,281)     (482,753)      (279,585)
  Payments on notes payable.............................................      --            --            (128,700)
  Repurchases of stock..................................................      --            --            (328,172)
                                                                          -----------  ------------  -------------
    Net cash provided by (used in) financing activities.................     (763,230)    2,652,024     (1,199,459)
                                                                          -----------  ------------  -------------
NET INCREASE (DECREASE) IN CASH.........................................      133,794      (144,987)       (15,522)
CASH, BEGINNING OF YEAR.................................................        5,629       150,616        166,138
                                                                          -----------  ------------  -------------
CASH, END OF YEAR.......................................................  $   139,423  $      5,629  $     150,616
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Equipment purchased during the period under capital leases............  $   902,794  $  2,370,473  $     432,463
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.........................................................  $   558,227  $    266,480  $      37,530
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------

The accompanying notes are an integral part of these consolidated statements of cash flows.

                            LEXI INTERNATIONAL, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1996, 1995 AND 1994

1. DESCRIPTION OF BUSINESS

    Lexi International, Inc.(the "Company"), a California Corporation, was incorporated on November 17, 1985. The Company's primary office is located in Hollywood, California from where it provides telemarketing services throughout the United States. The Company also maintains sales offices in Ohio, Pennsylvania, and New Jersey. The Company's significant customer is in the long-distance carrier industry.

    Effective November 22, 1996, the Company entered into a purchase agreement with Thayer Capital Partners (a Delaware Limited Partnership) to issue 3,578,789 of newly issued shares for $9.0 million. Proceeds were used to repay certain liabilities of the Company. In addition, current shareholders and option holders sold 2,458,456 of existing shares for $6,511,531. The purchase agreement is subject to compliance with various conditions and covenants. Upon completion of this transaction, Thayer Capital Partners owned approximately 72.9% of this outstanding common stock of Lexi International, Inc. These financial statements are prepared on an historical basis and do not reflect the effect of the aforementioned acquisition by Thayer Capital Partners.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a.  CASH

        Cash is comprised of amounts in operating. Bank overdrafts represent proceeds drawn or checks issued in excess of existing cash balances.

        b.  NOTE RECEIVABLE

        The Company has converted certain accounts receivable into a note receivable which is non-interest bearing and is payable in monthly installments. This note was paid in April 1997.

        c.  FIXTURES AND EQUIPMENT

        Fixtures and equipment are stated at cost. The Company depreciates fixtures and equipment on a straight-line basis over 3 to 5 years.

        Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

        When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in the statement of operations.

        d.  OTHER ASSETS

        Other assets include capitalized software costs of $741,322, net of amortization of $19,923, at fiscal year end 1996. The Company amortizes capitalized software costs on a straight-line basis over 3 to 5 years.

        e.  EQUIPMENT UNDER CAPITAL LEASES

        Equipment under capital leases is amortized on a straight-line basis over the shorter of the useful life of the equipment or the term of the lease.

                            LEXI INTERNATIONAL, INC.

                       SEPTEMBER 30, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        f.  REVENUE RECOGNITION

        Marketing Revenue--The Company provides marketing of telecommunication services to clients under contracts which provide for payments based on accepted subscribers and the type of service purchased by the subscriber. Revenues related to these sales are recognized on the date the application for service installment is independently verified by an agent of the customer or upon confirmation by the customer.

        Commercial Revenue--The Company also provides various services under contracts which provide payment based on hours worked or certain performance measures.

        g.  SHORT-TERM DEBT

        The carrying amount of the Company's borrowings under its short-term line of credit agreement approximates its fair value.

        h.  SETTLEMENT PAYABLE

        In 1995, the Company had entered into an agreement to reimburse its principal customer in the amount of $2.7 million, commencing in 1995. The settlement was fully paid in March 1997.

        i.  ESTIMATES AND ASSUMPTIONS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        j.  CONCENTRATION OF CREDIT RISK

        Concentration of credit risk is limited to trade receivables and is subject to the financial condition of a major customer as described in Note
    3. The Company's receivables are concentrated with a customer in the telecommunications industry. The Company does not require collateral or other security to support the customer's receivables.

        k.  PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Business Information Data, Inc.("BIDI").

        l.  INCOME TAXES

        The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. Income tax accounting information is disclosed in Note 8 to the consolidated financial statements.

                            LEXI INTERNATIONAL, INC.

                       SEPTEMBER 30, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        As of October 1, 1995, the Company changed its tax status to a non-taxable S Corporation. In accordance with the provisions of SFAS 109, the deferred income tax assets and liabilities have been eliminated as of such date and a charge has been recorded in the amount of $34,205 in the fiscal year 1995 statement of operations.

3. SIGNIFICANT CUSTOMER

    The Company has a customer which represented 82%, 79% and 89% of the Company's revenues for fiscal year 1996, 1995 and 1994, respectively. The loss of this customer would have a material adverse effect on the Company's business. The Company's principal contracts with this customer extend through December 31, 1997. These contracts represent approximately 43% and 27%, 44% and 30%, and 53% and 30%, respectively, of the Company's fiscal year 1996, 1995 and 1994 revenues.

4. FIXTURES AND EQUIPMENT

    Fixtures and equipment consists of the following as of September 30, 1996, 1995 and 1994:

                                                                    1996          1995          1994
                                                                ------------  ------------  ------------
Telephone systems.............................................  $    413,640  $    278,459  $    443,369
Furniture and fixtures........................................       258,007       249,549       198,716
Computers.....................................................     1,639,194     1,437,799       889,592
Office equipment..............................................       153,511       150,993       136,815
Leasehold improvements........................................       889,345       826,020       419,149
                                                                ------------  ------------  ------------
                                                                   3,353,697     2,942,820     2,087,641
Accumulated depreciation......................................     1,675,562     1,206,511       800,790
                                                                ------------  ------------  ------------
                                                                $  1,678,135  $  1,736,309  $  1,286,851
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

5. DEBT

    During fiscal year 1995, the Company entered into a revolving credit agreement with a bank that provided a line of credit up to $2,000,000 at an interest rate of 3.5% above the prime rate. In December 1995, the Company refinanced this line by entering into a new revolving credit agreement with a bank that provided for a line of credit up to $3,500,000 through November 27, 1996. This line is collateralized by the Company's accounts receivable, equipment, and general intangibles. The interest rate under this new agreement is 3.5% above the prime rate. As of September 30, 1995 and 1996, the prime rate was 8.75%.

    The credit agreement contains various restrictive covenants. The Company was not in compliance with the current ratio, leverage ratio, profit, EBITDA Coverage Ratio and City permit requirements. This line of credit therefore has been classified as a current liability.

    Effective November 22, 1996, this line of credit was repaid with the proceeds of the newly issued shares described in Note 1.

                            LEXI INTERNATIONAL, INC.

                       SEPTEMBER 30, 1996, 1995 AND 1994

6. LEASES

    The Company leases office space for its operations in Hollywood, California, and certain vehicles under operating leases. The Company also leases a telephone network and office equipment under capital lease arrangements and has an option to purchase certain office equipment for a nominal cost at the termination of the lease. Aggregate minimum future lease payments are as follows as of September 30, 1996:

                         FISCAL
                      YEAR ENDING                           CAPITAL      OPERATING
                     SEPTEMBER 30,                           LEASES        LEASES
--------------------------------------------------------  ------------  ------------
  1997..................................................  $  1,260,035  $    643,025
  1998..................................................       796,996       623,252
  1999..................................................       592,916       587,519
  2000..................................................       282,597       633,023
  2001..................................................        13,162       633,240
  Thereafter............................................       --            717,203
                                                          ------------  ------------
  Total minimum lease payments..........................     2,945,706  $  3,837,262
                                                          ------------  ------------
                                                          ------------  ------------
  Less--Amount representing interest....................       500,475
                                                          ------------
  Total obligation under capital leases.................  $  2,445,231
                                                          ------------
                                                          ------------

    Operating lease expense for fiscal year 1996, 1995 and 1994 was $632,083, $735,595 and $726,096, respectively.

7. TREASURY STOCK AND STOCK PARTICIPATION AGREEMENT

    During September 1994, the Company acquired 211,723 shares of its loan stock from former shareholders for $328,172. Under the terms of the agreements, the former shareholders have the right to participate in net sales proceeds of any purchase of the Company or public offering, within five years of September 30, 1994.

    Certain Corporate Officers and employees were included in a stock participation agreement. Should the Company be sold or have an initial public offering, these participants would in aggregate receive 277,500 units in the Company's Corporate Sales Phantom Stock Participation Agreement. Each unit carries the same economic rights as a share of common stock. These participation rights expire 90 days after termination of employment.

    On November 22, 1996, the Company established an Incentive Stock Option Plan (the "Plan"). The Plan includes both incentive stock options and nonqualified stock options. Each option gives the holder the right to purchase one share of the Company's common stock at the exercise price. The exercise price of the options is determined by the Plan as no less than the fair value of the Company's common stock on the grant date. The options vest over a three year period from the date of grant and expire on November 22, 2006. In addition, options covering 236,000 shares of common stock were granted on November 22, 1996 to the former shareholders and participants in the Corporate Phantom Stock Participation Agreement noted above, who are not currently employees of the Company. These options vested at the date of grant.

                            LEXI INTERNATIONAL, INC.

                       SEPTEMBER 30, 1996, 1995 AND 1994

7. TREASURY STOCK AND STOCK PARTICIPATION AGREEMENT (CONTINUED)
    As of December 31, 1996, the Company has granted 647,131 options at an exercise price of $2.57. The options granted are all outstanding as of December 31, 1996. There are 736,262 shares of common stock available for the grant of options under the Plan.

8. INCOME TAXES

    The Company has recorded reserves for liabilities related to tax, interest and penalties with respect to deductions claimed in previous tax return filings for certain payments to, and on behalf of, shareholders. Some of these deductions may be disallowed if challenged by taxing authorities. The aggregate reserve for such liabilities is $2.4 million, $1.5 million and $0.9 million as of September 30, 1996, 1995 and 1994, respectively. Management believes that such liabilities will be settled with the respective taxing authorities for an amount not to exceed $2.4 million, but may be less than that amount when ultimately settled with various taxing authorities.

    In addition, the Company has claimed certain other deductions in the prior year, for which a favorable ruling has been obtained from the IRS. However, the IRS reserves the right to challenge the conditions of such ruling in future examinations and could disallow these deductions. No reserves have been recorded for these items.

    In May 1997, The Company received notice from the Internal Revenue Service that the Company's 1995 income tax returns will be audited.Management believes that any required adjustments to the Company's tax liabilities will not have a material adverse impact on its financial position or results on operations.

    The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate include permanent differences, including meals and entertainment expenses and officer life insurance premiums.

    The significant components of the deferred tax assets and deferred tax liabilities include accrued vacation expense, accrued interest and accounts receivable.

    The provision for income taxes for fiscal year 1994 is comprised of:

Federal:
  Current.........................................  $ 127,540
  Deferred........................................     10,018
                                                    ---------
                                                      137,558
State:
  Current.........................................    (10,225)
  Deferred........................................     (1,846)
                                                    ---------
                                                      (12,071)
                                                    ---------
Income tax provision..............................  $ 125,487
                                                    ---------
                                                    ---------

                            LEXI INTERNATIONAL, INC.

                       SEPTEMBER 30, 1996, 1995 AND 1994

9. RELATED PARTY TRANSACTIONS

    During fiscal year 1996, 1995 and 1994, the Company paid salaries to shareholders in the amounts of $1,586,492, $4,028,792 and $3,720,488, respectively. In addition, the Company accrued and expensed $250,000 and $2,985,340 for bonuses to be paid to shareholders for fiscal years 1996 and 1994, respectively. The Company also paid other shareholder costs of $184,000, $367,000 and $390,000 for fiscal years 1996, 1995 and 1994, respectively.

    Notes payable to shareholders are interest free and due on demand.

    The note payable to affiliate is to a corporation which is wholly owned by a principal shareholder. The note is interest free and due on demand.

    Effective November 22, 1996, the Notes Payable to Shareholders, Note Payable to Affiliate and Commission Payable to Affiliates were repaid from the proceeds of the newly issued shares.

    The Company performs certain accounting and administrative functions for an affiliated entity. The management fee related to such services was $203,336, $21,533 and $0 for fiscal years 1996, 1995 and 1994, respectively.

    Under the terms of the purchase agreement referred to in Note 1, one shareholder has a consulting arrangement with the Company, which extends to twelve months from November 22, 1996, and provides for consulting fees of $200,000 annually. In addition, certain other shareholders have employment arrangements extending for two years from November 22, 1996, for compensation aggregating $425,000 annually and one shareholder arrangement provides for a bonus payable based upon quarterly operating income.

10. COMMITMENTS AND CONTINGENCIES

    The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, and based on all known facts, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

11. SUBSEQUENT EVENT

    During January 1997, the Company entered into a merger with LII Merger Corp. (a California corporation), a subsidiary of Edward Blank Associates, Inc. (a New York Corporation). As a result of this transaction, all shares of the Company were acquired by LII Merger Corp., and the shareholders were issued 0.12393 shares of Edward Blank Associates, Inc. for each of the Company's shares acquired. Upon completion of this merger, the separate existence of LII Merger Corp. ceased and Lexi International, Inc. became a wholly owned subsidiary of Edward Blank Associates, Inc.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                   IQI, INC.,
                         ATC COMMUNICATIONS GROUP, INC.
                                      AND
                              ATC MERGER SUB, INC.
                                 APRIL 7, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
ARTICLE I  DEFINITIONS ..................................................................................        A-1

ARTICLE II  THE MERGER ..................................................................................        A-6
             2.01  Merger................................................................................        A-6
             2.02  Effective Time........................................................................        A-6
             2.03  Certificate of Incorporation, Bylaws, Directors and Officers, Name....................        A-6
             2.04  Assets and Liabilities................................................................        A-6
             2.05  Further Assurances....................................................................        A-7
             2.06  Conversion of Securities..............................................................        A-7
             2.07  Dissenting Shares.....................................................................        A-8
             2.08  Exchange of Shares....................................................................        A-9
             2.09  Requisite Shareholder Approval........................................................       A-10
             2.10  Escrow................................................................................       A-10
             2.11  Representative........................................................................       A-10
             2.12  Consummation of Merger................................................................       A-11
             2.13  Closing...............................................................................       A-11
             2.14  Actions at the Closing................................................................       A-11

ARTICLE III  REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY .............................................................................................       A-11
             3.01  Organization and Good Standing; Authorization.........................................       A-11
             3.02  No Conflicts..........................................................................       A-12
             3.03  Capitalization........................................................................       A-12
             3.04  Financial Statements..................................................................       A-13
             3.05  Indebtedness..........................................................................       A-13
             3.06  Judgments; Litigation.................................................................       A-13
             3.07  Corporate Records.....................................................................       A-14
             3.08  Employee Benefit Matters..............................................................       A-14
             3.09  Income and Other Taxes................................................................       A-15
             3.10  Hazardous Materials...................................................................       A-16
             3.11  Accounts Receivable...................................................................       A-17
             3.12  Material Contracts....................................................................       A-17
             3.13  No Undisclosed Liabilities............................................................       A-17
             3.14  Consents..............................................................................       A-18
             3.15  Absence of Certain Changes............................................................       A-18
             3.16  Affiliations..........................................................................       A-18
             3.17  Brokers' Fees.........................................................................       A-18
             3.18  Severance Arrangements................................................................       A-18
             3.19  Subsidiaries..........................................................................       A-18
             3.20  Title to and Condition of Assets......................................................       A-18
             3.21  Leased Real Property..................................................................       A-19
             3.23  Compliance with Law...................................................................       A-19
             3.24  Labor Matters.........................................................................       A-19
             3.25  Customers.............................................................................       A-19
             3.26  Disclosure............................................................................       A-19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER .....................................................       A-20
             4.01  Organization and Good Standing of Buyer...............................................       A-20
             4.02  Subsidiaries..........................................................................       A-20
             4.03  Authorization.........................................................................       A-20

                                                                                                             PAGE
                                                                                                           ---------
             4.04  No Conflicts..........................................................................       A-20
             4.05  Capitalization........................................................................       A-20
             4.06  Buyer Reports and Financial Statements................................................       A-21
             4.07  Judgments; Litigation.................................................................       A-21
             4.08  Employee Benefit Matters..............................................................       A-22
             4.09  Income and Other Taxes................................................................       A-23
             4.10  Hazardous Materials...................................................................       A-24
             4.11  Accounts Receivable...................................................................       A-25
             4.12  Material Contracts....................................................................       A-25
             4.13  No Undisclosed Liabilities............................................................       A-25
             4.14  Consents..............................................................................       A-26
             4.15  Absence of Certain Changes............................................................       A-26
             4.16  Brokers' Fees.........................................................................       A-26
             4.17  Compliance with Law...................................................................       A-26
             4.18  Customers.............................................................................       A-26
             4.19  Severance Arrangements................................................................       A-26
             4.20  Disclosure............................................................................       A-26

ARTICLE V  PREPARATION OF PROXY STATEMENT AND REGISTRATION OF
MERGER SHARES ...........................................................................................       A-27
             5.01  Registration Statement................................................................       A-27
             5.02  Preparation of Registration Statement.................................................       A-27
             5.03  Registration of Shares Under Stock Option Plan........................................       A-28

ARTICLE VI  CONDITIONS TO CONSUMMATION OF MERGER ........................................................       A-28
             6.01  Conditions to Each Party's Obligations................................................       A-28
             6.02  Conditions to Obligations of Buyer and Newco..........................................       A-29
             6.03  Conditions to Obligations of the Company..............................................       A-30

ARTICLE VII  CONDUCT OF BUSINESS PENDING CLOSING ........................................................       A-31
             7.01  Qualification.........................................................................       A-31
             7.02  Ordinary Course.......................................................................       A-32
             7.03  Organic Changes.......................................................................       A-32
             7.04  Indebtedness..........................................................................       A-32
             7.05  Accounting............................................................................       A-32
             7.06  Compliance with Legal Requirements....................................................       A-32
             7.07  Disposition of Assets.................................................................       A-32
             7.08  Compensation..........................................................................       A-32
             7.09  Modification or Breach of Agreements; New Agreements..................................       A-32
             7.10  Capital Expenditures..................................................................       A-33
             7.11  Maintain Insurance....................................................................       A-33
             7.12  Discharge.............................................................................       A-33
             7.13  Actions...............................................................................       A-33
             7.14  Permits...............................................................................       A-33
             7.15  Tax Assessments and Audits............................................................       A-33

ARTICLE VIII  ADDITIONAL COVENANTS ......................................................................       A-33
             8.01  Covenants of the Company..............................................................       A-33
             8.02  Covenants of Buyer....................................................................       A-34
             8.03  Access and Information; Confidentiality...............................................       A-34
             8.04  Expenses..............................................................................       A-34
             8.05  Certain Notifications.................................................................       A-35

                                                                                                             PAGE
                                                                                                           ---------
             8.06  Publicity; Employee Communications....................................................       A-35
             8.07  Further Assurances....................................................................       A-35
             8.08  Competing Offers; Merger or Liquidation...............................................       A-35
             8.09  Inconsistent Action...................................................................       A-36
             8.10  HSR Act...............................................................................       A-36
             8.11  Directors and Officers of Buyer upon the Effective Time...............................       A-36
             8.12  Bylaw Amendment.......................................................................       A-36
             8.13  Company's 1997 Audit Financial Statements.............................................       A-36
             8.14  Santry Note...........................................................................       A-37

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER ...........................................................       A-37
             9.01  Termination...........................................................................       A-37
             9.02  Effect of Termination.................................................................       A-37
             9.03  Amendment.............................................................................       A-38
             9.04  Waiver................................................................................       A-38
             9.05  Breakup Fee...........................................................................       A-38

ARTICLE X  INDEMNIFICATION AND SURVIVAL .................................................................       A-38
            10.01  Survival of Representations and Warranties............................................       A-38
            10.02  Indemnification.......................................................................       A-39
            10.03  Third Party Claims....................................................................       A-40

ARTICLE XI  GENERAL PROVISIONS ..........................................................................       A-41
            11.01  Notices...............................................................................       A-42
            11.02  Severability..........................................................................       A-42
            11.03  Entire Agreement......................................................................       A-42
            11.04  Successors and Assigns................................................................       A-42
            11.05  Counterparts..........................................................................       A-42
            11.06  Schedules and Annexes.................................................................       A-42
            11.07  Construction..........................................................................       A-42
            11.08  Arbitration...........................................................................       A-42
            11.09  Governing Law.........................................................................       A-43

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of April 7, 1998 by and among IQI, Inc., a New York corporation (the "COMPANY"), ATC Communications Group, Inc., a Delaware corporation ("BUYER"), and ATC Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of Buyer ("NEWCO").

                                R E C I T A L S

    A. Buyer owns all of the outstanding shares of capital stock of Newco.

    B. The Board of Directors of each of Newco and the Company have determined that it is fair to, and in the best interests of, their respective corporations and stockholders for Newco to be merged with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"). It is the intention of the parties hereto that the Merger be treated as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Code, and that the Merger be accounted for under the "reverse purchase" method of accounting whereby the Company will be treated as the acquiring entity for accounting purposes.

    C. The Board of Directors of each of Newco, the Buyer and the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware or the Business Corporation Law of the State of New York, as applicable.

    D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, certain holders of the outstanding shares of common stock of the Company which own approximately 85% of such outstanding common stock are entering into agreements with Buyer, pursuant to which such shareholders will agree to grant an irrevocable proxy coupled with an interest to representatives of Buyer to vote such shares of common stock in favor of the Merger.

    E. Concurrently with the execution of this Agreement, a principal shareholder of the Company has provided a commitment letter to Buyer (the "COMMITMENT LETTER") pursuant to which such shareholder has committed, subject to the terms and conditions set forth in such letter, to extend financial accommodations to Buyer in an amount of up to $2.0 million.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined in this Article I and those accounting terms used in this Agreement and not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with GAAP.

    "AAA" shall have the meaning assigned to such term in Section 11.08.

    "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

    "ACQUISITION PROPOSAL" shall have the meaning assigned to such term in
Section 8.08.

    "ADDITIONAL SHARES" shall have the meaning assigned to such term in Section 10.02(e).

    "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

    "AGREEMENT" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "BALANCE SHEET" and "BALANCE SHEET DATE" shall have the respective meanings assigned to such terms in Section 3.04(a).

    "BUSINESS DAY" shall mean any day excluding Saturday, Sunday or any day which shall be in the State of New York a legal holiday or a day on which banking institutions are authorized by law to close.

    "BUYER" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "BUYER BALANCE SHEET" shall mean the unaudited balance sheet of Buyer as of the Buyer Balance Sheet Date included in Buyer's quarterly report on Form 10-Q for the fiscal quarter ended on the Buyer Balance Sheet Date.

    "BUYER BALANCE SHEET DATE" shall mean December 31, 1997.

    "BUYER COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of Buyer.

    "BUYER ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Buyer is (or at any relevant time was) a member.

    "BUYER LEASED PROPERTY" shall have the meaning assigned to such term in
Section 4.19.

    "BUYER PLAN" shall mean any "employee benefit plan" within the meaning of
Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate for the benefit of current or former employees, with respect to which Buyer or any of its Subsidiaries or a Buyer ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

    "BUYER PREFERRED STOCK" shall mean the Preferred Stock, par value $.01 per share, of Buyer.

    "BUYER REPORTS" shall have the meaning assigned to such term in Section
4.06.

    "CERTIFICATES" shall have the meaning assigned to such term in Section 2.08(a).

    "CERTIFICATE OF MERGER" shall have the meaning assigned to such term in
Section 2.12.

    "CLAIM NOTICE" shall have the meaning assigned to such term in Section 10.03(a).

    "CLOSING" and "CLOSING DATE" shall have the respective meanings assigned to such terms in Section 2.13.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "COMMISSION" shall mean the United States Securities and Exchange
Commission.

    "COMMITMENT LETTER" shall have the meaning assigned to such term in Recital
E.

    "COMMON STOCK" shall mean the common stock, par value $.001 per share, of the Company.

    "COMPANY" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "CONFIDENTIALITY AGREEMENT" shall have the meaning assigned to such term in
Section 8.03(b).

    "CONSTITUENT CORPORATIONS" shall have the meaning assigned to such term in
Section 2.01.

    "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under
Article X hereof).

    "DELAWARE LAW" shall mean the Delaware General Corporation Law, as amended.

    "DISSENTERS' SHARES" shall have the meaning assigned to such term in Section 2.07(a).

    "EFFECTIVE TIME" shall have the meaning assigned to such term in Section
2.02.

    "ENVIRONMENTAL LAWS" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

    "ESCROW AGENT" shall mean Harris Trust and Savings Bank.

    "ESCROW AGREEMENT" shall mean that certain Escrow Agreement to be executed by the Escrow Agent, the Representative and Buyer at the Closing, in substantially the form of Annex J hereto.

    "ESCROW SHARES" shall have the meaning assigned to such term in Section 2.06(a).

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" shall mean Harris Trust and Savings Bank.

    "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 2.06(a).

    "EXCHANGED OPTION SHARES" shall have the meaning assigned to such term in
Section 2.06(b).

    "EXCHANGED WARRANT SHARES" shall have the meaning assigned to such term in
Section 2.06(c).

    "FINANCIAL STATEMENTS" shall have the meaning assigned to such term in
Section 3.04(a).

    "GAAP" means generally accepted accounting principles in the United States consistently applied.

    "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

    "HAZARDOUS MATERIAL" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INDEBTEDNESS" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and interest rate swap agreements and currency exchange rate agreements (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien (other than a Permitted Lien) upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; PROVIDED, HOWEVER, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

    "INDEMNIFICATION CLAIM," "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings assigned to such terms in Section 10.03(a).

    "INITIAL SHARES" shall have the meaning assigned to such term in Section 2.06(a).

    "IRS" shall mean the United States Internal Revenue Service.

    "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge, after due inquiry, of any of the officers or directors of the Company, and with respect to Buyer, the actual knowledge, after due inquiry, of any of the officers or directors of Buyer.

    "LEASED REAL PROPERTY" shall have the meaning assigned to such term in
Section 3.21.

    "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

    "LIEN" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company or the Buyer, as applicable, a material adverse effect on the business, financial condition, properties, profitability, business prospects or operations of the Company and its Subsidiaries, or the Buyer and its Subsidiaries, as the case may be, taken as a whole.

    "MERGER" shall have the meaning assigned to such term in Recital B hereof.

    "MERGER SHARES" shall have the meaning assigned to such term in Section 2.06(a).

    "NEWCO" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

    "NEW YORK LAW" shall mean the Business Corporation Law of the State of New York.

    "OPTIONS" shall mean all outstanding options, warrants and other rights to acquire Common Stock.

    "OPTION SHARES" shall have the meaning assigned to such term in Section 2.06(b).

    "ORDINARY COURSE" shall mean, when used with reference to the Company or Buyer, the ordinary course of the Company's or Buyer's business (including their respective Subsidiaries), respectively, consistent with past practices.

    "PERMITTED LIENS" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's, landlord's and similar liens, if the obligations secured by such Liens are not then delinquent.

    "PERSON" shall mean any natural person, corporation, business trust, association, company, partnership, limited liability company, joint venture, Governmental Entity and any other entity.

    "PLAN" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of current or former employees, with respect to which the Company or any of its Subsidiaries or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

    "PLAN OPTIONS" shall have the meaning assigned to such term in Section 2.06(b).

    "PROXY STATEMENT/PROSPECTUS" shall have the meaning assigned to such term in
Section 5.01.

    "REGISTRATION STATEMENT" shall have the meaning assigned to such term in
Section 5.01.

    "REPRESENTATIVE" shall mean Thayer Equity Investors III, L.P.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SHAREHOLDER" shall mean an owner of the Shares, as set forth in Annex A hereto, as amended as of the Closing Date.

    "SHAREHOLDERS AGREEMENT" shall mean a Shareholders Agreement to be entered into at the Closing by Thayer Equity Investors III, L.P., ITC Services Company, Edward Blank, The Edward Blank 1995 Grantor Retained Annuity Trust, Codinvest Limited, Michael G. Santry and Darryl D. Pounds in substantially the form of Annex K hereto.

    "SHARES" shall mean the issued and outstanding shares of Common Stock.

    "STOCK PLANS" shall mean all stock option plans and other stock or equity-related plans of the Company.

    "SUBSIDIARY" of a Person shall mean any corporation, partnership, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

    "SURVIVING CORPORATION" shall have the meaning assigned to such term in
Section 2.01 hereof.

    "TAX" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether disputed or not.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

    "WARRANTS" shall have the meaning assigned to such term in Section 2.06(c).

    "WARRANT SHARES" shall have the meaning assigned to such term in Section 2.06(c).

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01 MERGER. Upon the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company in accordance with the applicable provisions of the New York Law. The Company and Newco are herein sometimes referred to as the "CONSTITUENT CORPORATIONS." At the Effective Time, the identity and separate corporate existence of Newco shall cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Section 906 of the New York Law.

    SECTION 2.02 EFFECTIVE TIME. The Merger shall become effective on the date and at the time the Certificate of Merger referred to in Section 2.10 hereof is filed with the Secretary of State of the State of New York in accordance with
Section 104 of the New York Law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "EFFECTIVE TIME."

    SECTION 2.03 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS, NAME.

        (a) The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time until amended in accordance with applicable law.

        (b) The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Surviving Corporation's Certificate of Incorporation and such Bylaws.

        (c) The directors and officers of Newco in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

        (d) The name of the Surviving Corporation from and after the Effective Time shall be "IQI, Inc." until changed in accordance with applicable law.

    SECTION 2.04 ASSETS AND LIABILITIES. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise under the laws of any jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired by this Article II; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    SECTION 2.05 FURTHER ASSURANCES. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

    SECTION 2.06  CONVERSION OF SECURITIES.

        (a) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters' Shares and other than as provided in Section 2.06(d)) shall be converted into the right to receive, and become exchangeable for, 9.7513 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of Buyer Common Stock (collectively, the "MERGER SHARES"). If after the date hereof and prior to the Effective Time Buyer shall have declared a stock split (including a reverse split) of Buyer Common Stock or a dividend payable in Buyer Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend of securities. At the Effective Time, the holders of Common Stock shall be entitled to receive, in the aggregate, such number of shares of Buyer Common Stock as is equal to the Merger Shares less the Escrow Shares. For the purposes hereof, the "ESCROW SHARES" shall mean 1,506,092 shares of Buyer Common Stock. The shares of Buyer Common Stock which the holders of Common Stock shall be entitled to receive at the Effective Time are hereinafter referred to as the "Initial Shares." The Escrow Shares shall be deposited into escrow pursuant to Section 2.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

        (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Option that is outstanding under the Company's 1996 Incentive Stock Option Plan (each a "PLAN OPTION," and, collectively, the "PLAN OPTIONS") immediately prior to the Effective Time shall be assumed by Buyer in such a manner that each such Plan Option shall be exercisable upon the same terms and conditions as under the Company's 1996 Incentive Stock Option Plan and the applicable Plan Option agreement issued thereunder, except that (i) each such Plan Option shall be exercisable for that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of Common stock subject to such Plan Option immediately prior to the Effective Time multiplied by the Exchange Ratio (the "OPTION SHARES"), and (ii) the Plan Option price per share of Buyer Common Stock shall be an amount equal to the product of the Plan Option price per share of Common Stock subject to such Plan Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); PROVIDED, HOWEVER, that in the case of Plan Options intended to qualify as "incentive stock options" pursuant to Section 422 of the Code, any such adjustment shall be made in such manner as not to disqualify such Plan Options as "incentive stock options." For purposes of this Agreement, "EXCHANGED OPTION SHARES" shall mean the number of shares of Buyer Common Stock as is equal to the aggregate number of Option Shares. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor form) under the Securities Act with respect to all of the Exchanged Option Shares that may be issued pursuant to the Plan Options and shall use its best efforts to cause and maintain the effectiveness of such registration statement.

        (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Option that is outstanding (other than under the Company's 1996 Incentive Stock Option Plan) (each a "WARRANT," and, collectively, the "WARRANTS") immediately prior to the Effective Time shall be assumed by Buyer in such a manner that each such Warrant shall be exercisable upon the same terms and conditions as under the applicable Warrant agreement issued thereunder, except that (i) each such Warrant shall be exercisable for that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the product of the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time multiplied by a the Exchange Ratio (the "WARRANT SHARES"), and (ii) the Warrant price per share of Buyer Common Stock shall be an amount equal to the product of the Warrant price per share of Common Stock subject to such Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). For purposes of this Agreement, "EXCHANGED WARRANT SHARES" shall mean the number of shares of Buyer Common Stock as is equal to the aggregate number of Warrant Shares.

        (d) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of Common Stock held by the Company as a treasury share immediately prior to the Effective Time shall be canceled and no payment of any consideration shall be made with respect thereto.

        (e) By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time each share of common stock of Newco that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued share of common stock of the Surviving Corporation, par value $.01 per share.

    SECTION 2.07  DISSENTING SHARES.

        (a) Each outstanding share of Common Stock held by Shareholders who shall have properly perfected appraisal rights with respect thereto under
    Section 623 of the New York Law ("DISSENTERS' SHARES") shall not be converted into the right to receive the consideration specified in Section 2.06, but shall be entitled to receive payment of the fair value of such shares of Common Stock in accordance with the provisions of Sections 623 and 910 of the New York Law, except that any Dissenters' Shares held by a Shareholder who shall thereafter withdraw its, his or her demand for payment of fair value of such shares of Common Stock in accordance with the provisions of such Section 623, or lose its, his or her right to such payment, shall be converted, as of the Effective Time, into the right to receive the applicable consideration specified in Section 2.06.

        (b) The Company shall give Buyer (i) prompt notice of any written demands for payment of fair value of any shares of Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value of such shares under New York Law. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal of shares of Common Stock or offer to settle any such demands.

    SECTION 2.08  EXCHANGE OF SHARES.

        (a) Prior to the Effective Time, Buyer shall appoint the Exchange Agent to effect the exchange of Shares for Initial Shares. On the Closing Date, Buyer shall deliver to the Exchange Agent, in trust for the benefit of the Shareholders, a stock certificate (issued in the name of its Exchange Agent or its nominee) representing the Initial Shares. Each holder of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Common Stock will be entitled to receive, upon surrender to the Exchange Agent of such Certificates for cancellation, shares of Buyer Common Stock in the amount calculated in accordance with Section 2.06 hereof. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive such shares of Buyer Common Stock and any distributions paid to the holders of Buyer Common Stock after the Effective Time.

        (b) If any shares of Buyer Common Stock are to be issued to a Person other than the Person in whose name the Certificates surrendered are registered, it shall be a condition of such issuance that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such transfer shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the number of Initial Shares issuable in exchange therefor pursuant to
    Section 2.06. Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Buyer indemnity against, or post a bond for, any claim that may be made against Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (d) Prior to the Effective Time, Buyer will cause the Exchange Agent to deliver or mail to each record holder of Certificates a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting surrender of Certificates for payment therefor.

        (e) From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law.

        (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and promptly exchanged for Initial Shares as provided in this Section 2.08, or subject to applicable law in the case of Dissenters' Shares.

        (g) If the holder of any shares of Common Stock shall become entitled to receive payment for such shares pursuant to Section 910 of the New York Law, such payment shall be made by the Surviving Corporation.

        (h) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued to the Shareholders upon the surrender for exchange of Certificates. In lieu of any fractional shares of Buyer Common Stock that would otherwise be issued, each Shareholder that would have been entitled to receive a fractional share of Buyer Common Stock shall, upon proper surrender of such person's Certificates, receive one share of Buyer Common Stock for such fractional share.

        (i) No dividends or distributions that are declared on shares of Buyer Common Stock will be paid to persons entitled to receive certificates representing shares of Buyer Common Stock hereunder until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the Certificates representing such shares of Buyer Common Stock shall be issued, any dividends or distributions with respect to such shares of Buyer Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of surrender. In no event will the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

    SECTION 2.09  REQUISITE SHAREHOLDER APPROVAL.

        (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a special meeting of the Shareholders to consider and vote upon, or solicit the written consent of the Shareholders for, the approval of the Merger and adoption of this Agreement. The Company hereby represents and warrants to Buyer and Newco that the approval of the Merger and the adoption of this Agreement will require, under the New York Law and the Company's Certificate of Incorporation, the approval of the holders of a majority of the outstanding Shares.

        (b) The Buyer will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a special meeting of the stockholders of the Buyer to consider and vote upon the approval of the Merger and adoption of this Agreement. The Buyer hereby represents and warrants to the Company that the adoption of this Agreement will require under the Delaware Law, the rules of the NASDAQ National Stock Market and Buyer's Certificate of Incorporation, the approval of the holders of a majority of the outstanding Buyer Common Stock, voting as a single class.

    SECTION 2.10 ESCROW. On the Closing Date, Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, for the purpose of securing the indemnification obligations of the Shareholders set forth in Article X of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Representative.

    SECTION 2.11 REPRESENTATIVE. In order to efficiently administer the transactions contemplated hereby, including (i) the defense and/or settlement of any claims for which the Shareholders may be required to indemnify Buyer pursuant to Article X hereof and (ii) entering into the Escrow Agreement, the Shareholders, by their adoption of this Agreement and the approval of the Merger, agree to the appointment of the Representative. The Representative is hereby authorized to take any and all action as is contemplated to be taken by the Shareholders by the terms of this Agreement and the Escrow Agreement. All decisions and actions by the Representative shall be binding upon all of the Shareholders and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. By their adoption of this Agreement and the approval of the Merger, the Shareholders further agree that:

        (a) Buyer shall be able to rely exclusively on the instructions and decisions of the Representative as to the settlement of claims for indemnification by Buyer pursuant to Article X hereof, or any other actions taken by the Representative hereunder, and no party hereunder shall have any cause of action against Buyer in reliance upon the instructions or decisions of the Representative;

        (b) all actions, decisions and instructions of the Representative shall be final, conclusive and binding upon the Shareholders;

        (c) the provisions of this Section 2.11 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement and the Escrow Agreement; and

        (d) the provisions of this Section 2.11 shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

    SECTION 2.12 CONSUMMATION OF MERGER. As soon as practicable after satisfaction of the conditions set forth in Article VI hereof, the Company and Newco shall execute and deliver to the Secretary of State of New York a duly executed and verified Certificate of Merger (the "CERTIFICATE OF MERGER"), and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

    SECTION 2.13 CLOSING. The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Thirty-First Floor, 399 Park Avenue, New York, New York 10022 (or such other place as the parties may agree), at 10:00 A.M. local time on June 30, 1998, or, if all conditions appearing in Article VI hereof to the obligations of the parties hereto to consummate the transactions contemplated hereby have not been satisfied or waived by such date, as promptly as practicable upon satisfaction of such conditions as Buyer and the Company may mutually establish (such time and date being referred to herein as the "CLOSING DATE").

    SECTION 2.14  ACTIONS AT THE CLOSING.  At the Closing:

        (a) The Company shall deliver or cause to be delivered to Buyer and Newco all of the documents, certificates and instruments required to be delivered to Buyer or Newco pursuant to Section 6.01 or 6.02.

        (b) Buyer and Newco shall deliver or caused to be delivered to the Company all of the documents, certificates and instruments required to be delivered to the Company pursuant to Section 6.01 or 6.03.

        (c) The Company and Newco shall file the Certificate of Merger with the Secretary of State of the State of New York.

        (d) Buyer shall deliver to the Exchange Agent certificates representing the Initial Shares.

        (e) Buyer, the Representative and the Escrow Agent shall enter into the Escrow Agreement, and Buyer shall deliver to the Escrow Agent a certificate representing the Escrow Shares.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             REGARDING THE COMPANY

    The Company hereby represents and warrants to, and covenants and agrees with, Buyer and Newco that:

    SECTION 3.01  ORGANIZATION AND GOOD STANDING; AUTHORIZATION.

        (a) Each of the Company and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of its jurisdiction of incorporation with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a Material Adverse Effect on the Company.

        (b) The Company has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by the Company, subject to obtaining the requisite shareholder approval. This Agreement, upon its execution and delivery by the Company (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.02 NO CONFLICTS. Except as set forth on Schedule 3.02, subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the HSR Act and the filing of the Certificate of Merger as required by the New York Law, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the property or assets of the Company or any of its Subsidiaries is bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any Legal Requirement applicable to or binding upon the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company or any of its Subsidiaries. Schedule 3.02 set forth a list of all agreements to which the Company or any of its Subsidiaries is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

    SECTION 3.03 CAPITALIZATION. The authorized capital stock of the Company consists solely of (A) 4,000,000 shares of Common Stock, of which 3,089,006 are, and immediately prior to the Effective Time (other than those resulting from any exercised Options between the date hereof and the Effective Time) will be, issued and outstanding, and (B) 1,000,000 shares of preferred stock, par value $.001 per share, of which no shares are, and immediately prior to the Effective Time will be, issued and outstanding. Annex A hereto sets forth a complete and accurate list of (i) the Shareholders, indicating the type and number of Shares held by each Shareholder, (ii) all holders of Options, indicating the type and number of shares of Common Stock subject to each Option, the name of the plan and the vesting schedule and the exercise price thereof, and (iii) all of the Stock Plans. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock that may be issued upon exercise of Options after the date hereof and prior to the Effective Time will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as set forth on Annex A (i) there are no existing options, warrants, rights, calls or commitments of any character relating to shares of Common Stock, (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of the Company's capital stock and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of the Company's capital stock. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements. Except as set forth on Schedule 3.03, there are no voting agreements, voting trusts or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or its Subsidiaries. Except as set forth in Schedule 3.03, none of the awards, grants or other agreements pursuant to which Company stock options or warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement, the consummation of the transactions contemplated by this Agreement or any "change of control" events.

    SECTION 3.04  FINANCIAL STATEMENTS.

        (a) Schedule 3.04(a) contains true and complete copies of (i) the unaudited balance sheet of the Company (the "BALANCE SHEET") at December 31, 1997 (the "BALANCE SHEET DATE"), and the related unaudited statements of income, shareholders' equity and cash flows for the year then ended, and
    (ii) the audited balance sheet of the Company at December 31, 1996, and the related audited statements of income, shareholders' equity and cash flows for the year then ended, together with the opinion thereon of Ernst & Young LLP, the Company's independent accountants (the financial statements described in this subparagraph (a) collectively, the "FINANCIAL STATEMENTS").

        (b) The Financial Statements present fairly the financial condition of the Company as of the Balance Sheet Date and the results of operations and changes in financial position of the Company for the years then ended, have been prepared in conformity with GAAP during the period covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions. Since December 31, 1997, there has been no change in accounting (including tax accounting) policies, practices or procedures of the Company or any of its consolidated Subsidiaries. The Company is neither aware of, nor does it anticipate, any material audit adjustments to its financial statements for the year ended December 31, 1997.

    SECTION 3.05 INDEBTEDNESS. Neither the Company nor any of its Subsidiaries has any liability or obligation for Indebtedness other than as set forth on
Schedule 3.05, and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Buyer heretofore. Except as described in Schedule 3.05, no event has occurred and no condition has become known to the Company (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Company or any of its Subsidiaries to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 3.05, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness of the Company or any of its Subsidiaries will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

    SECTION 3.06  JUDGMENTS; LITIGATION.  Except as set forth on Schedule 3.06:

        (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries or their respective properties, assets or businesses or (ii) Action pending against or affecting the Company or any of its Subsidiaries or their respective properties, assets or businesses.

        (b) To the Company's knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or their respective businesses, (ii) Action threatened against the Company or any of its Subsidiaries or their respective properties, assets or businesses, (iii) Action pending or threatened against the Company's or any of its Subsidiaries' officers, directors or employees relating to the Company or any of its Subsidiaries or their respective businesses or (iv) basis for the institution of any

    Action against the Company or any of its Subsidiaries or their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on the Company.

    SECTION 3.07 CORPORATE RECORDS. The copies or originals of the Certificate of Incorporation or Articles of Incorporation, Bylaws, minute books and stock records of the Company and its Subsidiaries previously delivered to, or made available for inspection by, Buyer are true, complete and correct.

    SECTION 3.08  EMPLOYEE BENEFIT MATTERS.

        (a) Schedule 3.08(a) is a complete list of all Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Buyer: (i) the Plan documents; (ii) a written description of any Plan which is not in writing;
    (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the Department of Labor, IRS, and Pension Benefit Guaranty Corporation during the past two years.

        (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
    Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code
    Section 4975. All material obligations required to be performed by the Company and any other Person under the terms of each Plan and applicable Legal Requirements have been performed.

        (c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

        (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Company and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
    Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

        (e) There are no pending or, to the Company's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against the Company, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Company has no knowledge of any facts that could form the basis of any such Action.

        (f) The Company (or, if applicable, an ERISA Affiliate) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

        (g) Neither the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA
    Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

        (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

        (i) No event has occurred which could subject the Company or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

        (j) Each Plan which is intended to be qualified under Code Section 401 has received, within the last three years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

        (k) There are no material unfunded liabilities with respect to any Plan, and each Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any ERISA Affiliate.

        (l) There are no agreements of the Company or any of its Subsidiaries which will or may provide payments to any officer, employee, shareholder, or highly compensated individual of the Company or any of its Subsidiaries which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or its Subsidiaries or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

    SECTION 3.09  INCOME AND OTHER TAXES.  Except as set forth on Schedule 3.09:

        (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Buyer has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

        (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes, employment Taxes and withholding Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

        (c) The Company has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

        (d) The Company has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

        (e) No Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. The Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties, and the Company has not any reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

        (f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity;
    (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e); (viii) has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (ix) has not issued or assumed any acquisition indebtedness as defined in Section 279(b) of the Code.

        (g) Set forth on Schedule 3.09(g) is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

    SECTION 3.10  HAZARDOUS MATERIALS.  Except as set forth on Schedule 3.10:

        (a) To the Company's knowledge, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or any of its Subsidiaries, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or any of its Subsidiaries in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company or any of its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or any of its Subsidiaries under Environmental Law or common law, in any such cases which would have a Material Adverse Effect on the Company.

        (b) No notice, citation, summons or order has been received by the Company or any of its Subsidiaries, no notice has been given by the Company or any of its Subsidiaries and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company's knowledge, threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, or (ii) any alleged failure by the Company or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or any of its Subsidiaries of any Hazardous Material.

        (c) Neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

        (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by the Company or any of its Subsidiaries.

        (e) No notice has been received by the Company or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

        (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any real property currently owned or leased by the Company or any of its Subsidiaries.

        (g) Neither the Company nor any of its Subsidiaries has released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company or any of its Subsidiaries.

    SECTION 3.11 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such date) are valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and are fully collectible in the Ordinary Course, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet.

    SECTION 3.12 MATERIAL CONTRACTS. All material contracts, leases, agreements and arrangements to which the Company or any of its Subsidiaries is a party are legally valid, binding and enforceable in accordance with their terms and in full force and effect, and the Company has provided Buyer with the opportunity to review and copy all such documents. The Company and, to the knowledge of the Company, all parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and neither the Company nor any of its Subsidiaries and, to the knowledge of the Company, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder. Set forth on Schedule
3.12 is a list of all such material contracts, leases, agreements and arrangements, including those contracts to which the Company or any of its Subsidiaries is a party which cannot be terminated or do not terminate within 12 months or less without cause or obligate the Company or any of its Subsidiaries for amounts in excess of $50,000.00. Except as set forth on Schedule 3.12, none of such contracts or agreements will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

    SECTION 3.13 NO UNDISCLOSED LIABILITIES. Except (i) to the extent set forth or provided for in the Balance Sheet, (ii) as set forth on Schedule 3.13 or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof the Company and its Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature.

    SECTION 3.14 CONSENTS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

    SECTION 3.15 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has made or suffered any change in, or condition affecting, their respective condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had, or which the Company can now reasonably foresee will have, a Material Adverse Effect on the Company.

    SECTION 3.16 AFFILIATIONS. Except as disclosed on Schedule 3.16, none of the officers, directors or key employees of the Company or any of its Subsidiaries or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or any of its Subsidiaries or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company or any of its Subsidiaries any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries are bound or affected.

    SECTION 3.17 BROKERS' FEES. No broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

    SECTION 3.18 SEVERANCE ARRANGEMENTS. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is subject to any agreement with any employee (i) the benefits of which (including severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of that contemplated by this Agreement or the Merger, or (ii) providing for severance benefits beyond those described in
Schedule 3.18, or which are conditioned upon a change in control of the Company, after the termination of employment of such employee regardless of the reason for such termination of employment, and neither the Company nor any of its Subsidiaries is a party to any employment agreement or compensation guarantee for a period longer than one year from the date hereof. Schedule 3.18 sets forth all employment agreements and compensation guarantees, regardless of duration, to which the Company or any of its Subsidiaries is a party.

    SECTION 3.19  SUBSIDIARIES.  All the Company's Subsidiaries are set forth on
Schedule 3.19. Except as set forth on Schedule 3.19, the Company does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

    SECTION 3.20 TITLE TO AND CONDITION OF ASSETS. Except as otherwise set forth on Schedule 3.20 and except for assets and properties that are leased by the Company or its Subsidiaries, the Company and its Subsidiaries hold good and marketable title to their respective assets and properties, free and clean of all Liens, except Permitted Liens. The assets and properties of the Company and its Subsidiaries consisting of structures, fixtures and equipment are structurally sound with no material defects and are in sufficient operating order, condition and repair, ordinary wear and tear excepted, for the operation of the Company's business as currently conducted, and none of such structures, fixtures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with the age and use of such assets and properties, which are not, either individually or in the aggregate, material.

    SECTION 3.21  LEASED REAL PROPERTY.

        (a) Schedule 3.21 describes the real property currently leased by the Company or any of its Subsidiaries (the "LEASED REAL PROPERTY").

        (b) Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries have good leasehold interests in, and possession of, all Leased Real Property, subject to the terms of the applicable leases. All of the leases for Leased Real Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such lease by the Company, or to the Company's knowledge, the lessors thereunder.

        (c) To the Company's knowledge, no fact or condition exists which could result in the termination or reduction of the current access to or from the Leased Real Property to existing roads or the electrical, telephone, sewer or other utility services presently serving the Leased Real Property.

        (d) To the Company's knowledge, the Leased Real Property is properly zoned for its current use or uses, and there are presently no Legal Requirements applicable to any parcel of Leased Real Property which prohibit the use of such Leased Real Property for such purpose or purposes.

        (e) No written notices have been received by the Company or its Subsidiaries from any insurance company issuing any policy of insurance covering the Leased Real Property regarding the performance of any work, restoration or repair with respect to the Leased Real Property with which compliance, to the satisfaction of such insurance company, has not been made.

        (f) To the Company's knowledge, the Leased Real Property is not subject to any current use or special use assessment or any ad valorem tax abatement.

        (g) To the Company's knowledge, with respect to the improvements on the Leased Real Property, such improvements are in conformity in all material respects with all applicable Legal Requirements and no variances or other waivers were obtained or are required to assure such conformity.

    SECTION 3.23 COMPLIANCE WITH LAW. The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements in connection with the operation of their businesses and the ownership and maintenance of their assets and properties. To the Company's knowledge, all filings and notices required to be made by the Company and its Subsidiaries with any Governmental Entity in connection with the operation of their businesses or the ownership and maintenance of their assets or properties have been made or given in a timely fashion.

    SECTION 3.24 LABOR MATTERS. There is no labor strike, slowdown, stoppage or other labor difficulty actually pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries. There is no collective bargaining agreement or union contract binding upon the Company or any of its Subsidiaries, and there has not been any such agreement or contract in effect at any time during the preceding three years.

    SECTION 3.25 CUSTOMERS. Schedule 3.25 lists the 10 largest customers of the Company and its Subsidiaries for the most recent fiscal year and sets forth opposite each name the percentage of total consolidated revenues attributable to such customer for such year. Except as set forth on Schedule 3.25, no such customer has terminated, or to the Company's knowledge, threatened to terminate, its relationship with the Company or its Subsidiaries, and the Company believes its relationship with such customers is good.

    SECTION 3.26 DISCLOSURE. Except as set forth on Schedule 3.26, no representation or warranty of the Company in this Agreement and no information contained in any Schedule or other writing delivered by the Company pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that the Company has not disclosed to Buyer or Newco in writing that has had or, insofar as the Company can now foresee, may have a material adverse effect on the ability of the Company to perform fully this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to, and covenants and agrees with, the Company that:

    SECTION 4.01 ORGANIZATION AND GOOD STANDING OF BUYER. Each of Buyer and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the State of its jurisdiction of incorporation with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. Each of Buyer and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a Material Adverse Effect on Buyer.

    SECTION 4.02 SUBSIDIARIES. All of Buyer's Subsidiaries, including Newco, are set forth on Schedule 4.02. Except as set forth on Schedule 4.02, Buyer does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

    SECTION 4.03 AUTHORIZATION. Each of Buyer and Newco has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by each of Buyer and Newco of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Buyer and Newco, subject to obtaining the requisite shareholder approval. This Agreement, upon its execution and delivery by each of Buyer and Newco (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with its terms.

    SECTION 4.04 NO CONFLICTS. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the HSR Act and the filing of the Certificate of Merger as required by the New York Law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Newco will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound or affected or to which any of the property or assets of Buyer or any of its Subsidiaries is bound, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Buyer or any of its Subsidiaries or any Legal Requirement applicable to or binding upon Buyer or any of its Subsidiaries, (c) result in the creation or imposition of any Lien upon any property or asset of Buyer or any of its Subsidiaries or (d) otherwise adversely affect the contractual or other legal rights or privileges of Buyer or any of its Subsidiaries. Schedule 4.04 set forth a list of all agreements to which the Buyer or any of its Subsidiaries is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

    SECTION 4.05 CAPITALIZATION. The authorized capital stock of Buyer consists solely of (i) 27,500,000 shares of Buyer Common Stock, of which 21,478,624 are issued and outstanding and 5,114,940 are reserved for issuance upon exercise of outstanding options and warrants and conversion of Buyer Preferred Stock, and (ii) 1,000,000 shares of Buyer Preferred Stock, of which 29,778 shares are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock and Buyer

Preferred Stock are duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. All of the Merger Shares and Additional Shares, if any, to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights and, subject to official notice of issuance, authorized for listing on the NASDAQ National Market System. The authorized capital stock of Newco consists solely of 1,000 shares of common stock, $.01 par value per share, 100 of which are, and on the Closing Date will be, issued and outstanding. All of the issued and outstanding shares of capital stock of Newco are, and on the Closing Date will be, owned beneficially and of record by Buyer. Other than as set forth on Schedule 4.05 (i) there are no existing options, warrants, rights, calls or commitments of any character relating to shares of Buyer Common Stock , (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of Buyer's capital stock and no commitments to issue such securities or instruments and (iii) no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Buyer's capital stock. The offer, issuance and sale of the outstanding shares of Buyer Common Stock and Buyer Preferred Stock were issued in compliance with the registration and prospectus delivery requirements of the Securities Act (or exemptions therefrom), the requirements of all applicable state securities laws, and accomplished in conformity with all other Legal Requirements. Except as set forth on Schedule 4.05, there are no voting agreements, voting trusts or similar arrangements or understandings to which Buyer or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of Buyer or its Subsidiaries. Except as set forth in Schedule 4.05, none of the awards, grants or other agreements pursuant to which Buyer stock options or warrants were issued have provisions which accelerate the vesting or right to exercise such options or warrants upon the execution of this Agreement, the consummation of the transactions contemplated by this Agreement or any "change of control" events.

    SECTION 4.06 BUYER REPORTS AND FINANCIAL STATEMENTS. Buyer has previously furnished to the Company complete and accurate copies, as amended and supplemented, of its (a) Annual Report on Form 10-K for its fiscal year ended June 30, 1997, (b) Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1997 and December 31, 1997, (c) Proxy Statement related to its annual stockholders' meeting held on March 6, 1996, each as filed with the Commission, and (d) all other reports filed by Buyer under Section 13 of the Exchange Act with the Commission since June 30, 1997 (such reports are collectively referred to herein as the "BUYER REPORTS"). The Buyer Reports include all of the documents required to be filed by Buyer under the Exchange Act with the Commission since June 30, 1997. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The audited financial statements and unaudited interim financial statements of Buyer included in the Buyer Reports
(i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Buyer and its Subsidiaries as of the respective dates thereof and for the periods referred to therein subject, in the case of unaudited financial statements, to normal, recurring year-end adjustments and any other adjustments described therein, and (iv) are consistent with the books and records of Buyer.

    SECTION 4.07  JUDGMENTS; LITIGATION.  Except as set forth on Schedule 4.07:

        (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting Buyer or any of its Subsidiaries or their respective properties, assets or businesses or (ii) Action pending against or affecting Buyer or any of its Subsidiaries or their respective properties, assets or businesses.

        (b) To Buyer's knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of Buyer or any of its Subsidiaries relating to Buyer or any of its Subsidiaries or their respective businesses, (ii) Action threatened against Buyer or any of its Subsidiaries or their respective properties, assets or businesses, (iii) Action pending or threatened against the officers, directors or employees of Buyer or its Subsidiaries relating to Buyer or any of its Subsidiaries or their respective businesses or (iv) basis for the institution of any Action against Buyer or any of its Subsidiaries or any of their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on Buyer.

    SECTION 4.08  EMPLOYEE BENEFIT MATTERS.

        (a) Schedule 4.08(a) is a complete list of all Buyer Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to the Company:
    (i) the Buyer Plan documents; (ii) a written description of any Buyer Plan which is not in writing; (iii) if the Buyer Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement;
    (iv) the Buyer Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation;
    (vii) the most recent determination letter received from the IRS with respect to each Buyer Plan that is intended to be qualified under Code
    Section 401 or to be recognized as tax-exempt under Code Section 501(c);
    (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Buyer Plan; and (x) all documents and correspondence received from or provided to the Department of Labor, IRS, and Pension Benefit Guaranty Corporation during the past two years.

        (b) Each Buyer Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
    Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject Buyer, any Buyer ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code
    Section 4975. All material obligations required to be performed by Buyer and any other Person under the terms of each Buyer Plan and applicable Legal Requirements have been performed.

        (c) All required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Buyer Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

        (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Buyer and any Buyer ERISA Affiliate. No Buyer Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
    Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Buyer Plan exists.

        (e) There are no pending or, to Buyer's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Buyer Plan or the assets of any Buyer Plan, or against Buyer, or any Buyer ERISA Affiliate, trustee, administrator, or fiduciary of such Buyer Plan, and Buyer has no knowledge of any facts that could form the basis of any such Action.

        (f) Buyer (or, if applicable, a Buyer ERISA Affiliate) may terminate, suspend, or amend each Buyer Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Buyer Plan. Neither the Company nor any Buyer ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that Buyer or a Buyer ERISA Affiliate (i) will create additional Plans covering employees of Buyer or any Buyer ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Buyer Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Buyer Plan.

        (g) Neither Buyer nor any Buyer ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Buyer Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA
    Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

        (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Buyer Plan.

        (i) No event has occurred which could subject Buyer or any Buyer ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Buyer Plan, or (ii) resulting from any obligation of Buyer or a Buyer ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Buyer Plan.

        (j) Each Buyer Plan which is intended to be qualified under Code Section 401 has received, within the last three years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

        (k) There are not unfunded liabilities with respect to any Buyer Plan, and each Buyer Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any Buyer ERISA Affiliate.

        (l) There are no agreements of Buyer or any of its Subsidiaries which will or may provide payments to any officer, employee, shareholder, or highly compensated individual of Buyer or any of its Subsidiaries which will be "parachute payments" under Code Section 280G that are nondeductible to Buyer or its Subsidiaries or subject to tax under Code Section 4999 for which Buyer or any Buyer ERISA Affiliate would have withholding liability.

    SECTION 4.09  INCOME AND OTHER TAXES.  Except as set forth on Schedule 4.09:

        (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of Buyer are true, complete and correct in all respects and have been properly and timely filed. Buyer has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. The Company has heretofore been furnished by Buyer with true, correct and complete copies of each Tax Return of Buyer with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period. Buyer has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code Section 6662.

        (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of Buyer have been duly and timely paid or deposited by

    Buyer. Buyer has properly withheld or collected all amounts required by law for income Taxes, employment Taxes and withholding Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Buyer has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

        (c) Buyer has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Buyer Balance Sheet Date, and the accruals for Taxes in the Buyer Balance Sheet are adequate to cover all liabilities for Taxes of Buyer for all periods ending on or before the Closing Date.

        (d) Buyer has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

        (e) No Tax Return of Buyer has been audited or the subject of other Action by any Governmental Entity. Buyer has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Buyer or its assets or properties and Buyer has not any reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

        (f) Buyer (i) has not filed any consent or agreement pursuant to Code
    Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate Buyer to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity;
    (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e); (viii) has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (ix) has not issued or assumed any acquisition indebtedness as defined in Section 279(b) of the Code.

        (g) Set forth on Schedule 4.09(g) is the amount, as of the most recent practicable date, of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

    SECTION 4.10  HAZARDOUS MATERIALS.  Except as set forth on Schedule 4.10:

        (a) To Buyer's knowledge, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by Buyer or any of its Subsidiaries, (ii) is presently maintained, used, generated, or permitted to remain in place by Buyer or any of its Subsidiaries in violation of any Environmental Law,
    (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Buyer or any of its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by Buyer or any of its Subsidiaries under Environmental Law or common law, in any of such cases which would have a Material Adverse Effect on Buyer.

        (b) No notice, citation, summons or order has been received by Buyer or any of its Subsidiaries, no notice has been given by Buyer or any of its Subsidiaries and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Buyer's knowledge, threatened by any Governmental Entity, with respect to
    (i) any alleged violation by Buyer or any of its Subsidiaries of any Environmental Law or (ii) any alleged failure by Buyer or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Buyer or any of its Subsidiaries of any Hazardous Material.

        (c) Neither Buyer nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

        (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by Buyer or any of its Subsidiaries.

        (e) No notice has been received by Buyer or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by Buyer or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

        (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any real property currently owned or leased by Buyer or any of its Subsidiaries.

        (g) Neither Buyer nor any of its Subsidiaries has released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by Buyer or any of its Subsidiaries.

    SECTION 4.11 ACCOUNTS RECEIVABLE. All accounts receivable of Buyer reflected in the Buyer Balance Sheet and all accounts receivable of Buyer that have arisen since the Buyer Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of Buyer are subject to no valid defense, offset or counterclaim and are fully collectible in the Ordinary Course, except to the extent of the allowance for doubtful accounts reflected on the Buyer Balance Sheet.

    SECTION 4.12 MATERIAL CONTRACTS. All material contracts, leases, agreements and arrangements to which Buyer or any of its Subsidiaries is a party are legally valid, binding and enforceable in accordance with their terms and in full force and effect, and Buyer has provided the Company with the opportunity to review and copy all such documents. Buyer and, to the knowledge of Buyer, all parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and neither Buyer nor its Subsidiaries is and, to the knowledge of Buyer, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder. Set forth on Schedule 4.12 is a list of all such material contracts, leases, agreements and arrangements, including those contracts to which Buyer or any of its Subsidiaries is a party which cannot be terminated or do not terminate within 12 months or less without cause or obligate Buyer or any of its Subsidiaries for amounts in excess of $50,000.00. Except as set forth on
Schedule 4.12, none of such contracts or agreements will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

    SECTION 4.13 NO UNDISCLOSED LIABILITIES. Except (i) to the extent set forth or provided for in the audited financial statements and unaudited interim financial statements of Buyer included in the Buyer

Reports, (ii) as set forth on Schedule 4.13 or (iii) for non-material current liabilities incurred since December 31, 1997 in the Ordinary Course, as of the date hereof the Buyer and its Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature.

    SECTION 4.14 CONSENTS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

    SECTION 4.15 ABSENCE OF CERTAIN CHANGES. Since the Buyer Balance Sheet Date, neither Buyer nor any of its Subsidiaries has made or suffered any change in, or condition affecting, their respective condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had, or which Buyer can now reasonably foresee will have, a Material Adverse Effect on Buyer.

    SECTION 4.16 BROKERS' FEES. Except as disclosed on Schedule 4.16, no broker, finder or similar agent has been employed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and Buyer has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

    SECTION 4.17 COMPLIANCE WITH LAW. Buyer is in compliance in all material respects with all Legal Requirements in connection with the operation of its business and the ownership and maintenance of its assets and properties. To Buyer's knowledge, all filings and notices required to be made by Buyer with any Governmental Entity in connection with the operation of its business or the ownership and maintenance of its assets or properties have been made or given in a timely fashion.

    SECTION 4.18 CUSTOMERS. Schedule 4.18 lists the 10 largest customers of Buyer and its Subsidiaries for the 12 months ended December 31, 1997, and sets forth opposite each name the percentage of total consolidated revenues attributable to such customer for such year. Except as set forth on Schedule 4.18, no such customer has terminated, or to Buyer's knowledge, threatened to terminate, its relationship with Buyer or its Subsidiaries, and Buyer believes its relationship with such customers is good.

    SECTION 4.19 SEVERANCE ARRANGEMENTS. Except as set forth on Schedule 4.19, neither Buyer nor its Subsidiaries is subject to any agreement with any employee
(i) the benefits of which (including severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of that contemplated by this Agreement or the Merger, or (ii) providing for severance benefits beyond those described in Schedule 4.19, or which are conditioned upon a change in control of Buyer, after the termination of employment of such employee regardless of the reason for such termination of employment, and neither Buyer nor its Subsidiaries is a party to any employment agreement or compensation guarantee for a period longer than one year from the date hereof. Schedule 4.19 sets forth all employment agreements and compensation guarantees, regardless of duration, to which Buyer or any of its Subsidiaries is a party.

    SECTION 4.20 DISCLOSURE. Except as set forth on Schedule 4.20, no representation or warranty of Buyer in this Agreement and no information contained in any Schedule or other writing delivered by Buyer pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that Buyer has not disclosed to the Company in writing that has had or, insofar as Buyer can now foresee, may have a material adverse effect on the ability of Buyer to perform fully this Agreement.

                                   ARTICLE V
                       PREPARATION OF PROXY STATEMENT AND
                         REGISTRATION OF MERGER SHARES

    SECTION 5.01 REGISTRATION STATEMENT. The Company and Buyer, as promptly as practicable, shall prepare, and Buyer shall file with the Commission, a registration statement under the Securities Act, on Form S-4, registering the offer and sale of the Merger Shares, the Additional Shares and the Warrant Shares, which shall include the Proxy Statement/Prospectus (defined below) relating to the offer and sale of the shares of Buyer Common Stock which complies in form with applicable Commission requirements (such registration statement, as the same may be amended or supplemented, being referred to herein as the "REGISTRATION STATEMENT"), and the Company and Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the receipt of final comments from the Commission thereon. As soon as practicable after the execution of this Agreement, Buyer, with the cooperation of the Company, shall prepare a Prospectus, Notice of Meeting of Stockholders and Proxy Statement (collectively, the "PROXY STATEMENT/PROSPECTUS") for the shareholders of Buyer and the Company in connection with their approval of the Merger, the adoption of this Agreement, the approval of any other matters required to be approved by them in accordance with the terms of this Agreement, and the issuance of the Merger Shares, the Additional Shares and the Warrant Shares. The Proxy Statement/Prospectus shall include a proposal to Buyer's stockholders to amend Buyer's certificate of incorporation to (i) change its name to a name to be agreed upon by Buyer and the Company, and (ii) provide for a staggered board of directors consisting of three classes, with the Class I directors to serve for an initial one-year term, the Class II directors for an initial two-year term, and the Class III directors for an initial three-year term, and each director, after his or her initial term, to serve for successive three-year terms. The Proxy Statement/Prospectus shall constitute a disclosure document for the offer and sale of the shares of Buyer Common Stock to be received by the Shareholders pursuant to the Merger. The Company shall furnish to Buyer all information concerning the Company and the Shareholders and take such other actions as may be reasonably requested by Buyer in connection with any action contemplated by this Section 5.01. Notwithstanding the foregoing, the Proxy Statement/Prospectus may be filed as preliminary proxy material pursuant to Rule 14a-6 under the Exchange Act until such time as Buyer and the Company shall have responded to all comments of the Commission thereon, at which time the Proxy Statement/Prospectus shall be filed as part of the Registration Statement pursuant to the Securities Act.

    SECTION 5.02  PREPARATION OF REGISTRATION STATEMENT.

        (a) Each of Buyer and Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Registration Statement. Buyer and Company shall each use their commercially reasonable efforts to cause the Registration Statement to comply with applicable federal and state securities laws requirements. The Company will promptly advise Buyer, and Buyer will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Registration Statement shall contain the recommendation of the board of directors of Buyer that the shareholders of Buyer approve the Merger and the adoption of this Agreement and the conclusion of the board of directors of Buyer, based in part on its reliance on the fairness opinion referred to in Section 6.02(e), that the terms and conditions of the Merger are fair and reasonable to the shareholders of Buyer from a financial point of view.

        (b) None of the information supplied or to be supplied by or on behalf of the Company, for inclusion in the Registration Statement, will, at the date such information is supplied and, as thereafter amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, as thereafter amended or supplemented, will at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (c) None of the information supplied or to be supplied by or on behalf of Buyer, for inclusion in the Registration Statement, will, at the date such information is supplied and, as thereafter amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, as thereafter amended or supplemented, will at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 5.03 REGISTRATION OF SHARES UNDER STOCK OPTION PLAN. Prior to the Closing Date, the Board of Directors of Buyer shall adopt a 1998 Stock Option and Restricted Stock Option Plan and, prior to the Effective Time, shall cause such plan to be submitted to the stockholders of Buyer for their approval. All options to purchase shares of Buyer Common Stock issued in exchange for Plan Options pursuant to Section 2.06(b) shall be issued under such newly adopted plan. As soon as practicable after the Effective Time, Buyer shall register on a Form S-8 registration statement under the Securities Act the shares of Buyer Common Stock which are authorized for issuance under such newly adopted plan, as contemplated by Section 6.03(i).

                                   ARTICLE VI
                      CONDITIONS TO CONSUMMATION OF MERGER

    SECTION 6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. Notwithstanding any other provision of this Agreement, the obligations of each party hereto to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The holders of shares of Buyer Common Stock and the Shareholders each shall have approved the adoption of this Agreement and any other matters required by be approved by them by requisite vote under applicable Legal Requirements and Exchange or NASDAQ rules, and in accordance with the terms of this Agreement.

        (b) The number of Dissenters' Shares shall not exceed five percent (5%) of the aggregate number of issued and outstanding shares of Common Stock as of the Effective Time.

        (c) Any Person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

        (d) No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prevents or prohibits consummation of the Merger or any material transaction contemplated by this Agreement; PROVIDED, HOWEVER, that the parties shall use their reasonable efforts to cause any such order, decree, judgment, injunction or other order to be vacated or lifted.

        (e) Buyer shall have received all material permits and other authorizations, if any, required under applicable securities laws for the issuance of the Merger Shares.

        (f) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        (g) All authorizations, consents, waivers and approvals by or from third parties required for the consummation of the transactions contemplated hereby shall have been obtained.

        (h) Buyer, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.

        (i) Thayer Equity Investors III, L.P., ITC Services Company, Edward Blank, The Edward Blank 1995 Grantor Retained Annuity Trust, Codinvest Limited, Michael G. Santry and Darryl D. Pounds shall have entered into the Shareholders Agreement.

    SECTION 6.02 CONDITIONS TO OBLIGATIONS OF BUYER AND NEWCO. Notwithstanding any other provision of this Agreement, the obligations of Buyer and Newco to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Company's part, as applicable, to be performed or satisfied on or prior to the Closing Date.

        (b) Buyer shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Company, a written opinion dated the Closing Date and addressed to Buyer and Newco, in substantially the form attached as Annex B hereto;

        (c) Buyer shall have received the following under cover of a certificate of Secretary of the Company dated the Closing Date in substantially the form attached as Annex C hereto:

            (i) Copies of resolutions of (A) the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by the Company pursuant hereto and thereto, and (B) the Shareholders evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of the Company delivered to Buyer at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Buyer or its counsel may reasonably request.

        (d) Buyer shall have received a certificate of the President of the Company in substantially the form attached as Annex D hereto.

        (e) Buyer shall have received a fairness opinion from CIBC Oppenheimer Corp., financial advisor to Buyer, addressed to the board of directors of Buyer to the effect that the Exchange Ratio is fair to the shareholders of Buyer from a financial point of view, and such fairness opinion shall not have been withdrawn prior to the Closing Date.

        (f) Buyer shall have received the resignations, effective as of the Effective Time, of each of the directors of the Company.

        (g) No act, event or condition shall have occurred after the date hereof which Buyer determines has had or could reasonably be expected to have a Material Adverse Effect on the Company.

        (h) Buyer shall have received from Hughes & Luce, L.L.P., counsel for Buyer, a written opinion, in form and substance reasonably satisfactory to Buyer, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by the Company, Buyer or Newco as a result of the Merger.

        (i) The Company and TC Management L.L.C. shall have terminated that certain Management and Consulting Agreement between them.

        (j) Up to $2.0 million in financial accommodations contemplated by the Commitment Letter shall have been rendered.

    SECTION 6.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. Notwithstanding any other provision of this Agreement, the obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

        (b) The Company shall have received from Hughes & Luce, LLP, counsel for Buyer and Newco, a written opinion dated the Closing Date and addressed to the Company, in substantially the form attached as Annex E hereto.

        (c) The Company shall have received the following under cover of a certificate of the Secretary of Buyer dated the Closing Date in substantially the form attached as Annex F hereto:

            (i) Copies of resolutions of (A) the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Buyer pursuant hereto and thereto, and (B) the stockholders of Buyer evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of Buyer delivered to the Company at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

        (d) The Company shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Company, a written opinion, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by the Company or the Shareholders as a result of the Merger.

        (e) The Company shall have received a certificate of the President of Buyer in substantially the form attached as Annex G hereto.

        (f) The Company shall have received the following under cover of a certificate of the Secretary of Newco dated the Closing Date in substantially the form attached as Annex H hereto:

            (i) Copies of resolutions of (A) the Board of Directors of Newco authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Newco pursuant hereto and thereto, and (B) the shareholder of Newco evidencing the approval of the Merger and the adoption of this Agreement;

            (ii) A certificate of incumbency certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and Bylaws of Newco delivered to the Company at the time of, or prior to, the execution of this Agreement have been validly adopted and have not been amended or modified; and

           (iii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

        (g) The Company shall have received a certificate of the President of Newco in substantially the form attached as Annex I hereto.

        (h) The Certificate of Incorporation of Buyer shall have been amended to increase the number of authorized shares of Buyer Common Stock in an amount sufficient to enable Buyer to consummate the transactions contemplated by this Agreement, including without limitation the issuance of the Merger Shares, the Exchanged Option Shares and the Exchanged Warrant Shares.

        (i) Buyer shall have adopted a 1998 Stock Option and Restricted Stock Option Plan with the number of shares of Buyer Common Stock available thereunder in an amount sufficient to provide for the issuance of the Exchanged Option Shares.

        (j) No act, event or condition shall have occurred after the date hereof which the Company determines has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

        (k) The Merger Shares shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

        (l) Michael G. Santry shall have made a payment of not less than one-half of the principal, together with all accrued and unpaid interest, under the terms of that certain promissory note dated September 16, 1997 made by Michael G. Santry in favor or Buyer, as amended by that certain Letter Agreement dated as of the date hereof.

                                  ARTICLE VII
                      CONDUCT OF BUSINESS PENDING CLOSING

    During the period commencing on the date hereof and continuing through the Closing Date, each of the Company and Buyer covenants and agrees (except as expressly contemplated by this Agreement or to the extent that the other party shall otherwise expressly consent in writing) that:

    SECTION 7.01 QUALIFICATION. It and each of its Subsidiaries will use its commercially reasonable efforts to maintain all qualifications to transact business and remain in good standing in the foreign jurisdictions in which it owns or leases any property, or conducts any business, so as to require such qualification, and in which the failure to be so qualified and be in good standing would have a Material Adverse Effect.

    SECTION 7.02 ORDINARY COURSE. It and each of its Subsidiaries will use commercially reasonable efforts to conduct its business in, and only in, the Ordinary Course and shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date, and it and each of its Subsidiaries will use its commercially reasonable efforts to maintain its properties and assets in good condition and repair.

    SECTION 7.03 ORGANIC CHANGES. It and each of its Subsidiaries will not (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares except in connection with Ordinary Course option exercises under existing employee stock option plans, or (f) liquidate or dissolve or obligate itself to do; PROVIDED, HOWEVER, that Buyer may amend its Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock in order to enable Buyer to consummate the transactions contemplated by this Agreement.

    SECTION 7.04 INDEBTEDNESS. Other than in the Ordinary Course, it and each of its Subsidiaries will not incur any Indebtedness, sell any debt securities, lend money to or guarantee the Indebtedness of any Person or restructure or refinance its existing Indebtedness.

    SECTION 7.05 ACCOUNTING. It and each of its Subsidiaries will not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it, and it and each of its Subsidiaries will maintain its books, records and accounts in accordance with GAAP.

    SECTION 7.06 COMPLIANCE WITH LEGAL REQUIREMENTS. It and each of its Subsidiaries will comply promptly in all material respects with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and will cooperate promptly with, and furnish information to, the other parties in connection with any such requirements imposed upon such other party, or upon any of its affiliates, in connection therewith or herewith.

    SECTION 7.07 DISPOSITION OF ASSETS. It and each of its Subsidiaries will not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien (other than Permitted Liens) upon any of, its properties or assets, tangible or intangible, or any interest therein, except in the Ordinary Course.

    SECTION 7.08 COMPENSATION. It and each of its Subsidiaries will not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any of its current or former officers, directors, employees or consultants.

    SECTION 7.09 MODIFICATION OR BREACH OF AGREEMENTS; NEW AGREEMENTS. It and each of its Subsidiaries will not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of, or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other material agreement, instrument, arrangement or understanding, written or oral, and it and each of its Subsidiaries will refrain from becoming a party to any contract or commitment other than in the Ordinary Course and will meet all of its contractual obligations in accordance with their respective terms.

    SECTION 7.10 CAPITAL EXPENDITURES. Except for capital expenditures in an amount of which shall not exceed $3.5 million in the aggregate for the Company and its Subsidiaries and which shall not exceed $750,000 in the aggregate for Buyer and its Subsidiaries, it and each of its Subsidiaries will not purchase or enter into any contract to purchase any capital assets.

    SECTION 7.11 MAINTAIN INSURANCE. It will use its commercially reasonable efforts to maintain its insurance policies and bonds and self insurance arrangements in full force and effect.

    SECTION 7.12 DISCHARGE. It and each of its Subsidiaries will not cancel, compromise, release or discharge any material claim of such party upon or against any person or waive any of its rights of material value, and will not discharge any Lien (other than Permitted Liens) upon any of its material assets or compromise any of its debts or other obligations to any person other than Liens, debts or obligations with respect to its current liabilities.

    SECTION 7.13 ACTIONS. It and each of its Subsidiaries will not institute, settle or agree to settle any Action before any Governmental Entity.

    SECTION 7.14 PERMITS. It and each of its Subsidiaries will maintain in full force and effect, and comply with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to conduct its business as currently conducted or proposed to be conducted, the loss of which would have a Material Adverse Effect.

    SECTION 7.15 TAX ASSESSMENTS AND AUDITS. It and each of its Subsidiaries will furnish promptly to each of the other parties a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to its operations for periods ending on or prior to the Closing Date.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

    SECTION 8.01 COVENANTS OF THE COMPANY. During the period commencing on the date hereof and continuing through the Closing Date, the Company (on behalf of its and, where applicable, its Subsidiaries) agrees to:

        (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Buyer or upon any of its affiliates in connection therewith or herewith;

        (b) use its commercially reasonable efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company in connection with the transactions contemplated by this Agreement;

        (c) use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Sections
    6.01 and 6.02 of this Agreement;

        (d) promptly advise Buyer orally and, within three business days thereafter, in writing of any change in the Company's business or condition that has had or may have a Material Adverse Effect on the Company; and

        (e) deliver to Buyer prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; PROVIDED, HOWEVER, that the disclosure of such untrue statement or omission shall not prevent Buyer from terminating this Agreement pursuant to Section 9.01(g) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

    SECTION 8.02 COVENANTS OF BUYER. During the period commencing on the date hereof and continuing through the Closing Date, Buyer (on behalf of itself and, where applicable, its Subsidiaries) agrees to:

        (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company in connection with any such requirements imposed upon the Company or upon any of the Affiliates of the Company in connection therewith or herewith;

        (b) use its commercially reasonable efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Buyer in connection with the transactions contemplated by this Agreement;

        (c) use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Sections
    6.01 and 6.03 of this Agreement;

        (d) promptly advise the Company orally and, within three business days thereafter, in writing of any change in Buyer's business or condition that has had or may have a Material Adverse Effect on Buyer; and

        (e) deliver to the Company prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent the Company from terminating this Agreement pursuant to Section 9.01(h) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

    SECTION 8.03  ACCESS AND INFORMATION; CONFIDENTIALITY.

        (a) Between the date hereof and the Closing Date, (i) the Company will permit, and will cause the Company's officers, directors, key employees and advisors to permit, Buyer and its representatives and agents reasonable access to the Company's books and records, facilities, key personnel, customers, suppliers, independent accountants and attorneys, as requested by Buyer; and (ii) Buyer will permit, and will cause Buyer's officers, directors, key employees and advisors to permit, the Company and its representatives and agents reasonable access to the books and records, facilities, key personnel, customers, suppliers, independent accountants and attorneys, as requested by the Company.

        (b) The Confidentiality Agreement dated April 30, 1997 and entered into by the Company and Buyer (the "CONFIDENTIALITY AGREEMENT") shall survive the execution and delivery of this Agreement.

    SECTION 8.04 EXPENSES. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents;

PROVIDED, HOWEVER, that any fees payable to any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any fee to be paid by an "acquiring person" under the HSR Act and any filing fees paid to the Commission in connection with the Proxy Statement/Prospectus or Registration Statement) shall be paid one-half by the Company and one-half by Buyer.

    SECTION 8.05 CERTAIN NOTIFICATIONS. At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may (i) render any statement, representation or warranty of such party in this Agreement (including the Schedules hereto) inaccurate or incomplete in any material respect or (ii) constitute or result in the breach by such party of, or a failure to comply with, any agreement or covenant in this Agreement applicable to such party or
(iii) result in the failure by such party to satisfy any of the conditions specified in Article VI hereof.

    SECTION 8.06 PUBLICITY; EMPLOYEE COMMUNICATIONS. At all times prior to the Closing Date, each party shall obtain the prior consent of the other parties hereto prior to making, or permitting its directors, officers, partners, employees, representatives and agents to make, any public statement or press release with respect to the transactions contemplated hereby or otherwise disclose to any person or entity the existence, terms, content or effect of this Agreement; PROVIDED, HOWEVER, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Section 8.06; provided, further, that if, upon advice of counsel, a disclosure is required by law, the party required to make such disclosure shall be permitted to make such disclosure but shall make a good faith effort to consult with the other parties hereto before making the required disclosure. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

    SECTION 8.07  FURTHER ASSURANCES.

        (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

        (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Company, Buyer or Newco, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

    SECTION 8.08 COMPETING OFFERS; MERGER OR LIQUIDATION. Each of the Company and Buyer agrees it will not, and it shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage or solicit any inquiry concerning, or initiate any discussions or negotiations with any Person (other than the Company or Buyer, as the case may be) concerning, any merger, consolidation, sale of material assets, tender offer, recapitalization, purchase or accumulation of shares, proxy solicitation or other business combination involving the Company or Buyer, as the case may be, or any of its divisions (any of the foregoing, an "ACQUISITION PROPOSAL"), or (b) provide any non-public information concerning the business, properties or assets of the Company or Buyer, as the case may be, to any Person (other than the Company or Buyer, as the case may be) in connection with an Acquisition Proposal; provided however, that in the event Buyer receives any unsolicited inquiry concerning an Acquisition Proposal and, after consultation with counsel, is advised by its counsel that its board of directors has a fiduciary obligation to respond to such Acquisition Proposal in order for its directors to properly discharge their fiduciary obligations to the Buyer's stockholders, then the Buyer may respond to such Acquisition Proposal. In any event, the Company or Buyer, as the case may be, shall immediately notify the other of, and shall disclose all details of, any Acquisition Proposal. Each of the Company and Buyer further agrees that it will not engage any broker, financial advisor or other consultant (other than CIBC Oppenheimer Corp. in the case of Buyer) on a basis which might provide such broker, financial advisor or consultant with an incentive to initiate or encourage any Acquisition Proposal.

    SECTION 8.09 INCONSISTENT ACTION. The Company shall not take, or suffer to be taken, any action that would cause any of the representations or warranties of the Company in this Agreement to be untrue, incorrect, incomplete or misleading. Buyer shall not take, or suffer to be taken, any action that would cause any of the representations or warranties of Buyer in this Agreement to be untrue, incorrect, incomplete or misleading.

    SECTION 8.10 HSR ACT. Each of the parties hereto shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

    SECTION 8.11 DIRECTORS AND OFFICERS OF BUYER UPON THE EFFECTIVE TIME. The Proxy Statement/ Prospectus shall include the nomination of a slate of 12 directors for Buyer, five of whom will be proposed by Buyer, five of whom will be proposed by the Company, and two of whom will be mutually agreed upon (but one of such two shall be Stephen A. McNeely). Upon the Effective Time, Paul G. Stern and Michael G. Santry shall be the Co-Chairmen of the Board of Buyer and Stephen A. McNeely shall be its Chief Executive Officer.

    SECTION 8.12 BYLAW AMENDMENT. The parties agree that Buyer will amend its bylaws, effective upon the Closing, to require the approval of seven of 12 directors before Buyer may: (i) sell, abandon, transfer, lease or otherwise dispose of all or a material portion of its properties or assets other than in the ordinary course of business; (ii) make any payment on account of the purchase, redemption or other retirement of any shares of Buyer Common Stock or preferred stock, except as required by agreements, charter or bylaw provisions in effect prior to the date of this Agreement; (iii) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation or other entity (except as contemplated by this Agreement);
(iv) dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (v) purchase or otherwise acquire or permit any Subsidiary to acquire (whether by purchase or lease of assets or stock or by merger or consolidation) any tangible or intangible assets having a value of $500,000.00 or more; (vi) in any manner authorize, create, issue or sell any class of capital stock of Buyer ranking, whether as to payments of dividends, redemptions or distributions of assets, prior to or on a parity with, the Buyer Common Stock, or having voting rights superior to or inconsistent with or adverse to the Buyer Common Stock; (vii) in any manner authorize, create, issue or sell any debt security or other debt instrument convertible into or exchangeable for any capital stock of Buyer; (viii) take any action to cause any amendment, alteration or repeal of any of the provisions of its certificate of incorporation or bylaws; (ix) enter into any transaction with an Affiliate of Buyer with a value in excess of $50,000.00; (x) issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any equity security (or any debt security or other obligation with an equity feature) of any Subsidiary; (xi) remove or elect a Chief Executive Officer, President or Chief Financial Officer; (xii) approve compensation increases for executive officers; (xiii) approve an operating or capital budget, or capital expenditures exceeding $250,000.00; or (xiv) take any action with respect to any of the foregoing matters.

    SECTION 8.13 COMPANY'S 1997 AUDIT FINANCIAL STATEMENTS. The Company will complete the audit of its financial statements for its fiscal year ended December 31, 1997 not later than April 20, 1998 and not later than such date will deliver a copy thereof to Buyer, together with the opinion thereof of the Company's independent accountants.

    SECTION 8.14 SANTRY NOTE. Buyer shall not, without the prior written consent of the Company, amend, renew, supplement, extend or otherwise modify the terms of that certain Promissory Note dated September 16, 1997 in the original principal amount of $3,661,505.39 by Michael G. Santry in favor of Buyer, as amended by that certain Letter Agreement of even date herewith or waive any term or provision thereof.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual consent of Buyer and the Company;

        (b) by the Company or by Buyer, if, upon a vote at a duly held meeting of stockholders of Buyer or the Company, or any adjournment thereof, any approval of the holders of Buyer Common Stock, or the Shareholders, necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;

        (c) by the Company, by written notice to Buyer, if, prior to the meeting of stockholders of Buyer, the board of directors of Buyer, in the exercise of its fiduciary duties under applicable law (i) withdraws or modifies in any manner adverse to the Company its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends any Acquisition Proposal by a party other than the Company or (iii) resolves to take any of the actions specified in clauses (i) or (ii);

        (d) by Buyer, by written notice to the Company, if the board of directors of Buyer, in its good faith exercise of its business judgment, determines (after consultation with, and upon the advice of, its counsel) that continuing to recommend to the stockholders of Buyer the approval of this Agreement or the Merger would be reasonably likely to be a breach of the fiduciary duties of the board of directors of Buyer to the stockholders of Buyer;

        (e) by the Company if there has been a material breach by Buyer of
    Section 8.08;

        (f) by the Company, on the one hand, or by Buyer, on the other hand, by written notice to the other party or parties hereto, if the Merger shall not have been consummated on or before July 31, 1998 (or such later date as Buyer and the Company may agree), provided that in the case of a termination under this clause (f), the party or parties terminating this Agreement shall not then be in material breach of any of its obligations under this Agreement;

        (g) by Buyer if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Company under this Agreement or
    (ii) any of the conditions precedent to Closing set forth in Sections 6.01 or 6.02 have not been met on the Closing Date, and, in each case, Buyer is not then in material default of its obligations hereunder; or

        (h) by the Company if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer under this Agreement or
    (ii) any of the conditions precedent to Closing set forth in Sections 6.01 or 6.03 have not been met on the Closing Date, and, in each case, the Company is not then in material default of its obligations hereunder.

    SECTION 9.02  EFFECT OF TERMINATION.

        (a) In the case of any termination of this Agreement, the provisions of Sections 8.03(b), 8.04 and 8.06 shall remain in full force and effect.

        (b) In the event of termination of this Agreement as provided in Section 9.01(a) or 9.01(b) or 9.01(f), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

        (c) In the event of termination of this Agreement as provided in Sections 9.01(c) or 9.01(d) or 9.01(e) or 9.01(g) or 9.01(h) hereof, subject to Section 9.05 hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise.

    SECTION 9.03 AMENDMENT. This Agreement may be amended only by a written instrument executed by each of the parties hereto. Any amendment effected pursuant to this Section 9.03 shall be binding upon all parties hereto.

    SECTION 9.04 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.04 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

    SECTION 9.05 BREAKUP FEE. In the event that this Agreement is terminated pursuant to Sections 9.01(c), (d) or (e), then Buyer shall promptly pay to the Company in immediately available funds a breakup fee equal to One Million Dollars ($1,000,000.00) plus the Company's reasonable out-of-pocket expenses (including legal, accounting, consulting and investment banking fees) incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, up to a maximum of $500,000.00. The parties hereby acknowledge that the fee payable pursuant to this Section 9.05 in the event of a termination solely pursuant to Section 9.01(c), (d) or (e) hereof constitutes the sole and exclusive remedy of the Company for such termination, and as such, represents the Company's liquidated damages as compensation for such termination of this Agreement.

                                   ARTICLE X
                          INDEMNIFICATION AND SURVIVAL

    SECTION 10.01  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date which is the later of 60 days after completion of the audited consolidated financial statements of Buyer and the Company for the fiscal year ending December 31, 1998 or April 30, 1999 (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled). Buyer agrees to promptly deliver a copy of such audited financial statements to the Representative.

        (b) No Action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered to the Buyer or the Representative, as the case may be, pursuant to Section 11.01 hereof on or before the termination of the survival period specified in
    Section 10.01(a).

    SECTION 10.02  INDEMNIFICATION.

        (a) The Shareholders covenant and agree to defend, indemnify and hold harmless Buyer, each person who controls, is controlled by or is under common control with Buyer within the meaning of the Securities Act, and each director, officer, employee or agent of Buyer (collectively, "BUYER INDEMNIFIED PARTIES") from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement at the Closing; or (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by the Company pursuant to this Agreement.

        (b) Buyer covenants and agrees to defend, indemnify and hold harmless the Shareholders, and each person who controls, is controlled by or is under common control with any Shareholder within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any certificate delivered pursuant to this Agreement at the Closing; or (ii) the failure of Buyer to perform or observe fully any covenant, agreement or provision to be performed or observed by Buyer pursuant to this Agreement.

        (c) The Shareholders' liability under this Section 10.02 shall be allocated among them pro rata in accordance with the number of Shares owned by each of them as set forth on Annex A hereto. In the event that the Shareholders are required to satisfy a claim for indemnification by any Buyer Indemnified Party, such claim shall be satisfied by delivery of Escrow Shares (valued, for such purpose, at $1.78125 per share) in accordance with the terms of the Escrow Agreement. No Shareholder shall have any right of contribution or equitable indemnification against the Company or the Surviving Corporation for the Shareholders' obligations under Section 10.02(a).

        (d) Notwithstanding anything in this Agreement to the contrary, including this Article X, the indemnification obligations of the Shareholders under Section 10.02(a) hereof and the Buyer under Section 10.02(b) hereof (i) shall apply only to the extent that the amount of Damages suffered by the Buyer Indemnified Parties or the Shareholders, respectively, exceeds an accumulated total of $500,000.00 in the aggregate, at which point the obligations of the Shareholders or the Buyer, as the case may be, shall be to indemnify only for the Damages in excess of such accumulated total; (ii) shall be limited, in the case of the Shareholders, to the Escrow Shares, and the Buyer Indemnified Parties shall have no recourse against the Shareholders pursuant to this Agreement beyond recovery of the Escrow Shares; and (iii) shall be limited, in the case of Buyer, to the Additional Shares, and the Shareholders shall have no recourse against Buyer pursuant to this Agreement beyond recovery of the Additional Shares.

        (e) Except as otherwise expressly provided in this Agreement, all claims by any Buyer Indemnified Party for indemnification from the Shareholders shall be satisfied in accordance with the terms of the Escrow Agreement.

        (f) In the event that Buyer is required to satisfy a claim for indemnification by the Shareholders, such claim shall be satisfied by dividing the amount thereof by $1.78125 (the same valuation per share set forth in the Escrow Agreement) and issuing to the Shareholders, pro rata in accordance with the number of Shares owned by each of them as set forth on Annex A, a number of shares of Buyer Common Stock equal to such quotient; provided however, that Buyer shall not be obligated to issue an aggregate number of shares of Buyer Common Stock in excess of 1,506,092, a number equal to the number of Escrow Shares (the "ADDITIONAL SHARES"), in satisfaction of all its indemnification obligations under this Agreement.

        (g) The indemnification provided for in this Article X shall constitute the exclusive remedies of the Buyer Indemnified Parties, on the one hand, and the Shareholders, on the other hand, for any post-Closing claims against the other under this Agreement.

        (h) Notwithstanding anything in this Agreement to the contrary, including this Article X, the indemnification obligations of the Shareholders under Section 10.02(a) hereof and the Buyer under Section 10.02(b) hereof shall not apply to any consequential, incidental, exemplary or punitive Damages, including but not limited to lost profits, suffered by any Buyer Indemnified Party, on the one hand, or by the Shareholders, on the other hand.

    SECTION 10.03  THIRD PARTY CLAIMS.

        (a) If any party entitled to be indemnified pursuant to Section 10.02 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

        (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to assume defense of the Indemnifiable Claim; PROVIDED, HOWEVER, that the Indemnifying Party will be required to consult with the Indemnified Party with respect thereto. If the Indemnifying Party assumes the defense of such Indemnifiable Claim, it will take all steps necessary to investigate, defend or settle such claim and will, subject to Section 10.01, hold the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Indemnifiable Claim. The Indemnified Party will have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party will be at the expense of the Indemnified Party. Without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that (a) provides for non-monetary relief or (b) does not include an unconditional and complete release of the Indemnified Party by the claimant or plaintiff making the Indemnifiable Claim. Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any Indemnifiable Claim within 30 days after its receipt of notice thereof will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Indemnifiable Claim if the Indemnified Party is materially prejudiced by such failure. In such event, the Indemnified Party may defend against such Indemnifiable Claim in any manner it deems appropriate and may settle such Indemnifiable Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

        (c) Buyer shall advance the costs and expenses required to defend any Indemnifiable Claim. If the Indemnified Party is the Buyer, such costs and expenses shall constitute Damages recoverable from the Escrow Shares. If the Indemnified Parties are the Shareholders, such costs and expenses shall constitute Damages for which Additional Shares shall be issued to the Shareholders.

        (d) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party undertakes such defense but thereafter ceases to defend such Indemnifiable Claim, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion and acting in good faith and the Indemnified Party may recover its Damages from the Indemnifying Party, subject to the limitations, and in the manner, set forth in this Article X; provided, however, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

                                   ARTICLE XI
                               GENERAL PROVISIONS

    SECTION 11.01 NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

    (a) If to the Company, addressed to:
       IQI, Inc.
       1645 North Vine Street
       Los Angeles, California 90028
       Telecopy: (213) 848-5758
       Attention: Chief Executive Officer
       With copies to:
       Thayer Equity Investors III, L.P.
       1455 Pennsylvania Avenue, N.W.
       Suite 350
       Washington, D.C. 20004
       Telecopy: (202) 371-0391
       Attention: Mr. Rick Rickertsen
                Mr. Douglas Gilbert
       and to:
       Paul, Hastings, Janofsky & Walker LLP
       Twenty-Third Floor
       555 South Flower Street
       Los Angeles, California 90071
       Telecopy: (213) 627-0705
       Attention: Robert A. Miller, Jr., Esq.

    (b) If to Buyer or Newco, addressed to:
       ATC Communications Group, Inc.
       5950 Berkshire Lane
       Suite 1650
       Dallas, Texas 75225
       Telecopy: (214) 361-9874
       Attention: Mr. Michael G. Santry
       With a copy to:
       Hughes & Luce, L.L.P.
       1717 Main Street
       Suite 2800
       Dallas, Texas 75201
       Telecopy: (214) 939-5849
       Attention: Kenneth G. Hawari, Esq.

    SECTION 11.02 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

    SECTION 11.03 ENTIRE AGREEMENT. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, and the Confidentiality Agreement, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, among the parties with respect to such subject matter, including, without limitation, the letter of intent dated as of February 24, 1998 between Buyer and the Company.

    SECTION 11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns; PROVIDED, HOWEVER, that no party may assign either this Agreement or any of its rights, interests or obligations hereunder in whole or in part without the prior written consent of the other parties hereto (other than to the Surviving Corporation as a result of the Merger), and any such transfer or assignment without said consent shall be void, AB INITIO.Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

    SECTION 11.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

    SECTION 11.06 SCHEDULES AND ANNEXES. The schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

    SECTION 11.07  CONSTRUCTION.

        (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

        (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

    SECTION 11.08 ARBITRATION. To the extent that the parties hereto are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party hereto may initiate arbitration by sending written notice of its intention to arbitrate to the other parties hereto and to the AAA office located in Dallas, Texas (if initiated by the Company) or Los Angeles, California (if initiated by Buyer). Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas (if initiated by the Company) and the AAA office located in Los Angeles, California (if initiated by Buyer) before an independent and impartial arbitrator acceptable to Buyer and the Company. The party initiating arbitration shall pay the costs and expenses of the arbitration, unless otherwise determined by the arbitrator. The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees. The parties intend that this agreement to arbitrate be irrevocable.

    SECTION 11.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                                          IQI, INC.
                                          By: ______/s/ Stephen A. McNeely______
                                          Name: _______Stephen A. McNeely_______
                                          Title: ____Chief Executive Officer and
                                          President_____________________________
                                          ATC COMMUNICATIONS GROUP, INC.
                                          By: _______/s/ Michael G. Santry______
                                          Name: ________Michael G. Santry_______
                                          Title: __President and Chief Executive
                                          Officer_______________________________
                                          ATC MERGER SUB, INC.
                                          By: _______/s/ Michael G. Santry______
                                          Name: ________Michael G. Santry_______
                                          Title: __President and Chief Executive
                                          Officer_______________________________

                                   APPENDIX B
                   FAIRNESS OPINION OF CIBC OPPENHEIMER CORP.

                         [CIBC OPPENHEIMER LETTERHEAD]

                                 April 7, 1998

The Board of Directors
ATC Communications Group, Inc.
5950 Berkshire Lane
Suite 1650
Dallas, TX 75225
Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share ("ATC Common Stock"), of ATC Communications Group, Inc., a Delaware corporation ("ATC"), of the ratio of the number of shares of newly-issued ATC Common Stock to be exchanged for each share of common stock, par value $0.001 per share ("IQI Common Stock"), of IQI, Inc., a New York corporation ("IQI"), in the proposed merger (the "Merger Transaction") of a wholly-owned subsidiary of ATC ("Newco" or "ATC Merger Sub"), with and into IQI pursuant to the Agreement and Plan of Merger dated as of April 7, 1998 by and among ATC, Newco and IQI (the "Merger Agreement"). It is our understanding that it is the intention of ATC and IQI that the Merger Transaction be treated as a tax-free reorganization pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger Transaction be accounted for under the "reverse purchase" method of accounting whereby IQI will be treated as the acquiring entity for accounting purposes. As provided in the Merger Agreement, at the effective time of the Merger Transaction each outstanding share of IQI Common Stock will be converted into the right to receive 9.7513 shares of ATC Common Stock (the "Exchange Ratio"). It is also our understanding that certain shareholders of IQI have entered into an Irrevocable Proxy Agreement dated April 7, 1998 ("Proxy Agreement") whereby certain principal holders of the shares of common stock of IQI (each, a "Principal Shareholder" and collectively, the "Principal Shareholders") which own approximately 85.0% of such common stock will agree to grant an irrevocable proxy to representatives of ATC to vote such shares of common stock in favor of the Merger Transaction. It is also our understanding that pursuant to a separate agreement, a Principal Shareholder will (i) provide a credit enhancement instrument with respect to certain indebtedness under ATC's Loan and Security Agreement and (ii) purchase warrants to acquire 1,100,000 shares of ATC Common Stock. The terms and conditions of the Merger Transaction and related agreements are more fully set forth in the Merger Agreement and related agreements, respectively.

    In connection with the opinion contained herein we have reviewed, among other things, the Merger Agreement and related agreements; the Annual Reports on Form 10-K for the two fiscal years ended June 30, 1997 of ATC; the Audited Consolidated Financial Statements and Other Financial Information as of and for the fiscal year ended December 31, 1996 of IQI; unaudited Consolidated Financial Statements and Other Financial Information as of and for the fiscal year ended December 31, 1997 of IQI; Quarterly Reports on Form 10-Q of ATC for the fiscal years 1997 and 1998 to date; certain internal financial statements and other financial and operating data concerning IQI prepared by the management of IQI; certain internal financial statements, management reports and other financial and operating data concerning ATC prepared by the management of ATC; certain other communications from ATC to its stockholders; and certain internal financial analyses and forecasts of ATC and IQI prepared by their respective managements. We have held discussions with members of the managements of ATC and IQI regarding the past and current business operations and financial condition and the future prospects of their respective companies as well as the estimates of the operating savings and other benefits and cost reductions expected by the respective managements to be realized from the Merger Transaction. We have also analyzed the

                         [CIBC OPPENHEIMER LETTERHEAD]

The Board of Directors
ATC Communications Group, Inc.
April 7, 1998
Page 2

proforma financial impact of the Merger Transaction. We also considered the strategic rationale for the Merger Transaction as outlined to CIBC Oppenheimer by the managements of ATC and IQI. In addition, we have reviewed the reported price and trading activity for the ATC Common Stock and compared certain financial and stock market information, to the extent applicable, for ATC and IQI with similar information for other companies whose securities are publicly traded. We also have reviewed, to the extent publicly available, the financial terms of certain recent business combinations in the teleservices and call center-based industries. In addition to the foregoing, we have performed such other studies and analyses and considered such other financial, economic and market criteria as we considered necessary to arrive at our opinion.

    At the direction of the Board of Directors of ATC, we have relied upon and assumed the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion, without assuming responsibility for the independent verification of such information. In that regard, we have assumed, at the direction of the Board of Directors of ATC, that the financial forecasts prepared by the respective managements of ATC and IQI have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the prospects of ATC and IQI. We have not made an independent evaluation or appraisal of the assets or liabilities of ATC or IQI or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We express no opinion as to the likely future trading range of shares of ATC Common Stock following consummation of the Merger Transaction nor the likelihood that estimates of the operating savings and other benefits and cost reductions will be achieved as a result of the Merger Transaction. The prices at which such shares will trade in the future will depend on a variety of factors, including the business performance of the combined company following the Merger Transaction, interest rates, dividend rates, economic conditions generally and in particular in the markets in which the combined company will operate, and other market conditions affecting the securities markets generally. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter, and we have not been requested, nor have we undertaken any responsibility, to update our opinion in light of future developments.

    We have further assumed, with your consent, that (i) the representations and warranties contained in the Merger Agreement are true and correct in all material respects and (ii) the Merger Transaction will be consummated in accordance with the terms described in the Merger Agreement and related agreements, without any amendment thereto (including, among other things, that the Merger Transaction will qualify as a tax-free reorganization pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger Transaction will be accounted for under the "reverse purchase" method of accounting whereby IQI will be treated as the acquiring entity for accounting purposes), and without waiver by ATC of any of the conditions to its obligation to close thereunder.

    As an investment banking firm, CIBC Oppenheimer Corp. ("CIBC Oppenheimer") is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting, distributions of securities and similar activities. We are familiar with ATC having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and related agreements. We have received fees for services rendered to ATC in connection with this engagement and will receive from ATC additional fees for our services, a substantial

                         [CIBC OPPENHEIMER LETTERHEAD]

The Board of Directors
ATC Communications Group, Inc.
April 7, 1998
Page 3

portion of which is contingent upon the consummation of the Merger Transaction, including a fee upon delivery of this opinion. In addition, CIBC Oppenheimer's equity research department provides published research coverage of ATC.

    In the ordinary course of our respective securities businesses, CIBC Oppenheimer and its affiliates actively trade the equity and debt securities of various corporate issuers, which may from time to time include securities of ATC. Therefore, we may from time to time hold a long or short position in such securities.

    Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of ATC Common Stock.

    Our advisory services and the opinion expressed herein are for the information of the Board of Directors of ATC only in its evaluation of the proposed Merger Transaction and do not constitute a recommendation to any stockholder of ATC, and our opinion may not be published or otherwise used or referred to, in whole or in part, nor shall any public reference to CIBC Oppenheimer be made without our prior written consent.

                                          Very truly yours,

                                          CIBC OPPENHEIMER CORP.

                                   APPENDIX C
                    NEW YORK APPRAISAL RIGHTS AND PROCEDURES

GENERALLY

    The rights ("DISSENTERS' RIGHTS") of shareholders of IQI ("DISSENTING SHAREHOLDERS") who dissent in connection with the Merger are governed by specific legal provisions contained in Sections 623 and 910 of the New York Business Corporation Law ("NYBCL"). This description of Dissenters' Rights is qualified in its entirety by reference to such sections of the NYBCL.

    If the Merger is approved by the requisite shareholders of IQI, shareholders of IQI who have filed with IQI a written objection to the Merger prior to such approval and who have fully complied with all applicable provisions of the NYBCL ("DISSENTING SHAREHOLDERS"), will have the right to demand payment of the fair value of their shares and the other rights and benefits provided by Section 910 of the NYBCL if the Merger is consummated. Such fair value of the shares will be determined as of the close of business on the day prior to the approval of the Merger by the requisite shareholders. Persons who are beneficial owners of shares of IQI Common Stock but whose shares are held by another person, such as a nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to all of their shares. A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record or held by him beneficially.

    It is a condition to the obligations of each party to the Merger to consummate the Merger that the aggregate amount of Dissenting Shares not exceed 5% of the outstanding shares of Common Stock at the Effective Time. Thus, it is currently estimated that if IQI shareholders holding an aggregate of at least approximately 154,451 shares of Common Stock perfect Dissenters' Rights, the Merger will not be consummated unless each of the parties to the Merger waives this condition.

    For a Dissenting Shareholder to exercise the right to demand payment of the fair value of his shares, the procedure to be followed under Section 623 of the NYBCL includes the following requirements:

        (i) Any IQI shareholder electing to demand payment of the fair value of all of his shares must deliver to IQI a written objection to the Merger, containing his demand for such payment prior to the approval of the Merger by the requisite shareholders of IQI.

        (ii) Any IQI shareholder making such notice of election to dissent must deliver to IQI all certificates representing all of his shares within one month of the filing of such notice of election. For information on how to make the requisite demand for payment for fair value of shares, see "Demand for Fair Value Payment" below.

DEMAND FOR FAIR VALUE PAYMENT

    A notice of election may be withdrawn by the Dissenting Shareholder at any time prior to his acceptance in writing of an offer made by IQI, but in no event later than 60 days from the consummation of the Merger (the "Withdrawal Deadline"). Within the later of (i) 15 days after the expiration of the Withdrawal Deadline or (ii) within 15 days after the consummation of the Merger (but in no event later than 90 days after the date of approval of the Merger by the requisite shareholders), IQI shall make a written offer by registered mail to each Dissenting Shareholder.

    If IQI fails to make such offer within the applicable 15 day period or if IQI makes such offer and any Dissenting Shareholder fails to agree with IQI within 30 days thereafter upon the price to be paid for his shares:

        (i) IQI shall, within 20 days after the expiration of the applicable 15 day period discussed above, institute a special proceeding in the supreme court in the judicial district in which the office of the company is located to determine the rights of Dissenting Shareholders and to fix the fair value of their shares.

        (ii) If IQI fails to institute such proceeding within such 20 day period, any Dissenting Shareholder may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If such proceeding is not instituted within such 30 day period, all Dissenters' Rights shall be lost.

       (iii) All Dissenting Shareholders, except those who have agreed with IQI upon the price to be paid for their shares, shall be made parties to such proceeding.

        (iv) The court shall determine whether each such Dissenting Shareholder made party to such proceeding is entitled to receive payment for his shares.

        (v) The court shall proceed to fix the value of the shares, which shall be the fair value as of the close of business on the day prior to the date of approval of the Merger. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholders' right to receive payment for shares and its effects on IQI and its shareholders, the concepts and methods customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors.

        (vi) The final order of the court containing the fair value of the shares shall include an allowance for interest at such rate as the court finds to be equitable, from the date of consummation of the Merger to the date of payment. Such final order shall be entered against IQI in favor of each Dissenting Shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined, and IQI shall make all payments pursuant to such final order within 60 days thereof.

       (vii) Each party to such proceeding shall bear its own costs and expenses. Notwithstanding, the court may, in its discretion, allocate such costs among the parties as the court deems equitable in the circumstances.

    ANY DEMANDS, NOTICES, CERTIFICATES, OR OTHER DOCUMENTS REQUIRED TO BE DELIVERED TO IQI MAY BE SENT TO IQI, INC., 1645 NORTH VINE STREET, 7TH FLOOR, LOS ANGELES, CALIFORNIA 90028, ATTN: ERIC A. CROSON, SECRETARY.

                                   APPENDIX D
                           ATC 1998 STOCK OPTION PLAN

                         ATC COMMUNICATIONS GROUP, INC.
                             1998 STOCK OPTION PLAN

    1. PURPOSE OF THE PLAN. This Plan shall be known as the ATC Communications Group, Inc. 1998 Stock Option Plan. The purposes of the Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to attract and retain directors and advisory directors with a high degree of training, experience and ability and (iii) to provide incentives to such personnel, directors and advisory directors to promote the success of the business of ATC Communications Group, Inc. and its subsidiaries.

    Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

    (a) "Board" means the Board of Directors of the Corporation.

    (b) "Common Stock" means the Common Stock, $.01 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

    (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (d) "Committee" means the committee described in Section 18(a) that administers the Plan.

    (e) "Corporation" means ATC Communications Group, Inc., a Delaware corporation.

    (f) "Date of Grant" means the date on which an Option is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective.

    (g) "Director" means any director, advisory director or consultant of the Corporation or one of its Subsidiaries, but excluding any director, advisory director or consultant who is also an officer or employee of the Corporation or one of its Subsidiaries.

    (h) "Employee" means any officer or other key employee of the Corporation or one of its Subsidiaries, including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries.

    (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (j) "Executive" means an Employee who is, or in the judgment of the Committee may become, the Chief Executive Officer of the Corporation or one of the other four most highly compensated executive officers of the Corporation.

    (k) "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the trading day immediately prior to the date specified as reported by The Nasdaq Stock Market or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

    (l) "Non-Employee Director" means an individual who is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and also an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3).

   (m) "Nonqualified Option" means any Option that is not a Qualified Option.

    (n) "Option" means a stock option granted pursuant to Section 6 of this Plan.

    (o) "Optionee" means any Employee or Director who receives an Option.

    (p) "Participant" means any Employee or Director who receives an Option pursuant to this Plan.

    (q) "Plan" means the ATC Communications Group, Inc. 1998 Stock Option Plan, as amended from time to time.

    (r) "Qualified Option" means any Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

    (s) "Rule 16b-3" means Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

    (t) "Subsidiary" means any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

    3. TERM OF PLAN. The Plan has been adopted by the Board effective as of April 7, 1998. To permit the granting of Qualified Options under the Code, and to qualify awards of Options hereunder as "performance based" under Section 162(m) of the Code, the Plan will be submitted for approval by the shareholders of the Corporation by the affirmative votes of the holders of a majority of the shares of Common Stock then issued and outstanding, for approval no later than the next annual meeting of shareholders. If the Plan is not so approved by the shareholders of the Corporation, then any Options previously granted under the Plan will be Nonqualified Options, regardless of whether the option agreements relating thereto purport to grant Qualified Options, and any options granted to Executives will be void. The Plan shall continue in effect until terminated pursuant to Section 18(a).

    4. SHARES SUBJECT TO THE PLAN. Except as otherwise provided in Section 17 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options pursuant to this Plan shall be 7,500,000 shares; provided, however, that on January 1 of each year (commencing on January 1, 1999), the aggregate number of shares of Common Stock then issuable upon the exercise of Options shall be increased by the same percentage that the total number of issued and outstanding shares of Common Stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). For example, if the total number of issued and outstanding shares of Common Stock on January 1, 1999 were 50,000,000, the total number of issued and outstanding shares of the Corporation on December 31, 1999 were 55,000,000, and the aggregate number of shares of Common Stock then issuable upon the exercise of Options pursuant to this Plan were 2,500,000, the aggregate number of shares of Common Stock issuable under the Plan effective January 1, 2000 would be 2,750,000 (a 10% increase). Notwithstanding the above, the aggregate number of shares of Common Stock issuable upon the exercise of Qualified Options pursuant to this plan shall not exceed 7,500,000 shares. Shares issuable upon the exercise of Options may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, then the shares that were subject thereto shall, unless the Plan shall have terminated, become immediately available for the grant of additional Options under this Plan, subject to the limitations and adjustments set forth above. In addition, for purposes of calculating the aggregate number of shares that may be issued under this Plan, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of a Qualified Option or a Nonqualified

Stock Option. Shares tendered by a Participant as payment for shares issued upon such exercise shall be available for reissuance under the Plan.

    5. ELIGIBILITY. Qualified Options may be granted under Section 6 of the Plan to such Employees of the Corporation or its Subsidiaries as may be determined by the Committee. Nonqualified Options may be granted under Section 6 of the Plan to such Employees or Directors of the Corporation or its Subsidiaries as may be determined by the Committee. Subject to the limitations and qualifications set forth in this Plan, the Committee shall also determine the number of Options to be granted, the number of shares subject to each Option grant, the exercise price or prices of each Option, the vesting and exercise period of each Option, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Corporations")) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision. In the event that the Participant's total Qualified Options exceed the $100,000 limit in any calendar year (whether due to acceleration of exercisability, miscalculation, error or otherwise) the amount of Qualified Options that exceed such limit shall be treated as Nonqualified Options. The Qualified Options granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit. In the event that only a portion of the Qualified Options granted at the same time can be applied to the $100,000 limit, the Corporation shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as Qualified Option stock in its share transfer records.

    6. GRANT OF OPTIONS. Except as provided in Section 18(c), the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. Notwithstanding the foregoing, each member of the Committee shall be eligible to receive Options only if the Board unanimously (except for such Committee member) grants such Option to such member. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer. In connection with the granting of any Options under the Plan, the aggregate number of shares of Common Stock with respect to which Options may be granted to any single Executive in any one calendar year shall not exceed 1,500,000. Solely for this purpose, Options that lapse or are canceled continue to count against such limit.

    7. TIME OF GRANT OF OPTIONS. The date of grant of an Option under the Plan shall be the date on which the Committee awards the Option or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option is granted promptly after the date of such grant.

    8. PRICE. The exercise price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such shareholder is referred to herein as a "10-Percent Shareholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

    9. VESTING. Subject to Section 11 of this Plan, each Option award under the Plan shall vest or be subject to forfeiture in accordance with the provisions set forth in the applicable Option agreement. The Committee may, but shall not be required to, permit acceleration of vesting or termination of forfeiture provisions upon any sale of the Corporation or similar transaction. Notwithstanding the foregoing, in no event shall the acceleration of any Option hereunder upon a change of control of the Corporation occur to the extent an "excess parachute payment" (as defined in Section 280G of the Code) would result. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which excercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the Optionee's "base amount," as defined in Section 280G(b)(3) of the Code. A Participant's Option agreement may contain such additional provisions with respect to vesting as the Committee may specify.

    10. EXERCISE. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of (a) cash, (b) check, (c) at the Corporation's option, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price and have been held by the Optionee at least six (6) months prior to the date of exercise, or (d) at the Corporation's option, any other consideration that the Corporation determines is consistent with the Plan's purpose and applicable law. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (i) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

    11. WHEN QUALIFIED OPTIONS MAY BE EXERCISED. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Shareholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five
(5) years from its Date of Grant. In addition, if an Optionee of a Qualified Option ceases to be an employee of the Corporation or any Related Corporation for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) three (3) months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or (b) twelve (12) months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve (12) months after the date of the Optionee's death. This Section 11 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

    12. OPTION FINANCING. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the purchase of shares of Common Stock pursuant to such Option on such terms as the Board or the Committee may specify.

    13. WITHHOLDING OF TAXES. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, (a) withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, (b) withholding any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount of taxes it is required to withhold,
(c) allowing the Participant to deliver Common Stock as payment for the amount the Corporation is required to withhold for taxes or (d) taking any other action reasonably required to satisfy the Corporation's withholding obligation.

    14.  CONDITIONS UPON ISSUANCE OF SHARES.

    (a) The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan unless the issuance and delivery of shares comply with all provisions of applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed.

    (b) As a condition to the exercise of an Option, the Corporation may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

    (c) The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option.

    (d) No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock.

    15.  RESTRICTIONS ON TRANSFER.

    (a) Options issued pursuant to the Plan shall be nontransferable except by will or the laws of descent and distribution, and may only be exercisable during the Participant's lifetime only by the Participant.

    (b) Shares of Common Stock issued pursuant to the Plan may be subject to restrictions on transfer under applicable federal and state securities laws. The Committee may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

    16.  MODIFICATION OF PLAN AND OPTIONS.

    (a) The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action of the Committee may, without the approval of the shareholders of the Corporation, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to Qualified Options under this Plan (except as provided in Section 17 of this Plan), (ii) change the class of employees eligible to receive Qualified Options pursuant to this Plan, or
(iii) change the annual limit on the number of Options granted to an Executive in Section 6 above.

    (b) At any time and from time to time, the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option. Notwithstanding the foregoing, (i) in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option, and (ii) the Committee may, in its discretion and without the holder's consent, convert, any Qualified Option into a Nonqualified Option.

    17. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting shareholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs, then the Corporation may either (a) substitute for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting shareholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price, or (b) cancel all such Options as of the effective date of any merger, consolidation, recapitalization, reclassification, split-up or combination of shares by giving written notice to each holder thereof or his personal representatives of its intention to do so and by permitting the exercise of all such Options, without regard to determinations of periods or installments of exercisability during the thirty (30) day period immediately preceding such effective date. The Committee may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant's Option agreement.

    18.  ADMINISTRATION.

    (a) Notwithstanding anything to the contrary herein, to the extent necessary to comply with the requirements of Rule 16b-3, the Plan shall be administered by the Board, if each member is a Non-Employee Director, or by a committee comprised solely of two or more Non-Employee Directors appointed by the Board (the group responsible for administering the Plan is referred to as the "Committee"). Options may be granted under Section 6 only by majority agreement of the members of the Committee. Option agreements, in the form as approved by the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. The Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend, discontinue or terminate this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

    (b) Members of the Committee shall be specified by the Board, and shall consist solely of Non-Employee Directors. Non-Employee Directors may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as 'outside directors' as defined in Section 162(m) of the Code and regulations thereunder.

    (c) Although the Committee may suspend, discontinue or terminate the Plan at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

    19. CONTINUED EMPLOYMENT NOT PRESUMED. Nothing in this Plan or any document describing it nor the grant of any Option shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

    20. LIABILITY OF THE CORPORATION. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

    21. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

    22. SEVERABILITY OF PROVISIONS. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

                         ATC COMMUNICATIONS GROUP, INC.
                        QUALIFIED STOCK OPTION AGREEMENT

    THIS AGREEMENT (the "Agreement"), effective as of                 , is made
and entered into by and between ATC Communications Group, Inc., a Delaware
corporation (the "Corporation"), and           (the "Participant").

                                  WITNESSETH:

    WHEREAS, the Corporation has implemented the ATC Communications Group, Inc. 1998 Stock Option Plan (the "Plan"), which was adopted by the Corporation's Board of Directors (the "Board") and approved by the Corporation's shareholders, and which provides for the grant of qualified stock options to selected officers and key employees of the Corporation or its Subsidiaries to purchase shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock");

    WHEREAS, the committee that administers the Plan (the "Committee") has selected the Participant to participate in the Plan and has awarded the qualified stock option herein described (the "Option") to the Participant; and

    WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an employee of the Corporation or its Subsidiary and to promote the success of the business of the Corporation and its Subsidiaries, the parties hereby agree as follows:

    1. GRANT OF OPTION. The Corporation hereby grants to the Participant, upon the terms and subject to the conditions, limitations and restrictions set forth
in the Plan and in this Agreement, the Option to acquire       shares of Common
Stock, at an exercise price per share of $      , effective as of the date of
this Agreement (the "Award Date"). The Participant hereby accepts the Option from the Corporation.

    2. VESTING. The shares of Common Stock subject to the Option shall vest as follows [describe the vesting schedule]; provided, however, the Option shall immediately vest in full as to all shares of Common Stock subject hereto upon any "Sale of the Corporation." A "Sale of the Corporation" shall occur if the Corporation engages in a merger, consolidation, recapitalization, reorganization or sale, lease or transfer of all or substantially all of the Corporation's assets and the Corporation or its shareholders or affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation's parent corporation possessing less than fifty-one percent (51%) of the voting power of the surviving or acquiring corporation or such corporation's parent corporation, provided that a Sale of the Corporation shall not be deemed to occur upon any public offering or series of such offerings of securities of the Corporation or its affiliates that results in any such change in beneficial ownership. Notwithstanding the foregoing, in no event shall the acceleration of any Option hereunder upon a Sale of the Corporation occur to the extent an "excess parachute payment" (as defined in Section 280G of the Code) would result. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which excercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the Optionee's "base amount," as defined in Section 280G(b)(3) of the Code.

    3. EXERCISE. In order to exercise the Option with respect to any vested shares of Common Stock hereunder, the Participant shall provide written notice to the Corporation at its principal executive office. At the time of exercise, the Participant shall pay to the Corporation the Option price per share set forth in Section 1 times the number of vested shares as to which the Option is being exercised. The Participant shall make such payment by delivering (a) cash,
(b) a check, (c) at the Committee's option, shares of Common

Stock that the Participant has owned for at least six months, having a Fair Market Value on the date immediately preceding the exercise date equal to the aggregate exercise price or (d) at the Committee's option, any other consideration that the Committee determines is consistent with the Plan and applicable law. If the Option is exercised in full, the Participant shall surrender this Agreement to the Corporation for cancellation. If the Option is exercised in part, the Participant shall surrender this Agreement to the Corporation so that the Corporation may make appropriate notation hereon or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option.

    If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, the Option may be exercised by a broker-dealer acting on behalf of the Participant if (i) the broker-dealer has received from the Participant or the Corporation a fully- and duly-endorsed agreement evidencing such option, together with instructions signed by the Participant requesting the Corporation to deliver the shares of Common Stock subject to such option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

    4. WHO MAY EXERCISE. The Option shall be exercisable during the lifetime of the Participant only by the Participant. To the extent exercisable after the Participant's death, the Option shall be exercised only by the Participant's representatives, executors, successors or beneficiaries.

    5. EXPIRATION OF OPTION. The Option shall expire, and shall not be exercisable with respect to any vested shares of Common Stock hereunder as to which the Option has not been exercised, on the first to occur of: (a) the tenth anniversary of the Award Date; provided however, that if the Participant is a 10-Percent Shareholder on the Award Date, then such Option shall not be exercisable after the fifth anniversary of the Award Date; or (b) 90 days after the Participant ceases to be an Employee of the Corporation for any reason other than death or permanent and total disability; provided, however, that (i) if the Participant is terminated for dishonesty or other acts detrimental to the interests of the Corporation or its Subsidiaries, or (ii) if Participant competes with the Corporation or its Subsidiaries or solicits the Corporation's or the Subsidiaries' employees to leave the employ of the Corporation or the Subsidiaries, the Committee may, by written notice to the Participant, immediately terminate the Option. If a Participant ceases to be an Employee due to death or permanent and total disability, the Participant's vested qualified stock option shall not be exercisable after twelve months following the Participant's cessation of service due to death or disability. The Option shall expire, and shall not be exercisable, with respect to any unvested shares of Common Stock hereunder, immediately upon the cessation of the Participant being an Employee of the Corporation for any reason, including death.

    6. TAX WITHHOLDING. Any provision of this Agreement to the contrary notwithstanding, the Corporation may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto.

    7. DILUTION. The number of shares of Common Stock subject to the Option and the Option price therefor set forth in Section 1 shall be subject to adjustment for any Dilutive Event. A "Dilutive Event" shall include any of the following events that results in dilution to the shares of Common Stock acquired or acquirable upon exercise of the Option: any increase or decrease in the shares of Common Stock or any other capital stock of the Corporation or any change or exchange of any such securities for a different number or kind of securities, any of which results from one or more stock splits, reverse stock splits, stock dividends, recapitalizations, reorganizations or other corporate actions with a similar effect. A "Dilutive Event" shall not include, however, among other things: (a) the issuance or exercise of options granted pursuant to the Plan; or (b) any issuance of capital stock by the Corporation for fair market value or any issuance or grant to any person or entity of any right to subscribe for or to purchase any capital stock or securities convertible into any capital stock of the Corporation for fair market value.

    8. TRANSFER OF OPTION. The Participant shall not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate ("Transfer") the Option or the rights and privileges pertaining thereto other than by will or the laws of descent and distribution. Any permitted transferee to whom the Participant shall Transfer the Option pursuant to this Section 8 shall agree to be bound by this Agreement. The Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Participant, nor shall it be subject to garnishment, attachment, execution, levy or other legal or equitable process.

    9. CERTAIN LEGAL RESTRICTIONS. The Corporation shall not be obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Corporation of any additional shares of Common Stock to the Participant, the Corporation may require the Participant to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Corporation shall not be liable for refusing to sell or issue any shares if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation shall have no obligation to the Participant, express or implied, to list, register or otherwise qualify any of the Participant's shares of Common Stock. The shares of Common Stock issued upon the exercise of the Option may not be transferred except in accordance with applicable federal or state securities laws. At the Corporation's option, the certificate evidencing shares of Common Stock issued to the Participant may be legended as follows:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

    10. PLAN INCORPORATED. The Participant accepts the Option herein subject to all the provisions of the Plan, which are incorporated herein, including the provisions that authorize the Committee to administer and interpret the Plan and that provide that the Committee's decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.

    11. MISCELLANEOUS.

        (a) The Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code. In order to receive the favorable tax treatment afforded incentive stock options, the Participant must meet certain holding period requirements with respect to the shares of Common Stock issued upon exercise of the Option. Neither the Corporation nor any member of the Board or member of the Committee shall be liable to the Participant or any other person if the Internal Revenue Service or any court having jurisdiction determines for any reason that the Option does not qualify as an incentive stock option.

        (b) The granting of the Option herein shall impose no obligation upon the Participant to exercise the Option or any part thereof. Nothing herein contained shall affect the right of the Corporation to terminate the Participant at any time, with or without cause, or shall be deemed to create any rights to employment on the part of the Participant.

        (c) The rights and obligations arising under this Agreement are not intended to and do not affect the relationship that otherwise exists between the Corporation and the Participant as an Employee. Moreover, this Agreement is not intended to and does not amend any existing contract between the Corporation and the Participant relating to the Participant's position as an Employee; to the extent there is a conflict between this Agreement and such a contract, such contract shall govern and take priority.

        (d) Neither the Participant nor any person claiming under or through the Participant shall be or shall have any of the rights or privileges of a shareholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates representing such shares shall have been issued and delivered to the Participant or such Participant's agent.

        (e) Any notice to be given to the Corporation under the terms of this Agreement or any delivery of the Option herein to the Corporation shall be addressed to the Corporation at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth beneath his or her signature hereto, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

        (f) Subject to the limitations herein on the transferability by the Participant of the Option and any shares of Common Stock, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

        (g) THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

        (h) If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

        (i) All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

        (j) The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

        (k) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        (l) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

       (m) This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

        (n) At any time and from time to time the Committee may execute an instrument providing for modification, extension, or renewal of any outstanding option, provided that no such modification, extension or renewal shall (i) impair the option in any respect without the consent of the holder of the option or (ii) conflict with the provisions of Rule 16b-3. Any such changes may result in loss of "incentive stock option" status. Except as provided in the preceding sentence, no supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        (o) In addition to all other rights or remedies available at law or in equity, the Corporation shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

        (p) The Participant's spouse joins this Agreement for the purpose of agreeing to and accepting the terms of this Agreement and to bind any community property interest he or she has or may have in the Option, any vested portion or any unvested portion of the Option, any shares of Common Stock acquired upon exercise of the Option and any other shares of Common Stock held by the Participant.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          CORPORATION:
                                          ATC Communications Group, Inc.

                                          By:
                                          --------------------------------------

                                          Name:
 -------------------------------------------------------------------------------

                                          Title:
--------------------------------------------------------------------------------

                                          PARTICIPANT:

                                          --------------------------------------

                                          Name:
 -------------------------------------------------------------------------------

                                          Address:
   -----------------------------------------------------------------------------

                                          PARTICIPANT'S SPOUSE:

                                          --------------------------------------

                                          Name:
 -------------------------------------------------------------------------------

                         ATC COMMUNICATIONS GROUP, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT

    THIS AGREEMENT (the "Agreement"), effective as of                 , is made
and entered into by and between ATC Communications Group, Inc., a Delaware
corporation (the "Corporation"), and           (the "Participant").

                                  WITNESSETH:

    WHEREAS, the Corporation has implemented the ATC Communications Group, Inc. 1998 Stock Option Plan (the "Plan"), which was adopted by the Corporation's Board of Directors (the "Board") and approved by the Corporation's shareholders, and which provides for the grant of stock options to selected officers, key employees, directors, advisory directors and consultants of the Corporation or its Subsidiaries to purchase shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock");

    WHEREAS, the committee that administers the Plan (the "Committee") has selected the Participant to participate in the Plan and has awarded the non-qualified stock option herein described (the "Option") to the Participant; and

    WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an employee of the Corporation or its Subsidiary and/or to promote the success of the business of the Corporation and its Subsidiaries, the parties hereby agree as follows:

    1. GRANT OF OPTION. The Corporation hereby grants to the Participant, upon the terms and subject to the conditions, limitations and restrictions set forth
in the Plan and in this Agreement, the Option to acquire       shares of Common
Stock, at an exercise price per share of $      , effective as of the date of
this Agreement (the "Award Date"). The Participant hereby accepts the Option from the Corporation.

    2. VESTING. The shares of Common Stock subject to the Option shall vest as follows [describe the vesting schedule]; provided, however, the Option shall immediately vest in full as to all shares of Common Stock subject hereto upon any "Sale of the Corporation." A "Sale of the Corporation" shall occur if the Corporation engages in a merger, consolidation, recapitalization, reorganization or sale, lease or transfer of all or substantially all of the Corporation's assets and the Corporation or its shareholders or affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation's parent corporation possessing less than fifty-one percent (51%) of the voting power of the surviving or acquiring corporation or such corporation's parent corporation, provided that a Sale of the Corporation shall not be deemed to occur upon any public offering or series of such offerings of securities of the Corporation or its affiliates that results in any such change in beneficial ownership. Notwithstanding the foregoing, in no event shall the acceleration of any Option hereunder upon a Sale of the Corporation occur to the extent an "excess parachute payment" (as defined in Section 280G of the Code) would result. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which excercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the Optionee's "base amount," as defined in Section 280G(b)(3) of the Code.

    3. EXERCISE. In order to exercise the Option with respect to any vested shares of Common Stock hereunder, the Participant shall provide written notice to the Corporation at its principal executive office. At the time of exercise, the Participant shall pay to the Corporation the Option price per share set forth in Section 1 times the number of vested shares as to which the Option is being exercised. The Participant shall make such payment by delivering (a) cash,
(b) a check, (c) at the Committee's option, shares of Common

Stock that the Participant has owned for at least six months having a Fair Market Value on the date immediately preceding the exercise date equal to the aggregate exercise price or (d) at the Committee's option, any other consideration that the Committee determines is consistent with the Plan and applicable law. If the Option is exercised in full, the Participant shall surrender this Agreement to the Corporation for cancellation. If the Option is exercised in part, the Participant shall surrender this Agreement to the Corporation so that the Corporation may make appropriate notation hereon or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option.

    If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, the Option may be exercised by a broker-dealer acting on behalf of the Participant if (i) the broker-dealer has received from the Participant or the Corporation a fully- and duly-endorsed agreement evidencing such option, together with instructions signed by the Participant requesting the Corporation to deliver the shares of Common Stock subject to such option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

    4. WHO MAY EXERCISE. The Option shall be exercisable during the lifetime of the Participant only by the Participant. To the extent exercisable after the Participant's death, the Option shall be exercised only by the Participant's representatives, executors, successors or beneficiaries.

    5. EXPIRATION OF OPTION. The Option shall expire, and shall not be exercisable with respect to any vested shares of Common Stock hereunder as to which the Option has not been exercised, on the first to occur of: (a) the
anniversary of the Award Date; or (b)   days after the Participant ceases to be
an Employee or Director of the Corporation for any reason other than death (or within twelve months after any such death); provided, however, that (i) if the Participant is terminated for dishonesty or other acts detrimental to the interests of the Corporation or its Subsidiaries, or (ii) if Participant competes with the Corporation or its Subsidiaries or solicits the Corporation's or the Subsidiaries' employees to leave the employ of the Corporation or the Subsidiaries, the Committee may, by written notice to the Participant, immediately terminate the Option. The Option shall expire, and shall not be exercisable, with respect to any unvested shares of Common Stock hereunder, immediately upon the termination of the Participant's employment with the Corporation for any reason or when the Participant ceases to be a Director of the Corporation for any reason, including death.

    6. TAX WITHHOLDING. Any provision of this Agreement to the contrary notwithstanding, the Corporation may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto.

    7. DILUTION. The number of shares of Common Stock subject to the Option and the Option price therefor set forth in Section 1 shall be subject to adjustment for any Dilutive Event. A "Dilutive Event" shall include any of the following events that results in dilution to the shares of Common Stock acquired or acquirable upon exercise of the Option: any increase or decrease in the shares of Common Stock or any other capital stock of the Corporation or any change or exchange of any such securities for a different number or kind of securities, any of which results from one or more stock splits, reverse stock splits, stock dividends, recapitalizations, reorganizations or other corporate actions with a similar effect. A "Dilutive Event" shall not include, however, among other things: (a) the issuance or exercise of options granted pursuant to the Plan; or (b) any issuance of capital stock by the Corporation for fair market value or any issuance or grant to any person or entity of any right to subscribe for or to purchase any capital stock or securities convertible into any capital stock of the Corporation for fair market value.

    8. TRANSFER OF OPTION. The Participant shall not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate ("Transfer") the Option or the rights and privileges pertaining thereto other than by will or the laws of descent and distribution. Any permitted transferee to whom the Participant shall Transfer the Option pursuant to this Section 8 shall agree to be bound by this Agreement. The Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Participant, nor shall it be subject to garnishment, attachment, execution, levy or other legal or equitable process.

    9. CERTAIN LEGAL RESTRICTIONS. The Corporation shall not be obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Corporation of any additional shares of Common Stock to the Participant, the Corporation may require the Participant to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Corporation shall not be liable for refusing to sell or issue any shares if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation shall have no obligation to the Participant, express or implied, to list, register or otherwise qualify any of the Participant's shares of Common Stock. The shares of Common Stock issued upon the exercise of the Option may not be transferred except in accordance with applicable federal or state securities laws. At the Corporation's option, the certificate evidencing shares of Common Stock issued to the Participant may be legended as follows:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

    10. PLAN INCORPORATED. The Participant accepts the Option herein subject to all the provisions of the Plan, which are incorporated herein, including the provisions that authorize the Committee to administer and interpret the Plan and that provide that the Committee's decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.

    11.  MISCELLANEOUS.

        (a) The Option herein is intended to be a non-qualified stock option under applicable tax laws, and it is not to be characterized or treated as an incentive stock option under such laws.

        (b) The granting of the Option herein shall impose no obligation upon the Participant to exercise the Option or any part thereof. Nothing herein contained shall affect the right of the Corporation to terminate the Participant at any time, with or without cause, or shall be deemed to create any rights to employment or continuance as a Director on the part of the Participant.

        (c) The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship or other relationship that otherwise exists between the Corporation and the Participant, whether such employment relationship is at will or defined by an employment contract, or otherwise. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Corporation and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

        (d) Neither the Participant nor any person claiming under or through the Participant shall be or shall have any of the rights or privileges of a shareholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates representing such shares shall have been issued and delivered to the Participant or such Participant's agent.

        (e) Any notice to be given to the Corporation under the terms of this Agreement or any delivery of the Option herein to the Corporation shall be addressed to the Corporation at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth beneath his or her signature hereto, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

        (f) Subject to the limitations herein on the transferability by the Participant of the Option and any shares of Common Stock, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

        (g) THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

        (h) If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

        (i) All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

        (j) The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

        (k) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        (l) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

       (m) This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

        (n) At any time and from time to time the Committee may execute an instrument providing for modification, extension, or renewal of any outstanding option, provided that no such modification, extension or renewal shall (i) impair the option in any respect without the consent of the holder of the option or (ii) conflict with the provisions of Rule 16b-3. Except as provided in the preceding sentence, no supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        (o) In addition to all other rights or remedies available at law or in equity, the Corporation shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

        (p) The Participant's spouse joins this Agreement for the purpose of agreeing to and accepting the terms of this Agreement and to bind any community property interest he or she has or may have in the Option, any vested portion or any unvested portion of the Option, any shares of Common Stock acquired upon exercise of the Option and any other shares of Common Stock held by the Participant.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          CORPORATION:

                                          ATC Communications Group, Inc.
                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          PARTICIPANT:
                                          ______________________________________
                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          PARTICIPANT'S SPOUSE:
                                          ______________________________________
                                          Name: ________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    ATC's Charter provides that ATC shall indemnify any director, officer or employee, or former director, officer or employee, of ATC, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by DGCL Section 145. DGCL Section 145 provides, among other things, that ATC may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of ATC) by reason of the fact that he is or was a director, officer, agent or employee of ATC or who serves or served at ATC's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of ATC, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of ATC as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to ATC, unless the court believes that in light of all the circumstances indemnification should apply.

    ATC's Bylaws further provide that a determination of the minimum standard required for indemnification may be made by either (a) a majority of the directors of ATC (whether or not a quorum) who were not parties to the action,
(b) independent legal counsel in a written opinion, or (c) ATC's stockholders. ATC may advance expenses to the potential indemnitee only if the ATC Board so authorizes and if the potential indemnitee undertakes in writing to repay the expenses if it is subsequently determined that he is not entitled to indemnification. The indemnification provisions contained in the ATC Charter and the ATC Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

    Insofar as indemnification by ATC for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling ATC pursuant to the foregoing provisions, ATC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND SCHEDULES

    (a) Exhibits:

        See the Exhibit Index, beginning on page II-5.

    (b) Financial Statement Schedules:

       Schedule II--Valuation and Qualifying Accounts of ATC Communications Group, Inc. for the years ended June 30, 1997, 1996 and 1995

       Schedule II--Valuation and Qualifying Accounts of IQI, Inc. for the five months ended December 31, 1996 and for the year ended December 31, 1997

       Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) To respond to any request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (8) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 28, 1998.

                                ATC COMMUNICATIONS GROUP, INC.

                                By:            /s/ MICHAEL G. SANTRY
                                     -----------------------------------------
                                                 Michael G. Santry
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      CHAIRMAN

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of ATC Communications Group, Inc., hereby severally constitute and appoint Michael G. Santry and Jerry L. Sims, Jr., and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign ATC Communication Group, Inc.'s Registration Statement on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL G. SANTRY       Chairman of the Board,
------------------------------    President and Chief          May 28, 1998
      Michael G. Santry           Executive Officer

    /s/ MATTHEW S. WALLER
------------------------------  Chief Financial Officer        May 28, 1998
      Matthew S. Waller           and Director

     /s/ PATRICK V. STARK
------------------------------  Director                       May 28, 1998
       Patrick V. Stark

    /s/ JERRY L. SIMS, JR.
------------------------------  Controller, Secretary and      May 28, 1998
      Jerry L. Sims, Jr.          Director

     /s/ DARRYL D. POUNDS
------------------------------  Director                       May 28, 1998
       Darryl D. Pounds

    /s/ J. MICHAEL ALLRED
------------------------------  Director                       May 28, 1998
      J. Michael Allred

     /s/ J. FRANK MERMOUD
------------------------------  Director                       May 28, 1998
       J. Frank Mermoud

                         ATC COMMUNICATIONS GROUP, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                                             CHARGED TO
                                                                             EARNINGS--
                                                               BALANCE AT    GENERAL AND               BALANCE AT
                                                              BEGINNING OF  ADMINISTRATIVE    NET        END OF
DESCRIPTION                                                       YEAR        EXPENSES     WRITE-OFF      YEAR
------------------------------------------------------------  ------------  -------------  ----------  ----------
YEAR ENDED JUNE 30, 1995:
Allowance for doubtful accounts.............................   $  118,317    $   (15,000)  $  (12,471) $   90,846
                                                              ------------  -------------  ----------  ----------
                                                              ------------  -------------  ----------  ----------
YEAR ENDED JUNE 30, 1996:
Allowance for doubtful accounts.............................   $   90,846    $   125,000   $  (40,830) $  175,016
                                                              ------------  -------------  ----------  ----------
                                                              ------------  -------------  ----------  ----------
YEAR ENDED JUNE 30, 1997:
Allowance for doubtful accounts.............................   $  175,016    $   (75,000)  $  (26,190) $   73,826
                                                              ------------  -------------  ----------  ----------
                                                              ------------  -------------  ----------  ----------

                                   IQI, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                    FIVE MONTHS ENDED DECEMBER 31, 1996 AND
                          YEAR ENDED DECEMBER 31, 1997

                                                                  BALANCE,
                                                                  BEGINNING                                 BALANCE, END
                                                                  OF PERIOD     ADDITIONS     DEDUCTIONS      OF PERIOD
                                                                 -----------  -------------  -------------  -------------
Five months ended December 31, 1996
  Trade receivable allowance...................................      --               102         --                102
  Deferred tax asset valuation allowance.......................      --            --             --             --
Year ended December 31, 1997
  Trade receivable allowance...................................      102              486        (38)               550
  Deferred tax asset valuation allowance.......................      --               103         --                103

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                                                       DESCRIPTION
----------  -----------------------------------------------------------------------------------------------------------------

      2.1          --  Agreement and Plan of Merger dated as of April 7, 1998 by and among ATC Communications Group, Inc.,
                         ATC Merger Sub, Inc. and IQI, Inc. (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998)

      3.1          --  Certificate of Incorporation of Kenneth Resources, Inc. (Incorporated by reference from the Company's
                         Amendment No. 1 to Form S-1 Registration Statement--File No. 33-6268).

      3.2          --  Certificate of Amendment of Kenneth Resources, Inc. to reflect change of name to National Reference
                         Publishing, Inc. (Incorporated by reference from the Company's Amendment No. 1 to Form S-1
                         Registration Statement--File No. 33-6268).

      3.3          --  Certificate of Amendment of National Reference Publishing, Inc. to reflect change of name to ATC
                         Communications Group, Inc. (Incorporated by reference from the Company's Form 10-K Annual Report for the year ended June 30, 1994).

      3.4          --  Certificate of Amendment of NRP Inc. to reflect change of name to ATC Communications Group, Inc.
                         (Incorporated by reference from the Company's Form 10-Q for the period ended March 31, 1996.)

      3.5          --  Bylaws of Kenneth Resources, Inc. (Incorporated by reference from the Company's Amendment No. 1 to
                         Form S-1 Registration Statement--File No. 33-6268).

      3.6          --  Amendment to Bylaws of Kenneth Resources, Inc. (Incorporated by reference from the Company's Amendment
                         No. 1 to Form S-1 Registration Statement--File No. 33-6268).

      3.7          --  Form of Amendment to Amended and Restated Certificate of Incorporation of ATC Communications Group,
                         Inc.

      4.1          --  Specimen of Share Certificate of the Company's Common Stock (Incorporated by reference from the
                         Company's Form 10-K Annual Report for the year ended June 30, 1994).

      4.2          --  Form of Series B Preferred Stock, as amended (Incorporated by reference from Company's Form 10-K
                         Annual Report for the year ended June 30, 1994).

      4.3          --  ATC Communications Group, Inc. Series C Preferred Stock certificate issued to Codinvest Limited with attached designations (Incorporated by reference from Company's Form 8-K Current Report dated June
                         16, 1994).

      4.4          --  1992 NRP Inc. Stock Option Plan as amended (Incorporated by reference from Company's Form S-8
                         Registration Statement--File No. 333-01131)

      4.5          --  1995 NRP Inc. Stock Option Plan as amended (Incorporated by reference from Company's Form S-8
                         Registration Statement--File No. 333-01131)

      5.1          --  Opinion of Hughes & Luce, L.L.P.

      8.1          --  Opinion of Hughes & Luce, L.L.P. re tax matters.

     10.8          --  Lease Agreement dated January 1, 1991 by and between Royal Tech Properties, Ltd. and Advanced
                         Telemarketing Corporation. (Incorporated by reference from ATC's Form 10-K Annual Report for the year ended June 30, 1991).

    10.11          --  Asset Purchase Agreement by and among M/B Ltd. Services, Inc., ATC Communications Group, Inc., and
                         United Communications Group executed July 26, 1993. (Incorporated by reference from ATC's Form 8-K
                         Current Report dated August 13, 1993).

    10.12          --  Non-Competition Agreement by and among M/B Ltd. Services, Inc., ATC Communications Group, Inc., and
                         United Communications Group executed July 26, 1993. (Incorporated by reference from ATC's Form 8-K
                         Current Report dated August 13, 1993).

    10.13          --  Loan and Security Agreement dated May 17, 1994 among Continental Bank N.A., Advanced Telemarketing
                         Corporation and American Telesales Corporation. (Incorporated by reference from ATC's Form 8-K
                         Current Report dated June 16, 1994).

    10.14          --  Guaranty dated May 17, 1994 by ATC Communications Group, Inc. in favor of Continental Bank, N.A.
                         (Incorporated by reference from ATC's Form 8-K Current Report dated June 16, 1994).

    10.15          --  Investment Letter dated June 16, 1994 by Codinvest Limited. (Incorporated by reference from ATC's Form
                         8-K Current Report dated June 16, 1994).

    10.16          --  Asset Purchase Agreement by and among NRL Brokerage, Inc., NRL Management, Inc., S.D. Bogner, Inc.,
                         ATC Communications Group, Inc., and Stephen D. Bogner executed August 30, 1994 (including promissory notes and guaranties). (Incorporated by reference from ATC's Form 8-K Current Report dated August
                         30, 1994).

    10.17          --  Loan and Security Agreement dated February 8, 1996 among Advanced Telemarketing Corporation and Bank
                         One, Texas, N.A. (Incorporated by reference from ATC's Form 10-K Annual Report for the year ended
                         June 30, 1996).

    10.18          --  Unconditional Guaranty Agreement dated February 8, 1996 among NRP Inc. and Bank One, Texas, Leasing
                         Corporation (Incorporated by reference from ATC's Form 10-K Annual Report for the year ended June
                         30, 1996).

    10.19          --  Promissory Note dated September 16, 1997 among Michael G. Santry and ATC Communications Group, Inc.
                         (Incorporated by reference from ATC's Form 10-K Annual Report for the year ended June 30, 1997).

    10.20          --  Stock Pledge Agreement dated September 16, 1997 among Codinvest Limited and ATC Communications Group,
                         Inc. (Incorporated by reference from ATC's Form 10-K Annual Report for the year ended June 30,
                         1997).

    10.21          --  Release and Separation Agreement by and among Advanced Telemarketing Corporation, ATC Communications
                         Group, Inc. and Arthur Chavoya, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended December 31, 1997).

    10.22          --  Subordination and Intercreditor Agreement between Thayer Equity Investors III, L.P. and Bank One,
                         Texas, N.A. dated May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

    10.23          --  Promissory Note between Advanced Telemarketing Corporation and Bank One, Texas, N.A. dated May 4,
                         1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31,
                         1998).

    10.24          --  First Amendment to Pledge Agreement between ATC Communications Group, Inc., Bank One, Texas, N.A., and
                         Bank One Leasing Corp. dated May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

    10.25          --  Reimbursement and Indemnification Agreement by and among Advanced Telemarketing Corporation, ATC
                         Communications Group, Inc., and Thayer Equity Investors III, L.P. dated May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

    10.26          --  Promissory Note by and among Advanced Telemarketing Corporation, ATC Communications Group, Inc., and
                         Thayer Equity Investors III, L.P. dated May 4, 1998 (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

    10.27          --  Security Agreement between Advanced Telemarketing Corporation and Thayer Equity Investors III, L.P.
                         dated May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended
                         March 31, 1998).

    10.28          --  Pledge Agreement between ATC Communications Group, Inc. and Thayer Equity Investors III, L.P. dated
                         May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March
                         31, 1998).

    10.29          --  Second Warrant to Purchase Shares of Common Stock of ATC Communications Group, Inc. dated May 4, 1998,
                         (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

    10.30          --  Registration Rights Agreement between ATC Communications Group, Inc. and Thayer Equity Investors III,
                         L.P. dated May 4, 1998, (Incorporated by reference from ATC's Form 10-Q for the quarterly period ended March 31, 1998).

     21.1          --  Subsidiaries of ATC Communications Group, Inc. (Incorporated by reference from ATC's Form 10-K for the year ended June 30, 1997).

     23.1          --  Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1 and Exhibit 8.1)

     23.2          --  Consent of Price Waterhouse LLP

     23.3          --  Consent of Ernst & Young, LLP

     23.4          --  Consent of Arthur Andersen LLP

     23.5          --  Consent of Arthur Andersen LLP

     23.6          --  Consent of CIBC Oppenheimer Corp.

     24.1          --  Power of Attorney (contained in the signature pages hereto).

     99.1          --  Form of ATC Communications Group, Inc. Proxy Card